As filed with the Securities and Exchange Commission on March 24, 2010
Registration No. 333-163550

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 2 to Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
GRUBB & ELLIS COMPANY
(Exact name of registrant as specified in its charter)

Delaware	6531	94-1424307
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
1551 North Tustin Avenue, Suite 300
Santa Ana, California 92705
(714) 667-8252
(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)
Thomas D’Arcy
Chief Executive Officer and President
Grubb & Ellis Company
1551 North Tustin Avenue, Suite 300
Santa Ana, California 92705
(714) 667-8252
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Clifford A. Brandeis, Esq.
Zukerman Gore Brandeis & Crossman, LLP
875 Third Avenue
New York, New York 10022
(212) 223-6700
     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Aggregate Offering	Aggregate Offering	Amount of
Securities to be Registered	Registered	Price Per Unit	Price(1)	Registration Fee
12% Cumulative Participating Perpetual Convertible Preferred Stock, $0.01 par value per share	125,000	$100	$12,500,000	$697.50(2)
Common Stock, $0.01 par value per share	7,575,750 (3)	—	—	—(4)

(1)	Estimated pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of computing the amount of the registration fee.

(2)	Calculated pursuant to Rule 457(o) promulgated under the Securities Act and based on the filing fee of $55.80 per $1,000,000 of securities registered.

(3)	Estimated based on the total number of shares of common stock currently issuable upon conversion of the preferred stock. Pursuant to Rule 416 under the Securities Act, the common stock offered hereby shall be deemed to cover additional securities to be offered to prevent dilution resulting from stock splits, stock dividends or similar transactions (pursuant to the first conversion formula on page 101 of the Form S-1). Adjustments to the conversion rate resulting in the issuance of additional shares that are not addressed by Rule 416 will be covered by a separate registration statement.

(4)	No separate consideration will be received for the shares of common stock issuable upon conversion of the preferred stock, and, therefore, no registration fee for those shares is required pursuant to Rule 457(i) under the Securities Act.
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
Grubb & Ellis Company
7,575,750 Shares of Common Stock
125,000 Shares of 12% Cumulative Participating Perpetual Convertible Preferred Stock
     This prospectus relates to up to 125,000 shares of our outstanding 12% Cumulative Participating Perpetual Convertible Preferred Stock, which we refer to herein as our “12% Preferred Stock” or “Preferred Stock”, and up to 7,575,750 shares of our common stock issuable upon conversion of our 12% Preferred Stock that may be sold by the selling shareowners identified in this prospectus. The selling shareowners acquired the shares of 12% Preferred Stock offered by this prospectus in a private placement of our securities. We are registering the offer and sale of such shares of 12% Preferred Stock and such shares of common stock to satisfy registration rights we have granted. We will not receive any of the proceeds from the sale of the shares of 12% Preferred Stock or shares of common stock by the selling shareowners. We have agreed to bear all expenses of registration of our common stock offered by this prospectus. The selling shareowners, or their transferees, pledgees, donees or other successors in interest, may sell their 12% Preferred Stock and shares of common stock issuable upon conversion of our 12% Preferred Stock by the methods described under “Plan of Distribution.”
     We will pay cumulative dividends on the 12% Preferred Stock from and including the date of original issuance in the amount of $12.00 per share each year, which is equivalent to 12% of the initial liquidation preference per share. Dividends on the Preferred Stock will be payable when, as and if declared, quarterly in arrears, on March 31, June 30, September 30 and December 31, beginning on December 31, 2009. In addition, in the event of any cash distribution to holders of the common stock, par value $0.01 per share, of our company, referred to as our common stock, holders of our 12% Preferred Stock will be entitled to participate in such distribution as if such holders had converted their shares of Preferred Stock into common stock. Generally, we may not redeem the 12% Preferred Stock before November 15, 2014. On or after November 15, 2014, we may, at our option, redeem the 12% Preferred Stock, in whole or in part, by paying an amount equal to 110% of the sum of the initial liquidation preference per share plus any accrued and unpaid dividends to and including the date of redemption. Holders of our 12% Preferred Stock may require us to repurchase all, or a specified whole number, of their Preferred Stock upon the occurrence of a fundamental change (i) prior to November 15, 2014, at a repurchase price equal to 110% of the sum of the initial liquidation preference plus accumulated but unpaid dividends to but excluding the fundamental change repurchase date and (ii) from November 15, 2014 until prior to November 15, 2019 at a repurchase price equal to 100% of the sum of the initial liquidation preference plus accumulated but unpaid dividends to but excluding the fundamental change repurchase date. In addition, if a holder elects to convert their Preferred Stock in connection with certain change in control events prior to November 15, 2014, we may increase the conversion rate by a number of additional shares of common stock deliverable upon conversion of such Preferred Stock. The 12% Preferred Stock has no stated maturity, and will not be subject to any sinking fund or mandatory redemption.
     The 12% Preferred Stock is convertible, at the holder’s option, into our common stock at a conversion rate of 60.606 shares of our common stock per share of Preferred Stock, which represents a conversion price of approximately $1.65 per share of common stock. Except as required by law, the holders of the Preferred Stock vote together with the holders of the common stock as one class on all matters on which holders of common stock vote. The Preferred Stock votes as a separate class with respect to certain matters. Holders of the Preferred Stock when voting with the common stock are entitled to voting rights equal to the number of shares of common stock into which the Preferred Stock is convertible, on an “as if” converted basis.
     Our common stock is listed on the New York Stock Exchange under the symbol “GBE.” On March 19, 2010, the last reported sales price for our common stock was $2.04.
     There is currently no established market for the 12% Preferred Stock. We do not intend to apply for listing of the 12% Preferred Stock on any securities exchange or for inclusion of the 12% Preferred Stock in any automated quotation system.
     There are significant risks associated with an investment in our securities. See “Risk Factors” beginning on page 5.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is March 24, 2010.

SUMMARY
          This summary highlights selected information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before deciding whether to invest in the preferred stock or the common stock. For a more complete understanding of our company and this offering, we encourage you to read this entire document, including the “Risk Factors” section, the financial information included in this prospectus, and the other documents incorporated by reference herein before deciding to invest in the preferred stock or the common stock. In this prospectus, references to “Grubb & Ellis,” “we,” “us” and “our” refer to Grubb & Ellis Company, a Delaware corporation, and its subsidiaries unless otherwise stated or the context indicates otherwise.
Company Overview
          Grubb & Ellis Company (“the Company” or “Grubb & Ellis”), a Delaware corporation founded over 50 years ago, is one of the country’s largest and most respected commercial real estate services and investment management firms. The Company offers property owners, corporate occupants and program investors comprehensive integrated real estate solutions, including transactions, management, consulting and investment advisory services supported by proprietary market research and extensive local market expertise.
          On December 7, 2007, the Company effected a stock merger (the “Merger”) with NNN Realty Advisors, Inc. (“NNN”), a real estate asset management company and nationally recognized sponsor of public non-traded real estate investment trusts (“REITs”), as well as a sponsor of tenant-in-common (“TIC”) investments and other investment programs. Upon the closing of the Merger, a change of control occurred. The former shareowners of NNN acquired approximately 60% of the Company’s issued and outstanding common stock.
          In certain instances throughout this prospectus phrases such as “legacy Grubb & Ellis” or similar descriptions are used to reference, when appropriate, Grubb & Ellis prior to the Merger. Similarly, in certain instances throughout this prospectus the term NNN, “legacy NNN” or similar phrases are used to reference, when appropriate, NNN Realty Advisors, Inc. prior to the Merger.
          Our principal executive offices are located at 1551 North Tustin Avenue, Suite 300, Santa Ana, California 92705. Our telephone number is (714) 667-8252. Our web address is www.grubb-ellis.com. Information contained in our web site is not incorporated by reference into this prospectus, and you should not consider information in our web site as part of this prospectus.
Management Services
          Grubb & Ellis delivers integrated property, facility, asset, construction, business and engineering management services to a host of corporate and institutional clients. The Company offers customized programs that focus on cost-efficient operations and tenant retention.
          The Company manages a comprehensive range of properties including headquarters, facilities and class A office space for major corporations, including many Fortune 500 companies. Grubb & Ellis’ skills extend to management of industrial, manufacturing and warehousing facilities as well as data centers and retail outlets for real estate users and investors.
          Additionally, Grubb & Ellis provides consulting services, including site selection, feasibility studies, exit strategies, market forecasts, appraisals, strategic planning and research services.
          The Company is committed to expanding the scope of products and services offered, while ensuring that it can support client relationships with best-in-class service. During 2009, the Company continued to expand the number of client service relationship managers, which provide a single point of contact to corporate clients with multi-service needs.

          In 2009 Grubb & Ellis secured significant new management services contracts from Kraft, Wachovia Corporation and Zurich Alternative Asset Management. The Company also secured significant contract renewals with Citigroup, General Motors, Microsoft and Wells Fargo. As of December 31, 2009, Grubb & Ellis managed approximately 240.7 million square feet, of which 24.3 million square feet related to its sponsored investment programs.
Transaction Services
          Grubb & Ellis has a track record of over 50 years in the commercial real estate industry and is one of the largest real estate brokerage firms in the country, offering clients the experience of thousands of successful transactions and the expertise that comes from a nationwide platform. There are 126 owned and affiliate offices worldwide (53 owned and approximately 73 affiliates) and more than 6,000 professionals, including a brokerage sales force of more than 1,800 brokers. By focusing on the overall business objectives of its clients, Grubb & Ellis utilizes its research capabilities, extensive properties database and negotiation skills to create, buy, sell and lease opportunities for both users and owners of commercial real estate. With a comprehensive approach to transactions, Grubb & Ellis offers a full suite of services to clients, from site selection and sale negotiations to needs analysis, occupancy projections, prospect qualification, pricing recommendations, long-term value consultation, tenant representation and consulting services. As one of the most active and largest commercial real estate brokerages in the United States, Grubb & Ellis’ traditional real estate services provide added value to the Company’s real estate investment programs by offering a comprehensive market view and local area expertise.
          The Company actively engages its brokerage force in the execution of its marketing strategy. Regional and metro-area managing directors, who are responsible for operations in each major market, facilitate the development of brokers. Through the Company’s specialty practice groups, key personnel share information regarding local, regional and national industry trends and participate in national marketing activities, including trade shows and seminars. This ongoing communication among brokers serves to increase their level of expertise as well as their network of relationships, and is supplemented by other more formal education, including training programs offering sales and motivational training and cross-functional networking and business development opportunities.
          In many local markets where the Company does not have owned offices, it has affiliation agreements with independent real estate services providers that conduct business under the Grubb & Ellis brand. The Company’s affiliation agreements provide for exclusive mutual referrals in their respective markets, generating referral fees. The Company’s affiliation agreements are generally multi-year contracts. Through its affiliate offices, the Company has access to more than 1,000 brokers with local market research capabilities.
          The Company’s Corporate Services Group provides comprehensive coordination of all required real estate related services to help realize the needs of clients’ real estate portfolios and to maximize their business objectives. These services include consulting services, lease administration, strategic planning, project management, account management and international services.
          As of December 31, 2009, Grubb & Ellis had in excess of 1,800 brokers at its owned and affiliate offices, of which 824 brokers were at its owned offices, up from 805 at December 31, 2008.
Investment Management
          The Company and its subsidiaries are leading sponsors of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including public non-traded REITs, TIC investments, mutual funds and other real estate investment funds. The Company brands its investment programs as Grubb & Ellis in order to capitalize on the strength of the Grubb & Ellis brand name and to leverage the Company’s various platforms. During the year ended December 31, 2009, more than $554.7 million in investor equity was raised for these sponsored investment programs. As of December 31, 2009, the Company has more than $5.7 billion of assets under management related to the various programs that it sponsors. The Company has completed transaction acquisition and disposition volume totaling approximately $12.3 billion on behalf of more than 55,000 program investors since 1998.
          Investment management products are distributed through the Company’s broker-dealer subsidiary, Grubb & Ellis Securities Inc. (“GBE Securities”). GBE Securities is registered with the Securities and Exchange Commission (the “SEC”), the Financial Industry Regulatory Authority (“FINRA”) and all 50 states. GBE Securities has agreements with an extensive network of broker dealers with selling relationships providing access to thousands of licensed registered representatives. Part of the Company’s strategy is to expand its network of broker-dealers to increase the amount of equity that it raises in its various investment programs.

          The Company and Grubb & Ellis Equity Advisors, LLC, (“GEEA”) a subsidiary of the Company, sponsor and advise public non-traded REITs that are registered with the SEC but are not listed on a national securities exchange like a traded REIT. According to the published Stanger Report, Winter 2010, by Robert A. Stanger and Co., an independent investment banking firm, approximately $6.7 billion was raised in the non-traded REIT sector in 2009. As of December 31, 2009, the Company sponsors two demographically focused programs that are actively raising capital, Grubb & Ellis Healthcare REIT II, Inc. and Grubb & Ellis Apartment REIT, Inc. In addition, the Company raised equity for and provided advisory services to Grubb & Ellis Healthcare REIT, Inc. (now Healthcare Trust of America, Inc.) until August 28, 2009 and September 20, 2009, respectively. Public non-traded REITs sponsored or advised by the Company and its affiliates raised $536.9 million in combined capital in 2009.
          In 2008, the Company started a family of U.S. and global open end mutual funds that focus on real estate securities and manage private investment funds exclusively for qualified investors through its 51% ownership in Grubb & Ellis Alesco Global Advisors, LLC (“Alesco”). The Company, through its subsidiary, Alesco, serves as general partner and investment advisor to one limited partnership and as investment advisor to three mutual funds as of December 31, 2009. One of the limited partnerships, Grubb & Ellis AGA Real Estate Investment Fund LP, is required to be consolidated in accordance with the Consolidation Topic. As of December 31, 2009, Alesco had $8.0 million of investment funds under management.
          In mid-2009, the Company formed Energy & Infrastructure Advisors, LLC, a joint venture between Grubb & Ellis and the Meridian Companies that intends to sponsor retail and institutional products focused on investment opportunities in the energy and infrastructure sector.
          Grubb & Ellis Realty Investors, LLC (“GERI”) (formerly Triple Net Properties, LLC), a subsidiary of the Company, had 146 sponsored TIC programs under management and has taken more than 60 programs full cycle (from acquisition through disposition) as of December 31, 2009.
          Through its multi-family platform, the Company provides investment management services for REIT and TIC apartment vehicles and currently manages in excess of 13,000 apartment units through Grubb & Ellis Residential Management, Inc., the Company’s multi-family management services subsidiary.
Recent Events
Private Placement of 12% Preferred Stock
          In the fourth quarter of 2009, the Company consummated the issuance and sale of an aggregate of 965,700 shares of our 12% Preferred Stock in a private placement exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder. The Company received net proceeds from the offering of approximately $90.1 million after deducting the initial purchaser’s discounts and certain offering expenses and after giving effect to the conversion of $5.0 million of subordinated debt previously provided in October, 2009 by an affiliate of the Company’s largest shareowner. The Company used the net proceeds to repay in full its indebtedness pursuant to the $75.0 million credit agreement entered into on December 7, 2007, by and among the Company, the guarantors named therein, and the financial institutions defined therein as lender parties, with Deutsche Bank Trust Company Americas, as lender and administrative agent (the “Credit Facility”). The Credit Facility was repaid at the agreed reduced principal amount equal to approximately 65% of the principal amount outstanding under such facility. The balance of the net proceeds from the offering will be used for general corporate purposes. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources’’ and “Description of Capital Stock—Preferred Stock.”
Hiring of Chief Executive Officer
          Effective November 16, 2009, Thomas P. D’Arcy joined the Company as its President, Chief Executive Officer and as a member of its Board of Directors. Mr. D’Arcy entered into a three year employment agreement with the Company subject to successive one-year extensions unless either party advises the other to the contrary at least 90 days prior to the expiration of the then current term. See “Executive Compensation—Employment Contracts and Compensation Arrangements—Thomas D’Arcy.”
Annual Meeting of Shareowners
          At the Company’s annual meeting of shareowners held on December 17, 2009 the Company’s common and preferred shareowners voted, among other things, to amend the Company’s amended and restated certificate of incorporation (the “certificate of incorporation”) to (i) increase the Company’s authorized number of shares of capital stock from 110,000,000 shares to 220,000,000 shares, of which 200,000,000 shares with a par value of $0.01 per share are designated common stock and of which 20,000,000 shares with a par value of $0.01 per share are designated preferred stock, and (ii) declassify the Board of Directors of the Company and fix the number of Directors to no less than three and no more than eight as determined by the Board of Directors from time to time. On December 17, 2009, subsequent to the conclusion of its annual meeting of shareowners, the Company amended its certificate of incorporation to effect the amendments approved by its shareowners at the annual meeting. At the Company’s 2009 annual shareowners’ meeting, the Company’s common and preferred shareowners also elected each of Thomas D’Arcy, C. Michael Kojaian, Robert J. McLaughlin, Devin I. Murphy, D. Fleet Wallace and Rodger D. Young as the six directors of the declassified Board of Directors, each to serve a term of one year, and ratified the appointment of Ernst & Young LLP as the Company’s independent auditing firm.
Selected Consolidated Financial Data
          The following tables set forth the selected historical consolidated financial data for Grubb & Ellis Company and its subsidiaries, as of and for the years ended, December 31, 2009, 2008, 2007, 2006, and 2005. The selected historical consolidated balance sheet data set forth below as of December 31, 2009 and 2008 and the selected consolidated operating and cash flow data for the three years in the period ending December 31, 2009 has been derived from the audited financial statements beginning on page F-2 of this prospectus. The selected consolidated operating and cash flow data set forth below as of and for the year ended December 31, 2006, and the selected consolidated balance sheet data as of December 31, 2007, has been derived from audited consolidated financial statements not included in this prospectus as adjusted for reclassifications required by the Property, Plant and Equipment Topic for discontinued operations. The selected historical financial data set forth below as of and for the year ended December 31, 2005 has been derived from unaudited consolidated financial statements not included in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period. The selected historical consolidated financial data set forth below should be read in conjunction with the consolidated financial statements beginning on page F-2 of this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operation.”

	Year Ended December 31,
(In thousands, except per share data)	2009	2008	2007(1)	2006(2)	2005(3)
Consolidated Statement of Operations Data:
Total services revenue	$505,360	$595,495	$201,538	$99,599	$80,817
Total revenue	535,645	628,779	229,657	108,543	84,423
Total compensation costs	469,538	503,004	104,109	49,449	29,873
Total operating expense	641,551	929,407	195,723	97,633	71,035
Operating (loss) income	(105,906)	(300,628)	33,934	10,910	13,388
(Loss) income from continuing operations	(82,985)	(318,668)	23,741	21,012	13,679
Net (loss) income	(80,499)	(342,589)	23,033	20,049	10,288

Net (loss) income attributable to Grubb & Ellis Company	(78,838)	(330,870)	21,072	19,971	10,047

Basic (loss) earnings per share attributable to Grubb & Ellis Company	$(1.27)	$(5.21)	$0.53	$1.01	$0.58
(Loss) income from continuing operations per share attributable to Grubb & Ellis Company	$(1.31)	$(4.83)	$0.55	$1.06	$0.80
Diluted (loss) earnings per share attributable to Grubb & Ellis Company	$(1.27)	$(5.21)	$0.53	$1.01	$0.58
Basic weighted average shares outstanding	63,645	63,515	38,652	19,681	17,200
Diluted weighted average shares outstanding	63,645	63,515	38,653	19,694	17,200
Dividends declared per common share	$—	$0.205	$0.36	$0.10	$—
Dividends declared per preferred share	$1.8333	$—	$—	$—	$—
Consolidated Statement of Cash Flow Data:
Net cash (used in) provided by operating activities	$(61,965)	$(33,629)	$33,543	$17,356	$23,536
Net cash provided by (used in) investing activities	97,214	(76,330)	(486,909)	(56,203)	(35,183)
Net cash (used in) provided by financing activities	(29,133)	93,616	400,468	140,525	10,251

	December 31,
	2009	2008	2007	2006	2005
Consolidated Balance Sheet Data (at end of period):
Total assets	$357,324	$520,277	$988,542	$347,709	$126,057
Long Term Liabilities:
Line of credit	—	—	8,000	—	8,500
Notes payable and capital lease obligations	107,755	107,203	107,343	843	887

	December 31,
	2009	2008	2007	2006	2005
Senior notes	16,277	16,277	16,277	10,263	2,300
Redeemable preferred liability	—	—	—	—	6,077
Preferred stock (12% cumulative participating perpetual convertible)	90,080	—	—	—	—
Total Grubb & Ellis shareowners’ equity	1,327	70,171	404,056	217,125	20,081

(1)	Based on Generally Accepted Accounting Principles (GAAP), the operating results for the year ended December 31, 2007 includes the results of legacy NNN Realty Advisors, Inc. prior to the Merger for the full periods presented and the results of the legacy Grubb & Ellis Company for the period from December 8, 2007 through December 31, 2007.

(2)	Includes a full year of operating results of GERI (formerly Triple Net Properties, LLC), one and one-half months of Triple Net Properties Realty, Inc. (“Realty”) (acquired on November 16, 2006) and one-half month of GBE Securities (formerly NNN Capital Corp.) (acquired on December 14, 2006). GERI was treated as the acquirer in connection with these transactions.

(3)	Based on GAAP, reflects operating results of GERI.
Non-GAAP Financial Measures
          EBITDA and Adjusted EBITDA are non-GAAP measures of performance. EBITDA provides an indicator of economic performance that is unaffected by debt structure, changes in interest rates, changes in effective tax rates or the accounting effects of capital expenditures and acquisitions because EBITDA excludes net interest expense, interest income, income taxes, depreciation, amortization, discontinued operations and impairments related to goodwill and intangible assets.
          The Company uses Adjusted EBITDA as an internal management measure for evaluating performance and as a significant component when measuring performance under employee incentive programs. Management considers Adjusted EBITDA an important supplemental measure of the Company’s performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, some of which present Adjusted EBITDA when reporting their results. Management also believes that Adjusted EBITDA is a useful tool for measuring the Company’s ability to meet its future capital expenditures and working capital requirements.
          EBITDA and Adjusted EBITDA are not a substitute for GAAP net income or cash flow and do not provide a measure of the Company’s ability to fund future cash requirements. Other companies may calculate EBITDA and Adjusted EBITDA differently than the Company has and, therefore, EBITDA and Adjusted EBITDA have material limitations as a comparative performance measure. The following table reconciles EBITDA and Adjusted EBITDA with the net loss attributable to Grubb & Ellis Company for the years ended December 31, 2009 and 2008. As a result of the Merger on December 7, 2007, the year ended December 31, 2007 is not comparable to the year ended December 31, 2008. Therefore, a reconciliation of EBITDA and Adjusted EBITDA for the year ended December 31, 2008 compared to the year ended December 31, 2007 has not been provided as it would not be meaningful.

	Year Ended
	December 31,		Change
(In thousands)	2009	2008	$	%
Net loss attributable to Grubb & Ellis Company	$(78,838)	$(330,870)	$252,032	76.2%
Discontinued operations	(2,486)	23,921	(26,407)	(110.4)
Interest expense	15,446	14,207	1,239	8.7
Interest income	(555)	(902)	347	38.5
Depreciation and amortization	12,324	16,028	(3,704)	(23.1)
Goodwill and intangible assets impairment	738	181,285	(180,547)	(99.6)
Taxes	(1,175)	(827)	(348)	(42.1)

EBITDA(1)	(54,546)	(97,158)	42,612	43.9
Gain related to the repayment of the credit facility, net	(21,935)	—	(21,935)	—
Charges related to sponsored programs	23,348	27,771	(4,423)	(15.9)
Real estate related impairment	17,372	59,114	(41,742)	(70.6)
Write off of investment in Grubb & Ellis Realty Advisors, net	—	5,828	(5,828)	(100.0)
Share-based based compensation	10,876	11,907	(1,031)	(8.7)
Amortization of signing bonuses	7,535	7,603	(68)	(0.9)
Loss on marketable securities	—	1,783	(1,783)	(100.0)
Merger related costs	—	14,732	(14,732)	(100.0)
Amortization of contract rights	—	1,179	(1,179)	(100.0)
Real estate operations	(7,959)	(9,993)	2,034	20.4
Other	1,319	163	1,156	709.2

Adjusted EBITDA(1)	$(23,990)	$22,929	$(46,919)	(204.6)%

(1)	EBITDA represents earnings before net interest expense, interest income, realized gains or losses on sales of marketable securities, income taxes, depreciation, amortization, discontinued operations and impairments related to goodwill and intangible assets. Management believes EBITDA is useful in evaluating our performance compared to that of other companies in our industry because the calculation of EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisition, which items may vary for different companies for reasons unrelated to overall operating performance. As a result, management uses EBITDA as an operating measure to evaluate the operating performance of the Company and for other discretionary purposes, including as a significant component when measuring performance under employee incentive programs.

However, EBITDA is not a recognized measurement under U.S. generally accepted accounting principles, or GAAP, and when analyzing the Company’s operating performance, readers should use EBITDA in addition to, and not as an alternative for, net income as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments.

RISK FACTORS
          Investing in our common stock and 12% Preferred Stock will be subject to risks, including risks inherent in our business. The value of your investment may decline and could result in a loss. You should carefully consider the following factors as well as other information contained in this prospectus before deciding to invest in our common stock or 12% Preferred Stock. Additional risks and uncertainties not presently known to us, or not identified below, may also materially adversely affect our business, liquidity, financial condition and results of operations.
Risks Related to our Equity Securities
The 12% Preferred Stock will rank senior to our common stock but junior to all of our liabilities and our subsidiaries’ liabilities, in the event of a bankruptcy, liquidation or winding-up.
          In the event of bankruptcy, liquidation or winding-up, our assets will be available to pay obligations on the 12% Preferred Stock only after all of our liabilities have been paid, but prior to any payments are made with respect to our common stock. In addition, the 12% Preferred Stock effectively ranks junior to all existing and future liabilities of our subsidiaries. The rights of holders of the 12% Preferred Stock to participate in the assets of our subsidiaries upon any liquidation or reorganization of any subsidiary will rank junior to the prior claims of that subsidiary’s creditors. In the event of bankruptcy, liquidation or winding-up, there may not be sufficient assets remaining, after paying our liabilities, and our subsidiaries’ liabilities, to pay amounts due on any or all of the 12% Preferred Stock then outstanding.
          Additionally, unlike indebtedness, where principal and interest customarily are payable on specified due dates, in the case of the 12% Preferred Stock, (1) dividends are payable only if and when declared by our Board of Directors or a duly authorized committee of the Board, and (2) as a Delaware corporation, we are restricted to making dividend payments and redemption payments only out of legally available assets. Further, the 12% Preferred Stock places no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions except that a consent of holders representing at least a majority of the 12% Preferred Stock is required to amend our certificate of incorporation as to the terms of the 12% Preferred Stock or to issue additional 12% Preferred Stock that ranks senior to or, to the extent that 225,000 shares of the 12% Preferred Stock remain outstanding, on a parity with, the 12% Preferred Stock.
The market price of the 12% Preferred Stock will be directly affected by the market price of our common stock, which may be volatile.
          To the extent that a secondary market for the 12% Preferred Stock develops, we believe that the market price of the 12% Preferred Stock will be significantly affected by the market price of our common stock. We cannot predict how the shares of our common stock will trade in the future. This may result in greater volatility in the market price of the 12% Preferred Stock than would be expected for non-convertible stock. From the beginning of the year ended December 31, 2006 to March 19, 2010, the reported high and low sales prices for our common stock ranged from a low of $0.25 to a high of $14.50 per share.
          The market price of our common stock will likely fluctuate in response to a number of factors, including, without limitation, the following:
•	our liquidity risk management, including our ratings, if any, our liquidity plan and potential transactions designed to enhance liquidity;
•	actual or anticipated quarterly fluctuations in our operating and financial results;
•	developments related to investigations, proceedings, or litigation that involves us;
•	changes in financial estimates and recommendations by financial analysts;
•	dispositions, acquisitions, and financings;
•	additional issuances by us of common stock;
•	additional issuances by us of other series or classes of preferred stock;

•	actions of our common shareowners, including sales of common stock by shareowners and our directors and executive officers;
•	changes in funding markets, including commercial paper, term debt, bank deposits and the asset-backed securitization markets;
•	changes in confidence in real estate markets and real estate investments;
•	fluctuations in the stock price and operating results of our competitors and real estate-related stocks in general;
•	government reactions to current economic and market conditions; and
•	regional, national and global political and economic conditions and other factors.
          The market price of our common stock may also be affected by market conditions affecting the stock markets in general and/or real estate stocks in particular, including price and trading fluctuations on the New York Stock Exchange (“NYSE”). These conditions may result in (i) volatility in the level of, and fluctuations in, the market prices of stocks generally and, in turn, our common stock, and (ii) sales of substantial amounts of our common stock in the market, in each case that could be unrelated or disproportionate to changes in our operating performance. These broad market fluctuations may adversely affect the market prices of our common stock and, in turn, the 12% Preferred Stock. In addition, we expect that the market price of the 12% Preferred Stock will be influenced by yield and interest rates in the capital markets, our creditworthiness, and the occurrence of events affecting us that do not require an adjustment to the conversion rate.
There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock or the 12% Preferred Stock and may negatively impact the holders’ investment.
          We are not restricted from issuing additional common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or any substantially similar securities. In addition, with the applicable consent of holders of the 12% Preferred Stock, we may issue additional preferred stock that ranks senior to, or on a parity with, the 12% Preferred Stock. The market price of our common stock or 12% Preferred Stock could decline as a result of sales of a large number of shares of common stock or 12% Preferred Stock or similar securities in the market after this offering or the perception that such sales could occur. For example, if we issue preferred stock in the future that has a preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution, or winding-up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock or the market price of our common stock could be adversely affected.
          In addition, each share of 12% Preferred Stock is convertible at the option of the holder thereof into shares of our common stock. The conversion of some or all of the 12% Preferred Stock will dilute the ownership interest of our existing common shareowners. Any sales in the public market of our common stock issuable upon such conversion could adversely affect prevailing market prices of the outstanding shares of our common stock and the 12% Preferred Stock. In addition, the existence of our 12% Preferred Stock may encourage short selling or arbitrage trading activity by market participants because the conversion of our 12% Preferred Stock could depress the price of our equity securities. As noted above, a decline in the market price of the common stock may negatively impact the market price for the 12% Preferred Stock.
An active trading market for the 12% Preferred Stock does not exist and may not develop.
          The 12% Preferred Stock has no established trading market and is not listed on any securities exchange. Since the securities have no stated maturity date, investors seeking liquidity will be limited to selling their shares of 12% Preferred Stock in the secondary market or converting their shares of 12% Preferred Stock into shares of common stock and subsequently seeking to sell those shares of common stock. See “Risk Factors—If our common stock is delisted, your ability to transfer or sell your shares of the 12% Preferred Stock, or common stock upon conversion, may be limited and the market value of the 12% Preferred Stock will be adversely affected.” We cannot assure you that an active trading market in the 12% Preferred Stock will develop or, even if it develops, we cannot assure you that it will last. In either case the trading price of the 12% Preferred Stock could be adversely affected and the holders’ ability to transfer shares of 12% Preferred Stock will be limited. We were advised by the initial purchaser in the offering of the 12% Preferred Stock that it intends to make a market in the shares of our 12% Preferred Stock; however, it is not obligated to do so and may discontinue market-making at any time without notice. We cannot assure you that another firm or person will make a market in the 12% Preferred Stock.

The 12% Preferred Stock has not been rated.
          The 12% Preferred Stock has not been rated by any nationally recognized statistical rating organization. This factor may affect the trading price of the 12% Preferred Stock.
Holders of the 12% Preferred Stock do not have identical rights as holders of common stock until they acquire the common stock, but will be subject to all changes made with respect to our common stock.
          Except for voting and dividend rights, holders of the 12% Preferred Stock have no rights with respect to the common stock until conversion of their 12% Preferred Stock, including rights to respond to tender offers, but your investment in the 12% Preferred Stock may be negatively affected by such events. See “Description of 12% Preferred Stock—Voting Rights.” Even though the holders of the 12% Preferred Stock vote on an as-converted basis with holders of the common stock, upon conversion of the 12% Preferred Stock, holders will be entitled to exercise the rights of a holder of common stock only as to matters for which the record date occurs on or after the applicable conversion date and only to the extent permitted by law, although holders will be subject to any changes in the powers, preferences, or special rights of common stock that may occur as a result of any shareowner action taken before the applicable conversion date. Certain actions, including amendment of our certificate of incorporation, require the additional approval of a majority of holders of the common stock voting as a separate class (excluding shares of common stock issuable upon conversion of the 12% Preferred Stock).
The 12% Preferred Stock is perpetual in nature.
          The shares of 12% Preferred Stock represent a perpetual interest in us and, unlike indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. Holders have no right to call for the redemption of the 12% Preferred Stock. Therefore, holders should be aware that they may be required to bear the financial risks of an investment in the 12% Preferred Stock for an indefinite period of time.
We are obligated to pay quarterly dividends with respect to our Preferred Stock.
          We are obligated to pay quarterly dividends with respect to the 12% Preferred Stock and in the event such dividends are in arrears for six or more quarters, whether or not consecutive, subject to certain limitations, holders representing a majority of shares of Preferred Stock (voting together as a class with the holders of all other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to nominate and vote for the election of two additional directors to serve on our Board of Directors (the “Preferred Stock Directors”), until all unpaid dividends with respect to the Preferred Stock and any other class or series of preferred stock upon which like voting rights have been conferred and are exercisable have been paid or declared and a sum sufficient for payment is set aside for such payment; provided that the election of any such Preferred Stock Directors will not cause us to violate the corporate governance requirements of the NYSE (or any other exchange or automated quotation system on which our securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors; and provided further that the Board of Directors will, at no time, include more than two Preferred Stock Directors.
The conversion rate of the 12% Preferred Stock may not be adjusted for all dilutive events that may adversely affect the market price of the 12% Preferred Stock or the common stock issuable upon conversion of the 12% Preferred Stock.
          The number of shares of our common stock that holders are entitled to receive upon conversion of a share of 12% Preferred Stock is subject to adjustment for certain events arising from increases in dividends or distributions in common stock, subdivisions, splits, and combinations of the common stock, certain issuances of stock and stock purchase rights, debt, or asset distributions, cash distributions, self-tender offers and exchange offers, and certain other actions by us that modify our capital structure. See “Description of 12% Preferred Stock—Conversion Rights—Conversion Rate Adjustment—General.” We will not adjust the conversion rate for other events, including our issuances of common stock in connection with acquisitions or the exercise of options or restricted stock awards granted pursuant to equity plans approved by the Board, or, after the six-month anniversary of November 6, 2009, for cash. There can be no assurance that an event that adversely affects the value of the 12% Preferred Stock, but does not result in an adjustment to the conversion rate, will not occur. Further, if any of these other events adversely affects the market price of our common stock, it may also adversely affect the market price of the 12% Preferred Stock. In addition, we are not restricted from offering common stock in the future or engaging in other transactions that may dilute our common stock and we may issue additional shares of 12% Preferred Stock, which may dilute our common stock.

A change in control with respect to us may not constitute a merger, consolidation or sale of assets or a fundamental change for the purpose of the 12% Preferred Stock.
          The 12% Preferred Stock contains no covenants or other provisions to afford protection to holders in the event of certain mergers, consolidations or sales of assets with respect to us constituting a “change in control” on or after November 15, 2019 except upon the occurrence of certain mergers, consolidations or sales of assets. See “Description of 12% Preferred Stock—Conversion Rights—Conversion Rate Adjustment—Merger, Consolidation or Sale of Assets,” “Description of 12% Preferred Stock—Repurchase of Option of Holders Upon a Fundamental Change” and “Description of 12% Preferred Stock—Adjustment to Conversion Rate Upon Certain Change of Control Events.” Furthermore, the limited covenants with respect to a “fundamental change” or “change in control” may not include every change in control event that could cause the market price of the 12% Preferred Stock to decline. The adjustment to conversion rate described under “Description of 12% Preferred Stock—Adjustment to Conversion Rate upon Certain Change in Control Events” will not be applicable on or after November 15, 2014 and the repurchase right of preferred holders described under “—Repurchase at Option of Holders Upon a Fundamental Change” will not be applicable on or after November 15, 2019, and these limitations may have the effect of discouraging third parties from pursuing a change in control of our company, which may otherwise be in the best interest of our shareowners. Any change in control with respect to us either before or after November 15, 2019 may negatively affect the liquidity, value or volatility of our common stock, and thus, negatively impact the value of the 12% Preferred Stock.
We may not have the funds necessary to repurchase the 12% Preferred Stock following a fundamental change.
          Holders of the notes have the right to require us to repurchase the 12% Preferred Stock in cash upon the occurrence of a fundamental change prior to November 15, 2019. We may not have sufficient funds to repurchase the 12% Preferred Stock at such time, and may not have the ability to arrange necessary financing on acceptable terms. In addition, our ability to purchase the 12% Preferred Stock may be limited by law or the terms of other agreements outstanding at such time. Moreover, a failure to repurchase the 12% Preferred Stock may also constitute an event of default, and result in the acceleration of the maturity of, any then existing indebtedness, under any indenture, credit agreement or other agreement outstanding at that time, which could further restrict our ability to make such payments.
The adjustment to conversion rate in respect of conversions following certain change in control events may not adequately compensate you.
          If certain change in control events occur prior to November 15, 2014, and a holder converts in connection with such change in control, we will, under certain circumstances, pay a adjustment to conversion rate in respect of any conversions of the 12% Preferred Stock that occur during the period beginning on the date notice of such fundamental change is delivered and ending on the change in control conversion date. See “Description of 12% Preferred Stock—Adjustment to Conversion Rate upon Certain Change in Control Events.” Although the adjustment to the conversion rate is designed to compensate holders for the lost option value of the holders’ 12% Preferred Stock, it is only an approximation of such lost value and may not adequately compensate the holders for their actual loss. Our obligation to adjust the conversion rate in respect of conversions following certain changes in control may be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness, as applied to such payments.
If our common stock is delisted, your ability to transfer or sell the 12% Preferred Stock, or common stock upon conversion, may be limited and the market value of the 12% Preferred Stock will be adversely affected.
          The 12% Preferred Stock does not contain protective provisions in the event that our common stock is delisted. Since the 12% Preferred Stock has no stated maturity date, holders may be forced to elect between converting their shares of the 12% Preferred Stock into illiquid shares of our common stock or holding their shares of the 12% Preferred Stock and receiving stated dividends on the stock when, as and if authorized by our Board of Directors and declared by us with no assurance as to ever receiving the liquidation preference of the 12% Preferred Stock. Accordingly, if our common stock is delisted, the holders’ ability to transfer or sell their shares of the 12% Preferred Stock, or common stock upon conversion, may be limited, and the market value of the 12% Preferred Stock will be adversely affected.
Holders of the 12% Preferred Stock may be unable to use the dividends-received deduction.
          Distributions paid to corporate U.S. holders (as defined herein) of the 12% Preferred Stock (or our common stock) may be eligible for the dividends-received deduction to the extent we have current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. As of December 31, 2009, we had an accumulated deficit of $412.1 million and we had a net loss of $78.8 million in the year ended December 31, 2009. There can be no assurance that we will have sufficient current or accumulated earnings and profits during future fiscal years for the distributions on the 12% Preferred Stock (or our common stock) to qualify as dividends for U.S. federal income tax purposes. If the distributions fail to qualify as dividends, U.S. holders would be unable to use the dividends-received deduction. Instead, distributions would be treated first as a tax-free return of capital to the extent of a U.S. holder’s adjusted tax basis in the 12% Preferred Stock and thereafter as capital gain. If a corporate U.S. holder’s tax basis in the 12% Preferred Stock (or our common stock) were reduced in this manner, then the amount of gain, if any, recognized by such holder on a subsequent disposition of such stock would be increased and such holder would not be eligible for a dividends-received deduction to offset such gain.
Holders may have to pay U.S. federal income tax if we adjust, or fail to adjust, the conversion rate of the 12% Preferred Stock in certain circumstances, even if holders do not receive a corresponding distribution of cash.
          Holders may be treated as having received a constructive distribution from us as a result of certain adjustments to (or certain failures to make adjustments to) the conversion rate or other terms of the 12% Preferred Stock. The tax treatment of any constructive distributions is not entirely clear. It is possible that such distribution could be treated as a taxable dividend for U.S. federal income tax purposes to the extent of our current and accumulated earnings and profits, even though holders do not receive any cash with respect to such constructive distribution. In addition, non-U.S. holders (as defined in “Certain U.S. Federal Income Tax Considerations”) of the 12% Preferred Stock may, in certain circumstances, be subject to U.S. federal withholding tax on any constructive distributions on the 12% Preferred Stock that are treated as taxable dividends, and we intend to withhold U.S. federal income tax with respect to any such constructive taxable dividends from any payments made by us to such non-U.S. holders. You are advised to consult your independent tax advisor and read “Certain U.S. Federal Income Tax Considerations” regarding the U.S. federal income tax consequences of an adjustment to the conversion rate of the 12% Preferred Stock and the issuance of the 12% Preferred Stock at less than the liquidation preference amount.
Risks Related to the Company’s Business in General
The ongoing downturn in the general economy and the real estate market has negatively impacted and could continue to negatively impact our business and financial results.
     Periods of economic slowdown or recession, significantly reduced access to credit, declining employment levels, decreasing demand for real estate, declining real estate values or the perception that any of these events may occur, can reduce transaction volumes or demand for services for each of our business lines. The current recession and the downturn in the real estate market have resulted in and may continue to result in:
•	a decline in acquisition, disposition and leasing activity;
•	a decline in the supply of capital invested in commercial real estate;
•	a decline in fees collected from investment management programs, which are dependent upon demand for investment in commercial real estate; and
•	a decline in the value of real estate and in rental rates, which would cause us to realize lower revenue from:
•	property management fees, which in certain cases are calculated as a percentage of the revenue of the property under management; and

•	commissions or fees derived from property valuation, sales and leasing, which are typically based on the value, sale price or lease revenue commitment, respectively.
          The declining real estate market in the United States, the availability and cost of credit, increased unemployment, volatile oil prices, declining consumer confidence and the instability of United States banking and financial institutions, have contributed to increased volatility, an overall economic slowdown and diminished expectations for the economy and markets going forward. The fragile state of the credit markets, the fear of a global recession for an extended period and the current economic environment have impacted real estate services and investment management firms like ours through reduced transaction volumes, falling transaction values, lower real estate valuations, liquidity restrictions, market volatility, and the loss of confidence. As a consequence, similar to other real estate services and investment management firms, our stock price has declined significantly.

          Due the economic downturn, it may take us longer to dispose of real estate assets and investments and the selling prices may be lower than originally anticipated. If this occurs, fees from transaction services will be reduced. In addition, the performance of certain properties in the investment management portfolio may be negatively impacted, which would likewise affect our fees. As a result, the carrying value of certain of our real estate investments may become impaired and we could record losses as a result of such impairment or we could experience reduced profitability related to declines in real estate values. Pursuant to the requirements of the Property, Plant, and Equipment Topic, we assess the value of our assets and real estate investments. This valuation review resulted in us recognizing an impairment charge of approximately $24.0 million against the carrying value of the properties and real estate investments during the year ended December 31, 2009.
          We are not able to predict the severity or duration of the current adverse economic environment or the disruption in the financial markets. The real estate market tends to be cyclical and related to the condition of the overall economy and to the perceptions of investors, developers and other market participants as to the economic outlook. The ongoing downturn in the general economy and the real estate market has negatively impacted and could continue to negatively impact our business and results of operations.
The ongoing adverse developments in the credit markets and the risk of continued market deterioration have adversely affected our revenues, expenses and operating results and may continue to do so.
          Our segments are sensitive to credit cost and availability as well as market place liquidity. In addition, the revenues in all our businesses are dependent to some extent on overall volume of activity and pricing in the commercial real estate market. In 2008 and 2009, the credit markets experienced an unprecedented level of disruption and uncertainty. This disruption and uncertainty has reduced the availability and significantly increased the cost of most sources of funding. In certain cases, sources of funding have been eliminated.
          Disruptions in the credit markets have adversely affected, and may continue to adversely affect, our business of providing services to owners, purchasers, sellers, investors and occupants of real estate in connection with acquisitions, dispositions and leasing of real property. If our clients are unable to obtain credit on favorable terms, there will be fewer completed acquisitions, dispositions and leases of property. In addition, if purchasers of real estate are not able to obtain favorable financing resulting in a lack of disposition opportunities for funds for whom we act as advisor, our fee revenues will decline and we may also experience losses on real estate held for investment.
          The recent decline in real estate values and the inability to obtain financing has either eliminated or severely reduced the availability of our historical funding sources for our investment management programs, and to the extent credit remains available for these programs, it is currently more expensive. We may not be able to continue to access sources of funding for our investment management programs or, if available to us, we may not be able to do so on favorable terms. Any decision by lenders to make additional funds available to us in the future for our investment management programs will depend upon a number of factors, such as industry and market trends in our business, the lenders’ own resources and policies concerning loans and investments, and the relative attractiveness of alternative investment or lending opportunities.
          The depth and duration of the current credit market and liquidity disruptions are impossible to predict. In fact, the magnitude of the recent credit market disruption has exceeded the expectations of most if not all market participants. This uncertainty limits our ability to develop future business plans and we believe that it limits the ability of other participants in the credit markets and the real estate markets to do so as well. This uncertainty may lead market participants to act more conservatively than in recent history, which may continue to depress demand and pricing in our markets.
We experienced additional, unanticipated costs and may have additional risk and further costs as a result of the restatement of our financial statements.
          As a result of the restatement in 2009 of certain audited and unaudited financial data, and the special investigation in connection therewith, we incurred substantial, additional unanticipated costs for accounting and legal fees. The restatement and special investigation was also time-consuming and affected management’s attention and resources. Further, there are no assurances that we will not become involved in legal proceedings in the future in relation to these restatements. In connection with any such potential proceedings, any incurred expenses not covered by available insurance or any adverse resolution could have a material adverse effect on the Company. Any such future legal proceedings could also be time-consuming and distract our management from the conduct of our business.

Our ability to access credit and capital markets may be adversely affected by factors beyond our control, including turmoil in the financial services industry, volatility in financial markets and general economic downturns.
          There can be no assurances that our anticipated cash flow from operations will be sufficient to meet all of our cash requirements. We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges. We have historically relied upon access to the credit markets from time to time as a source of liquidity for the portion of our working capital requirements not provided by cash from operations. We used a significant portion of the net proceeds from the sale of the 12% Preferred Stock to pay off and terminate our Credit Facility and have not secured a new credit facility or line or credit with which to borrow funds. Market disruptions such as those currently being experienced in the United States and other countries may increase our cost of borrowing or adversely affect our ability to access sources of capital. These disruptions include turmoil in the financial services and real estate industries, including substantial uncertainty surrounding particular lending institutions, and general economic downturns. If we are unable to access credit at competitive rates or at all, or if our short-term or long-term borrowing costs dramatically increase, our ability to finance our operations, meet our short-term obligations and implement our operating strategy could be adversely affected.
We have received a notice from the NYSE that we did not meet our continued listing requirements. If we are unable to rectify this non-compliance in accordance with NYSE rules, our common stock will be delisted from trading on the NYSE, which could have a material adverse effect on the liquidity and value of our common stock.
          On August 11, 2009, we received notification from NYSE Regulation, Inc. that we were not in compliance with the NYSE’s continued listing standard requiring that we maintain an average market capitalization and shareowners’ equity of not less than $50 million. In connection with the NYSE’s rules, we submitted a business plan to the NYSE on November 3, 2009 evidencing how the Company intends to come into compliance with the continued listing standards and on November 9, 2009, we were advised that the NYSE’s Listing and Compliance Committee has accepted the Company’s business plan. Accordingly, we need to have an average market capitalization over a consecutive 30 trading day period of $50 million or total shareowners’ equity of $50 million by April 11, 2011 although we may come into compliance sooner, or based on two consecutive quarterly monitoring periods, which is an ongoing process. The NYSE conducts quarterly reviews during the 18-month period from August 11, 2009 through February 11, 2011.
          If we are unable to regain compliance with the NYSE’s continued listing standard within the required time frame, our common stock will be delisted from the NYSE. As a result, we likely would have our common stock quoted on the Over-the-Counter Bulletin Board (“OTC BB”) in order to have our common stock continue to be traded on a public market. Securities that trade on the OTC BB generally have less liquidity and greater volatility than securities that trade on the NYSE. Delisting from the NYSE also may preclude us from using certain state securities law exemptions, which could make it more difficult and expensive for us to raise capital in the future and more difficult for us to provide compensation packages sufficient to attract and retain top talent. In addition, because issuers whose securities trade on the OTC BB are not subject to the corporate governance and other standards imposed by the NYSE, and such issuers receive less news and analyst coverage, our reputation may suffer, which could result in a decrease in the trading price of our shares. The delisting of our common stock from the NYSE, therefore, could significantly disrupt the ability of investors to trade our common stock and could have a material adverse effect on the value and liquidity of our common stock.
The TIC business in general, from which we have historically generated significant revenues, materially contracted in 2009.
          We have historically generated significant revenues from fees earned through the transaction structuring and property management of our TIC programs. In 2009, however, with the nationwide decline in real estate values and the global credit crisis, the TIC industry contracted significantly. According to data from OMNI Research & Consulting, approximately $3.7 billion of TIC equity was raised in 2006. In 2009, the amount of TIC equity raised declined by approximately 94% to $228.7 million. As we have historically generated a significant amount of revenue from our TIC operations, the rapid and steep decline in this industry may have a material, adverse effect on our business and results of operations if it is unable to generate revenues in our other business segments, of which there can be no assurances, to make up for the loss of TIC-related revenues. We do not anticipate the TIC market to recover in the near term.
The decline in value of many of the properties purchased by TIC and real estate fund investors in our sponsored programs as a result of the downturn in the real estate market, and the potential loss of investor equity in these programs, may negatively affect our reputation and ability to sell future sponsored programs.
          The declining real estate market has resulted in declining values for many of the properties purchased by investors in our sponsored TIC and real estate fund programs. In addition, the lack of available credit has negatively impacted the ability to refinance these properties at loan maturity. As a consequence, the TIC and fund program investors may be forced to dispose of their properties at selling prices lower than the original purchase price. In addition, some properties may be valued at less than the outstanding loan amount and may be subject to default and foreclosure by the lender. Sales of these real estate assets at less than original purchase price, loan defaults or foreclosures will result in the loss of investor equity. Losses by investors may negatively affect the reputation of our investment management business and our ability to sell current or future sponsored programs and earn fees. Any decrease in our fees could have a material adverse effect on our business, results of operations and financial condition.
We are in a highly competitive business with numerous competitors, some of which may have greater financial and operational resources than we do.
          We compete in a variety of service disciplines within the commercial real estate industry. Each of these business areas is highly competitive on a national as well as on a regional and local level. We face competition not only from other national real estate service providers, but also from global real estate service providers, boutique real estate advisory firms, consulting and appraisal firms. Depending on the product or service, we also face competition from other real estate service providers, institutional lenders, insurance companies, investment banking firms, investment managers and accounting firms, some of which may have greater financial resources than we do. We are also subject to competition from other large national firms and from multi-national firms that have similar service competencies to us. Although many of our competitors are local or regional firms that are substantially smaller than us, some of our competitors are substantially larger than us on a local, regional, national or international basis. In general, there can be no assurance that we will be able to continue to compete effectively with respect to any of our business lines or on an overall basis, or to maintain current fee levels or margins, or maintain or increase our market share.
As a service-oriented company, we depend upon the retention of senior management and key personnel, and the loss of our current personnel or our failure to hire and retain additional personnel could harm our business.
          Our success is dependent upon our ability to retain our executive officers and other key employees and to attract and retain highly skilled personnel. We believe that our future success in developing our business and maintaining a competitive position will depend in large part on our ability to identify, recruit, hire, train, retain and motivate highly skilled executive, managerial, sales, marketing and customer service personnel. Competition for these personnel is intense, and we may not be able to successfully recruit, assimilate or retain sufficiently qualified personnel. We use equity incentives to attract and retain our key personnel. In 2009, our stock price declined significantly, resulting in the decline in value of previously provided equity awards, which may result in an increase risk of loss of key personnel. The performance of our stock may also diminish our ability to offer attractive incentive awards to new hires. Our failure to recruit and retain necessary executive, managerial, sales, marketing and customer service personnel could harm our business and our ability to obtain new customers.
We may expand our business to include international operations so that we may be more competitive, but in doing so it could subject us to social, political and economic risks of doing business in foreign countries.
          Although we do not currently conduct significant business outside the United States, we are considering an expansion of our international operations so that we may be more competitive. Currently, our lack of international capabilities sometimes places us at a competitive disadvantage when prospective clients are seeing one real estate services provider that can service their needs both in the United States and overseas. There can be no assurances that we will be able to successfully expand our business in international markets. Current global economic conditions may restrict, limit or delay our ability to expand our business into international markets or make such expansion less economically feasible. If we expand into international markets, circumstances and developments related to international operations that could negatively affect our business or results of operations include, but are not limited to, the following factors:
•	lack of substantial experience operating in international markets;
•	lack of recognition of the Grubb & Ellis brand name in international markets;
•	difficulties and costs of staffing and managing international operations;
•	currency restrictions, which may prevent the transfer of capital and profits to the United States;
•	diverse foreign currency fluctuations;

•	changes in regulatory requirements;
•	potentially adverse tax consequences;
•	the responsibility of complying with multiple and potentially conflicting laws;
•	the impact of regional or country-specific business cycles and economic instability;
•	the geographic, time zone, language and cultural differences among personnel in different areas of the world;
•	political instability; and
•	foreign ownership restrictions with respect to operations in certain countries.
Additionally, we may establish joint ventures with foreign entities for the provision of brokerage services abroad, which may involve the purchase or sale of our equity securities or the equity securities of the joint venture participant(s). In these joint ventures, we may not have the right or power to direct the management and policies of the joint venture and other participants may take action contrary to our instructions or requests and against our policies and objectives. In addition, the other participants may become bankrupt or have economic or other business interests or goals that are inconsistent with ours. If a joint venture participant acts contrary to our interest, then it could have a material adverse effect on our business and results of operations.
Failure to manage any future growth effectively may have a material adverse effect on our financial condition and results of operations.
          We will need to successfully manage any future growth effectively. The integration and additional growth may place a significant strain upon management, administrative, operational and financial infrastructure. Our ability to grow also depends upon our ability to successfully hire, train, supervise and manage additional executive officers and new employees, obtain financing for our capital needs, expand our systems effectively, allocate our human resources optimally, maintain clear lines of communication between our transactional and management functions and our finance and accounting functions, and manage the pressures on our management and administrative, operational and financial infrastructure. Additionally, managing future growth may be difficult due to the new geographic locations and business lines of the Company. There can be no assurance that we will be able to accurately anticipate and respond to the changing demands we will face as we integrate and continue to expand our operations, and we may not be able to manage growth effectively or to achieve growth at all. Any failure to manage the future growth effectively could have a material adverse effect on our business, financial condition and results of operations.
Risks Related to the Company’s Transaction Services and Management Services Business
Our quarterly operating results are likely to fluctuate due to the seasonal nature of our business and may fail to meet expectations, which may cause the price of our securities to decline.
          Historically, the majority of our revenue has been derived from the transaction services that it provides. Such services are typically subject to seasonal fluctuations. We typically experience the lowest quarterly revenue in the quarter ending March 31 of each year with higher and more consistent revenue in the quarters ending June 30 and September 30. The quarter ending December 31 has historically provided the highest quarterly level of revenue due to increased activity caused by the desire of clients to complete transactions by calendar year-end. However, our non-variable operating expenses, which are treated as expenses when incurred during the year, are relatively constant in total dollars on a quarterly basis. As a result, since a high proportion of these operating expenses are fixed, declines in revenue could disproportionately affect our operating results in a quarter. In addition, our quarterly operating results have fluctuated in the past and will likely continue to fluctuate in the future. If our quarterly operating results fail to meet expectations, the price of our securities could fluctuate or decline significantly.
If the properties that we manage fail to perform, then our business and results of operations could be harmed.
          Our success partially depends upon the performance of the properties we manage. We could be adversely affected by the nonperformance of, or the deteriorating financial condition of, certain of our clients. The revenue we generate from our property management business is generally a percentage of aggregate rent collections from the properties. The performance of these properties will depend upon the following factors, among others, many of which are partially or completely outside of our control:

•	our ability to attract and retain creditworthy tenants;
•	the magnitude of defaults by tenants under their respective leases;
•	our ability to control operating expenses;
•	governmental regulations, local rent control or stabilization ordinances which are in, or may be put into, effect;
•	various uninsurable risks;
•	financial condition of certain clients;
•	financial conditions prevailing generally and in the areas in which these properties are located;
•	the nature and extent of competitive properties; and
•	the general real estate market.
These or other factors may negatively impact the properties that we manage, which could have a material adverse effect on our business and results of operations.
If we fail to comply with laws and regulations applicable to real estate brokerage and mortgage transactions and other business lines, then we may incur significant financial penalties.
          Due to the broad geographic scope of our operations and the real estate services performed, we are subject to numerous federal, state and local laws and regulations specific to the services performed. For example, the brokerage of real estate sales and leasing transactions requires us to maintain brokerage licenses in each state in which it operates. If we fail to maintain our licenses or conduct brokerage activities without a license or violate any of the regulations applicable to our licenses, then we may be required to pay fines (including treble damages in certain states) or return commissions received or have our licenses suspended or revoked. In addition, because the size and scope of real estate sales transactions have increased significantly during the past several years, both the difficulty of ensuring compliance with the numerous state licensing regimes and the possible loss resulting from non-compliance have increased. Furthermore, the laws and regulations applicable to our business, both in the United States and in foreign countries, also may change in ways that increase the costs of compliance. The failure to comply with both foreign and domestic regulations could result in significant financial penalties which could have a material adverse effect on our business and results of operations.
We may have liabilities in connection with real estate brokerage and property and facilities management activities.
          As a licensed real estate broker, we and our licensed employees and independent contractors that work for us are subject to statutory due diligence, disclosure and standard-of-care obligations. Failure to fulfill these obligations could subject us or our employees to litigation from parties who purchased, sold or leased properties that we or they brokered or managed. We could become subject to claims by participants in real estate sales, as well as building owners and companies for whom we provide management services, claiming that we did not fulfill our statutory obligations as a broker.
          In addition, in our property and facilities management businesses, we hire and supervise third-party contractors to provide construction and engineering services for our managed properties. While our role is limited to that of a supervisor, we may be subject to claims for construction defects or other similar actions. Adverse outcomes of property and facilities management litigation could have a material adverse effect on our business, financial condition and results of operations.
Environmental regulations may adversely impact our business and/or cause us to incur costs for cleanup of hazardous substances or wastes or other environmental liabilities.
          Federal, state and local laws and regulations impose various environmental zoning restrictions, use controls, and disclosure obligations which impact the management, development, use, and/or sale of real estate. Such laws and regulations tend to discourage sales and leasing activities, as well as mortgage lending availability, with respect to some properties. A decrease or delay in such transactions may adversely affect the results of operations and financial condition of our real estate brokerage business. In addition, a failure by us to disclose environmental concerns in connection with a real estate transaction may subject it to liability to a buyer or lessee of property.

          In addition, in our role as a property manager, we could incur liability under environmental laws for the investigation or remediation of hazardous or toxic substances or wastes at properties we currently or formerly managed, or at off-site locations where wastes from such properties were disposed. Such liability can be imposed without regard for the lawfulness of the original disposal activity, or our knowledge of, or fault for, the release or contamination. Further, liability under some of these laws may be joint and several, meaning that one liable party could be held responsible for all costs related to a contaminated site. We could also be held liable for property damage or personal injury claims alleged to result from environmental contamination, or from asbestos-containing materials or lead-based paint present at the properties we manage. Insurance for such matters may not be available or sufficient.
          Certain requirements governing the removal or encapsulation of asbestos-containing materials, as well as recently enacted local ordinances obligating property managers to inspect for and remove lead-based paint in certain buildings, could increase the our cost of legal compliance and potentially subject us to violations or claims. Although such costs have not had a material impact on our financial results or competitive position during fiscal year 2007, 2008 or 2009, the enactment of additional regulations, or more stringent enforcement of existing regulations, could cause us to incur significant costs in the future, and/or adversely impact our brokerage and management services businesses.
Risks Related to the Company’s Investment Management and Broker-Dealer Business
Declines in asset value, reductions in distributions in investment programs or loss of properties to foreclosure could adversely affect our business, as it could cause harm to our reputation, cause the loss of management contracts and third-party broker-dealer selling agreements, limit our ability to sign future third-party broker-dealer selling agreements and potentially expose us to legal liability.
          The current market value of many of the properties owned through our investment programs have decreased as a result of the overall decline in the economy and commercial real estate markets. In addition, there have been reductions in distributions in numerous investment programs in 2008 and 2009, in many instances to a zero percent distribution rate. Significant declines in value and reductions in distributions in the investment programs sponsored by us could adversely affect our reputation and our ability to attract investors for future investment programs. In addition, significant declines in value and reductions in distributions could cause us to lose asset and property management contracts for our investment management programs, cause us to lose third-party broker-dealer selling agreements for existing investment programs, including our REITs, and limit our ability to sign future third-party broker-dealer agreements. The loss of value may be significant enough to cause certain investment programs to go into foreclosure or result in a complete loss of equity for program investors. Significant losses in asset value and investor equity and reductions in distributions increases the risk of claims or legal actions by program investors. Any such legal liability could result in further damage to our reputation, loss of third-party broker-dealer selling agreements and incurrence of legal expenses which could have a material adverse effect on our business, results of operations and financial condition.
We currently provide our Investment Management services primarily to our investment programs. Our revenue depends on the number of our programs, on the price of the properties acquired or disposed, and on the revenue generated by the properties under our management.
          We derive fees for Investment Management services based on a percentage of the price of the properties acquired or disposed of by our programs and for management services based on a percentage of the rental amounts of the properties in our programs. We are responsible for the management of all of the properties owned by our programs, but as of December 31, 2009 we had subcontracted the property management of approximately 11.0% of our programs’ office, medical office and healthcare related facilities and retail properties (based on square footage) and 16.3% of our programs’ multi-family apartment units to third parties. For REITs, investment decisions are controlled by the Board of Directors of REITs that are independent of us. Investment decisions of these Boards affect the fees we earn. As a result, if any of our programs are unsuccessful, our Investment Management services fees will be reduced, if any are paid at all. In addition, failure of our programs to provide competitive investment returns could significantly impair our ability to market future programs. Our inability to spread risk among a large number of programs could cause us to be over-reliant on a limited number of programs for our revenues. There can be no assurance that we will maintain current levels of transaction and management services for our programs’ properties.
We may be required to repay loans we guaranteed that were used to finance properties acquired by our programs.
          From time to time we or our investment management subsidiaries provided guarantees of loans for properties under management. As of December 31, 2009, there were 146 properties under management with loan guarantees of approximately $3.6 billion in total principal outstanding with terms ranging from 1 to 10 years, secured by properties with a total aggregate purchase price of approximately $4.8 billion as of December 31, 2009. Our guarantees consisted of non-recourse/carve-out guarantees of debt of properties under management, non-recourse/carve-out guarantees of our debt, recourse guarantees of debt of properties under management and recourse guarantees of our debt.
          A “non-recourse/carve-out” guarantee imposes personal liability on the guarantor in the event the borrower engages in certain acts prohibited by the loan documents. Each non-recourse carve-out guarantee is an individual document entered into with the mortgage lender in connection with the purchase or refinance of an individual property. While there is not a standard document evidencing these guarantees, liability under the non-recourse carve-out guarantees generally may be triggered by, among other things, any or all of the following:
•	a voluntary bankruptcy or similar insolvency proceeding of any borrower;
•	a “transfer” of the property or any interest therein in violation of the loan documents;
•	a violation by any borrower of the special purpose entity requirements set forth in the loan documents;
•	any fraud or material misrepresentation by any borrower or any guarantor in connection with the loan;
•	the gross negligence or willful misconduct by any borrower in connection with the property, the loan or any obligation under the loan documents;
•	the misapplication, misappropriation or conversion of (i) any rents, security deposits, proceeds or other funds, (ii) any insurance proceeds paid by reason of any loss, damage or destruction to the property, and (iii) any awards or other amounts received in connection with the condemnation of all or a portion of the property;
•	any waste of the property caused by acts or omissions of borrower of the removal or disposal of any portion of the property after an event of default under the loan documents; and
•	the breach of any obligations set forth in an environmental or hazardous substances indemnification agreement from borrower.
          Certain violations (typically the first three listed above) render the entire debt balance recourse to the guarantor regardless of the actual damage incurred by lender, while the liability for other violations is limited to the damages incurred by the lender. Notice and cure provisions vary between guarantees. Generally the guarantor irrevocably and unconditionally guarantees to the lender the payment and performance of the guaranteed obligations as and when the same shall be due and payable, whether by lapse of time, by acceleration or maturity or otherwise, and the guarantor covenants and agrees that it is liable for the guaranteed obligations as a primary obligor. As of December 31, 2009, to the best of our knowledge, there is no amount of debt owed by us as a result of the borrowers engaging in prohibited acts.
          In addition, the consolidated variable interest entities (“VIEs”) and unconsolidated VIEs are jointly and severally liable on the non-recourse mortgage debt related to the interests in our TIC investments totaling $277.0 million and $154.8 million as of December 31, 2009, respectively.
          As property values and performance decline, the risk of exposure under these guarantees increases. We initially evaluate these guarantees to determine if the guarantee meets the criteria required to record a liability in accordance with the Guarantees Topic. As of December 31, 2009 and 2008, we had recourse guarantees of $33.9 million and $42.4 million, respectively, relating to debt of properties under management. As of December 31, 2009, approximately $9.8 million of these recourse guarantees relate to debt that has matured or is not currently in compliance with certain loan covenants. In evaluating the potential liability relating to such guarantees, we consider factors such as the value of the properties secured by the debt, the likelihood that the lender will call the guarantee in light of the current debt service and other factors. As of December 31, 2009 and 2008, we recorded a liability of $3.8 million and $9.1 million, respectively, related to our estimate of probable loss related to recourse guarantees of debt of properties under management which matured in January and April 2009.
          Our evaluation of the potential liability may prove to be inaccurate and liabilities may exceed estimates. In the event that actual losses materially exceed estimates, individual investment management subsidiaries may not be able to pay such obligations as they become due. Failure of any investment management subsidiary to pay our debts as they become due would likely have a materially negative impact on the ongoing business of the Company, and the investment management operations in particular.
We may be unable to grow our investment programs, which would cause us to fail to satisfy our business strategy.

          A significant element of our business strategy is the growth in the size and number of our investment programs. The success of each investment program will depend on raising adequate capital for the investment, identifying appropriate assets for acquisition and effectively and efficiently closing the transactions. There can be no assurance that we will be able to identify and invest in additional properties or will be able to raise adequate capital to grow or launch new programs in the future. If we are unable to grow our existing vehicles or consummate new programs in the future, growth of the revenue we receive from transaction and management services may be negatively affected.
The revenue streams from our management services for sponsored programs are subject to limitation or cancellation.
          The agreements under which we provide advisory and management services to public non-traded REITs we have sponsored may generally be terminated by each REIT’s independent Board of Directors following a notice period, with or without cause. We cannot assure you that these agreements will not be terminated. Grubb & Ellis Healthcare REIT, Inc. (now Healthcare Trust of America, Inc. as of August 31, 2009) did not renew its Advisory Agreement with our subsidiary upon the termination of the Advisory Agreement on September 20, 2009 and, as a result, our asset and property management fees have been reduced.
          The management agreements under which we provide property management services to our sponsored TIC programs may generally be terminated by a single TIC investor with cause upon 30 days notice or without cause annually upon renewal. Appointment of a new property manager requires unanimous agreement of the TIC investors and, generally, the approval of the lender. We have received termination notices on approximately one-third of our managed TIC properties resulting in the termination of one property management agreement during 2009. Although we are disputing these terminations, it is not likely that we will be able to retain all of the management contracts for these properties. Loss of a significant number of contracts and fees could have a material adverse effect on our business, results of operations and financial condition.
The inability to access investors for our programs through broker-dealers or other intermediaries could have a material adverse effect on our business.
          Our ability to source capital for our programs depends significantly on access to the client base of securities broker-dealers and other financial investment intermediaries that may offer competing investment products. We believe that our future success in developing our business and maintaining a competitive position will depend in large part on our ability to continue to maintain these relationships as well as finding additional securities broker-dealers to facilitate offerings by our programs or to find investors for our REITs, TIC programs and other investment programs. We cannot be sure that we will continue to gain access to these channels. In addition, competition for capital is intense and we may not be able to obtain the capital required to complete a program. The inability to have this access could have a material adverse effect on our business and results of operations.
The termination of any of our broker-dealer relationships, especially given the limited number of key broker-dealers, could have a material adverse effect on our business.
          Our securities programs are sold through third-party broker-dealers who are members of our selling group. While we have established relationships with our selling group, we are required to enter into a new agreement with each member of the selling group for each new program we offers. In addition, our programs may be removed from a selling broker-dealer’s approved program list at any time for any reason. We cannot assure you of the continued participation of existing members of our selling group nor can we make an assurance that our selling group will expand. While we continue to diversify and add new investment channels for our programs, a significant portion of the growth in recent years in the number of TIC programs we sponsor and in our REITs has been as a result of capital raised by a relatively limited number of broker-dealers. Loss of any of these key broker-dealer relationships, or the failure to develop new relationships to cover our expanding business through new investment channels, could have a material adverse effect on our business and results of operations.
Misconduct by third-party selling broker-dealers or our sales force, could have a material adverse effect on our business.
          We rely on selling broker-dealers and our sales force to properly offer our securities programs to customers in compliance with our selling agreements and with applicable regulatory requirements. While these persons are responsible for their activities as registered broker-dealers, their actions may nonetheless result in complaints or legal or regulatory action against us.
A significant amount of our programs are structured to provide favorable tax treatment to investors or REITs. If a program fails to satisfy the requirements necessary to permit this favorable tax treatment, we could be subject to claims by investors and our reputation for structuring these transactions would be negatively affected, which would have an adverse effect on our financial condition and results of operations.
          We structure TIC programs and public non-traded REITs to provide favorable tax treatment to investors. For example, our TIC investors are able to defer the recognition of gain on sale of investment or business property if they enter into a 1031 exchange. Similarly, qualified REITs generally are not subject to federal income tax at corporate rates, which permits REITs to make larger distributions to investors (i.e. without reduction for federal income tax imposed at the corporate level). If we fail to properly structure a TIC transaction or if a REIT fails to satisfy the complex requirements for qualification and taxation as a REIT under the Internal Revenue Code, we could be subject to claims by investors as a result of additional tax they may be required to pay or because they are unable to receive the distributions they expected at the time they made their investment. In addition, any failure to satisfy applicable tax regulations in structuring our programs would negatively affect our reputation, which would in turn affect our ability to earn additional fees from new programs. Claims by investors could lead to losses and any reduction in our fees would have a material adverse effect on our revenues.
Any future co-investment activities we undertake could subject us to real estate investment risks which could lead to the need for substantial capital contributions, which may impact our cash flows and financial condition and, if we are unable to make them, could damage our reputation and result in adverse consequences to our holdings.
          We may from time to time invest our capital in certain real estate investments with other real estate firms or with institutional investors such as pension plans. Any co-investment will generally require us to make initial capital contributions, and some co-investment entities may request additional capital from us and our subsidiaries holding investments in those assets. These contributions could adversely impact our cash flows and financial condition. Moreover, the failure to provide these contributions could have adverse consequences to our interests in these investments. These adverse consequences could include damage to our reputation with our co-investment partners as well as dilution of ownership and the necessity of obtaining alternative funding from other sources that may be on disadvantageous terms, if available at all.
Geographic concentration of program properties may expose our programs to regional economic downturns that could adversely impact their operations and, as a result, the fees we are able to generate from them, including fees on disposition of the properties as we may be limited in our ability to dispose of properties in a challenging real estate market.
          Our programs generally focus on acquiring assets satisfying particular investment criteria, such as type or quality of tenants. There is generally no or little focus on the geographic location of a particular property. We cannot guarantee, however, that our programs will have, or will be able to maintain, a significant amount of geographic diversity. Although our property programs are located in 29 states, a majority of these properties (by square footage) are located in Texas, Georgia, California, Florida and North Carolina. Geographic concentration of properties exposes our programs to economic downturns in the areas where the properties are located. A regional recession or other major, localized economic disruption in a region, such as earthquakes and hurricanes, in any of these areas could adversely affect our programs’ ability to generate or increase their operating revenues, attract new tenants or dispose of unproductive properties. Any reduction in program revenues would effectively reduce the fees we generate from them, which would adversely affect our results of operations and financial condition.
If third-party managers providing property management services for our programs’ office, medical office and healthcare related facilities, retail and multi-family properties are negligent in their performance of, or default on, their management obligations, the tenants may not renew their leases or we may become subject to unforeseen liabilities. If this occurs, it could have an adverse effect on our financial condition and operating results.
          We have entered into agreements with third-party management companies to provide property management services for a significant number of our programs’ properties, and we expect to enter into similar third-party management agreements with respect to properties our programs acquire in the future. We do not supervise these third-party managers and their personnel on a day-to-day basis and we cannot assure you that they will manage our programs’ properties in a manner that is consistent with their obligations under our agreements, that they will not be negligent in their performance or engage in other criminal or fraudulent activity, or that these managers will not otherwise default on their management obligations to us. If any of the foregoing occurs, the relationships with our programs’ tenants could be damaged, which may cause the tenants not to renew their leases, and we could incur liabilities resulting from loss or injury to the properties or to persons at the properties. If we are unable to lease the properties or we become subject to significant liabilities as a result of third-party management performance issues, our operating results and financial condition could be substantially harmed.

We or our new programs may be required to incur future indebtedness to raise sufficient funds to purchase properties.
          One of our business strategies is to develop new investment programs. The development of a new program requires the identification and subsequent acquisition of properties when the opportunity arises. In some instances, in order to effectively and efficiently complete a program, we may provide deposits for the acquisition of the property or actually purchase the property and warehouse it temporarily for the program. If we do not have cash on hand available to pay these deposits or fund an acquisition, we or our programs may be required to incur additional indebtedness, which indebtedness may not be available on acceptable terms. If we incur substantial debt, we could lose our interests in any properties that have been provided as collateral for any secured borrowing, or we could lose our assets if the debt is recourse to it. In addition, our cash flow from operations may not be sufficient to repay these obligations upon their maturity, making it necessary for us to raise additional capital or dispose of some of our assets. We cannot assure you that we will be able to borrow additional debt on satisfactory terms, or at all.
Future pressures to lower, waive or credit back our fees could reduce our revenue and profitability.
          We have on occasion waived or credited our fees for real estate acquisitions, financings, dispositions and management fees for our TIC programs to improve projected investment returns and attract TIC investors. There has also been a trend toward lower fees in some segments of the third-party asset management business, and fees paid for the management of properties in our TIC programs or public non-traded REITs could follow these trends. In order for us to maintain our fee structure in a competitive environment, we must be able to provide clients with investment returns and service that will encourage them to be willing to pay such fees. We cannot assure you that we will be able to maintain our current fee structures. Fee reductions on existing or future new business could have a material adverse impact on our revenue and profitability.
Regulatory uncertainties related to our broker-dealer services could harm our business.
          The securities industry in the United States is subject to extensive regulation under both federal and state laws. Broker-dealers are subject to regulations covering all aspects of the securities business. The SEC, FINRA, and other self-regulatory organizations and state securities commissions can censure, fine, issue cease-and-desist orders to, suspend or expel a broker-dealer or any of our officers or employees. The ability to comply with applicable laws and rules is largely dependent on an internal system to ensure compliance, as well as the ability to attract and retain qualified compliance personnel. We could be subject to disciplinary or other actions in the future due to claimed noncompliance with these securities regulations, which could have a material adverse effect on our operations and profitability.
We depend upon our programs’ tenants to pay rent, and their inability to pay rent may substantially reduce certain fees we receive which are based on gross rental amounts.
          Our programs are subject to varying degrees of risk that generally arise from the ownership of real estate. For example, the income we are able to generate from management fees is derived from the gross rental income on the properties in our programs. The rental income depends upon the ability of the tenants of our programs’ properties to generate enough income to make their lease payments. Changes beyond our control may adversely affect the tenants’ ability to make lease payments or could require them to terminate their leases. Either an inability to make lease payments or a termination of one or more leases could reduce the management fees we receive. These changes include, among others, the following:
•	downturns in national or regional economic conditions where our programs’ properties are located, which generally will negatively impact the demand and rental rates;
•	changes in local market conditions such as an oversupply of properties, including space available by sublease or new construction, or a reduction in demand for properties in our programs, making it more difficult for our programs to lease space at attractive rental rates or at all;
•	competition from other available properties, which could cause our programs to lose current or prospective tenants or cause them to reduce rental rates; and
•	changes in federal, state or local regulations and controls affecting rents, prices of goods, interest rates, fuel and energy consumption.
Due to these changes, among others, tenants and lease guarantors, if any, may be unable to make their lease payments.

          Defaults by tenants or the failure of any lease guarantors to fulfill their obligations, or other early termination of a lease could, depending upon the size of the leased premises and our ability as property manager to successfully find a substitute tenant, have a material adverse effect on our revenue.
Conflicts of interest inherent in transactions between our programs and us, and among our programs, could create liability for us that could have a material adverse effect on our results of operations and financial condition.
          These conflicts include but are not limited to the following:
•	we experience conflicts of interests with certain of our directors, officers and affiliates from time to time with regard to any of our investments, transactions and agreements in which we hold a direct or indirect pecuniary interest;
•	since we receive both management fees and acquisition and disposition fees for our programs’ properties, we could be in conflict with our programs over whether their properties should be sold or held by the program and we may make decisions or take actions based on factors other than in the best interest of investors of a particular sponsored investor program;
•	a component of the compensation of certain of our executives is based on particular programs, which could cause the executives to favor those programs over others;
•	we may face conflicts of interests as to how we allocate property acquisition opportunities or prospective tenants among competing programs;
•	we may face conflicts of interests if programs sell properties to each other or invest in each other; and
•	our executive officers will devote only as much of their time to a program as they determine is reasonably required, which may be substantially less than full time; during times of intense activity in other programs, these officers may devote less time and fewer resources to a program than are necessary or appropriate to manage the program’s business.
We cannot assure you that one or more of these conflicts will not result in claims by investors in our programs, which could have a material adverse effect on our results of operations and financial condition.
The offerings conducted to raise capital for our TIC programs are done in reliance on exemptions from the registration requirements of the Securities Act. A failure to satisfy the requirements for the appropriate exemption could void the offering or, if it is already completed, provide the investors with rescission rights, either of which would have a material adverse effect on our reputation and as a result our business and results of operations.
          The securities of our TIC programs are offered and sold in reliance upon a private placement offering exemption from registration under the Securities Act and applicable state securities laws. If we or our dealer-manager failed to comply with the requirements of the relevant exemption and an offering were in process, we may have to terminate the offering. If an offering was completed, the investors may have the right, if they so desired, to rescind their purchase of the securities. A rescission offer could also be required under applicable state securities laws and regulations in states where any securities were offered without registration or qualification pursuant to a private offering or other exemption. If a number of holders sought rescission at one time, the applicable program would be required to make significant payments which could adversely affect our business and as a result, the fees generated by us from such program. If one of our programs was forced to terminate an offering before it was completed or to make a rescission offer, our reputation would also likely be significantly harmed. Any reduction in fees as a result of a rescission offer or a loss of reputation would have a material adverse effect on our business and results of operations.
The inability to identify suitable refinance options may negatively impact investment program performance and cause harm to our reputation, cause the loss of management contracts and third-party broker-dealer selling agreements, limit our ability to sign future third-party broker-dealer selling agreements and potentially expose us to legal liability.
          The availability of real estate financing has greatly diminished over the past year as a result of the global credit crisis and overall decline in the real estate market. As a result, we may not be able to refinance some or all of the loans maturing in our investment management portfolio. Failure to obtain suitable refinance options may have a negative impact on investment returns and may potentially cause investments to go into foreclosure or result in a complete loss of equity for program investors. Any such negative impact on distributions, foreclosure or loss of equity in an investment program could adversely affect our reputation and our ability to attract investors for future investment programs. In addition, it could cause us to lose asset and property management contracts, cause us to lose third-party broker-dealer selling agreements for existing investment programs, including our REITs, and limit our ability to sign future third-party broker-dealer agreements. Significant losses in investor equity and reductions in distributions increase the risk of claims or legal actions by program investors. Any such legal liability could result in damage to our reputation, loss of third-party broker-dealer selling agreements and incurrence of legal expenses.
An increase in interest rates may negatively affect the equity value of our programs or cause us to lose potential investors to alternative investments, causing the fees we receive for transaction and management services to be reduced.
          Although in the last two years, interest rates in the United States have generally decreased, if interest rates were to rise, our financing costs would likely rise and our net yield to investors may decline. This downward pressure on net yields to investors in our programs could compare poorly to rising yields on alternative investments. Additionally, as interest rates rise, valuations of commercial real estate properties typically decline. A decrease in both the attractiveness of our programs and the value of assets held by these programs could cause a decrease in both transaction and management services revenues, which would have an adverse effect on our results of operations.
Increasing competition for the acquisition of real estate may impede our ability to make future acquisitions which would reduce the fees we generate from these programs and could adversely affect our operating results and financial condition.
          The commercial real estate industry is highly competitive on an international, national and regional level. Our programs face competition from REITs, institutional pension plans, and other public and private real estate companies and private real estate investors for the acquisition of properties and for raising capital to create programs to make these acquisitions. Competition may prevent the Company’s programs from acquiring desirable properties or increase the price they must pay for real estate. In addition, the number of entities and the amount of funds competing for suitable investment properties may increase, resulting in increased demand and increased prices paid for these properties. If our programs pay higher prices for properties, investors may experience a lower return on investment and be less inclined to invest in our next program which may decrease our profitability. Increased competition for properties may also preclude our programs from acquiring properties that would generate the most attractive returns to investors or may reduce the number of properties our programs could acquire, which could have an adverse effect on our business.
Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our programs’ properties and harm our financial condition.
          Because real estate investments are relatively illiquid, our ability to promptly facilitate a sale of one or more properties or investments in our programs in response to changing economic, financial and investment conditions may be limited. In particular, these risks could arise from weakness in the market for a property, changes in the financial condition or prospects of prospective purchasers, changes in regional, national or international economic conditions, and changes in laws, regulations or fiscal policies of jurisdictions in which the property is located. Fees from the disposition of properties would be materially affected if we were unable to facilitate a significant number of property dispositions for our programs.
Risks Related to the Company in General
Delaware law and provisions of our amended and restated certificate of incorporation and restated bylaws contain provisions that could delay, deter or prevent a change of control.
          The anti-takeover provisions of Delaware law impose various impediments on the ability or desire of a third party to acquire control of the Company, even if a change of control would be beneficial to our existing shareowners, and we will be subject to these Delaware anti-takeover provisions. Additionally, our amended and restated certificate of incorporation and our restated bylaws contain provisions that might enable our management to resist a proposed takeover of the Company. The provisions include:
•	the authority of our board to issue, without shareowner approval, preferred stock with such terms as our board may determine;

•	the authority of our board to adopt, amend or repeal our bylaws; and

•	a prohibition on holders of less than a majority of our outstanding shares of capital stock calling a special meeting of our shareowners.
These provisions could discourage, delay or prevent a change of control of the Company or an acquisition of the Company at a price that our shareowners may find attractive. These provisions also may discourage proxy contests and make it more difficult for our shareowners to elect directors and take other corporate actions. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.
We have the ability to issue blank check preferred stock, which could adversely affect the voting power and other rights of the holders of our common stock.
          The Board of Directors has the right to issue “blank check” preferred stock, which may affect the voting rights of holders of common stock and could deter or delay an attempt to obtain control of the Company. There are currently nineteen million authorized and undesignated shares of preferred stock that could be so issued. Our Board of Directors is authorized, without any further shareowner approval, to issue one or more additional series of preferred stock in addition to the currently outstanding 12% Preferred Stock. We are authorized to fix and state the voting rights, powers, designations, preferences and relative participation or other special rights of each such series of preferred stock and any qualifications, limitations and restrictions thereon. Preferred stock typically ranks prior to the common stock with respect to dividend rights, liquidation preferences, or both, and may have full, limited, or expanded voting rights. Accordingly, issuances of preferred stock could adversely affect the voting power and other rights of the holders of common stock and could negatively affect the market price of our common stock.
We have registration rights outstanding, which could have a negative impact on our share price if exercised.
          In addition to the registration rights granted to one of the institutional purchasers of the 12% Preferred Stock, which has been exercised, pursuant to the Company’s registration rights agreement with Kojaian Ventures, L.L.C. and Kojaian Holdings, LLC, the holders of such rights could, in the future, cause the Company to file additional registration statements with respect to certain of our shares of common stock, which could have a negative impact on the market price of the Company’s common stock.
Future sales of our common stock could adversely affect our stock price.
          There are an aggregate of 469,746 Company shares as of December 31, 2009 subject to issuance upon the exercise of outstanding options. Accordingly, these shares will be available for sale in the open market, subject to vesting restrictions, and, in the case of affiliates, certain volume limitations. The sale of shares either pursuant to the exercise of outstanding options or as after the satisfaction of vesting restriction of certain restricted stock could also cause the price of our common stock to decline.
Uninsured and underinsured losses may adversely affect operations.
          Should a property sustain damage or an occupant sustain an injury, we may incur losses due to insurance deductibles, co-payments on insured losses or uninsured losses. In the event of a substantial property loss or personal injury, the insurance coverage may not be sufficient to pay the full damages. In the event of an uninsured loss, we could lose some or all of our capital investment, cash flow and anticipated profits related to one or more properties. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it not feasible to use insurance proceeds to replace a property after it has been damaged or destroyed. Under these circumstances, the insurance proceeds we receive, if any, might not be adequate to restore our economic position with respect to the property. In the event of a significant loss at one or more of the properties in our programs, the remaining insurance under the applicable policy, if any, could be insufficient to adequately insure the remaining properties. In this event, securing additional insurance, if possible, could be significantly more expensive than the current policy. A loss at any of these properties or an increase in premium as a result of a loss could decrease the income from or value of properties under management in our programs, which in turn would reduce the fees we receive from these programs. Any decrease or loss in fees could have a material adverse effect on our financial condition or results of operations.
          We carry commercial general liability, fire and extended coverage insurance with respect to our programs’ properties. We obtain coverage that has policy specifications and insured limits that we believe are customarily carried for similar properties. We cannot assure you, however, that particular risks that are currently insurable will continue to be insurable on an economic basis or that current levels of coverage will continue to be available. In addition, we generally do not obtain insurance against certain risks, such as floods.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
          We are including the following discussion to inform you of some of the risks and uncertainties that can affect our company. Various statements contained in this prospectus, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements. We use words such as “believe,” “intend,” “expect,” “anticipate,” “plan,” “may,” “will,” “should” and similar expressions to identify forward-looking statements. The forward-looking statements in this prospectus speak only as of the date of this prospectus; we disclaim any obligation to update these statements unless required by applicable securities laws, and we caution you not to rely on them unduly. You are further cautioned that any forward-looking statements are not guarantees of future performance. Our beliefs, expectations and intentions can change as a result of many possible events or factors, not all of which are known to us or are within our control, and a number of risks and uncertainties could cause actual results to differ materially from those anticipated in the forward-looking statements. Such factors, risks and uncertainties include, but are not limited to:
•	liquidity and availability of additional or continued sources of financing;

•	the continued weakening national economy in general and the commercial real estate markets in particular;

•	the continued global credit crises and capital markets disruption;

•	changes in general economic and business conditions, including interest rates, the cost and availability of financing of capital for investment in real estate, clients’ willingness to make real estate commitments and other factors impacting the value of real estate assets;

•	our ability to retain major clients and renew related contracts;

•	our ability to return advisory and management contracts on sponsored REIT and TIC programs, respectively;

•	the failure of properties sponsored or managed by us to perform as anticipated;

•	our exposure to liabilities in connection with sponsored investment programs;

•	our ability to compete in specific geographic markets or business segments that are material to us;

•	the contraction of the TIC market;

•	declining values of real assets and distributions on our programs;

•	significant variability in our results of operations among quarters;

•	our ability to retain our senior management and attract and retain qualified and experienced employees;

•	our ability to comply with the laws and regulations applicable to real estate brokerage investment syndication and mortgage transactions;

•	our potential liability under loan guarantees in connection with investment programs;

•	our ability to sign and retain selling agreements;

•	our exposure to liabilities in connection with real estate brokerage, real estate and property management activities;

•	changes in the key components of revenue growth for large commercial real estate services companies;

•	reliance of companies on outsourcing for their commercial real estate needs;

•	liquidity and availability of additional or continued sources of financing for the Company’s investment programs;

•	trends in use of large, full-service real estate providers;

•	diversification of our client base;

•	improvements in operating efficiency;

•	protection of our brand;

•	trends in pricing for commercial real estate services;

•	the effect of implementation of new tax and accounting rules and standards; and

•	the other risks identified in this prospectus including, without limitation, those under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.”
          You should carefully consider these and other factors, risks and uncertainties before you make an investment decision with respect to the 12% Preferred Stock or our common stock.
THE COMPANY
General
          Grubb & Ellis Company (“the Company” or “Grubb & Ellis”), a Delaware corporation founded over 50 years ago, is one of the country’s largest and most respected commercial real estate services and investment management firms. The Company offers property owners, corporate occupants and program investors comprehensive integrated real estate solutions, including transactions, management, consulting and investment advisory services supported by proprietary market research and extensive local market expertise.
          On December 7, 2007, the Company effected a stock merger (the “Merger”) with NNN Realty Advisors, Inc. (“NNN”), a real estate asset management company and nationally recognized sponsor of public non-traded real estate investment trusts (“REITs”), as well as a sponsor of tenant-in-common (“TIC”) investments and other investment programs. Upon the closing of the Merger, a change of control occurred. The former shareowners of NNN acquired approximately 60% of the Company’s issued and outstanding common stock.
          In certain instances throughout this prospectus, phrases such as “legacy Grubb & Ellis” or similar descriptions are used to reference, when appropriate, Grubb & Ellis prior to the Merger. Similarly, in certain instances throughout this prospectus the term NNN, “legacy NNN” or similar phrases are used to reference, when appropriate, NNN Realty Advisors, Inc. prior to the Merger.
Business Segment Reporting
          The Company currently reports its revenue by three operating business segments in accordance with the provisions of Segment Reporting Topic of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“Codification”): Management Services, which includes property management, corporate facilities management, project management, client accounting, business services and engineering services for unrelated third parties and the properties owned by the investment programs it sponsors; Transaction Services, which comprises its real estate brokerage operations; and Investment Management, which includes providing acquisition, financing, disposition and asset management services with respect to its investment programs and dealer-manager services by its securities broker-dealer, which facilitates capital raising transactions for its REIT, TIC and other investment programs. Additional information on these business segments can be found in Note 25 of Notes to Consolidated Financial Statements in Item 8 of this Report.
Management Services
          Grubb & Ellis delivers integrated property, facility, asset, construction, business and engineering management services to a host of corporate and institutional clients. The Company offers customized programs that focus on cost-efficient operations and tenant retention.

          The Company manages a comprehensive range of properties including headquarters, facilities and class A office space for major corporations, including many Fortune 500 companies. Grubb & Ellis’ skills extend to management of industrial, manufacturing and warehousing facilities as well as data centers and retail outlets for real estate users and investors.
          Additionally, Grubb & Ellis provides consulting services, including site selection, feasibility studies, exit strategies, market forecasts, appraisals, strategic planning and research services.
          The Company is committed to expanding the scope of products and services offered, while ensuring that it can support client relationships with best-in-class service. During 2009, the Company continued to expand the number of client service relationship managers, which provide a single point of contact to corporate clients with multi-service needs.
          In 2009 Grubb & Ellis secured significant new management services contracts from Kraft, Wachovia Corporation and Zurich Alternative Asset Management. The Company also secured significant contract renewals with Citigroup, General Motors, Microsoft and Wells Fargo. As of December 31, 2009, Grubb & Ellis managed approximately 240.7 million square feet, of which 24.3 million square feet related to its sponsored investment programs.
Transaction Services
          Grubb & Ellis has a track record of over 50 years in the commercial real estate industry and is one of the largest real estate brokerage firms in the country, offering clients the experience of thousands of successful transactions and the expertise that comes from a nationwide platform. There are 126 owned and affiliate offices worldwide (53 owned and approximately 73 affiliates) and more than 6,000 professionals, including a brokerage sales force of more than 1,800 brokers. By focusing on the overall business objectives of its clients, Grubb & Ellis utilizes its research capabilities, extensive properties database and negotiation skills to create, buy, sell and lease opportunities for both users and owners of commercial real estate. With a comprehensive approach to transactions, Grubb & Ellis offers a full suite of services to clients, from site selection and sale negotiations to needs analysis, occupancy projections, prospect qualification, pricing recommendations, long-term value consultation, tenant representation and consulting services. As one of the most active and largest commercial real estate brokerages in the United States, Grubb & Ellis’ traditional real estate services provide added value to the Company’s real estate investment programs by offering a comprehensive market view and local area expertise.
          The Company actively engages its brokerage force in the execution of its marketing strategy. Regional and metro-area managing directors, who are responsible for operations in each major market, facilitate the development of brokers. Through the Company’s specialty practice groups, key personnel share information regarding local, regional and national industry trends and participate in national marketing activities, including trade shows and seminars. This ongoing communication among brokers serves to increase their level of expertise as well as their network of relationships, and is supplemented by other more formal education, including training programs offering sales and motivational training and cross-functional networking and business development opportunities.
          In many local markets where the Company does not have owned offices, it has affiliation agreements with independent real estate services providers that conduct business under the Grubb & Ellis brand. The Company’s affiliation agreements provide for exclusive mutual referrals in their respective markets, generating referral fees. The Company’s affiliation agreements are generally multi-year contracts. Through its affiliate offices, the Company has access to more than 1,000 brokers with local market research capabilities.
          The Company’s Corporate Services Group provides comprehensive coordination of all required real estate related services to help realize the needs of clients’ real estate portfolios and to maximize their business objectives. These services include consulting services, lease administration, strategic planning, project management, account management and international services.
          As of December 31, 2009, Grubb & Ellis had in excess of 1,800 brokers at its owned and affiliate offices, of which 824 brokers were at its owned offices, up from 805 at December 31, 2008.
Investment Management
          The Company and its subsidiaries are leading sponsors of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including public non-traded REITs, TIC investments, mutual funds and other real estate investment funds. The Company brands its investment programs as Grubb & Ellis in order to capitalize on the strength of the Grubb & Ellis brand name and to leverage the Company’s various platforms. During the year ended December 31, 2009, more than $554.7 million in investor equity was raised for these sponsored investment programs. As of

December 31, 2009, the Company has more than $5.7 billion of assets under management related to the various programs that it sponsors. The Company has completed transaction acquisition and disposition volume totaling approximately $12.3 billion on behalf of more than 55,000 program investors since 1998.
          Investment management products are distributed through the Company’s broker-dealer subsidiary, Grubb & Ellis Securities Inc. (“GBE Securities”). GBE Securities is registered with the Securities and Exchange Commission (the “SEC”), the Financial Industry Regulatory Authority (“FINRA”) and all 50 states. GBE Securities has agreements with an extensive network of broker dealers with selling relationships providing access to thousands of licensed registered representatives. Part of the Company’s strategy is to expand its network of broker-dealers to increase the amount of equity that it raises in its various investment programs.
          The Company and Grubb & Ellis Equity Advisors, LLC, (“GEEA”) a subsidiary of the Company, sponsor and advise public non-traded REITs that are registered with the SEC but are not listed on a national securities exchange like a traded REIT. According to the published Stanger Report, Winter 2010, by Robert A. Stanger and Co., an independent investment banking firm, approximately $6.7 billion was raised in the non-traded REIT sector in 2009. As of December 31, 2009, the Company sponsors two demographically focused programs that are actively raising capital, Grubb & Ellis Healthcare REIT II, Inc. and Grubb & Ellis Apartment REIT, Inc. In addition, the Company raised equity for and provided advisory services to Grubb & Ellis Healthcare REIT, Inc. (now Healthcare Trust of America, Inc.) until August 28, 2009 and September 20, 2009, respectively. Public non-traded REITs sponsored or advised by the Company and its affiliates raised $536.9 million in combined capital in 2009.
          In 2008, the Company started a family of U.S. and global open end mutual funds that focus on real estate securities and manage private investment funds exclusively for qualified investors through its 51% ownership in Grubb & Ellis Alesco Global Advisors, LLC (“Alesco”). The Company, through its subsidiary, Alesco, serves as general partner and investment advisor to one limited partnership and as investment advisor to three mutual funds as of December 31, 2009. One of the limited partnerships, Grubb & Ellis AGA Real Estate Investment Fund LP, is required to be consolidated in accordance with the Consolidation Topic. As of December 31, 2009, Alesco had $8.0 million of investment funds under management.
          In mid-2009, the Company formed Energy & Infrastructure Advisors, LLC, a joint venture between Grubb & Ellis and the Meridian Companies that intends to sponsor retail and institutional products focused on investment opportunities in the energy and infrastructure sector.
          Grubb & Ellis Realty Investors, LLC (“GERI”) (formerly Triple Net Properties, LLC), a subsidiary of the Company, had 146 sponsored TIC programs under management and has taken more than 60 programs full cycle (from acquisition through disposition) as of December 31, 2009.
          Through its multi-family platform, the Company provides investment management services for REIT and TIC apartment vehicles and currently manages in excess of 13,000 apartment units through Grubb & Ellis Residential Management, Inc., the Company’s multi-family management services subsidiary.
Company Strategy
          As one of the oldest and most recognized brands in the commercial real estate industry, Grubb & Ellis is known for its broad geographic reach, long-term client relationships and full-range of product and service offerings. The Company’s strategy is to leverage these attributes to become a larger, more robust real estate services and investment firm. The Company’s growth plan is focused on the achievement of four primary goals: increasing the scale and productivity of its leasing and investment sales brokerage operations; expanding its owner and occupier property and facilities management portfolio; growing its position in the sponsorship of public non-traded REITs and private investment programs to include institutional real estate investment management by utilizing the Company’s full-service platform, proprietary real estate research, specialty practice groups and local market knowledge; and entering related businesses in which the Company does not currently have a presence but which represent a natural extension of its strategy to provide best in class service and comprehensive solutions to clients.
Appointment of President, Chief Executive Officer and Director
          Effective November 16, 2009, the Board of Directors appointed Thomas P. D’Arcy as the Company’s president, chief executive officer and a member of the board of directors. Mr. D’Arcy replaced Gary H. Hunt, who had been serving as the Company’s interim president and chief executive officer.

          Prior to joining the Company, Mr. D’Arcy served in leadership positions at various public and private real estate companies for more than 27 years. He is currently the non-executive chairman of Inland Real Estate Corporation (NYSE:IRC), a $1.5 billion REIT where he has served as an independent director since 2005. Most recently, he was a principal in Bayside Realty Partners, a private real estate company focusing on acquiring, renovating and developing land and income-producing real estate. From 2001 to 2004, he was president and chief executive officer of Equity Investment Group, a private REIT and from 1989 to 2000 he served as chairman and chief executive officer of Bradley Real Estate, Inc. a NYSE-listed real estate investment trust. During his tenure at Bradley, Mr. D’Arcy significantly grew the company through restructuring and mergers and acquisitions, which led to its sale to Heritage Investment Trust in 2000, creating substantial value for its shareowners.
Private Placement of 12% Preferred Stock
          In the fourth quarter of 2009, the Company consummated the issuance and sale of an aggregate of 965,700 shares of 12% Cumulative Participating Perpetual Preferred Stock, par value $0.01 per share (the “12% Preferred Stock”). The Preferred Stock was sold to qualified institutional buyers and accredited investors in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) that apply to offers and sales of securities that do not involve a public offering. Accordingly, the 12% Preferred Stock was offered and sold only to (i) “qualified institutional buyers” (as defined in Rule 144A under the Securities Act), (ii) to a limited number of institutional “accredited investors” (as defined in Rule 501(a)(1), (2), (3) or (7) of the Securities Act), and (iii) to a limited number of individual “accredited investors” (as defined in Rule 501(a)(4), (5) or (6) of the Securities Act).
          Each share of 12% Preferred Stock is convertible into 60.606 shares of common stock of the Company, which represents a conversion price of approximately $1.65 per share of common stock. The Company received net proceeds from the private placement of approximately $90.1 million after deducting the initial purchaser’s discounts and certain offering expenses and after giving effect to the conversion of $5.0 million of subordinated debt previously provided by an affiliate of the Company’s largest shareowner. The Company used the net proceeds to pay transaction costs and repay in full the Company’s Credit Facility (as defined below) at the agreed reduced principal amount equal to approximately 65% of the principal amount outstanding under such facility (as more fully discussed in the section immediately following “Amendment and Repayment of Senior Secured Credit Facility”). The balance of the net proceeds from the offering will be used for general corporate purposes.
Amendment and Repayment of Senior Secured Credit Facility
          On December 7, 2007, the Company entered into a $75.0 million credit agreement (which was subsequently amended and restated) by and among the Company, the guarantors named therein, and the financial institutions defined therein as lender parties, with Deutsche Bank Trust Company Americas, as lender and administrative agent (the “Credit Facility”). The Company entered into a further amendment and limited waiver to its Credit Facility, effective as of September 30, 2009 (the “Credit Facility Amendment”), that extended the time previously afforded the Company in May 2009, to effect a recapitalization under its Credit Facility from September 30, 2009 to November 30, 2009. Pursuant to the Credit Facility Amendment, the Company also received the right to prepay its Credit Facility in full at any time on or prior to November 30, 2009 at a discounted amount equal to 65% of the aggregate principal amount outstanding. On November 6, 2009, concurrently with the initial closing of the private placement of its 12% Preferred Stock, the Company repaid its Credit Facility in full at the discounted amount and the Credit Facility was terminated in accordance with its terms. (See Note 19 of Notes to Consolidated Financial Statements in Item 8 of this Report for additional information)
          As a condition to entering into the Credit Facility Amendment, the lenders to the Company’s Credit Facility required that Kojaian Management Corporation, an affiliate of the Company’s largest shareowner, effect a $5.0 million subordinated financing of the Company. On October 2, 2009, the Company completed the shareowner subordinated financing in the form of a senior subordinated convertible note bearing an interest rate of 12% per annum. Concurrently with the initial closing of the private placement of 12% Preferred Stock, the principal amount of the senior subordinated convertible note was converted into 50,000 shares of 12% Preferred Stock.
Property Acquisitions and Dispositions
          During 2007, the Company acquired three commercial properties — the Danbury Corporate Center in Danbury, Connecticut (the “Danbury Property”), Abrams Center in Dallas, Texas (the “Abrams Property”) and 6400 Shafer Court in Rosemont, Illinois (the “Shafer Property”) — for an aggregate contract price of $122.2 million, along with acquisition costs of approximately $1.3 million, and assumed obligations of approximately $0.5 million. On June 3, 2009, the Company sold the Danbury Property to an unaffiliated entity for a sales price of $72.4 million.

          On December 29, 2009, GERA Abrams Centre LLC (“Abrams”) and GERA 6400 Shafer LLC (“Shafer” and together with Abrams, collectively, the “Borrower”), each a subsidiary of Company, modified the terms (the “Amendment”) of its $42.5 million loan initially due on July 9, 2009 (the “Loan”) by and among the Borrower and Tremont Net Funding II, LLC (the “Lender”).
          The Amendment to the Loan provided, among other things, for an extension of the term of the Loan until March 31, 2010 (the “Loan Extension Date”). In addition, the principal balance of the Loan was reduced from $42.5 million to $11.0 million in connection with the transfer of the Shafer Property from the Borrower to an affiliate of Lender for nominal consideration pursuant to a special warranty deed (the “Special Warranty Deed”) that was recorded on December 29, 2009.
          Pursuant to the Amendment, the Lender remains obligated under the Loan, in its reasonable discretion, to fund any shortfalls relating to tenant improvements and leasing commission expenses and to fund any operational shortfalls and debt service, provided that there is no event of default existing with respect to the Loan. The Amendment also granted the Lender a call option, and the Borrower a put option, with respect to the Abrams Property through the Loan Extension Date. Each of the Lender’s call option and the Borrower’s put option requires 10 business days prior written notice and provides for the transfer of the Abrams Property pursuant to a deed identical in all material respects to the Special Warranty Deed that was executed with respect to the Shafer Property. If neither the put option nor the call option is exercised by March 30, 2010, the Borrower has the right to file a deed conveying the Abrams Property to the Lender or its designee on March 31, 2010. The Amendment also released the Borrower and the guarantor under the Loan, from and against any claims, obligations and/or liabilities that the Lender or any of party related to or affiliated with the Lender, whether known or unknown, that such party had, has or may have in the future, arising from or related to the Loan.
          Pursuant to the Consolidation Topic, Management determined that control of the Abrams and Shafer properties did not rest with the Company, but rather the Lender, and thus, the Company deconsolidated these properties in the fourth quarter of 2009.
Industry and Competition
          The U.S. commercial real estate services industry is large and highly fragmented, with thousands of companies providing asset management, investment management and brokerage sales and leasing transaction services. In recent years the industry has experienced substantial consolidation, a trend that is expected to continue.
          The Company competes in a variety of service businesses within the commercial real estate industry. Each of these business areas is highly competitive on a national as well as local level. The Company faces competition not only from other regional and national service providers, but also from global real estate providers, boutique real estate advisory firms and appraisal firms. Although many of the Company’s competitors are local or regional firms that are substantially smaller than the Company, some competitors are substantially larger than the Company on a local, regional, national and/or international basis. The Company’s significant competitors include CB Richard Ellis, Jones Lang LaSalle and Cushman & Wakefield, all of which have global platforms. The Company believes that it needs to expand its platform in order to more effectively compete for the business of large multi-national corporations that are increasingly seeking a single real estate services provider.
          The top 25 brokerage companies collectively completed nearly $644.5 billion in investment sales and leasing transactions globally in 2008, according to the latest available survey published by National Real Estate Investor. The Company ranked 12th in this survey, including transactions in its affiliate offices.
          Within the management services business, according to a recent survey published in 2009 by National Real Estate Investor, the top 25 companies in the industry manage over 9.1 billion square feet of commercial property. The Company ranks as the seventh largest property management company in this survey with 246.9 million square feet under management at year end 2008, including property under management in its affiliate offices. The largest company in the survey had 2.2 billion square feet under management.
          The Company’s investment management business is subject to competition on a number of different levels. The Company competes with both large and small investment sponsors and faces threats from new entrants or entrants that pivot to focus on raising capital through the same channels as the Company. With regard to fundraising in the retail securities arena, GBE Securities faces competition to acquire limited shelf space in selling group firms and faces fundraising challenges from an industry-wide oversupply of product seeking limited investor dollars. As it increases its involvement in fundraising for institutional investments funds, the Company will face competition from a different group of well-financed institutional managers. Separate from fundraising competition, the investment programs themselves face competition generally from REITs, institutional pension plans and other public and private real estate companies and private real estate investors for the acquisition of properties and for the limited financing available to real estate investors.
          While there can be no assurances that the Company will be able to continue to compete effectively, maintain current fee levels or margins, or maintain or increase its market share, based on its competitive strengths, the Company believes that it has the infrastructure and personnel to continue to operate in this highly competitive industry. The ability to do so, however, depends upon the Company’s ability to, among other things, successfully manage through the disruption and dislocation of the credit markets and the weak national and global economies. Specifically, as our business involves the acquisition, disposition, and financing of commercial properties, many of such activities are dependent, either directly or indirectly, and in whole or in part, on the availability and cost of credit. The disruption in the global capital market which began in 2008 has adversely affected our businesses and will continue to do so until such time as credit is once again available at reasonable costs. In addition, the health of real estate investment and leasing markets is dependent on the level of economic activity on a regional and local basis. The significant slowdown in overall economic activity in 2009 has adversely affected many sectors of our business and will continue to do so until economic conditions change.
Environmental Regulation
          Federal, state and local laws and regulations impose environmental zoning restrictions, use controls, disclosure obligations and other restrictions that impact the management, development, use, and/or sale of real estate. Such laws and regulations tend to discourage sales and leasing activities, as well as the willingness of mortgage lenders to provide financing, with respect to some properties. If transactions in which the Company is involved are delayed or abandoned as a result of these restrictions, the brokerage business could be adversely affected. In addition, a failure by the Company to disclose known environmental concerns in connection with a real estate transaction may subject the Company to liability to a buyer or lessee of property.
          The Company generally undertakes a third-party Phase I investigation of potential environmental risks when evaluating an acquisition for a sponsored program. A Phase I investigation is an investigation for the presence or likely presence of hazardous substances or petroleum products under conditions that indicate an existing release, a post release or a material threat of a release. A Phase I investigation does not typically include any sampling. The Company’s programs may acquire a property with environmental contamination, subject to a determination of the level of risk and potential cost of remediation.
          Various environmental laws and regulations also can impose liability for the costs of investigating or remediation of hazardous or toxic substances at sites currently or formerly owned or operated by a party, or at off-site locations to which such party sent wastes for disposal. In addition, an increasing number of federal, state, local and foreign governments have enacted various treaties, laws and regulations that apply to environmental and climate change, in particular seeking to limit or penalize the discharge of materials such as green house gas into the environment or otherwise relating to the protection of the environment. As a property manager, the Company could be held liable as an operator for any such contamination or discharges, even if the original activity was legal and the Company had no knowledge of, or did not cause, the release or contamination. Further, because liability under some of these laws is joint and several, the Company could be held responsible for more than its share, or even all, of the costs for such contaminated site if the other responsible parties are unable to pay. The Company could also incur liability for property damage or personal injury claims alleged to result from environmental contamination or discharges, or from asbestos-containing materials or lead-based paint present at the properties that it manages. Insurance for such matters may not always be available, or sufficient to cover the Company’s losses. Certain requirements governing the removal or encapsulation of asbestos-containing materials, as well as recently enacted local ordinances obligating property managers to inspect for and remove lead-based paint in certain buildings, could increase the Company’s costs of legal compliance and potentially subject the Company to violations or claims. Although such costs have not had a material impact on the Company’s financial results or competitive position in 2009, the enactment of additional regulations, or more stringent enforcement of existing regulations, could cause the Company to incur significant costs in the future, and/or adversely impact the brokerage and management services businesses.
Seasonality
          A substantial portion of the Company’s revenues are derived from brokerage transaction services, which are seasonal in nature. As a consequence, the Company’s revenue stream and the related commission expense are also subject to seasonal fluctuations. However, the Company’s non-variable operating expenses, which are treated as expenses when incurred during the year, are relatively constant in total dollars on a quarterly basis. The Company has typically experienced its lowest quarterly revenue from transaction services in the quarter ending March 31 of each year with higher and more consistent revenue in the quarters ending June 30 and September 30. The quarter ending December 31 has historically provided the highest quarterly level of revenue due to increased activity caused by the desire of clients to complete transactions by calendar year-end. Transaction services revenue represented 32.4% of total revenue for 2009.

Regulation
Transaction and Property Management Services
          The Company and its brokers, salespersons and, in some instances, property managers are regulated by the states in which it does business. These regulations may include licensing procedures, prescribed professional responsibilities and anti-fraud provisions. The Company’s activities are also subject to various local, state, national and international jurisdictions’ fair advertising, trade, housing and real estate settlement laws and regulations and are affected bylaws and regulations relating to real estate and real estate finance and development. Because of the size and scope of real estate sales transactions there is difficulty of ensuring compliance with the numerous state statutory requirements and licensing regimes and there is possible liability resulting from non-compliance.
Dealer-Manager Services
          The securities industry is subject to extensive regulation under federal and state law. Broker-dealers are subject to regulations covering all aspects of the securities business. In general, broker-dealers are required to register with the SEC and to be members of FINRA. As a member of FINRA, GBE Securities’ broker-dealer business is subject to the requirements of the Securities Exchange Act of 1934 as amended (the “Exchange Act”) and the rules promulgated thereunder and to applicable FINRA rules. These regulations establish, among other things, the minimum net capital requirements for GBE Securities’ broker-dealer business. Such business is also subject to regulation under various state laws in all 50 states and the District of Columbia, including registration requirements.
Service Marks
          The Company has registered trade names and service marks for the “Grubb & Ellis” name and logo and certain other trade names. The “Grubb & Ellis” brand name is considered an important asset of the Company, and the Company actively defends and enforces such trade names and service marks.
Real Estate Markets
          The Company’s business is highly dependent on the commercial real estate markets, which in turn are impacted by numerous factors, including but not limited to the general economy, availability and terms of credit and demand for real estate in local markets. Changes in one or more of these factors could either favorably or unfavorably impact the volume of transactions, demand for real estate investments and prices or lease terms for real estate. Consequently, the Company’s revenue from transaction services, investment management operations and property management fees, operating results, cash flow and financial condition are impacted by these factors, among others.
Employees
          As of December 31, 2009, the Company had over 5,000 employees including more than 800 transaction professionals working in 53 owned offices as well as over 1,000 independent contractors working in 73 affiliate offices. Nearly 3,000 employees serve as property and facilities management staff at the Company’s client-owned properties and the Company’s clients reimburse the Company fully for their salaries and benefits. The Company considers its relationship with its employees to be good and has not experienced any interruptions of its operations as a result of labor disagreements.
Properties
          The Company leases all of its office space through non-cancelable operating leases. The terms of the leases vary depending on the size and location of the office. As of December 31, 2009, the Company leased over 755,000 square feet of office space in 75 locations under leases which expire at various dates through June 30, 2020. For those leases that are not renewable, the Company believes that there are adequate alternatives available at acceptable rental rates to meet its needs, although there can be no assurances in this regard. Many of our offices that contain employees of the Transaction Services, Investment Management or Management Services segments also contain employees of other segments. The Company’s Corporate Headquarters are in Santa Ana, California. See Note 20 to the consolidated financial statements included in this prospectus for additional information.
          As of December 31, 2009, the Company owned two commercial office properties comprising 754,000 square feet of gross leasable area for an aggregate purchase price of $140.5 million, in two states. As of December 31, 2009, the mortgage debt related to these two properties totaled $107.0 million.

Legal Proceedings
General
          Grubb & Ellis and its subsidiaries are involved in various claims and lawsuits arising out of the ordinary conduct of its business, as well as in connection with its participation in various joint ventures and partnerships, many of which may not be covered by the Company’s insurance policies. In the opinion of management, the eventual outcome of such claims and lawsuits is not expected to have a material adverse effect on the Company’s financial position or results of operations.
Corporate Information
          Our principal executive offices are located at 1551 N. Tustin Avenue, Suite 300, Santa Ana, California 92705 and our telephone number is (714) 667-8252.

RATIO OF EARNINGS TO FIXED CHARGES
          The following table presents our historical ratios of earnings to fixed charges for the periods indicated.
          The ratios are based solely on historical financial information and no pro forma adjustments have been made.

	Year ended December 31,
	2009	2008	2007	2006	2005
Fixed Charges
Interest and related amortization of borrowing costs	15,446	14,207	10,818	6,765	1,969
Estimate of the interest portion of rental expense	7,165	6,965	1,374	970	510

Fixed Charges	22,611	21,172	12,192	7,735	2,479
Earnings
(Loss) income from continuing operations before taxes	(84,160)	(319,495)	38,494	13,571	13,679
Less: Equity in (losses) earnings of unconsolidated entities	(1,148)	(13,311)	2,029	1,948	292
Plus: Distributions from unconsolidated entities	185	50	75	—	—
Non-controlling interest in subsidiaries with earnings and no fixed charges	—	(629)	(839)	(308)	—
Plus: Fixed charges	22,611	21,172	12,192	7,735	2,479

Earnings (1)	(60,216)	(285,591)	47,893	19,050	15,866
Ratio of earnings to fixed charges	—	—	3.9	2.5	6.4

The amount of coverage deficiency	82,827	306,763	—	—	—

(1)	For purposes of calculating the ratio of earnings to fixed charges, earnings include net income before taxes, less non-controlling interest in subsidiaries with earnings and no fixed charges, less equity in earnings of 50% or less owned subsidiaries, plus distributions from 50% or less owned subsidiaries, plus total fixed charges. Fixed charges represent interest, borrowing costs and estimates of interest within rental expenses.
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
     The following table presents our historical ratios of earnings to combined fixed charges and preferred stock dividends for the periods indicated.
     The ratios are based solely on historical financial information and no pro forma adjustments have been made.

	Year ended December 31,
	2009	2008	2007	2006	2005
Fixed Charges
Interest and related amortization of borrowing costs	15,446	14,207	10,818	6,765	1,969
Estimate of the interest portion of rental expense	7,165	6,965	1,374	970	510
Preferred stock dividends	1,770	—	—	—	—

Fixed Charges	24,381	21,172	12,192	7,735	2,479
Earnings
(Loss) income from continuing operations before taxes	(84,160)	(319,495)	38,494	13,571	13,679
Less: Equity in (losses) earnings of unconsolidated entities	(1,148)	(13,311)	2,029	1,948	292
Plus: Distributions from unconsolidated entities	185	50	75	—	—
Non-controlling interest in subsidiaries with earnings and no fixed charges	—	(629)	(839)	(308)	—
Plus: Fixed charges	24,381	21,172	12,192	7,735	2,479

Earnings (1)	(58,446)	(285,591)	47,893	19,050	15,866
Ratio of earnings to fixed charges	—	—	3.9	2.5	6.4

The amount of coverage deficiency	82,827	306,763	—	—	—

(1)	For purposes of calculating the ratio of earnings to combined fixed charges and preferred stock dividends, earnings include net income before taxes, less non-controlling interest in subsidiaries with earnings and no fixed charges, less equity in earnings of 50% or less owned subsidiaries, plus distributions from 50% or less owned subsidiaries, plus total fixed charges. Fixed charges represent interest, borrowing costs, estimates of interest within rental expenses and preferred stock dividends.

USE OF PROCEEDS
          The proceeds from the sale of each of the selling shareowner’s common stock and 12% Preferred Stock will belong to that selling shareowner. We will not receive any proceeds from such sales.
PRICE AND RELATED INFORMATION CONCERNING REGISTERED SHARES
Market and Price Information
          The principal market for the Company’s common stock is the NYSE. The following table sets forth the high and low sales prices of the Company’s common stock on the NYSE for each quarter of the years ended December 31, 2009 and 2008.

	2009		2008
	High	Low	High	Low
First Quarter	$1.29	$0.25	$7.50	$3.80
Second Quarter	$1.31	$0.50	$7.50	$3.61
Third Quarter	$1.96	$0.55	$5.00	$2.70
Fourth Quarter	$2.17	$1.15	$2.88	$0.81
          On March 19, 2010, the closing sale price of our common stock was $2.04.
          As of March 19, 2010, there were 1,035 registered holders of the Company’s common stock and 69,313,092 shares of common stock outstanding. Sales of substantial amounts of common stock, including shares issued upon the exercise of warrants or options or upon the conversion of preferred stock, or the perception that such sales might occur, could adversely affect prevailing market prices for the common stock.
DIVIDEND POLICY
          The Company declared first and second quarter cash dividends in 2008 for an aggregate of $0.2050 per common share for the year. On July 11, 2008, the Company’s Board of Directors approved the suspension of future dividend payments, and therefore does not anticipate paying cash dividends to common shareowners in the foreseeable future.
          The 12% Preferred Stock are entitled to cumulative annual dividends of $12.00 per share payable quarterly on each of March 31, June 30, September 30 and December 31, commencing on December 31, 2009, when, as and if declared by the Board of Directors. Such dividends will accumulate and be paid in arrears on the basis of a 360-day year consisting of twelve 30-day months. Dividends on the 12% Preferred Stock will be paid in cash and accumulate and be cumulative from the most recent date to which dividends have been paid, or if no dividends have been paid, from and including November 6, 2009. Accumulated dividends on the 12% Preferred Stock will not bear interest. In addition, in the event of any cash distribution to holders of common stock, holders of 12% Preferred Stock will be entitled to participate in such distribution as if such holders of 12% Preferred Stock had converted their shares of 12% Preferred Stock into common stock. See “Description of Preferred Stock—Dividends.”
          On December 11, 2009, the Company’s Board of Directors declared a dividend of $1.8333 per share on the 12% Preferred Stock to shareowners of record as of December 21, 2009, which was paid on December 31, 2009.
          On March 4, 2010, the Company’s Board of Directors declared a dividend of $3.00 per share on the 12% Preferred Stock to shareowners of record as of March 19, 2010, to be paid on March 31, 2010.

Selected Consolidated Financial Data
          The following tables set forth the selected historical consolidated financial data for Grubb & Ellis Company and its subsidiaries, as of and for the years ended, December 31, 2009, 2008, 2007, 2006, and 2005. The selected historical consolidated balance sheet data set forth below as of December 31, 2009 and 2008 and the selected consolidated operating and cash flow data for the three years in the period ending December 31, 2009 has been derived from the audited financial statements beginning on page F-2 of this prospectus. The selected consolidated operating and cash flow data set forth below as of and for the year ended December 31, 2006, and the selected consolidated balance sheet data as of December 31, 2007, has been derived from audited consolidated financial statements not included in this prospectus as adjusted for reclassifications required by the Property, Plant and Equipment Topic for discontinued operations. The selected historical financial data set forth below as of and for the year ended December 31, 2005 has been derived from unaudited consolidated financial statements not included in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period. The selected historical consolidated financial data set forth below should be read in conjunction with the consolidated financial statements beginning on page F-2 of this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operation.”

	Year Ended December 31,
(In thousands, except per share data)	2009	2008	2007(1)	2006(2)	2005(3)
Consolidated Statement of Operations Data:
Total services revenue	$505,360	$595,495	$201,538	$99,599	$80,817
Total revenue	535,645	628,779	229,657	108,543	84,423
Total compensation costs	469,538	503,004	104,109	49,449	29,873
Total operating expense	641,551	929,407	195,723	97,633	71,035
Operating (loss) income	(105,906)	(300,628)	33,934	10,910	13,388
(Loss) income from continuing operations	(82,985)	(318,668)	23,741	21,012	13,679
Net (loss) income	(80,499)	(342,589)	23,033	20,049	10,288
Net (loss) income attributable to Grubb & Ellis Company	(78,838)	(330,870)	21,072	19,971	10,047
Basic (loss) earnings per share attributable to Grubb & Ellis Company	$(1.27)	$(5.21)	$0.53	$1.01	$0.58
(Loss) income from continuing operations per share attributable to Grubb & Ellis Company	$(1.31)	$(4.83)	$0.55	$1.06	$0.80
Diluted (loss) earnings per share attributable to Grubb & Ellis Company	$(1.27)	$(5.21)	$0.53	$1.01	$0.58
Basic weighted average shares outstanding	63,645	63,515	38,652	19,681	17,200
Diluted weighted average shares outstanding	63,645	63,515	38,653	19,694	17,200
Dividends declared per common share	$—	$0.205	$0.36	$0.10	$—
Dividends declared per preferred share	$1.8333	$—	$—	$—	$—
Consolidated Statement of Cash Flow Data:
Net cash (used in) provided by operating activities	$(61,965)	$(33,629)	$33,543	$17,356	$23,536
Net cash provided by (used in) investing activities	97,214	(76,330)	(486,909)	(56,203)	(35,183)
Net cash (used in) provided by financing activities	(29,133)	93,616	400,468	140,525	10,251

	December 31,
	2009	2008	2007	2006	2005
Consolidated Balance Sheet Data (at end of period):
Total assets	$357,324	$520,277	$988,542	$347,709	$126,057
Long Term Liabilities:
Line of credit	—	—	8,000	—	8,500
Notes payable and capital lease obligations	107,755	107,203	107,343	843	887
Senior notes	16,277	16,277	16,277	10,263	2,300
Redeemable preferred liability	—	—	—	—	6,077
Preferred stock (12% cumulative participating perpetual convertible)	90,080	—	—	—	—
Total Grubb & Ellis shareowners’ equity	1,327	70,171	404,056	217,125	20,081

(1)	Based on Generally Accepted Accounting Principles (GAAP), the operating results for the year ended December 31, 2007 includes the results of legacy NNN Realty Advisors, Inc. prior to the Merger for the full periods presented and the results of the legacy Grubb & Ellis Company for the period from December 8, 2007 through December 31, 2007.

(2)	Includes a full year of operating results of GERI (formerly Triple Net Properties, LLC), one and one-half months of Triple Net Properties Realty, Inc. (“Realty”) (acquired on November 16, 2006) and one-half month of GBE Securities (formerly NNN Capital Corp.) (acquired on December 14, 2006). GERI was treated as the acquirer in connection with these transactions.

(3)	Based on GAAP, reflects operating results of GERI.
Non-GAAP Financial Measures
          EBITDA and Adjusted EBITDA are non-GAAP measures of performance. EBITDA provides an indicator of economic performance that is unaffected by debt structure, changes in interest rates, changes in effective tax rates or the accounting effects of capital expenditures and acquisitions because EBITDA excludes net interest expense, interest income, income taxes, depreciation, amortization, discontinued operations and impairments related to goodwill and intangible assets.
          The Company uses Adjusted EBITDA as an internal management measure for evaluating performance and as a significant component when measuring performance under employee incentive programs. Management considers Adjusted EBITDA an important supplemental measure of the Company’s performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, some of which present Adjusted EBITDA when reporting their results. Management also believes that Adjusted EBITDA is a useful tool for measuring the Company’s ability to meet its future capital expenditures and working capital requirements.
          EBITDA and Adjusted EBITDA are not a substitute for GAAP net income or cash flow and do not provide a measure of the Company’s ability to fund future cash requirements. Other companies may calculate EBITDA and Adjusted EBITDA differently than the Company has and, therefore, EBITDA and Adjusted EBITDA have material limitations as a comparative performance measure. The following table reconciles EBITDA and Adjusted EBITDA with the net loss attributable to Grubb & Ellis Company for the years ended December 31, 2009 and 2008. As a result of the Merger on December 7, 2007, the year ended December 31, 2007 is not comparable to the year ended December 31, 2008. Therefore, a reconciliation of EBITDA and Adjusted EBITDA for the year ended December 31, 2008 compared to the year ended December 31, 2007 has not been provided as it would not be meaningful.

	Year Ended
	December 31,		Change
(In thousands)	2009	2008	$	%
Net loss attributable to Grubb & Ellis Company	$(78,838)	$(330,870)	$252,032	76.2%
Discontinued operations	(2,486)	23,921	(26,407)	(110.4)
Interest expense	15,446	14,207	1,239	8.7
Interest income	(555)	(902)	347	38.5
Depreciation and amortization	12,324	16,028	(3,704)	(23.1)
Goodwill and intangible assets impairment	738	181,285	(180,547)	(99.6)
Taxes	(1,175)	(827)	(348)	(42.1)

EBITDA(1)	(54,546)	(97,158)	42,612	43.9
Gain related to the repayment of the credit facility, net	(21,935)	—	(21,935)	—
Charges related to sponsored programs	23,348	27,771	(4,423)	(15.9)
Real estate related impairment	17,372	59,114	(41,742)	(70.6)
Write off of investment in Grubb & Ellis Realty Advisors, net	—	5,828	(5,828)	(100.0)
Share-based based compensation	10,876	11,907	(1,031)	(8.7)
Amortization of signing bonuses	7,535	7,603	(68)	(0.9)
Loss on marketable securities	—	1,783	(1,783)	(100.0)
Merger related costs	—	14,732	(14,732)	(100.0)
Amortization of contract rights	—	1,179	(1,179)	(100.0)
Real estate operations	(7,959)	(9,993)	2,034	20.4
Other	1,319	163	1,156	709.2

Adjusted EBITDA(1)	$(23,990)	$22,929	$(46,919)	(204.6)%

(1)	EBITDA represents earnings before net interest expense, interest income, realized gains or losses on sales of marketable securities, income taxes, depreciation, amortization, discontinued operations and impairments related to goodwill and intangible assets. Management believes EBITDA is useful in evaluating our performance compared to that of other companies in our industry because the calculation of EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisition, which items may vary for different companies for reasons unrelated to overall operating performance. As a result, management uses EBITDA as an operating measure to evaluate the operating performance of the Company and for other discretionary purposes, including as a significant component when measuring performance under employee incentive programs.

However, EBITDA is not a recognized measurement under U.S. generally accepted accounting principles, or GAAP, and when analyzing the Company’s operating performance, readers should use EBITDA in addition to, and not as an alternative for, net income as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
          The following discussion and analysis of the financial condition and results of operations should be read together with its financial statements and the related notes included elsewhere in this prospectus. The following discussion reflects Grubb & Ellis performance for the periods listed and may not be indicative of our future financial performance. In addition, some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to Grubb & Ellis plans and strategy for its business, includes forward-looking statements that involve risks, uncertainties and assumptions. Actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis as a result of many factors, including those discussed in the “Risk Factors” section of this prospectus.
Note Regarding Forward-Looking Statements
          The accompanying Management’s Discussion and Analysis of Financial Condition and Results of Operations reflects the restatement of previously issued financial statements, as discussed in Note 3 to the consolidated financial statements included in this prospectus.
          This prospectus and the registration statement of which it forms a part contains statements that are forward-looking and as such are not historical facts. Rather, these statements constitute projections, forecasts or forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You should not place undue reliance on these statements. Forward-looking statements include information concerning the Company’s liquidity and possible or assumed future results of operations, including descriptions of the Company’s business strategies. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” “seek,” “will,” “may” or similar expressions. These statements are based on certain assumptions that the Company has made in light of its experience in the industry as well as its perceptions of the historical trends, current conditions, expected future developments and other factors the Company believes are appropriate under these circumstances.
          All such forward-looking statements speak only as of the date of this prospectus. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
Overview and Background
          The Company is a commercial real estate services and investment management firm. The Merger was accounted for using the purchase method of accounting based on accounting principles generally accepted in the United States (“GAAP”) and as such, although structured as a reverse merger, NNN is considered the acquirer of legacy Grubb & Ellis. As a consequence, the operating results for the twelve months ended December 31, 2009 and 2008 reflect the consolidated results of the Company as a result of the Merger, while the twelve months ended December 31, 2007 includes the full year operating results of legacy NNN and the operating results of legacy Grubb & Ellis for the period from December 8, 2007 through December 31, 2007.
          Unless otherwise indicated, all pre-Merger legacy NNN share data have been adjusted to reflect the 0.88 conversion rate as a result of the Merger (see Note 10 to the consolidated financial statements included in this prospectus for additional information).
Critical Accounting Policies
          The Company’s consolidated financial statements have been prepared in accordance with GAAP. Certain accounting policies are considered to be critical accounting policies, as they require management to make assumptions about matters that are highly uncertain at the time the estimate is made and changes in the accounting estimate are reasonably likely to occur from period to period. The Company believes that the following critical accounting policies reflect the more significant judgments and estimates used in the preparation of its consolidated financial statements.

Revenue Recognition
Management Services
          Management fees are recognized at the time the related services have been performed by the Company, unless future contingencies exist. In addition, in regard to management and facility service contracts, the owner of the property will typically reimburse the Company for certain expenses that are incurred on behalf of the owner, which are comprised primarily of on-site employee salaries and related benefit costs. The amounts which are to be reimbursed per the terms of the services contract are recognized as revenue by the Company in the same period as the related expenses are incurred. In certain instances, the Company subcontracts its property management services to independent property managers, in which case the Company passes a portion of their property management fee on to the subcontractor, and the Company retains the balance. Accordingly, the Company records these fees net of the amounts paid to its subcontractors.
Transaction Services
          Real estate sales commissions are recognized when earned which is typically the close of escrow. Receipt of payment occurs at the point at which all Company services have been performed, and title to real property has passed from seller to buyer, if applicable. Real estate leasing commissions are recognized upon execution of appropriate lease and commission agreements and receipt of full or partial payment, and, when payable upon certain events such as tenant occupancy or rent commencement, upon occurrence of such events. All other commissions and fees are recognized at the time the related services have been performed and delivered by the Company to the client, unless future contingencies exist.
Investment Management
          The Company earns fees associated with its transactions by structuring, negotiating and closing acquisitions of real estate properties to third-party investors. Such fees include acquisition fees for locating and acquiring the property on behalf of its various REITs, TIC investors and the Company’s various sponsored real estate funds. The Company accounts for acquisition and loan fees in accordance with the requirements of the Real Estate — General Topic and the Real Estate — Retail Land Topic. In general, the Company records the acquisition and loan fees upon the close of sale to the buyer if the buyer is independent of the seller, collection of the sales price, including the acquisition fees and loan fees, is reasonably assured, and the Company is not responsible for supporting operations of the property. Organizational marketing expense allowance (“OMEA”) fees are earned and recognized from gross proceeds of equity raised in connection with TIC offerings and are used to pay formation costs, as well as organizational and marketing costs. When the Company does not meet the criteria for revenue recognition under the Real Estate — Retail Land Topic and the Real Estate — General Topic, revenue is deferred until revenue can be reasonably estimated or until the Company defers revenue up to its maximum exposure to loss. The Company earns disposition fees for disposing of the property on behalf of the REIT, investment fund or TIC. The Company recognizes the disposition fee when the sale of the property closes. In certain circumstances, the Company is entitled to loan advisory fees for arranging financing related to properties under management.
          The Company earns asset and property management fees primarily for managing the operations of real estate properties owned by the real estate programs, REITs and limited liability companies the Company sponsors. Such fees are based on pre-established formulas and contractual arrangements and are earned as such services are performed. The Company is entitled to receive reimbursement for expenses associated with managing the properties; these expenses include salaries for property managers and other personnel providing services to the property. Each property in the Company’s TIC programs may also be charged an accounting fee for costs associated with preparing financial reports. The Company is also entitled to leasing commissions when a new tenant is secured and upon tenant renewals. Leasing commissions are recognized upon execution of leases.
          Through its dealer-manager, GBE Securities, the Company facilitates capital raising transactions for its sponsored programs. The Company’s wholesale dealer-manager services are comprised of raising capital for its programs through its selling broker-dealer relationships. Most of the commissions, fees and allowances earned for its dealer-manager services are passed on to the selling broker-dealers as commissions and to cover offering expenses, and the Company retains the balance. Accordingly, the Company records these fees net of the amounts paid to its selling broker-dealer relationships.
Basis of Presentation and Principles of Consolidation
          The consolidated financial statements include the accounts of the Company and its wholly-owned and majority-owned controlled subsidiaries’ variable interest entities (“VIEs”) in which the Company is the primary beneficiary and partnerships/LLCs in which the

Company is the managing member or general partner and the other partners/members lack substantive rights (hereinafter collectively referred to as the “Company”). All significant intercompany accounts and transactions have been eliminated in consolidation. For acquisitions of an interest in an entity or newly formed joint venture or limited liability company, the Company evaluates the entity to determine if the entity is deemed a VIE, and if the Company is deemed to be the primary beneficiary, in accordance with the requirements of the Consolidation Topic.
          The Company consolidates entities that are VIEs when the Company is deemed to be the primary beneficiary of the VIE. For entities in which (i) the Company is not deemed to be the primary beneficiary, (ii) the Company’s ownership is 50.0% or less and (iii) the Company has the ability to exercise significant influence, the Company uses the equity accounting method (i.e. at cost, increased or decreased by the Company’s share of earnings or losses, plus contributions less distributions). The Company also uses the equity method of accounting for jointly-controlled tenant-in-common interests. As events occur, the Company will reconsider its determination of whether an entity is a VIE and who the primary beneficiary is to determine if there is a change in the original determinations and will report such changes on a quarterly basis.
Purchase Price Allocation
          In accordance with the requirements of the Business Combinations Topic, the purchase price of acquired properties is allocated to tangible and identified intangible assets and liabilities based on their respective fair values. The allocation to tangible assets (building and land) is based upon determination of the value of the property as if it were vacant using discounted cash flow models similar to those used by independent appraisers. Factors considered include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. Additionally, the purchase price of the applicable property is allocated to the above or below market value of in-place leases and the value of in-place leases and related tenant relationships.
          The value allocable to the above or below market component of the acquired in-place leases is determined based upon the present value (using a discount rate which reflects the risks associated with the acquired leases) of the difference between (i) the contractual amounts to be paid pursuant to the lease over its remaining term, and (ii) the Company’s estimate of the amounts that would be paid using fair market rates over the remaining term of the lease. The amounts allocated to above market leases are included in identified intangible assets, net in the accompanying consolidated balance sheets and are amortized to rental income over the remaining non-cancelable lease term of the acquired leases with each property. The amounts allocated to below market lease values are included in liabilities in the accompanying consolidated balance sheets and are amortized to rental income over the remaining non-cancelable lease term plus any below market renewal options of the acquired leases with each property.
          The total amount of identified intangible assets acquired is further allocated to in-place lease costs and the value of tenant relationships based on management’s evaluation of the specific characteristics of each tenant’s lease and the Company’s overall relationship with that respective tenant. Characteristics considered in allocating these values include the nature and extent of the credit quality and expectations of lease renewals, among other factors. These allocations are subject to change within one year of the date of purchase based on information related to one or more events identified at the date of purchase that confirm the value of an asset or liability of an acquired property.
Impairment of Long-Lived Assets
          In accordance with the requirements of the Property, Plant, and Equipment Topic, long-lived assets are periodically evaluated for potential impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. In the event that periodic assessments reflect that the carrying amount of the asset exceeds the sum of the undiscounted cash flows (excluding interest) that are expected to result from the use and eventual disposition of the asset, the Company would recognize an impairment loss to the extent the carrying amount exceeded the fair value of the property. The Company estimates the fair value using available market information or other industry valuation techniques such as present value calculations. This valuation review resulted in the recognition of an impairment charge of approximately $24.0 million and $90.4 million against the carrying value of the properties and real estate investments during the years ended December 31, 2009 and 2008, respectively. No impairment losses were recognized for the year ended December 31, 2007.
          The Company recognizes goodwill and other non-amortizing intangible assets in accordance with the requirements of the Intangibles — Goodwill and Other Topic. Under this Topic, goodwill is recorded at its carrying value and is tested for impairment at least annually or more frequently if impairment indicators exist at a level of reporting referred to as a reporting unit. The Company recognizes goodwill in accordance with the Topic and tests the carrying value for impairment during the fourth quarter of each year. The goodwill impairment analysis is a two-step process. The first step used to identify potential impairment involves comparing each reporting unit’s estimated fair value to its carrying value, including goodwill. To estimate the fair value of its reporting units, the Company used a discounted cash flow model and market comparable data. Significant judgment is required by management in developing the assumptions for the discounted cash flow model. These assumptions include cash flow projections utilizing revenue growth rates, profit margin percentages, discount rates, market/economic conditions, etc. If the estimated fair value of a reporting unit exceeds its carrying value, goodwill is considered to not be impaired. If the carrying value exceeds estimated fair value, there is an indication of potential impairment and the second step is performed to measure the amount of impairment. The second step of the process involves the calculation of an implied fair value of goodwill for each reporting unit for which step one indicated a potential impairment. The implied fair value of goodwill is determined by measuring the excess of the estimated fair value of the reporting unit as calculated in step one, over the estimated fair values of the individual assets, liabilities and identified intangibles. During the fourth quarter of 2008, the Company identified the uncertainty surrounding the global economy and the volatility of the Company’s market capitalization as goodwill impairment indicators. The Company’s goodwill impairment analysis resulted in the recognition of an impairment charge of approximately $172.7 million during the year ended December 31, 2008. The Company also analyzed its trade name for impairment pursuant to the requirements of the Topic and determined that the trade name was not impaired as of December 31, 2009 and 2008. Accordingly, no impairment charge was recorded related to the trade name during the years ended December 31, 2009 and 2008. In addition to testing goodwill and its trade name for impairment, the Company tested the intangible contract rights for impairment during the fourth quarter of 2009 and 2008. The intangible contract rights represent the legal right to future disposition fees of a portfolio of real estate properties under contract. As a result of the current economic environment, a portion of these disposition fees may not be recoverable. Based on the Company’s analysis for the current and projected property values, condition of the properties and status of mortgage loans payable, the Company determined that there are certain properties for which receipt of disposition fees was improbable. As a result, the Company recorded an impairment charge of approximately $0.7 million and $8.6 million related to the impaired intangible contract rights as of December 31, 2009 and 2008, respectively.
Insurance and Claim Reserves
          The Company has maintained partially self-insured and deductible programs for, general liability, workers’ compensation and certain employee health care costs. In addition, the Company assumed liabilities at the date of the Merger representing reserves related to a self insured errors and omissions program of the acquired company. Reserves for all such programs are included in accrued claims and settlements and compensation and employee benefits payable, as appropriate. Reserves are based on the aggregate of the liability for reported claims and an actuarially-based estimate of incurred but not reported claims. As of the date of the Merger, the Company entered into a premium based insurance policy for all error and omission coverage on claims arising after the date of the Merger. Claims arising prior to the date of the Merger continue to be applied against the previously mentioned liability reserves assumed relative to the acquired company.
          The Company is also subject to various proceedings, lawsuits and other claims related to commission disputes and environmental, labor and other matters, and is required to assess the likelihood of any adverse judgments or outcomes to these matters. A determination of the amount of reserves, if any, for these contingencies is made after careful analysis of each individual issue. New developments in each matter, or changes in approach such as a change in settlement strategy in dealing with these matters, may warrant an increase or decrease in the amount of these reserves.
Recently Issued Accounting Pronouncements
          For a discussion of recently issued accounting pronouncements, see Note 2, Summary of Significant Accounting Policies — Recently Issued Accounting Pronouncements, to the Consolidated Financial Statements that are a part of this prospectus.
RESULTS OF OPERATIONS
Results of Operations for the year ended December 31, 2009
Overview
          The Company reported revenue of $535.6 million for the year ended December 31, 2009, compared with revenue of $628.8 million for the same period of 2008. The decrease was primarily the result of decreases in Transaction Services and Investment Management revenue of $66.9 million and $44.3 million, respectively, partially offset by increases in Management Services revenue of $21.0 million. The decrease in revenue as compared to the prior year period can be attributed to fewer sales and leasing transactions, lower acquisition fees as a result of less TIC equity raise and lower disposition fees, only partially offset by an increase in Management Services revenue as a result of an increase in square feet under management. The decrease in net acquisitions from the

Investment Management business and the transition to self-management in 2009 and the termination of advisory and property management agreements with the Company by Healthcare Trust of America, Inc., formerly Grubb & Ellis Healthcare REIT, Inc., in September 2009 resulted in a reduction of the Company’s assets under management by approximately 15.0% from $6.8 billion as of December 31, 2008 to $5.8 billion as of December 31, 2009.
          The net loss attributable to Grubb & Ellis Company common shareowners for the year ended December 31, 2009 was $80.6 million, or $1.27 per diluted share, and included a non-cash charge of $0.7 million for intangible assets impairment, a non-cash charge of $24.0 million for real estate related impairments (of which $7.6 million was recorded in the fourth quarter) and a $24.8 million charge, which includes an allowance for bad debt primarily on related party receivables and advances. In addition, the year-to-date results include approximately $10.9 million of share-based compensation and $0.3 million for amortization of other identified intangible assets.
          As a result of the Merger in December 2007, the newly combined Company’s operating segments were evaluated for reportable segments. The legacy NNN reportable segments were realigned into a single operating and reportable segment called Investment Management. This realignment had no impact on the Company’s consolidated balance sheet, results of operations or cash flows.
          The Company reports its revenue by three operating business segments in accordance with the provisions of the Segment Reporting Topic. Management Services, which includes property management, corporate facilities management, project management, client accounting, business services and engineering services for unrelated third parties and the properties owned by the programs it sponsors; Transaction Services, which comprises its real estate brokerage operations; and Investment Management which includes providing acquisition, financing and disposition services with respect to its sponsored programs, asset management services related to its programs, and dealer-manager services by its securities broker-dealer, which facilitates capital raising transactions for its real estate investment programs. Additional information on these business segments can be found in Note 25 of Notes to Consolidated Financial Statements in this prospectus.
Year Ended December 31, 2009 Compared to Year Ended December 31, 2008
          The following summarizes comparative results of operations for the periods indicated.

	Year Ended
	December 31,		Change
(In thousands)	2009	2008	$	%
Revenue
Management services	$274,684	$253,664	$21,020	8.3%
Transaction services	173,394	240,250	(66,856)	(27.8)
Investment management	57,282	101,581	(44,299)	(43.6)
Rental related	30,285	33,284	(2,999)	(9.0)

Total revenue	535,645	628,779	(93,134)	(14.8)

Operating Expense
Compensation costs	469,538	503,004	(33,466)	(6.7)
General and administrative	80,078	99,829	(19,751)	(19.8)
Provision for doubtful accounts	24,768	19,831	4,937	24.9
Depreciation and amortization	12,324	16,028	(3,704)	(23.1)
Rental related	21,287	21,377	(90)	(0.4)
Interest	15,446	14,207	1,239	8.7
Merger related costs	—	14,732	(14,732)	(100.0)
Real estate related impairments	17,372	59,114	(41,742)	(70.6)
Goodwill and intangible asset impairment	738	181,285	(180,547)	(99.6)

Total operating expense	641,551	929,407	(287,856)	(31.0)

Operating Loss	(105,906)	(300,628)	194,722	64.8

Other (Expense) Income
Equity in losses of unconsolidated entities	(1,148)	(13,311)	12,163	91.4
Interest income	555	902	(347)	(38.5)
Gain on extinguishment of debt	21,935	—	21,935	—
Other	404	(6,458)	6 862	106.3

Total other income (expense)	21,746	(18,867)	40,613	215.3

Loss from continuing operations before income tax provision	(84,160)	(319,495)	235,335	73.7
Income tax benefit	1,175	827	348	42.1

	Year Ended
	December 31,		Change
(In thousands)	2009	2008	$	%
Loss from continuing operations	(82,985)	(318,668)	235,683	74.0

Discontinued Operations
Loss from discontinued operations — net of taxes	(4,956)	(24,278)	19,322	79.6
Gain on disposal of discontinued operations — net of taxes	7,442	357	7,085	1,984.6

Total income (loss) from discontinued operations	2,486	(23,921)	26,407	110.4

Net Loss	(80,499)	(342,589)	262,090	76.5
Net loss attributable to noncontrolling interests	(1,661)	(11,719)	10,058	85.8

Net loss attributable to Grubb & Ellis Company	(78,838)	(330,870)	252,032	76.2
Preferred stock dividends	(1,770)	—	(1,770)	—

Net (loss) income attributable to Grubb & Ellis Company common shareowners	$(80,608)	$(330,870)	$250,262	75.6%

Revenue
Management Services Revenue
          Management Services revenue increased $21.0 million, or 8.3% to $274.7 million for the year ended December 31, 2009, compared to approximately $253.7 million for the same period in 2008 due to an increase in the square feet under management. As of December 31, 2009, the Company managed approximately 240.7 million square feet of commercial real estate and multi-family property, including 24.3 million square feet of the Company’s Investment Management portfolio compared to 231.0 million square feet of property as of December 31, 2008.
Transaction Services Revenue
          Transaction Services revenue decreased $66.9 million or 27.8% to $173.4 million for the year ended December 31, 2009, compared to approximately $240.3 million for the same period in 2008 due to reduced sales and leasing transaction volume and values as a result of the declining real estate market. Leasing activity represented approximately 80% of the total Transaction Services revenue in 2009, while investment sales accounted for 20% of total revenue. In 2008, the revenue breakdown was 77% leasing and 23% investment sales. As of December 31, 2009, Grubb & Ellis had 824 brokers, up from 805 as of December 31, 2008.
Investment Management Revenue
          Investment Management revenue decreased $44.3 million or 43.6% to $57.3 million for the year ended December 31, 2009, compared to approximately $101.6 million for the same period in 2008. Investment Management revenue reflects revenue generated through the fee structure of the various investment products which includes acquisition and loan fees of approximately $12.8 million and management fees from sponsored programs of $31.2 million. Key drivers of this business are the dollar value of equity raised, the amount of transactions that are generated in the investment product platforms and the amount of assets under management.
          In total, $554.7 million in equity was raised for the Company’s investment programs for the year ended December 31, 2009, compared with $984.3 million in the same period in 2008. The decrease was driven by a decrease in TIC equity raised and Private Client Management equity raised. During the year ended December 31, 2009, the Company’s public non-traded REIT programs raised $536.9 million, a decrease of 9.4% from the $592.7 million equity raised in the same period in 2008. The Company’s TIC programs raised $15.5 million in equity during the year ended December 31, 2009, compared with $176.9 million in the same period in 2008. The decrease in TIC equity raised for the year ended December 31, 2009 reflects the continued decline in current market conditions. The decrease in equity raised by the Company’s public non-traded REITs is a result of the termination of the dealer-manager agreement of the Company’s first sponsored healthcare REIT in August 2009 and the start-up of the Company’s new Healthcare REIT II program which commenced sales on September 21, 2009. No equity was raised by Private Client Management in 2009 compared with $193.3 million in equity raised in 2008.
          Acquisition and loan fees decreased approximately $20.3 million, or 61.3%, to $12.8 million for the year ended December 31, 2009, compared to approximately $33.1 million for the same period in 2008. The year-over-year decrease in acquisition and loan fees was primarily attributed to a decrease of approximately $7.4 million in fees earned from the Company’s TIC programs, a decrease of approximately $8.6 million in fees earned from the Company’s non-traded REIT programs and a decrease of approximately $4.2 million in fees earned from Private Client Management.
          Disposition fees decreased approximately $4.6 million, or 100.0%, to zero for the year ended December 31, 2009, compared to approximately $4.6 million for the same period in 2008. Offsetting the disposition fees during the year ended December 31, 2008 was

$1.2 million of amortization of identified intangible contract rights associated with the acquisition of Realty as they represent the right to future disposition fees of a portfolio of real properties under contract.
          Management fees from sponsored programs decreased approximately $6.8 million or 17.9% to $31.2 million for the year ended December 31, 2009 which primarily reflects lower average fees on TIC programs and the termination of management services for the Company’s first sponsored healthcare REIT in September 2009.
Rental Revenue
          Rental revenue includes pass-through revenue for the master lease accommodations related to the Company’s TIC programs. Rental revenue also includes revenue from two properties held for investment.
Operating Expense Overview
          Operating expenses decreased $287.9 million, or 31.0%, to $641.6 million for the year ended December 31, 2009, compared to $929.4 million for the same period in 2008. This decrease reflects decreases in compensation costs from lower commissions paid and synergies created as a result of the Merger of $33.5 million and decreases of merger related costs of $14.7 million and general and administrative expense of $19.8 million offset by an increase in provision for doubtful accounts of $4.9 million. The Company recognized real estate impairments of $17.4 million during the year ended December 31, 2009, a decrease of $41.7 million over the same period last year. In addition, the Company recognized goodwill and intangible asset impairment of $0.7 million during the year ended
          December 31, 2009, a decrease of $180.5 million over the same period last year as the Company wrote off all of its goodwill during the year ended December 31, 2008. Partially offsetting the overall decrease was an increase in interest expense of $1.2 million for the year ended December 31, 2009 related to the Company’s line of credit.
Compensation Costs
          Compensation costs decreased approximately $33.5 million, or 6.7%, to $469.5 million for the year ended December 31, 2009, compared to approximately $503.0 million for the same period in 2008 due to a decrease in transaction commissions and related costs of $39.2 million as a result of a decrease in sales and leasing activity and a decrease in other compensation costs of $12.9 million related to a reduction in headcount and decreases in salaries partially offset by an increase in reimbursable salaries, wages and benefits of $18.6 million as a result of the growth in square feet under management. The following table summarizes compensation costs by segment for the periods indicated.

	Year Ended
	December 31,		Change
	2009	2008	$
MANAGEMENT SERVICES
Compensation costs	$36,701	$39,125	$(2,424)
Transaction commissions and related costs	12,623	8,581	4,042
Reimbursable salaries, wages and benefits	193,682	178,058	15,624

Total	243,006	225,764	17,242
TRANSACTION SERVICES
Compensation costs	44,274	50,272	(5,998)
Transaction commissions and related costs	112,398	155,668	(43,270)

Total	156,672	205,940	(49,268)
INVESTMENT MANAGEMENT
Compensation costs	26,275	30,254	(3,979)
Transaction commissions and related costs	84	18	66
Reimbursable salaries, wages and benefits	9,430	6,458	2,972

Total	35,789	36,730	(941)
Compensation costs related to corporate overhead	34,071	34,570	(499)

Total compensation costs	$469,538	$503,004	$(33,466)

General and Administrative
          General and administrative expense decreased approximately $19.7 million, or 19.8%, to $80.1 million for the year ended December 31, 2009, compared to $99.8 million for the same period in 2008 due to a decrease of $9.1 million related to an estimate of probable loss recorded during the year ended December 31, 2008 related to recourse guarantees of debt of properties under management and various decreases related to management’s cost saving efforts.
          General and administrative expense was 14.9% of total revenue for the year ended December 31, 2009, compared with 15.9% for the same period in 2008.
Provision for Doubtful Accounts
          Provision for doubtful accounts increased approximately $4.9 million, or 24.9%, to $24.8 million for the year ended December 31, 2009, compared to $19.8 million for the same period in 2008 primarily due to an increase in reserves on related party receivables and advances to sponsored investment programs.
Depreciation and Amortization
          Depreciation and amortization expense decreased approximately $3.7 million, or 23.1%, to $12.3 million for the year ended December 31, 2009, compared to approximately $16.0 million for the same period in 2008. The decrease is primarily due to two properties the Company held for investment as of December 31, 2009. One of these properties was held for sale through June 30, 2009 and the other was held for sale through September 30, 2009. In accordance with the provisions of Property, Plant, and Equipment Topic, management determined that the carrying value of each property, before each property was classified as held for investment (adjusted for any depreciation and amortization expense and impairment losses that would have been recognized had the asset been continuously classified as held for investment) was greater than the carrying value net of selling costs, of the property at the date of the subsequent decision not to sell. Therefore, the Company made no additional adjustments to the carrying value of the assets as of December 31, 2009 and no depreciation expense was recorded during the period each property was held for sale. Included in depreciation and amortization expense was $4.2 million for amortization of other identified intangible assets.
Rental Expense
          Rental expense includes pass-through expenses for master lease accommodations related to the Company’s TIC programs. Rental expense also includes expense from two properties held for investment.
Interest Expense
          Interest expense increased approximately $1.2 million, or 8.7%, to $15.4 million for the year ended December 31, 2009, compared to $14.2 million for the same period in 2008. The increase in interest expense includes increases related to the Credit Facility due to additional borrowings in 2009, an increase in the interest rate to LIBOR plus 800 basis points from LIBOR plus 300 basis points as a result of the 3 rd amendment to the Credit Facility and the write off of loan fees related to the Credit Facility.
Merger Related Costs
          Merger related costs include transaction costs related to the Merger, facilities and systems consolidation costs and employment-related costs. The Company incurred $14.7 million of Merger related transaction costs during the year ended December 31, 2008 as a result of completing the Merger transaction on December 7, 2007.
Real Estate Related Impairments
          The Company recognized impairment charges of approximately $17.4 million during the year ended December 31, 2009, which includes $10.3 million related to certain unconsolidated real estate investments and funding commitments for obligations related to certain of the Company’s sponsored real estate programs and $7.1 million related to two properties held for investment as of December 31, 2009. The Company recognized an impairment charge of approximately $59.2 million during the year ended December 31, 2008, which includes $18.0 million related to certain unconsolidated real estate investments and $41.2 million related to two properties held for investment. In addition, the Company recognized impairment charges of approximately $6.6 million and $31.2 million during the year ended December 31, 2009 and 2008, respectively, related to two properties sold and two properties effectively abandoned under the accounting standards during the year ended December 31, 2009, for which the net income (loss) of the properties are classified as discontinued operations. See Discontinued Operations discussion below.

Goodwill and Intangible Assets Impairment
          The Company recognized a goodwill and intangible assets impairment charge of approximately $181.3 million during the year ended December 31, 2008. The total impairment charge of $181.3 million is comprised of $172.7 million related to goodwill impairment and $8.6 million related to the impairment of intangible contract rights. During the fourth quarter of 2008, the Company identified the uncertainty surrounding the global economy and the volatility of the Company’s market capitalization as goodwill impairment indicators. The Company’s goodwill impairment analysis resulted in the recognition of an impairment charge of approximately $172.7 million during the year ended December 31, 2008. The Company also analyzed its trade name for impairment pursuant to the requirements of the Intangibles — Goodwill and Other Topic and determined that the trade name was not impaired as of December 31, 2009 and 2008. Accordingly, no impairment charge was recorded related to the trade name during the years ended December 31, 2009 and 2008. In addition to testing goodwill and its trade name for impairment, the Company tested the intangible contract rights for impairment during the fourth quarter of 2008 and during the year ended December 31, 2009. The intangible contract rights represent the legal right to future disposition fees of a portfolio of real estate properties under contract. As a result of the current economic environment, a portion of these disposition fees may not be recoverable. Based on management’s analysis for the current and projected property values, condition of the properties and status of mortgage loans payable associated with these contract rights, the Company determined that there are certain properties for which receipt of disposition fees was improbable. As a result, the Company recorded an impairment charge of approximately $0.7 million and $8.6 million related to the impaired intangible contract rights during the years ended December 31, 2009 and 2008, respectively.
Equity in Earnings (Losses) of Unconsolidated Real Estate
          Equity in losses includes $1.1 million and $13.3 million for the years ended December 31, 2009 and 2008, respectively. Equity in losses of $1.1 million and $7.5 million were recorded during the years ended December 31, 2009 and 2008, respectively, related to the Company’s investment in five joint ventures and seven LLCs that are consolidated pursuant to the requirements of the Consolidation Topic. Equity in earnings (losses) are recorded based on the pro rata ownership interest in the underlying unconsolidated properties. In addition, equity in losses for the year ended December 31, 2008 includes a $5.8 million write off of the Company’s investment in GERA in the first quarter of 2008, which includes $4.5 million related to stock and warrant purchases and $1.3 million related to operating advances and third party costs.
Gain on Extinguishment of Debt
          Gain on extinguishment of debt includes a $21.9 million gain on forgiveness of debt related to the repayment of the Credit Facility in full at a discounted amount and termination of the Credit Facility on November 6, 2009.
Other Income (Expense)
          Other income of $0.4 million for the year ended December 31, 2009 includes investment income related to Alesco. Other expense of $6.5 million for the year ended December 31, 2008, includes $4.6 million of investment losses related to Alesco and a $1.8 million loss on sale of marketable equity securities.
Discontinued Operations
          In accordance with the requirements of the Property, Plant and Equipment Topic, discontinued operations includes the net income (loss) of two properties that were sold and two properties that were effectively abandoned under the accounting standards during the year ended December 31, 2009. The net income of $2.5 million for the year ended December 31, 2009 includes a $7.4 million gain on sale, net of taxes, related to the sale of the Danbury Property on June 3, 2009 and the deconsolidation of the Abrams and Shafer properties during the fourth quarter of 2009 and a $5.0 million loss from discontinued operations, net of taxes, which includes $6.6 million of real estate related impairments. The net loss of $23.9 million for the year ended December 31, 2008 includes a $0.4 million gain on sale, net of taxes, and a $24.3 million loss from discontinued operations, net of taxes, which includes $31.2 million of real estate related impairments.
Income Tax
          The Company recognized a tax benefit from continuing operations of approximately $1.2 million for the year ended December 31, 2009, compared to a tax benefit of $0.8 million for the same period in 2008. In 2009 and 2008, the reported effective income tax rates were 1.40% and 0.3%, respectively. The 2009 effective income tax rate reflects the adoption of the requirements of the amended Consolidation Topic. The 2009 and 2008 effective tax rates include the effect of valuation allowances recorded against deferred tax assets to reflect our assessment that it is more likely than not that some portion of the deferred tax assets will not be realized. The Company’s deferred tax assets are primarily attributable to impairments of various real estate holdings, net operating losses and share-based compensation. (See Note 24 of the Notes to Consolidated Financial Statements in this prospectus for additional information.)
Net Loss Attributable to Noncontrolling Interests
          Net loss attributable to noncontrolling interests decreased by $10.1 million, or 85.8%, to $1.7 million during the year ended December 31, 2009, compared to net loss attributable to noncontrolling interests of $11.7 million for the same period in 2008. Net loss attributable to noncontrolling interests includes $3.7 million and $8.6 million in real estate related impairments recorded at the underlying properties during the years ended December 31, 2009 and 2008, respectively.
Net Loss Attributable to Grubb & Ellis Company
          As a result of the above items, the Company recognized a net loss of $78.8 million for the year ended December 31, 2009, compared to a net loss of $330.9 million for the same period in 2008.
Net Loss Attributable to Grubb & Ellis Company Common Shareowners
          The Company paid $1.8 million in preferred stock dividends during the year ended December 31, 2009 resulting in a net loss attributable to the Company’s common shareowners of $80.6 million, or $1.27 per diluted share, for the year ended December 31, 2009, compared to a net loss attributable to the Company’s common shareowners of $330.9 million, or $5.21 per diluted share, for the same period in 2008.
Year Ended December 31, 2008 Compared to Year Ended December 31, 2007
          As a result of the Merger on December 7, 2007, the operating results for the twelve months ended December 31, 2007 includes the full year operating results of legacy NNN and the operating results of legacy Grubb & Ellis for the period from December 8, 2007 through December 31, 2007. The following summarizes comparative results of operations for the periods indicated.

	Year Ended
	December 31,		Change
(In thousands)	2008	2007(1)	$	%
Revenue
Management services	$253,664	$16,365	$237,299	1,450.0%
Transaction services	240,250	35,522	204,728	576.3
Investment management	101,581	149,651	(48,070)	(32.1)
Rental related	33,284	28,119	5,165	18.4

Total revenue	628,779	229,657	399,122	173.8

Operating Expense
Compensation costs	503,004	104,109	398,895	383.2
General and administrative	99,829	42,860	56,969	132.9
Provision for doubtful accounts	19,831	1,391	18,440	1,325.7
Depreciation and amortization	16,028	9,321	6,707	72.0
Rental related	21,377	20,839	538	2.6
Interest	14,207	10,818	3,389	31.3
Merger related costs	14,732	6,385	8,347	130.7
Real estate related impairments	59,114	—	59,114	—
Goodwill and intangible asset impairment	181,285	—	181,285	—

Total operating expense	929,407	195,723	733,684	374.9

Operating (Loss) Income	(300,628)	33,934	(334,562)	(985.9)

Other (Expense) Income
Equity in (losses) earnings of unconsolidated entities	(13,311)	2,029	(15,340)	(756.0)
Interest income	902	2,996	(2,094)	(69.9)
Other	(6,458)	(465)	(5,993)	(1,288.8)

Total other (expense) income	(18,867)	4,560	(23,427)	(513.8)

(Loss) income from continuing operations before income tax provision	(319,495)	38,494	(357,989)	(930.0)
Income tax benefit (provision)	827	(14,753)	15,580	105.6

(Loss) income from continuing operations	(318,668)	23,741	(342,409)	(1,442.3)

Discontinued Operations

	Year Ended
	December 31,		Change
(In thousands)	2008	2007(1)	$	%
Loss from discontinued operations — net of taxes	(24,278)	(960)	(23,318)	(2,429.0)
Gain on disposal of discontinued operations — net of taxes	357	252	105	41.7

Total loss from discontinued operations	(23,921)	(708)	(23,213)	(3,278.7)

Net (Loss) Income	(342,589)	23,033	(365,622)	(1,587.4)
Net (loss) income attributable to noncontrolling interests	(11,719)	1,961	(13,680)	(697.6)

Net (loss) income attributable to Grubb & Ellis Company	$(330,870)	$21,072	$(351,942)	(1,670.2)%

(1)	Based on GAAP, the operating results for twelve months ended December 31, 2007 includes the results of NNN for the full periods presented and the results of the legacy Grubb & Ellis business for the period from December 8, 2007 through December 31, 2007.
Revenue
Management Services Revenue
          Management Services revenue was $253.7 million for the year ended December 31, 2008 and $16.4 million from December 8, 2007 through December 31, 2007. Following the closing of the merger, Grubb & Ellis Management Services assumed management of nearly 27.1 million square feet of NNN’s 46.9 million-square-foot Investment Management portfolio. As of December 31, 2008, the Company managed 231.0 million square feet of property.
Transaction Services Revenue
          Transaction Services revenue was $240.3 million for the year ended December 31, 2008 and $35.5 million from December 8, 2007 through December 31, 2007. As of December 31, 2008, legacy Grubb & Ellis had 805 brokers, down from 927 as of December 31, 2007.
Investment Management Revenue
          Investment management revenue of $101.6 million for the year ended December 31, 2008 was comprised primarily of transaction fees of $43.4 million, asset and property management fees of $38.0 million and dealer-manager fees of $15.1 million.
          Transaction related fees decreased $39.8 million, or 47.8%, to $43.4 million for the year ended December 31, 2008, compared to approximately $83.2 million for the same period in 2007. The year-over-year decrease in transaction fees was primarily due to decreases of $14.6 million in real estate acquisition fees, $13.5 million in real estate disposition fees, $5.0 million in OMEA fees, and $6.6 million in other transaction related fees.
          Acquisition fees decreased approximately $14.6 million, or 31.3%, to $32.1 million for the year ended December 31, 2008, compared to approximately $46.7 million for the same period in 2007. The year-over-year decrease in acquisition fees was primarily attributed to a decrease of approximately $19.1 million in fees earned from the Company’s TIC programs and a decrease of approximately $2.8 million in fees earned from the Company’s other real estate funds and joint ventures, partially offset by an increase of $3.1 million from the non-traded REIT programs and $4.2 million from Private Client Management.
          Disposition fees decreased approximately $13.5 million, or 74.5%, to approximately $4.6 million for the year ended December 31, 2008, compared to approximately $18.2 million for the same period in 2007. The decrease reflects lower sales volume and lower sales values due to current market conditions. Offsetting the disposition fees during the year ended December 31, 2008 and 2007 was $1.2 million and $3.2 million, respectively, of amortization of identified intangible contract rights associated with the acquisition of Realty as they represent the right to future disposition fees of a portfolio of real properties under contract.
          OMEA fees decreased approximately $5.0 million, or 54.3%, to $4.2 million for the year ended December 31, 2008, compared to approximately $9.1 million for the same period in 2007. The decrease in OMEA fees earned was primarily due to a decline in TIC equity raised, declining to $176.9 million in TIC equity raised in 2008, compared to $452.2 million in TIC equity raised in 2007.
          Management fees from sponsored programs decreased approximately 7.5% year-over-year and include the movement of approximately $6.8 million of revenue to the Company’s management services segment. Exclusive of this transfer of revenue, management fees from sponsored programs increased approximately 9.1% year-over-year.

Rental Revenue
          Rental revenue includes pass-through revenue for the master lease accommodations related to the Company’s TIC programs. Rental revenue also includes revenue from two properties held for investment.
Operating Expense Overview
          Operating expenses increased $733.7 million, or 374.9%, to $929.4 million for the year ended December 31, 2008, compared to $195.7 million for the same period in 2007. The increase includes approximately $455.6 million due to the legacy Grubb & Ellis business, $59.2 million in real estate related impairments, $181.3 million in goodwill and intangible asset impairments, a $28.0 million charge which includes an allowance for bad debt on related party receivables and advances and an expected loss on the sale of two properties under management for which the Company has a recourse obligation, $8.3 million due to additional merger related costs and $4.2 million in additional non-cash stock based compensation.
Compensation costs
          Compensation costs increased $398.9 million, or 383.2%, to $503.0 million for the year ended December 31, 2008, compared to $104.1 million for the same period in 2007 due to approximately $406.3 million of compensation costs attributed to legacy Grubb & Ellis’ operations. Compensation costs related to the investment management business decreased approximately 9.4% to $56.6 million, for the year ended December 31, 2008, compared to $62.5 million for the same period in 2007. Included in the compensation cost was non-cash share-based compensation expense which increased by $4.2 million to $11.7 million for the year ended December 31, 2008 compared to $7.5 million for the same period in 2007.
General and Administrative
          General and administrative expense increased approximately $56.9 million, or 132.9%, to $99.8 million for the year ended December 31, 2008, compared to $42.9 million for the same period in 2007 due to approximately $48.4 million of general and administration expenses attributed to legacy Grubb & Ellis operations and a $9.1 million charge related to an estimate of probable loss recorded during the year ended December 31, 2008 related to recourse guarantees of debt of properties under management.
          General and administrative expense was 15.9% of total revenue for the year ended December 31, 2008, compared with 18.7% for the same period in 2007.
Provision for Doubtful Accounts
          Provision for doubtful accounts increased approximately $18.4 million, or 1,325.7%, to $19.8 million for the year ended December 31, 2008, compared to $1.4 million for the same period in 2007 primarily due to an increase in reserves on related party receivables and advances to sponsored investment programs.
Depreciation and Amortization
          Depreciation and amortization increased approximately $6.7 million, or 72.0%, to $16.0 million for the year ended December 31, 2008, compared to $9.3 million for the same period in 2007. The increase includes approximately $6.3 million due to the legacy Grubb & Ellis business. Included in depreciation and amortization expense for the year ended December 31, 2008 was approximately $3.5 million for amortization of other identified intangible assets.
Rental Expense
          Rental expense includes pass-through expenses for master lease accommodations related to the Company’s TIC programs. Rental expense also includes expense from two properties held for investment.
Interest Expense
          Interest expense increased approximately $3.4 million, or 31.3%, to $14.2 million for the year ended December 31, 2008, compared to $10.8 million for the same period in 2007. Interest expense is primarily comprised of interest expense related to the Company’s Line of Credit and two properties held for investment.

Merger Related Costs
          Merger related costs include costs transaction costs related to the Merger, facilities and systems consolidation costs and employment-related costs. The Company incurred $14.7 million and $6.4 million of Merger related transaction costs during the years ended December 31, 2008 and 2007, respectively, as a result of completing the Merger transaction on December 7, 2007.
Real Estate Related Impairments
          The Company recognized an impairment charge of approximately $59.2 million during the year ended December 31, 2008, which includes $18.0 million related to certain unconsolidated real estate investments and $41.2 million related to two properties held for investment. In addition, the Company recognized impairment charges of approximately $31.2 million related to four properties sold during the year ended December 31, 2009, for which the net income (loss) of the properties are classified as discontinued operations for the year ended December 31, 2008. See Discontinued Operations discussion below.
Goodwill and Intangible Assets Impairment
          The Company recognized a goodwill and intangible assets impairment charge of approximately $181.3 million during the year ended December 31, 2008. The total impairment charge of $181.3 million is comprised of $172.7 million related to goodwill impairment and $8.6 million related to the impairment of intangible contract rights. During the fourth quarter of 2008, the Company identified the uncertainty surrounding the global economy and the volatility of the Company’s market capitalization as goodwill impairment indicators. The Company’s goodwill impairment analysis resulted in the recognition of an impairment charge of approximately $172.7 million during the year ended December 31, 2008. The Company also analyzed its trade name for impairment pursuant to the requirements of the Intangibles — Goodwill and Other Topic and determined that the trade name was not impaired as of December 31, 2008. Accordingly, no impairment charge was recorded related to the trade name during the year ended December 31, 2008. In addition to testing goodwill and its trade name for impairment, the Company tested the intangible contract rights for impairment during the fourth quarter of 2008. The intangible contract rights represent the legal right to future disposition fees of a portfolio of real estate properties under contract. As a result of the current economic environment, a portion of these disposition fees may not be recoverable. Based on management’s analysis for the current and projected property values, condition of the properties and status of mortgage loans payable associated with these contract rights, the Company determined that there are certain properties for which receipt of disposition fees was improbable. As a result, the Company recorded an impairment charge of approximately $8.6 million related to the impaired intangible contract rights as of December 31, 2008.
Equity in Earnings (Losses) of Unconsolidated Real Estate
          In the first quarter of 2008, the Company wrote off its investment in GERA, which resulted in a net impact of approximately $5.8 million, including $4.5 million related to stock and warrant purchases and $1.3 million related to operating advances and third party costs. In addition, equity in losses for the year ended December 31, 2008 includes a $7.5 million loss related to the Company’s investment in five joint ventures and seven LLCs that are consolidated pursuant to the requirements of the Consolidation Topic. Equity in earnings (losses) are recorded based on the pro rata ownership interest in the underlying unconsolidated properties.
Other Income (Expense)
          Other expense of $6.5 million for the year ended December 31, 2008, includes $4.6 million of investment losses related to Alesco and a $1.8 million loss on sale of marketable equity securities.
Discontinued Operations
          In accordance with the requirements of the Property, Plant, and Equipment Topic, for the year ended December 31, 2008, discontinued operations primarily includes the net income (loss) of two properties that were sold and two properties that were effectively abandoned under the accounting standards during the year ended December 31, 2009. The net loss of $23.9 million for the year ended December 31, 2008 includes a $0.4 million gain on sale, net of taxes, and a $24.3 million loss from discontinued operations, net of taxes, which includes $31.2 million of real estate related impairments. The net loss of $0.7 million for the year ended December 31, 2007 includes a $0.3 million gain on sale, net of taxes, and a $1.0 million loss from discontinued operations, net of taxes.

Income Tax
          The Company recognized a tax benefit from continuing operations of approximately $0.8 million for the year ended December 31, 2008, compared to a tax expense of $14.8 million for the same period in 2007. In 2008 and 2007, the reported effective income tax rates were 0.3% and 38.3%, respectively. The 2008 effective tax rate was negatively impacted by impairments of Goodwill and the recording of a valuation allowance against deferred tax assets to the extent the realization of the associated tax benefit is not more-likely-than-not. Based on management’s evaluation of the Company’s tax position, it is believed the amounts related to the valuation allowances are appropriately accrued. The Company’s deferred tax assets are primarily attributable to impairments of various real estate holdings. (See Note 24 of the Notes to Consolidated Financial Statements in this prospectus for additional information.)
Net (Loss) Income Attributable to Noncontrolling Interests
          Net loss attributable to noncontrolling interests increased by $13.7 million, or 697.6%, to $11.7 million during the year ended December 31, 2008, compared to net income attributable to noncontrolling interests of $2.0 million for the same period in 2007. Net loss attributable to noncontrolling interests includes $8.6 million in real estate related impairments recorded at the underlying properties during the year ended December 31, 2008.
Net (Loss) Income Attributable to Grubb & Ellis Company
          As a result of the above items, the Company recognized a net loss of approximately $330.9 million, or $5.21 per diluted share for the year ended December 31, 2008, compared to net income of $21.1 million, or $0.53 per diluted share, for the same period in 2007.
Liquidity and Capital Resources
Current Sources of Capital and Liquidity
          The Company believes that it will have sufficient capital resources to satisfy its liquidity needs over the next twelve-month period. The Company expects to meet its short-term liquidity needs, which may include principal repayments of mortgage debt in connection with recourse guarantee obligations, investments in various real estate investor programs and institutional funds and capital expenditures, through current and retained cash flow earnings, and proceeds from the potential issuance of equity securities and the potential sale of other assets.
          During 2008 and 2009, the Company entered into four amendments to its Credit Facility on August 5, 2008, November 4, 2008, May 20, 2009 and September 30, 2009. The final amendment, among other things, extended the time to effect a recapitalization under its Credit Facility from September 30, 2009 to November 30, 2009. Pursuant to the final amendment, the Company also received the right to prepay its Credit Facility in full at any time on or prior to November 30, 2009 at a discounted amount equal to 65% of the aggregate principal amount outstanding. On November 6, 2009, concurrently with the closing of the private placement of 12% Preferred Stock, the Company repaid its Credit Facility in full at the discounted amount and the Credit Facility was terminated in accordance with its terms.
Long-Term Liquidity Needs
          The Company expects to meet its long-term liquidity needs, which may include principal repayments of debt obligations, investments in various real estate investor programs and institutional funds and capital expenditures, through current and retained cash flow earnings, the sale of real estate properties and proceeds from the potential issuance of debt or equity securities and the potential sale of other assets. The Company may seek to obtain new secured or unsecured lines of credit in the future, although the Company can provide no assurance that it will find financing on favorable terms or at all.
Factors That May Influence Future Sources of Capital and Liquidity
          On November 16, 2007, the Company completed the acquisition of a 51% membership interest in Grubb & Ellis Alesco Global Advisors, LLC (“Alesco”). Pursuant to the Intercompany Agreement between the Company and Alesco, dated as of November 16, 2007, the Company committed to invest $20.0 million in seed capital into the open and closed end real estate funds that Alesco expects to launch. Additionally, upon achievement of certain earn-out targets, the Company would be required to purchase up to an additional 27% interest in Alesco for $15.0 million. The Company is allowed to use $15.0 million of seed capital to fund the earn-out payments. As of December 31, 2009, the Company has invested $0.5 million in seed capital into the open and closed end real estate funds that Alesco launched during 2008. In 2010, the Company projects to have cash outflows of approximately $2.8 million related to investments and working capital contributions. In addition, the Company may launch, subject to the agreement and control of the operating partners, two additional closed end funds which could require seed capital up to $5.0 million. The Company anticipates that such amounts will only be funded to the extent the Company has available cash to contribute into the Alesco funds.
Cash Flow
Year Ended December 31, 2009 Compared to Year Ended December 31, 2008
          Net cash used in operating activities increased $28.4 million to $62.0 million for the year ended December 31, 2009, compared to net cash used in operating activities of $33.6 million for the same period in 2008. Net cash used in operating activities included a decrease in net loss of $262.1 million adjusted for decreases in non-cash reconciling items, the most significant of which included $180.5 million in goodwill impairment, $66.4 million in real estate related impairments, $11.0 million in depreciation and amortization, $0.9 million as a result of amortizing the identified intangible contract rights associated with the acquisition of Realty, partially offset by a $4.9 million increase in deferred taxes. Also contributing to this increase in net cash used in operating activities were net changes in other operating assets and liabilities of $36.3 million.
          Net cash provided by (used in) investing activities was $97.2 million and ($76.3) million for the years ended December 31, 2009 and 2008, respectively. For the year ended December 31, 2009, net cash provided by investing activities related primarily to proceeds from the sale of properties of $93.5 million. For the year ended December 31, 2008, net cash used in investing activities related primarily to the acquisition of properties of $122.2 million and investments in unconsolidated entities of $29.2 million offset by proceeds from repayment of advances to related parties net of advances to related parties of $6.9 million and proceeds from collection of real estate deposits and pre-acquisition costs net of payment of real estate deposits and pre-acquisition costs of $59.1 million.
          Net cash (used in) provided by financing activities was ($29.1) million and $93.6 million for the years ended December 31, 2009 and 2008, respectively. For the year ended December 31, 2009, net cash used in financing activities related primarily to repayment of advances on the line of credit of $56.3 million and repayment of notes payable and capital lease obligations of $79.4 million offset by advances on the line of credit of $15.2 million, proceeds from the issuance of senior notes of $5.0 million and proceeds from the issuance of preferred stock of $85.1 million. For the year ended December 31, 2008, net cash provided by financing activities related primarily to advances on the line of credit of $55.0 million and borrowings on notes payable and capital lease obligations of $103.3 million offset by repayments of notes payable and capital lease obligations of $56.4 million.
Year Ended December 31, 2008 Compared to Year Ended December 31, 2007
          Net cash used in operating activities increased $67.2 million to $33.6 million for the year ended December 31, 2008, compared to net cash provided by operating activities of $33.5 million for the same period in 2007. Net cash used in operating activities included a decrease in net income of $365.6 million adjusted for an increase in non-cash reconciling items, the most significant of which was $181.3 million in goodwill impairment, $90.4 million in real estate related impairments, $11.7 million in share-based compensation, $29.0 million in depreciation and amortization primarily related to five properties held for sale, $1.2 million as a result of amortizing the identified intangible contract rights associated with the acquisition of Realty, partially offset by a $3.3 million increase in deferred taxes. Also contributing to this increase was cash used in net changes in other operating assets and liabilities of $36.3 million.
          Net cash used in investing activities decreased $410.6 million to $76.3 million for the year ended December 31, 2008, compared to $486.9 million for the same period in 2007. This decrease in cash used in investing activities was primarily related to a decrease of $483.0 million of cash used in the acquisition and related improvements of office properties and asset purchases for sponsored TIC programs, partially offset by $92.9 million in proceeds from the sales of certain real estate assets in 2007.
          Net cash provided by financing activities decreased $306.9 million to $93.6 million for the year ended December 31, 2008, compared to $400.5 million for the same period in 2007. The decrease was primarily due to a decrease of $443.7 million in borrowings on notes payable related to properties purchased for sponsored TIC programs in 2008, a decrease of $27.0 million in contributions from noncontrolling interests in 2008 offset by a decrease of $87.5 million in repayments of notes payable and capital lease obligations and an increase in advances on the line of credit of $55.0 million in 2008.

Commitments, Contingencies and Other Contractual Obligations
Contractual Obligations
          The Company leases office space throughout the country through non-cancelable operating leases, which expire at various dates through June 30, 2020.
          The following table summarizes contractual obligations as of December 31, 2009 and the effect that such obligations are expected to have on the Company’s liquidity and cash flow in future periods. This table does not reflect any available extension options.

	Payments Due by Period
	Less Than			More Than
	1 Year	1-3 Years	3-5 Years	5 Years
(In thousands)	2010	(2011-2012)	(2013-2014)	(After 2014)	Total
Principal — properties held for investment	$—	$—	$37,000	$70,000	$107,000
Interest — properties held for investment	6,061	12,804	12,698	10,048	41,611
Principal — senior notes	—	16,277	—	—	16,277
Interest — senior notes	1,424	843	—	—	2,267
Operating lease obligations — others	15,240	30,832	30,763	8,965	85,800
Operating lease obligations — general	22,703	37,991	19,909	12,458	93,061
Capital lease obligations	939	755	—	—	1,694

Total	$46,367	$99,502	$100,370	$101,471	$347,710

          TIC Program Exchange Provisions. Prior to the Merger, NNN entered into agreements in which NNN agreed to provide certain investors with a right to exchange their investment in certain TIC programs for an investment in a different TIC program. NNN also entered into an agreement with another investor that provided the investor with certain repurchase rights under certain circumstances with respect to their investment. The agreements containing such rights of exchange and repurchase rights pertain to initial investments in TIC programs totaling $31.6 million. In July 2009 the Company received notice from an investor of their intent to exercise such rights of exchange and repurchase with respect to an initial investment totaling $4.5 million. The Company is currently evaluating such notice to determine the nature and extent of the right of such exchange and repurchase, if any.
          The Company deferred revenues relating to these agreements of $0.3 million, $1.0 million and $0.4 million for the years ended December 31, 2009, 2008 and 2007, respectively. Additional losses of $4.7 million and $14.3 million related to these agreements were recorded during the years ended December 31, 2009 and 2008, respectively, to reflect the impairment in value of properties underlying the agreements with investors. As of December 31, 2009 the Company had recorded liabilities totaling $22.8 million related to such agreements, consisting of $3.8 million of cumulative deferred revenues and $19.0 million of additional losses related to these agreements.
          Off-Balance Sheet Arrangements. From time to time the Company provides guarantees of loans for properties under management. As of December 31, 2009, there were 146 properties under management with loan guarantees of approximately $3.6 billion in total principal outstanding with terms ranging from one to 10 years, secured by properties with a total aggregate purchase price of approximately $4.8 billion. As of December 31, 2008, there were 151 properties under management with loan guarantees of approximately $3.5 billion in total principal outstanding with terms ranging from one to 10 years, secured by properties with a total aggregate purchase price of approximately $4.8 billion. In addition, the consolidated VIEs and unconsolidated VIEs are jointly and severally liable on the non-recourse mortgage debt related to the interests in the Company’s TIC investments totaling $277.0 million and $154.8 million as of December 31, 2009, respectively.
          The Company’s guarantees consisted of the following as of December 31, 2009 and 2008:

	December 31,
(In thousands)	2009	2008
Non-recourse/carve-out guarantees of debt of properties under management(1)	$3,416,849	$3,372,007
Non-recourse/carve-out guarantees of the Company’s debt(1)	$97,000	$97,000
Recourse guarantees of debt of properties under management	$33,898	$42,426
Recourse guarantees of the Company’s debt(2)	$10,000	$10,000

(1)	A “non-recourse/carve-out” guarantee imposes personal liability on the guarantor in the event the borrower engages in certain acts prohibited by the loan documents. Each non-recourse carve-out guarantee is an individual document entered into with the mortgage lender in connection with the purchase or refinance of an individual property. While there is not a standard document evidencing these guarantees, liability under the non-recourse carve-out guarantees generally may be triggered by, among other things, any or all of the following:

•	a voluntary bankruptcy or similar insolvency proceeding of any borrower;

•	a “transfer” of the property or any interest therein in violation of the loan documents;

•	a violation by any borrower of the special purpose entity requirements set forth in the loan documents;

•	any fraud or material misrepresentation by any borrower or any guarantor in connection with the loan;

•	the gross negligence or willful misconduct by any borrower in connection with the property, the loan or any obligation under the loan documents;

•	the misapplication, misappropriation or conversion of (i) any rents, security deposits, proceeds or other funds, (ii) any insurance proceeds paid by reason of any loss, damage or destruction to the property, and (iii) any awards or other amounts received in connection with the condemnation of all or a portion of the property;

•	any waste of the property caused by acts or omissions of borrower of the removal or disposal of any portion of the property after an event of default under the loan documents; and

•	the breach of any obligations set forth in an environmental or hazardous substances indemnification agreement from borrower.
Certain violations (typically the first three listed above) render the entire debt balance recourse to the guarantor regardless of the actual damage incurred by lender, while the liability for other violations is limited to the damages incurred by the lender. Notice and cure provisions vary between guarantees. Generally the guarantor irrevocably and unconditionally guarantees to the lender the payment and performance of the guaranteed obligations as and when the same shall be due and payable, whether by lapse of time, by acceleration or maturity or otherwise, and the guarantor covenants and agrees that it is liable for the guaranteed obligations as a primary obligor. As of December 31, 2009, to the best of the Company’s knowledge, there is no amount of debt owed by the Company as a result of the borrowers engaging in prohibited acts.

(2)	In addition to the $10.0 million principal guarantee, the Company has guaranteed any shortfall in the payment of interest on the unpaid principal amount of the mortgage debt on one owned property.
          Management initially evaluates these guarantees to determine if the guarantee meets the criteria required to record a liability in accordance with the requirements of the Guarantees Topic. Any such liabilities were insignificant as of December 31, 2009 and 2008. In addition, on an ongoing basis, the Company evaluates the need to record additional liability in accordance with the requirements of the Contingencies Topic. As of December 31, 2009 and 2008, the Company had recourse guarantees of $33.9 million and $42.4 million, respectively, relating to debt of properties under management. As of December 31, 2009, approximately $9.8 million of these recourse guarantees relate to debt that has matured or is not currently in compliance with certain loan covenants. In evaluating the potential liability relating to such guarantees, the Company considers factors such as the value of the properties secured by the debt, the likelihood that the lender will call the guarantee in light of the current debt service and other factors. As of December 31, 2009 and 2008, the Company recorded a liability of $3.8 million and $9.1 million, respectively, related to its estimate of probable loss related to recourse guarantees of debt of properties under management which matured in January and April 2009.
Quantitative and Qualitative Disclosures About Market Risk.
          Market risks include risks that arise from changes in interest rates, foreign currency exchange rates, commodity prices, equity prices and other market changes that affect market sensitive instruments. Management believes that the primary market risk to which the Company would be exposed would be interest rate risk. As of December 31, 2009, the Company had no outstanding variable rate debt; therefore Management believes the Company has no interest rate risk. The interest rate risk management objective is to limit the impact of interest rate changes on earnings and cash flows and to lower the overall borrowing costs. To achieve this objective, in the past the Company has entered into derivative financial instruments such as interest rate swap and cap agreements when appropriate and may do so in the future. The Company had no such agreements outstanding as of December 31, 2009.
          In addition to interest rate risk, the value of the Company’s real estate investments is subject to fluctuations based on changes in local and regional economic conditions and changes in the creditworthiness of tenants, which may affect the Company’s ability to refinance its outstanding mortgage debt, if necessary.

          Except for the acquisition of Grubb & Ellis Alesco Global Advisors, LLC, as previously described, the Company does not utilize financial instruments for trading or other speculative purposes, nor does it utilize leveraged financial instruments.
          The table below presents, as of December 31, 2009, the principal amounts and weighted average interest rates by year of expected maturity to evaluate the expected cash flows and sensitivity to interest rate changes.

	Expected Maturity Date
	2010	2011	2012	2013	2014	Thereafter	Total	Fair Value
Fixed rate debt — principal payments	$—	$—	$—	$—	$37,000	$70,000	$107,000	$94,453
Weighted average interest rate on maturing debt	—	—	—	—	6.32%	6.29%	6.30%	—
          Notes payable were $107.0 million as of December 31, 2009. As of December 31, 2009, the Company had fixed rate mortgage loans with effective interest rates ranging from 6.29% to 6.32% and a weighted average effective interest rate of 6.30% per annum.
          In addition, as of December 31, 2009, the Company had $16.3 million in senior notes outstanding at a fixed interest rate of 8.75% per annum and a fair value of $15.8 million.
          As of December 31, 2008, the outstanding principal balance on the Credit Facility and mortgage loan debt obligations totaled $63.0 million and $216.0 million, respectively. As of December 31, 2008 the outstanding principal balance on these variable rate debt obligations was $108.7 million, with a weighted average interest rate of 3.78% per annum. During the year ended December 31, 2009, the Credit Facility was repaid in full at the discounted amount and the properties with variable rate mortgage debt were deconsolidated.

MANAGEMENT
Executive Officers and Directors
          The following table and discussion sets forth, as of the date of this prospectus, the names and ages of our current directors and our executive officers. Executive officers are appointed by our Board of Directors and shall serve until the expiration of their contracts, their death, resignation or removal by our Board of Directors. Our directors serve one year terms or until their successors are elected and qualified or until their death, resignation or removal in the manner provided in our certificate of incorporation, bylaws or other relevant operating documents. The present term of each of our directors will expire at the next annual meeting of our shareowners.

Name	Age	Position with Company
Thomas D’Arcy	50	Chief Executive Officer, President and Director
Richard W. Pehlke	56	Executive Vice President and Chief Financial Officer
Andrea R. Biller	60	General Counsel, Executive Vice President and Corporate Secretary
Jeffrey T. Hanson	39	Chief Investment Officer
Jacob Van Berkel	49	Executive Vice President and Chief Operating Officer
Stanley J. Olander, Jr.	55	Executive Vice President—Multifamily
C. Michael Kojaian	48	Director
Robert J. McLaughlin	76	Director
Devin I. Murphy	49	Director
D. Fleet Wallace	42	Director
Rodger D. Young	63	Director
          Thomas D’Arcy has served as the President and Chief Executive Officer and as a director of the Company since November 16, 2009. Mr. D’Arcy has been since April 2008 and is currently the non-executive chairman of the board of directors of Inland Real Estate Corporation (NYSE: IRC), where he has also been an independent director since 2005. Mr. D’Arcy has over 20 years of experience acquiring, developing and financing all forms of commercial and residential real estate. He is currently a principal in Bayside Realty Partners, a private real estate company focused on acquiring, renovating and developing land and income producing real estate primarily in the New England area. From 2001 to 2003, Mr. D’Arcy was president and chief executive officer of Equity Investment Group, a private real estate company owned by an investor group which included The Government of Singapore, The Carlyle Group and Northwestern Mutual Life Insurance Company. Prior to his tenure with Equity Investment Group, Mr. D’Arcy was the chairman of the board, president and chief executive officer of Bradley Real Estate, Inc., a Boston-based real estate investment trust traded on the NYSE, from 1989 to 2000. Mr. D’Arcy is a graduate of Bates College.
          Richard W. Pehlke has served as the Executive Vice President and Chief Financial Officer of the Company since February 2007. Prior to joining the Company, Mr. Pehlke served as Executive Vice President and Chief Financial Officer and a member of the board of directors of Hudson Highland Group, a publicly held global professional staffing and recruiting business, from 2003 to December 2005 and served as a consultant during 2006. From 2001 to 2003, Mr. Pehlke operated his own consulting business specializing in financial strategy and leadership development. In 2000, he was the Executive Vice President and Chief Financial Officer of ONE, Inc. a privately held software implementation business. Prior to 2000, Mr. Pehlke held senior financial positions in the telecommunications, financial services and food and consumer products industries.
          Andrea R. Biller has served as Executive Vice President, General Counsel and Corporate Secretary of the Company since December 2007. She joined Grubb & Ellis Realty Investors, LLC in March 2003 as General Counsel and served as NNN’s General Counsel, Executive Vice President and Corporate Secretary since November 2006 and director since December 2007. Ms. Biller also has served as Executive Vice President and Corporate Secretary of Grubb & Ellis Healthcare REIT II, Inc. since January 2009 and Corporate Secretary of Grubb & Ellis Apartment REIT, Inc. since April 2009 and from December 2005 to February 2009. Ms. Biller also has served as a director of Grubb & Ellis Apartment REIT, Inc. since June 2008. Ms. Biller has served as Executive Vice President and Secretary for Grubb & Ellis Equity Advisors since June 2009. Ms. Biller served as an Attorney at the Securities and Exchange Commission, Division of Corporate Finance, in Washington D.C. from 1995-2000, including two years as Special Counsel, and as a private attorney specializing in corporate and securities law from 1990-1995 and 2000-2002. Ms. Biller is licensed to practice law in California, Virginia, and Washington, D.C.
          Jeffrey T. Hanson has served as Chief Investment Officer of the Company since December 2007. He has served as Chief Investment Officer of NNN since November 2006 and as a director since November 2008 and joined Grub & Ellis Realty Investors in July 2006 and has served as its President and Chief Investment Officer since November 2007. Mr. Hanson has also served as the President and Chief Executive Officer of Realty since July 2006 and as Chairman since April 2007. Mr. Hanson also has served as

Chief Executive Officer and Chairman of the Board of Grubb & Ellis Healthcare REIT II, Inc. since January 2009. Mr. Hanson has served as President and Chief Executive Officer for Grubb & Ellis Equity Advisors since June 2009. From December 1997 to July 2006, Mr. Hanson was a Senior Vice President with the Grubb and Ellis Institutional Investment Group in Grubb & Ellis’ Newport Beach office. Mr. Hanson served as a real estate broker with CB Richard Ellis from 1996 to December 1997. Mr. Hanson formerly served as a member of the Grubb & Ellis President’s Counsel and Institutional Investment Group Board of Advisors.
          Jacob Van Berkel has served as Executive Vice President and Chief Operating Officer of the Company since February 2008 and President, Real Estate Services since May 2008. Mr. Van Berkel oversees operations and business integration for Grubb & Ellis, having joined NNN in August 2007 to assist with the merger of the two companies. He is responsible for the strategic direction of all Grubb & Ellis’ brokerage operations, marketing and communications, research and other day-to-day operational activities. He has 25 years of experience, including more than four years at CB Richard Ellis as senior vice president, human resources as well as in senior global human resources, operations and sales positions with First Data Corporation, Gateway Inc. and Western Digital.
          Stanley J. Olander, Jr. has served as an Executive Vice President — Multifamily of the Company since December 2007. He has also served as Chief Executive Officer and a director of Grubb & Ellis Apartment REIT, Inc. and Chief Executive Officer of Grubb & Ellis Apartment REIT Advisors, LLC since December 2005. Mr. Olander has also served as Grubb & Ellis Apartment REIT, Inc.’s Chairman of the Board since December 2006 and has also served as President of Grubb & Ellis Apartment REIT, Inc. from April 2007 until March 2010 and as President of Grubb & Ellis Apartment REIT Advisors, LLC since April 2007. Mr. Olander has also been a Managing Member of ROC REIT Advisors, LLC since 2006 and a Managing Member of ROC Realty Advisors since 2005. Additionally, since July 2007, Mr. Olander has also served as Chief Executive Officer, President and Chairman of the Board of Grubb & Ellis Residential Management, Inc. He served as President and Chief Financial Officer and a member of the board of directors of Cornerstone Realty Income Trust, Inc. from 1996 until April 2005.
          C. Michael Kojaian has served as a director of the Company since December 1996. He served as the Chairman of the Board of Directors of the Company from June 2002 until December 7, 2007 and has served as the Chairman of the Board of Directors of the Company since January 6, 2009. He has been the President of Kojaian Ventures, L.L.C. and also Executive Vice President, a director and a shareholder of Kojaian Management Corporation, both of which are investment firms headquartered in Bloomfield Hills, Michigan, since 2000 and 1985, respectively. He is also a director of Arbor Realty Trust, Inc. Mr. Kojaian has also served as the Chairman of the Board of Directors of Grubb & Ellis Realty Advisors, Inc., an affiliate of the Company, from its inception in September 2005 until April 2008, and as its Chief Executive Officer from December 13, 2007 until April 2008.
          Robert J. McLaughlin has served as a director of the Company since July 2004. Mr. McLaughlin previously served as a director of the Company from September 1994 to March 2001. He founded The Sutter Group in 1982, a management consulting company that focuses on enhancing shareowner value, and currently serves as its President. Previously, Mr. McLaughlin served as President and Chief Executive Officer of Tru-Circle Corporation, an aerospace subcontractor, from November 2003 to April 2004, and as Chairman of the Board of Directors from August 2001 to February 2003, and as Chairman and Chief Executive Officer from October 2001 to April 2002 of Imperial Sugar Company.
          Devin I. Murphy has served as a director of the Company since July 2008. Mr. Murphy is currently a Vice Chairman in Investment Banking for Morgan Stanley. Prior to joining Morgan Stanley in November 2009, Mr. Murphy was a Managing Partner of Coventry Real Estate Advisors, a real estate private equity firm founded in 1998 which sponsors institutional investment funds. Prior to joining Coventry Real Estate Advisors, LLC in March 2008, Mr. Murphy was the Global Head of Real Estate Investment Banking at Deutsche Bank Securities, Inc. from 2004 to 2007. Prior to joining Deutsche Bank, he was at Morgan Stanley & Company for 14 years in a variety of roles, including as Co-Head North American Real Estate Investment Banking and Global Head of the firm’s Real Estate Private Capital Markets Group.
          D. Fleet Wallace has served as a director of the Company since December 2007. Mr. Wallace also had served as a director of NNN Realty Advisors, Inc. (“NNN”) from November 2006 to December 2007. Mr. Wallace is a principal and co-founder of McCann Realty Partners, LLC, an apartment investment company focusing on garden apartment properties in the Southeast formed in 2004. From April 1998 to August 2001, Mr. Wallace served as corporate counsel and assistant secretary of United Dominion Realty Trust, Inc., a publicly-traded real estate investment trust. From September 1994 to April 1998, Mr. Wallace was in the private practice of law with McGuire Woods in Richmond, Virginia. Mr. Wallace has also served as a Trustee of G REIT Liquidating Trust since January 2008.
          Rodger D. Young has served as a director of the Company since April 2003. Mr. Young has been a name partner of the law firm of Young & Susser, P.C. since its founding in 1991, a boutique firm specializing in commercial litigation with offices in Southfield, Michigan and New York City. In 2001, Mr. Young was named Chairman of the Bush Administration’s Federal Judge and U.S. Attorney Qualification Committee by Governor John Engler and Michigan’s Republican Congressional Delegation. Mr. Young is a member of the American College of Trial Lawyers and was listed in the 2007 edition of Best Lawyers of America. Mr. Young was named by Chambers International and by Best Lawyers in America as one of the top commercial litigators in the United States.
Communications with the Directors
          Shareowners, employees and others interested in communicating with the Chairman of the Board may do so by writing to C. Michael Kojaian, c/o Corporate Secretary, Grubb & Ellis Company, 1551 North Tustin Avenue, Suite 300, Santa Ana, California 92705. Shareowners, employees and others interested in communicating with any of the other directors of the Company may do so by writing to such director, c/o Corporate Secretary, Grubb & Ellis Company, 1551 North Tustin Avenue, Suite 300, Santa Ana, California 92705.

CORPORATE GOVERNANCE
Meetings
          For the year ended December 31, 2009, our Board of Directors held 17 meetings. Each incumbent director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period that the individual served and (ii) the total number of meetings held by all committees of the Board on which the director served during the period that the individual served.
Independent Directors
          The Board determined that seven of the nine directors serving in 2009, Messrs. Carpenter, Greene, Kojaian, McLaughlin, Murphy, Wallace and Young were independent. For the year ended December 31, 2009, Mr. D’Arcy and Mr. Hunt were not considered independent under NYSE listing requirements because Mr. D’Arcy was serving as Chief Executive Officer as of November 16, 2009 and Mr. Hunt had been serving as the Company’s Interim Chief Executive Officer commencing in July 2008 until November 16, 2009.
          For purposes of determining the independence of its directors, the Board applies the following criteria:
No Material Relationship
          The director must not have any material relationship with the Company. In making this determination, the Board considers all relevant facts and circumstances, including commercial, charitable and familial relationships that exist, either directly or indirectly, between the director and the Company.
Employment
          The director must not have been an employee of the Company at any time during the past three years. In addition, a member of the director’s immediate family (including the director’s spouse; parents; children; siblings; mothers-, fathers-, brothers-, sisters-, sons- and daughters-in-law; and anyone who shares the director’s home, other than household employees) must not have been an executive officer of the Company in the prior three years.
Other Compensation
          The director or an immediate family member must not have received more than $100,000 per year in direct compensation from the Company, other than in the form of director fees, pension or other forms of deferred compensation during the past three years.
Auditor Affiliation
          The director must not be a current partner or employee of the Company’s internal or external auditor. An immediate family member of the director must not be a current partner of the Company’s internal or external auditor, or an employee of such auditor who participates in the auditor’s audit, assurance or tax compliance (but not tax planning) practice. In addition, the director or an immediate family member must not have been within the last three years a partner or employee of the Company’s internal or external auditor who personally worked on the Company’s audit.
Interlocking Directorships
          During the past three years, the director or an immediate family member must not have been employed as an executive officer by another entity where one of the Company’s current executive officers served at the same time on the compensation committee.
Business Transactions
          The director must not be an employee of another entity that, during any one of the past three years, received payments from the Company, or made payments to the Company, for property or services that exceed the greater of $1.0 million or 2% of the other entity’s annual consolidated gross revenues. In addition, a member of the director’s immediate family must not have been an executive officer of another entity that, during any one of the past three years, received payments from the Company, or made payments to the

Company, for property or services that exceed the greater of $1.0 million or 2% of the other entity’s annual consolidated gross revenues.
Audit Committee
          The Audit Committee of the Board is a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 as amended (the “Exchange Act”) and the rules thereunder. The Audit Committee operates under a written charter adopted by the Board of Directors. The charter of the Audit Committee was last revised effective January 28, 2008 and is available on the Company’s website at www.grubb-ellis.com and printed copies of which may be obtained upon request by contacting Investor Relations, Grubb & Ellis Company, 1551 North Tustin Avenue, Suite 300, Santa Ana, California 92705. The members of the Audit Committee as of December 31, 2009 are Robert J. McLaughlin, Chair, D. Fleet Wallace and Rodger D. Young. The Board has determined that the members of the Audit Committee are independent under the NYSE listing requirements and the Exchange Act and the rules thereunder, and that Mr. McLaughlin is an audit committee financial expert in accordance with rules established by the SEC. For the year ended December 31, 2009, the Audit Committee held 9 meetings.
Compensation Committee
          The Board of Directors has delegated to the Compensation Committee, a separately designated standing committee, oversight responsibilities for the Company’s executive compensation programs. The Compensation Committee determines the policy and strategies of the Company with respect to executive compensation taking into account certain factors that the Compensation Committee deems appropriate such as (a) compensation elements that will enable the Company to attract and retain executive officers who are in a position to achieve the strategic goals of the Company which are in turn designed to enhance shareowner value, and (b) the Company’s ability to compensate its executives in relation to its profitability and liquidity.
          The Compensation Committee approves, subject to further, final approval by the full Board of Directors, (a) all compensation arrangements and terms of employment, and any material changes to the compensation arrangements or terms of employment, for the NEOs (as defined below) and certain other key employees (including employment agreements and severance arrangements), and (b) the establishment of, and changes to, equity-based awards programs. In addition, each calendar year, the Compensation Committee approves the annual incentive goals and objectives of each NEO and certain other key employees, evaluates the performance of each NEO and certain other key employees against the approved performance goals and objectives applicable to him or her, determines whether and to what extent any incentive awards have been earned by each NEO, and makes recommendations to the Company’s Board of Directors regarding the approval of incentive awards. Consistent with the Compensation Committee’s objectives, the Company’s overall compensation program is structured to attract, motivate and retain highly qualified executives by paying them competitively and tying their compensation to the Company’s success as a whole and their contribution to the Company’s success. The Compensation Committee also provides general oversight of the Company’s employee benefit and retirement plans.
          The members of the Compensation Committee as of December 31, 2009 are D. Fleet Wallace, Chair, Robert J. McLaughlin and Rodger D. Young. The Board has determined that Messrs. Wallace, McLaughlin and Rodgers are independent under the NYSE listing requirements and the Exchange Act and the rules there under. For the year ended December 31, 2009, the Compensation Committee held 4 meetings.
          The Compensation Committee operates under a written charter adopted by the full Board and revised effective December 10, 2007, which is available on the Company’s website at www.grubb-ellis.com. Printed copies may be obtained upon request by contacting Investor Relations, Grubb & Ellis Company, 1551 North Tustin Avenue, Suite 300, Santa Ana, California 92705.
Corporate Governance and Nominating Committee
          The functions of the Company’s Corporate Governance and Nominating Committee are to assist the Board with respect to: (i) director qualification, identification, nomination, independence and evaluation; (ii) committee structure, composition, leadership and evaluation; (iii) succession planning for the CEO and other senior executives; and (iv) corporate governance matters. The Corporate Governance and Nominating Committee operates under a written charter adopted by the Board, which is available on the Company’s website at www.grubb-ellis.com and printed copies of which may be obtained upon request by contacting Investor Relations, Grubb & Ellis Company, 1551 North Tustin Avenue, Suite 300, Santa Ana, California 92705. The members of the Corporate Governance and Nominating Committee as of December 31, 2009, are Rodger D. Young, Chair, and Devin I. Murphy. The Board has determined that Messrs. Young and Murphy are independent under the NYSE listing requirements and the Exchange Act and the rules thereunder. For the year ended December 31, 2009, the Corporate Governance and Nominating Committee held 5 meetings.
Director Nominations
          The Corporate Governance and Nominating Committee considers candidates for director who are recommended by its members, by other Board members, by shareowners and by management. The Corporate Governance and Nominating Committee evaluates director candidates recommended by shareowners in the same way that it evaluates candidates recommended by its members, other members of the Board, or other persons. The Corporate Governance and Nominating Committee considers all aspects of a candidate’s qualifications in the context of the Company’s needs at that point in time with a view to creating a Board with a diversity of experience and perspectives. Among the qualifications, qualities and skills of a candidate considered important by the Corporate Governance and Nominating Committee are a commitment to representing the long-term interests of the shareowners; an inquisitive and objective perspective; the willingness to take appropriate risks; leadership ability; personal and professional ethics, integrity and values; practical wisdom and sound judgment; business and professional experience in fields such as real estate, finance and accounting; and geographic, gender, age and ethnic diversity.
          Nominations by shareowners of persons for election to the Board of Directors must be made pursuant to timely notice in writing to our Secretary. To be timely, a shareowner’s notice shall be delivered or mailed to and received at our principal executive offices not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day prior to the first anniversary of last year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice must be delivered not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to the annual meeting or the tenth day following the day on which public announcement of the date of the meeting is first made. Such shareowner’s notice shall set forth: (1) the name, age, business address or, if known, residence address of each proposed nominee; (2) the principal occupation or employment of each proposed nominee; (3) the name and residence of the Chairman of the Board for notice by the Board of Directors, or the name and residence address of the notifying shareowner for notice by said shareowner; and (4) the total number of shares that to the best of the knowledge and belief of the person giving the notice will be voted for each of the proposed nominees.
Corporate Governance Guidelines
          Effective July 6, 2006, the Board adopted corporate governance guidelines to assist the Board in the performance of its duties and the exercise of its responsibilities. The Company’s Corporate Governance Guidelines are available on the Company’s website at www.grubb-ellis.com and printed copies may be obtained upon request by contacting Investor Relations, Grubb & Ellis Company, 1551 North Tustin Avenue, Suite 300, Santa Ana, California 92705.
Director Attendance at Annual Meetings
          Our Board has adopted a policy under which each member of the Board is strongly encouraged to attend each Annual Meeting of our shareowners. All directors then in office who were elected at the Company’s 2009 Annual Meeting attended the Company’s 2009 Annual Meeting.
Section 16(a) Beneficial Ownership Reporting Compliance
          Section 16(a) of the Exchange Act requires our directors, executive officers and shareowners holding ten percent (10%) or more of our voting securities (“Insiders”) to file with the SEC reports showing their ownership and changes in ownership of Company securities, and to send copies of these filings to us. To our knowledge, based upon review of copies of such reports furnished to us and upon written representations that the Company has received to the effect that no other reports were required during the year ended December 31, 2009, the Insiders complied with all Section 16(a) filing requirements applicable to them.
Board Leadership Structure, Executive Sessions of Non-Management Directors
          Mr. D’Arcy currently serves as the chief executive officer of the Company and Mr. Kojaian, a non-management director, serves as Chairman of the Board. The Board has chosen to separate the principal executive officer and Board chair positions because it believes that independent oversight of management is an important component of an effective Board and this structure benefits the interests of all shareowners.

          The Company’s non-management directors meet without management present at each of the Board’s regularly scheduled in-person meetings. If the Board convenes for a special meeting, the non-management directors will meet in executive session if circumstances warrant. The Chairman of the Board, Mr. Kojaian, who is a non-management director, presides over executive sessions of the Board.
Risk Oversight
          The Board oversees the business of the Company and considers the risks associated with the Company’s business strategy and decisions. The Board implements its risk oversight function both as a whole and through its Committees. In particular:
The Audit Committee oversees risks related to the Company’s financial statements, the financial reporting process, accounting and legal matters. The Audit Committee meets in executive session with each of the Company’s Chief Financial Officer, Vice President of Internal Audit and with representatives of our independent registered public accounting firm.
The Compensation Committee manages risks related to the Company’s compensation philosophy and programs. The Compensation Committee reviews and approves compensation programs and engages the services of compensation consultants to ensure that it adopts appropriate levels of compensation commensurate with industry standards.
The Governance and Nominating Committee oversees risks related to corporate governance and the selection of Board nominees.
          Each of the Committee Chairs reports to the full Board regarding materials risks as deemed appropriate.
EXECUTIVE COMPENSATION
          This compensation discussion and analysis describes the governance and oversight of the Company’s executive compensation programs and the material elements of compensation paid or awarded to those who served as the Company’s principal executive officer, the Company’s principal financial officer, and the three other most highly compensated executive officers of the Company during the period from January 1, 2009 through December 31, 2009 (collectively, the “named executive officers” or “NEOs” and individually, a “named executive officer” or “NEO”). The specific amounts and material terms of such compensation paid, payable or awarded are disclosed in the tables and narrative included in this prospectus. The compensation disclosure provided with respect to the Company’s NEOs and directors with respect to calendar year s 2009, 2008 and 2007 represent their full year’s compensation incurred by the Company with respect to each calendar year.
Use of Consultants
          Under its charter, the Compensation Committee has the power to select, retain, compensate and terminate any compensation consultant it determines is useful in the fulfillment of the Committee’s responsibilities. The committee also has the authority to seek advice from internal or external legal, accounting or other advisors.
          During 2009, Equinox Partners, an executive search firm engaged by the Board in 2008, continued to manage the search for a permanent Chief Executive Officer. Pursuant to that search, on November 16, 2009, Mr. D’Arcy became the Company’s Chief Executive Officer.
          In June 2009, the Compensation Committee engaged Mercer (US), Inc. to develop recommendations for the compensation packages and key features of the ongoing compensation packages for the Company’s Section 16(b) executive officers. The Compensation Committee directed Mercer to collect and review documentation on existing compensation programs, determine overall objectives for the 16(b) compensation packages, analyze relevant market information, outline a mix of salary, annual and long-term incentives, and develop proposals for the design and implementation of a recommended compensation program.
          During 2008, the Special Committee of the Board of Directors appointed to direct the search for a permanent Chief Executive Officer engaged the services of Steven Hall & Partners to develop and recommend a compensation package for the Chief Executive Officer position. The Special Committee utilized the services of Steven Hall Partners in connection with its search for a permanent Chief Executive Officer in 2009, which culminated in the hiring of Mr. D’Arcy in November 2009.

Role of Executives in Establishing Compensation
          In advance of each Compensation Committee meeting, the Chief Executive Officer and the Chief Operating Officer work with the Compensation Committee Chairman to set the meeting agenda. The Compensation Committee periodically consults with the Chief Executive of the Company with respect to the hiring and the compensation of the other NEOs and certain other key employees.
Certain Compensation Committee Activity
          The Compensation Committee met four times during the year ended December 31, 2009 and in fulfillment of its obligations, among other things, determined on December 3, 2008, based upon a recommendation of Christenson Advisors, LLC, that the cash retainer for independent, non-management directors of $50,000 per annum would remain the same as would the Board Meeting and Committee Meeting fees of $1,500 per meeting. Similarly, the Compensation Committee determined that the Audit Chair retainer, the Compensation Chair retainer and the Governance Chair retainer would remain constant at $15,000, $10,000 and $7,500 per annum, respectively.
Compensation Philosophy, Goals and Objectives
          As a commercial real estate services company, the Company is a people oriented business which strives to create an environment that supports its employees in order to achieve its growth strategy and other goals established by the board so as to increase shareowner value over the long term.
          The primary goals and objectives of the Company’s compensation programs are to:
•	Compensate management, key employees, independent contractors and consultants on a competitive basis in order to attract, motivate and retain high quality, high performance individuals who will achieve the Company’s short-term and long term goals;

•	Motivate and reward executive officers whose knowledge, skill and performance are critical to the Company’s success;

•	Align the interests of the Company’s executive officers and shareowners through equity-based long-term incentive awards that motivate executive officers to increase shareowner value and reward executive officers when shareowner value increases; and

•	Ensure fairness among the executive management team by recognizing contributions each executive officer makes to the Company’s success.
          The Compensation Committee established these goals in order to enhance shareowner value.
          The Company believes that it is important for variable compensation, i.e., where an NEO has a significant portion of his or her total “cash compensation” at risk, to constitute a significant portion of total compensation and that such variable compensation be designed so as to reward effective team work (through the achievement of Company-wide financial goals) as well as the achievement of individual goals (through the achievement of business unit/functional goals and individual performance goals and objectives). The Company believes that this dual approach best aligns the individual NEO’s interest with the interests of the shareowners.
Compensation During Term of Employment
          The Company’s compensation program for NEOs is currently comprised of four key elements — base salary, annual bonus incentive compensation, share-based compensation and a retirement plan — that are intended to balance the goals of achieving both short-term and long-term results which the Company believes will effectively align management with shareowners.
Base Salary
          Amounts paid to NEOs as base salaries are included in the column captioned “Salary” in the Summary Compensation Table below. The base salary of each NEO is determined based upon their position, responsibility, qualifications and experience, and reflects consideration of both external comparison to available market data and internal comparison to other executive officers.
          The base salary for an NEO is typically established by the Compensation Committee at the time of an NEO’s initial employment and may be modified during the course of employment. In the case of the Company’s Chief Executive Officer and President, Thomas P. D’Arcy, his base salary of $650,000 was determined by the Compensation Committee after reviewing advice from its outside consultant regarding market comparisons of peer group companies and other relevant factors. In the case of the Company’s General

Counsel Executive Vice President and Corporate Secretary, Andrea R. Biller, her compensation has not been adjusted since the inception of her former employment agreement. In the case of the Company’s Chief Financial Officer and Executive Vice President, Richard W. Pehlke, his base salary was increased on January 1, 2008 from $350,000 to $375,000. With respect to the Company’s Chief Investment Officer, Jeffrey T. Hanson’s base salary was increased on August 1, 2008 from $350,000 to $450,000. As a result of Jacob Van Berkel being promoted to Chief Operating Officer and Executive Vice President on March 1, 2008, Mr. Van Berkel’s base salary was increased from $280,000 to $400,000. Effective March 1, 2009, the base salary for each of Ms. Biller and Messrs. Hanson, Pehlke and Van Berkel was reduced by 10.0%.
          The base salary component is designed to constitute between 40% and 50% of total annual compensation a target for the NEOs based upon each individual’s position in the organization and the Compensation Committee’s determination of each position’s ability to directly impact the Company’s financial results.
Annual Bonus Incentive Compensation
          Amounts paid to NEOs under the annual bonus plan are included in the column captioned “Bonus” in the Summary Compensation Table below. In addition to earning base salaries, each of the Company’s NEOs is eligible to receive an annual cash bonus, the target amount of which is set by the individual employment agreement and/or Compensation Committee with each NEO. The annual bonus incentive of each NEO is determined based upon his or her position, responsibility, qualifications and experience, and reflects consideration of both external comparison to available market data and internal comparison to other executive officers.
          The annual cash bonus plan target for NEOs is between 50% and 200% of base salary and is designed to constitute from 20% to 50% of an NEO’s total annual target compensation. The bonus plan component is based on each individual’s role and responsibilities in the company and the Committee’s determination of each NEO’s ability to directly impact the Company’s financial results. The 2009 annual cash bonus plan target was 150% of base salary for Ms. Biller and Messrs. Pehlke and Hanson and 100% of base salary for Mr. Van Berkel. If the highest level of performance conditions with respect to the 2009 annual cash bonus is satisfied, then the value of the 2009 annual cash bonuses would be $540,000 for Ms. Biller, $506,250 for Mr. Pehlke, $607,500 for Mr. Hanson and $360,000 for Mr. Van Berkel. There is no 2009 annual cash bonus for Mr. D’Arcy with respect to the period commencing on November 16, 2009 and continuing up to and through December 31, 2009. No annual cash bonus plan payments were made to the NEOs for fiscal year 2009. On March 10, 2010, the Compensation Committee awarded to each of Messrs. Pehlke, Hanson and Van Berkel a cash bonus of $400,000 (which is inclusive of any other bonuses that would otherwise be payable to any of them with respect to 2009) for 2009 performance and retention through the first quarter of 2010. Such bonuses will be paid to each of Messrs. Pehlke, Hanson and Van Berkel during 2010.
          The Compensation Committee reviews each NEO’s bonus plan annually. Annual Company EBITDA targets are determined in connection with the annual calendar-year based budget process. A minimum threshold of 80% of Company EBITDA must be achieved before any payment is awarded with respect to this component of bonus compensation. At the end of each calendar year, the Chief Executive Officer reviews the performance of each of the other NEOs and certain other key employees against the financial objectives and against their personal goals and objectives and makes recommendations to the Compensation Committee for payments on the annual cash bonus plan. The Compensation Committee reviews the recommendations and forwards these to the Board for final approval of payments under the plan.
Share-based Compensation and Incentives
          The compensation associated with stock awards granted to NEOs is included in the Summary Compensation Table and other tables below (including the charts that show outstanding equity awards). Except for the November 16, 2009 grant of 2,000,000 restricted shares of common stock to Thomas P. D’Arcy, no other grants were made to NEOs during the year ended December 31, 2009.
          In February of 2009, each of Messrs. Pehlke and Van Berkel, on their own initiative, voluntarily returned an aggregate of 131,000 and 130,000 restricted shares, respectively, to the Company for re-allocation of such restricted shares, on the same terms and conditions, to various employees in their respective business units. The returned shares were part of a grant of 250,000 shares made to each of Messrs. Pehlke and Van Berkel in December 2008.
          On March 10, 2010, the Compensation Committee granted 1,000,000 restricted shares of common stock to each of Jeffrey T. Hanson and Jacob Van Berkel. Equity grants to NEOs are intended to align management with the long-term interests of the Company’s shareowners and to have a retentive effect upon the Company’s NEOs. The Compensation Committee and the Board of Directors approve all equity grants to NEOs.

Profit Sharing Plan
          NNN established a profit sharing plan for its employees; pursuant to which NNN provided matching contributions. Generally, all employees were eligible to participate following one year of service with NNN. Matching contributions were made in NNN’s sole discretion. Participants’ interests in their respective contribution account vest over 4 years, with 0.0% vested in the first year of service, 25.0% in the second year, 50.0% in the third year and 100.0% in the fourth year. The Profit Sharing Plan was terminated on December 31, 2007.
Retirement Plans
          The amounts paid to the Company’s NEOs under the retirement plan are included in the column captioned “All Other Compensation” in the Summary Compensation Table directly below. The Company has established and maintains a retirement savings plan under Section 401(k) of the Internal Revenue Code of 1986 (the “Code”) to cover the Company’s eligible employees including the Company’s NEOs. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a tax deferred basis through contributions to the Company’s 401(k) plan. The Company’s 401(k) plan is intended to constitute a qualified plan under Section 401(k) of the Code and its associated trust is intended to be exempt from federal income taxation under Section 501(a) of the Code. The Company makes discretionary Company matching contributions to the 401(k) plan for the benefit of the Company’s employees including the Company’s NEOs. In April 2009, the Company’s matching contributions to the 401(k) plan were suspended.
Personal Benefits and Perquisites
          The amounts paid to the Company’s NEOs for personal benefits and perquisites are included in the column captioned “All Other Compensation” in the Summary Compensation Table below. Perquisites to which all of the Company’s NEOs are entitled include health, dental, life insurance, long-term disability, profit-sharing and a 401(k) savings plan, and 100% of the premium cost of health insurance for certain NEOs is paid for by the Company.
Long Term Incentive Plan
          On May 1, 2008, the Compensation Committee adopted the Long Term Incentive Plan (“LTIP”) of Grubb & Ellis Company, effective January 1, 2008, designed to reward the efforts of the executive officers of the Company to successfully attain the Company’s long-term goals by directly tying the executive officers’ compensation to the Company and individual results. During fiscal year 2009, no named executive officer received an award under the LTIP.
          The LTIP is divided into two components: (i) annual long-term incentive target which comprises 50% of the overall target, and (ii) multi-year annual incentive target which comprises the other 50%.
          Awards under the LTIP are earned by performance during a fiscal year and by remaining employed by the Company through the date awards are granted, usually in March for annual long-term incentive awards or though the conclusion of the three-year performance period for multi-year long term incentive awards (“Grant Date”). All awards are paid in shares of the Company’s common stock, subject to the rights of the Company to distribute cash or other non-equity forms of compensation in lieu of the Company’s common stock.
          The annual long-term incentive target is broken down into three components: (i) absolute shareowner return (30%); corporate EBITDA (35%); and individual performance priorities (35%). Vesting of awards upon achievement of the annual long-term incentive targets is as follows: (i) 33.33% of the restricted shares of the Company’s common stock will vest on the Grant Date; (ii) 33.33% will vest in the first anniversary of the Grant Date; and (iii) the remaining 33.33% will vest on the second anniversary of the Grant Date.
          The multi-year long-term incentive target is broken down into two components: (i) absolute shareowner return (50%); and relative total shareowner return (50%). Vesting of wards upon achievement of the multi-year long-term incentive awards is as follows: (i) 50% of the restricted shares of the Company’s common stock will be paid on the Grant Date; and (ii) 50% on the first year anniversary of the Grant Date.

Summary Compensation Table
          The following table sets forth certain information with respect to compensation for the calendar years ended December 31, 2009, 2008 and 2007 earned by or paid to the Company’s named executive officers for such full calendar years.

									Change in
									Pension Value
								Non-Equity	And
								Incentive	Nonqualified
Name and	Year					Stock	Option	Plan	Deferred	All other
Principal	Ended	Salary		Bonus		Awards	Awards	Compensation	Compensation	Compensation
Position	December	($)		($)(5)		($)(10)	($)(11)	($)	Earnings	($)(8)(12)(13)	Total

Thomas P. D’Arcy(1)	2009	$81,250		$—		$2,720,000	$—	$—	$—	$35,058	$2,836,308
Chief Executive Officer

Gary H. Hunt(2)	2009	560,000		—		—	—	—	—	—	560,000
Former Interim Chief Executive Officer	2008	300,000	(6)	—		—	—	—	—	—	300,000

Richard W. Pehlke(3)	2009	343,750		200,000	(7)	—	—	—	—	7,759	551,509
Executive Vice	2008	375,000		—		642,750	—	—	—	—	1,017,750
President, and Chief Financial Officer	2007	299,500		200,000		—	198,808	—	—	—	698,308

Andrea R. Biller	2009	366,667		—		—	—	—	—	387,391	754,058
Executive Vice	2008	400,000		—		—	—	—	—	688,565	1,088,565
President, General Counsel and Corporate Secretary	2007	400,000		451,000		300,000	—	—	—	592,134	1,743,134

Jeffrey T. Hanson	2009	412,500		200,000	(7)	—	—	—	—	396,758	1,009,258
Chief	2008	391,667		250,000	(9)	—	—	—	—	556,727	1,198,394
Investment Officer	2007	350,000		500,350	(9)	200,000	—	—	—	425,106	1,475,456

Jacob Van Berkel(4)	2009	366,667		200,000	(7)	—	—	—	—	2,383	569,050
Chief Operating	2008	380,000		—		664,600	—	—	—	4,816	1,049,416
Officer and Executive Vice President	2007	115,096		225,000		88,880	—	—	—	30	429,006

(1)	Mr. D’Arcy has served as the Chief Executive Officer since November 16, 2009. Mr. D’Arcy is entitled to receive target bonus cash compensation of up to 200% of his base salary based upon annual performance goals to be established by the Compensation Committee of the Company. Mr. D’Arcy is guaranteed a cash bonus with respect to the 2010 calendar year of 200% of base salary, but there is no guaranteed bonus with respect to any subsequent year. In addition, there is no cash bonus compensation with respect to the period commencing on November 16, 2009 and continuing up to and through December 31, 2009.

(2)	Mr. Hunt served as the Interim Chief Executive Officer from July 2008 to November 16, 2009.

(3)	Mr. Pehlke has served as the Chief Financial Officer since February 2007. Mr. Pehlke had a minimum guaranteed bonus of $125,000 for calendar 2007, prorated based on his hire date in February 2007 (equal to $110,577).

(4)	Mr. Van Berkel joined the Company in August 2007.

(5)	2009 and 2008 bonuses calculated based on Company EBITDA and 2007 bonuses calculated based on Company EBIT.

(6)	Amounts paid to Mr. Hunt represent a consulting fee as Mr. Hunt consulted as the Interim Chief Executive Officer and was not an employee of the Company.

(7)	Amount includes a portion of the special bonus of $400,000 that was awarded to each of Messrs. Pehlke, Hanson and Van Berkel on March 10, 2010. Specifically, fifty percent (50%) of such special bonus was in recognition of 2009 performance and fifty percent (50%) was in connection with the retention of such executive’s services through the first quarter of 2010. The entire special bonus is payable in 2010. Such amount is inclusive of any other bonus compensation that might otherwise be payable to any of them with respect to 2009.

(8)	All other compensation also includes: (i) cash distributions based on membership interests of $0, $121,804, and $159,418 earned by Ms. Biller from Grubb & Ellis Apartment Management, LLC for each of the calendar years ended December 31, 2009, 2008 and 2007, respectively; and (ii) cash distributions based on membership interests of $380,486, $547,519, and $413,546 earned by each of Mr. Hanson and Ms. Biller from Grubb & Ellis Healthcare Management, LLC for each of the calendar years ended December 31, 2009, 2008 and 2007, respectively.

(9)	Amount includes a special bonus of $250,000. The 2008 special bonus was paid in January 2010.

(10)	The amounts shown are the aggregate grant date fair value related to the grants of restricted stock.

(11)	The amounts shown are the aggregate grant date fair value related to the grants of stock options.

(12)	The amounts shown include the Company’s incremental cost for the provision to the named executive officers of certain specified perquisites in fiscal 2009, 2008 and 2007, as follows:

		Living		Travel	Tax Gross Up	Medical & Dental
		Expenses		Expenses	Payment	Premiums	Total
Named Executive Officer	Year	($)		($)	($)	($)	($)
Thomas P. D’Arcy	2009	$35,000	(13)	$—	$—	$—	$35,000

Gary H. Hunt	2009	—		—	—	—	—
	2008	—		—	—	—	—

Richard W. Pehlke	2009	—		—	—	6,469	6,469
	2008	—		—	—	7,287	7,287
	2007	—		—	—	—	—

Andrea R. Biller	2009	—		—	—	4,925	4,925
	2008	—		—	—	4,621	4,621
	2007	—		—	—	1,740	1,740

Jeffrey T. Hanson	2009	—		—	—	14,176	14,176
	2008	—		—	—	13,179	13,179
	2007	—		—	—	8,340	8,340

Jacob Van Berkel	2009	—		—	—	—	—
	2008	—		—	—	—	—
	2007	—		—	—	—	—

(13)	Mr. D’Arcy received a one-time cash payment as reimbursement for all of his out-of-pocket transitory relocation expenses, including transitory housing and travel expenses for six months.

(14)	The amounts shown also include the following 401(k) matching contributions made by the Company, income attributable to life insurance coverage and contributions to the profit-sharing plan in fiscal 2009, 2008 and 2007, as follows:

		401(k) Plan		Profit-Sharing Plan
		Company	Life Insurance	Company
		Contributions	Coverage	Contributions	Total
Named Executive Officer	Year	($)	($)	($)	($)
Thomas P. D’Arcy	2009	$—	$58	$—	$58

Gary H. Hunt	2009	—	—	—	—
	2008	—	—	—	—

Richard W. Pehlke	2009	—	1,290	—	1,290
	2008	—	1,290	—	1,290
	2007	—	—	—	—

Andrea R. Biller	2009	—	1,980	—	1,980
	2008	—	1,290	—	1,290
	2007	3,100	120	14,210	17,430

Jeffrey T. Hanson	2009	1,826	270	—	2,096
	2008	—	270	—	270
	2007	3,100	120	—	3,220

Jacob Van Berkel	2009	1,933	450	—	2,383
	2008	4,600	450	—	5,050
	2007	—	30	—	30
Grants of Plan-Based Awards
          The following table sets forth information regarding the grants of plan-based awards made to its NEOs for the fiscal year ended December 31, 2009.

All Other
		All Other	Option Awards:	Exercise or
		Stock Awards:	Number of	Base Price	Grant Date
		Number of	Securities	of Option	Fair Value of Stock
		Shares of	Underlying	Awards	and Option
Name	Grant Date	Stock or Units	Options	($/Share)	Awards($)(1)
Thomas P. D’Arcy	11/16/09	2,000,000 (2)	—	$—	$2,720,000 (2)

Gary H. Hunt	—	—	—	—	—

Richard W. Pehlke	—	—	—	—	—

Andrea R. Biller	—	—	—	—	—

Jeffrey T. Hanson	—	(3)	—	—	—

Jacob Van Berkel	—	(3)	—	—	—

(1)	The grant date fair value of the shares of restricted stock and stock options granted were computed in accordance with the requirements of the Compensation — Stock Compensation Topic.

(2)	Amounts shown with respect to Mr. D’Arcy represent restricted stock awarded. 1,000,000 of the restricted shares awarded to Mr. D’Arcy are subject to vesting over 3 years in equal annual increments of 1/3 each, commencing on the day immediately preceding the 1 year anniversary of the grant date (November 16, 2009) and which have a grant date fair value of $1.52 per share. The other 1,000,000 restricted shares are subject to vesting based upon the market price of the Company’s common stock during the 3 year period beginning November 16, 2009, 500,000 restricted shares of which have a grant date fair value of $1.28 per share and the other 500,000 restricted shares have a grant date fair value of $1.12 per share. Specifically, (i) in the event that for any 30 consecutive trading days during the 3 year period commencing November 16, 2009 the volume weighted average closing price per share of the Company’s common stock is at least $3.50, then 50% of such restricted shares shall vest, and (ii) in the event that for any 30 consecutive trading days during the 3 year period commencing November 16, 2009 the volume weighted average closing price per share of the Company’s common stock is at least $6.00, then the remaining 50% of such restricted shares shall vest.

(3)	In March 2010, each of Messrs. Hanson and Van Berkel were awarded 1,000,000 shares of restricted stock. 500,000 of the restricted shares awarded to each of Mr. Hanson and Mr. Van Berkel are subject to vesting over 3 years in equal annual increments of 1/3 each, commencing on the one year anniversary of the March 10, 2010 grant date and which have a grant date fair value of $1.87 per share. The other 500,000 restricted shares are subject to vesting based on the market price of the Company’s common stock during the 3 year period beginning March 10, 2010, 250,000 restricted shares of which have a grant date fair value of approximately $1.57 per share and the other 250,000 restricted shares have a grant date fair value of approximately $1.38 per share. Specifically, (i) in the event that for any 30 consecutive trading days during the 3 year period following the March 10, 2010 grant date the volume weighted average closing price per share of the Company’s common stock is at least $3.50, then 50% of such restricted shares shall vest, and (ii) in the event that for any 30 consecutive trading days during the 3 year period following the March 10, 2010 grant date the volume weighted average closing price per share of the Company’s common stock is at least $6.00, then the remaining 50% of such restricted shares shall vest.
Outstanding Equity Awards at Fiscal Year-End
          The following table sets forth summary information regarding the outstanding equity awards held by the Company’s named executive officers at December 31, 2009:

	Option Awards				Stock Awards
	Number of	Number of			Number of		Market Value
	Securities	Securities			Shares or		of Shares
	Underlying	Underlying			Units of		or Units
	Unexercised	Unexercised	Option	Option	Stock that		of Stock That
	Options	Options	Exercise	Expiration	Have Not		Have Not
Name	Exercisable	Unexercisable	Price	Date	Vested		Vested(1)
Thomas P. D’Arcy	—	—	—	—	2,000,000	(2)	$2,720,000

Gary H. Hunt	—	—	—	—	3,667	(3)	$41,657
	—	—	—	—	2,999	(4)	$20,000

Richard W. Pehlke	25,000 (5)	—	$11.75	02/14/2017	50,000	(6)	$220,500
					79,333	(7)	$99,960

Andrea R. Biller	35,200 (9)	—	$11.36	11/16/2016	8,800	(10)	$99,968

Option Awards	Stock Awards
Number of	Number of	Number of	Market Value
Securities	Securities	Shares or	of Shares
Underlying	Underlying	Units of	or Units
Unexercised	Unexercised	Option	Option	Stock that	of Stock That
Options	Options	Exercise	Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable	Price	Date	Vested	Vested(1)
Jeffrey T. Hanson	22,000	(11)	—	$11.36	11/16/2016	5,867	(12)(14)	$66,649

Jacob Van Berkel	—	—	—	—	5,867	(13)	$29,628
—	—	—	—	53,333	(6)	$235,199
—	—	—	—	80,000	(8)(14)	$100,800

(1)	The grant date fair value of the shares of restricted stock is computed in accordance with the requirements of the Compensation — Stock Compensation Topic, is reflected in the Grants of Plan-Based Awards table. Grants of restricted stock were made pursuant to either the Company’s 2006 Omnibus Equity Plan or NNN’s 2006 Long Term Incentive Plan, except for grants made to Mr. D’Arcy.

(2)	Amounts shown represent 2,000,000 restricted shares of the Company’s common stock that were awarded on November 16, 2009. 1,000,000 of the restricted shares awarded to Mr. D’Arcy are subject to vesting over 3 years in equal annual increments of 1/3 each, commencing on the day immediately preceding the 1 year anniversary of the grant date (November 16, 2009). The other 1,000,000 restricted shares are subject to vesting based upon the market price of the Company’s common stock during the 3 year period beginning November 16, 2009. Specifically, (i) in the event that for any 30 consecutive trading days during the 3 year period commencing November 16, 2009 the volume weighted average closing price per share of the Company’s common stock is at least $3.50, then 50% of such restricted shares shall vest, and (ii) in the event that for any 30 consecutive trading days during the 3 year period commencing November 16, 2009 the volume weighted average closing price per share of the Company’s common stock is at least $6.00, then the remaining 50% of such restricted shares shall vest.

(3)	Includes 3,667 restricted shares of the Company’s common stock that will vest on June 27, 2010, subject to continued service with the Company. On January 7, 2010, the Compensation Committee determined to accelerate the vesting of these shares following the termination of Mr. Hunt’s directorship on December 17, 2010.

(4)	Includes 2,999 shares of the Company’s common stock that will vest on December 10, 2010, subject to continued service with the Company. On January 7, 2010, the Compensation Committee determined to accelerate the vesting of these shares following the termination of Mr. Hunt’s directorship on December 17, 2010.

(5)	Amounts shown represent options granted on February 15, 2007. The full 25,000 options vested on the date of the Merger.

(6)	Includes 25,000 and 26,667 restricted shares of the Company’s common stock that were awarded to Messrs. Pehlke and Van Berkel, respectively, on January 23, 2008 which will vest in equal 1/3 installments in each of the first, second and third anniversaries of the grant date, subject to continued service with the Company.

(7)	Includes 39,667 and 39,666 restricted shares of the Company’s common stock that will vest on December 3, 2010 and December 3, 2011, respectively, subject to continued service.

(8)	Includes 40,000 and 40,000 restricted shares of the Company’s common stock that will vest on December 3, 2010 and December 3, 2011, respectively, subject to continued service.

(9)	Includes stock options to acquire 35,200 shares of the common stock for $11.36 per share. These options vested and became exercisable with respect to one-third of the underlying shares of the Company’s common stock on each of November 16, 2006, November 16, 2007 and November 16, 2008 and have a maximum term of ten years.

(10)	Includes 8,800 restricted shares of the Company’s common stock that will vest on June 27, 2010, subject to continued service with the Company.

(11)	Includes stock options to acquire 22,000 shares of the common stock for $11.36 per share. These options vested and became exercisable with respect to one-third of the underlying shares of the Company’s common stock on each of November 16, 2006, November 16, 2007 and November 16, 2008 and have a maximum term of ten years.

(12)	Includes 5,867 restricted shares of the Company’s common stock that will vest on June 27, 2010, subject to continued service with the Company.

(13)	Includes 5,867 restricted shares of the Company’s common stock that will vest on December 4, 2010, subject to continued service with the Company.

(14)	Does not include the restricted stock grant of 1,000,000 shares awarded to each of Messrs. Hanson and Van Berkel on March 10, 2010.
Options Exercises and Stock Vested
          The following table sets forth summary information regarding exercise of stock options and vesting of restricted stock held by the Company’s named executive officers at December 31, 2009:

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on		Value realized on
Name	Exercise	Exercise ($)	Vesting		Vesting ($)
Thomas P. D’Arcy	—	$—	—		$—

Gary H. Hunt	—	—	3,666	(1)	$2,566	(2)
			2,998	(3)	4,107	(4)

Richard W. Pehlke	—	—	25,000	(5)	22,500	(7)
			39,667	(8)	59,104	(10)

Andrea R. Biller	—	—	8,800	(11)	6,160	(2)

Jeffrey T. Hanson	—	—	5,866	(12)	4,106	(2)

Jacob Van Berkel	—	—	5,866	(13)	8,682	(14)
			26,667	(6)	24,000	(7)
			40,000	(9)	59,600	(10)

(1)	Amount shown represents 3,666 restricted shares of the Company’s common stock that vested on June 27, 2009.

(2)	On June 26, 2009, the closing price of a share of common stock on the NYSE was $0.70.

(3)	Amount shown represents 2,998 restricted shares of the Company’s common stock that vested on December 10, 2009.

(4)	On December 9, 2009, the closing price of a share of common stock on the NYSE was $1.37.

(5)	Amount shown represents 25,000 restricted shares of the Company’s common stock that vested on January 23, 2009.

(6)	Amount shown represents 26,667 restricted shares of the Company’s common stock that vested on January 23, 2009.

(7)	On January 22, 2009, the closing price of a share of common stock on the NYSE was $0.90.

(8)	Amount shown represents 39,667 restricted shares of the Company’s common stock that vested on December 3, 2009.

(9)	Amount shown represents 40,000 restricted shares of the Company’s common stock that vested on December 3, 2009.

(10)	On December 2, 2009, the closing price of a share of common stock on the NYSE was $1.49.

(11)	Amount shown represents 8,800 restricted shares of the Company’s common stock that vested on June 27, 2009.

(12)	Amount shown represents 5,886 restricted shares of the Company’s common stock that vested on June 27, 2009.

(13)	Amount shown represents 5,886 restricted shares of the Company’s common stock that vested on December 3, 2009.

(14)	On December 3, 2009, the closing price of a share of common stock on the NYSE was $1.48.
Non-Qualified Deferred Compensation
          During fiscal year 2009, no NEO was a participant in the Deferred Compensation Plan (“DCP”).
Contributions
          Under the DCP, the participants designated by the committee administering the DCP (the “Committee”) may elect to defer up to 80% of their base salary and commissions, and up to 100% of their bonus compensation. In addition, the Company may make discretionary Company contributions to the DCP at any time on behalf of the participants. Unless otherwise specified by the Company, Company contributions shall be deemed to be invested in the Company’s common stock.
Investment Elections
          Participants designate the investment funds selected by the Committee in which the participants’ deferral accounts shall be deemed to be invested for purposes of determining the amount of earnings and losses to be credited to such accounts.
Vesting
          The participants are fully vested at all times in amounts credited to the participants’ deferral accounts. A participant shall vest in his or her Company contribution account as provided by the Committee, but not earlier than 12 months from the date the Company contribution is credited to a participant’s Company contribution account. Except as otherwise provided by the Company in writing, all vesting of Company contributions shall cease upon a participant’ termination of service with the Company and any portion of a participant’s Company contribution account which is unvested as of such date shall be forfeited; provided, however, that if a participant’s termination of service is the result of his or her death, the participant shall be 100% vested in his or her Company contribution account(s).
Distributions
          Scheduled distributions elected by the participants shall be no earlier than two years from the last day of the fiscal year in which the deferrals are credited to the participant’s account, or, if later, the last day of the fiscal year in which the Company contributions vest. The participant may elect to receive the scheduled distribution in a lump sum or in equal installments over a period of up to five years. Company contributions are only distributable in a lump sum.
          In the event of a participant’s retirement (termination of service after attaining age 60, or age 55 with at least 10 years of service) or disability (as defined in the DCP), the participant’s vested deferral accounts shall be paid to the participant in a single lump sum on a date that is not prior to the end of the six month period following the participant’s retirement or disability, unless the participant has made an alternative election to receive the retirement or disability benefits in equal installments over a period of up to 15 years, in which event payments shall be made as elected.
          In the event of a participant’s death, the Company shall pay to the participant’s beneficiary a death benefit equal to the participant’s vested accounts in a single lump sum within 30 days after the end of the month during which the participant’s death occurred. The Company may accelerate payment in the event of a participant’s “financial hardship.”
Employment Contracts and Compensation Arrangements
Thomas P. D’Arcy
          Effective November 16, 2009, Thomas P. D’Arcy entered into a three-year employment agreement with the Company, pursuant to which Mr. D’Arcy serves as president, chief executive officer and a member of the Board. The term of the employment agreement is subject to successive one (1) year extensions unless either party advises the other to the contrary at least ninety (90) days prior to the then expiration of the then current term. Pursuant to the employment agreement, Mr. D’Arcy was appointed to serve on the Company’s Board of Directors as a Class C Director until the 2010 annual meeting of shareowners, unless prior to such meeting, the Company eliminates its staggered Board, in which event Mr. D’Arcy’s appointment to the Board shall be voted on at the next annual meeting of shareowners. Mr. D’Arcy will be a nominee for election to the Company’s Board of Directors at each subsequent annual meeting of the shareowners for so long as the employment agreement remains in effect.
          Mr. D’Arcy will receive a base salary of $650,000 per annum. Mr. D’Arcy is entitled to receive target bonus cash compensation of up to 200% of his base salary based upon annual performance goals to be established by the Compensation Committee of the Company. Mr. D’Arcy is guaranteed a cash bonus with respect to the 2010 calendar year of 200% of base salary, but there is no guaranteed bonus with respect to any subsequent year. In addition, there is no cash bonus compensation with respect to the period commencing on November 16, 2009 and continuing up to and through December 31, 2009.
          Commencing with calendar year 2010, at the discretion of the Board, Mr. D’Arcy is also eligible to participate in a performance-based long term incentive plan, consisting of an annual award payable either in cash, restricted shares of common stock, or stock options exercisable for shares of common stock, as determined by the Compensation Committee. The target for any such long-term incentive award will be $1.2 million per year, subject to ratable, annual vesting over three years. Subject to the provisions of Mr. D’Arcy’s employment agreement, an initial long-term incentive award with respect to calendar year 2010 will be granted in the first quarter of 2011 and will vest in equal tranches of 1/3 each commencing on December 31, 2011. In addition, in connection with the entering into of the employment agreement, Mr. D’Arcy purchased $500,000 of Preferred Stock.
          Mr. D’Arcy received a restricted stock award of 2,000,000 restricted shares of common stock, of which 1,000,000 of such restricted shares are subject to vesting over three years in equal annual increments of one-third each, commencing on the day immediately preceding the one-year anniversary of November 16, 2009. The remaining 1,000,000 such restricted shares are subject to the vesting based upon the market price of the Company’s common stock during the initial three-year term of the employment agreement. Specifically, (i) in the event that for any 30 consecutive trading days during the 3 year period commencing November 16, 2009 the volume weighted average closing price per share of the Company’s common stock on the exchange or market on which the Company’s shares are publically listed or quoted for trading is at least $3.50, then 50% of such restricted shares shall vest, and (ii) in the event that for any thirty (30) consecutive trading days during the 3 year period commencing November 16, 2009 the volume weighted average closing price per share of the Company’s common stock on the exchange or market on which the Company’s shares of common stock are publically listed or quoted for trading is at least $6.00, then the remaining 50% percent of such restricted shares shall vest. Vesting with respect to all Mr. D’Arcy’s restricted shares is subject to Mr. D’Arcy’s continued employment by the Company, subject to the terms of a Restricted Share Agreement entered into by Mr. D’Arcy and the Company on November 16, 2009, and other terms and conditions set forth in the employment agreement.
          Mr. D’Arcy will receive from the Company a one-time cash payment of $35,000 as reimbursement for all of his out-of-pocket transitory relocation expenses. Mr. D’Arcy is also entitled to reimbursement expenses of $100,000 incurred in relocating to the Company’s principal executive offices.
          Mr. D’Arcy is also entitled to a professional fee reimbursement of up to $15,000 incurred by Mr. D’Arcy for legal and tax advice in connection with the negotiation and entering into the employment agreement.
          Mr. D’Arcy is entitled to participate in the Company’s health and other benefit plans generally afforded to executive employees and is reimbursed for reasonable travel, entertainment and other reasonable expenses incurred in connection with his duties. The employment agreement contains confidentiality, non-competition, no raid, non-solicitation, non-disparagement and indemnification provisions.
          The employment agreement is terminable by the Company upon Mr. D’Arcy’s death or incapacity or for Cause (as defined in the employment agreement), without any additional compensation other than what has accrued to Mr. D’Arcy as of the date of any such termination.
          In the event that Mr. D’Arcy is terminated without Cause, or if Mr. D’Arcy terminates the agreement for Good Reason (as defined in the employment agreement), Mr. D’Arcy is entitled to receive: (i) all monies due to him which right to payment or reimbursement accrued prior to such discharge; (ii) his annual base salary, payable in accordance with the Company’s customary payroll practices for 24 months; (iii) in lieu of any bonus cash compensation for the calendar year of termination, an amount equal to two times Mr. D’Arcy’s bonus cash compensation earned in the calendar year prior to termination, subject to Mr. D’Arcy’s right to receive the guaranteed bonus with respect to the 2010 calendar year regardless when the termination without Cause occurs; (iv) an amount payable monthly, equal to the amount Mr. D’Arcy paid for continuation of health insurance coverage for such month under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) until the earlier of 18 months from the termination date or when Mr. D’Arcy obtains replacement health coverage from another source; (v) the number of shares of common stock or unvested options with respect to any long-term incentive awards granted prior to termination shall immediately vest; and (vi) all Mr. D’Arcy’s restricted shares shall automatically vest.
          In the event that Mr. D’Arcy is terminated without Cause or resigns for Good Reason (i) within one year after a Change of Control (as defined in the employment agreement) or (ii) within three months prior to a Change of Control, in contemplation thereof, Mr. D’Arcy is entitled to receive (a) all monies due to him which right to payment or reimbursement accrued prior to such discharge, (b) two times his base salary payable in accordance with the Company’s customary payroll practices, over a 24-month period, (c) in lieu of any bonus cash compensation for the calendar year of termination, an amount equal to two times his target annual cash bonus earned in the calendar year prior to termination, subject to Mr. D’Arcy’s right to receive the guaranteed bonus with respect to the 2010 calendar year regardless when the termination in connection with a Change of Control occurs, (d) an amount payable monthly, equal to the amount Mr. D’Arcy paid for continuation of health insurance coverage for such month under the COBRA until the earlier of

18 months from the termination date or when Mr. D’Arcy obtains replacement health coverage from another source; (e) the number of shares of common stock or unvested options with respect to any long-term incentive awards granted prior to termination shall immediately vest; and (f) Mr. D’Arcy’s restricted shares will automatically vest.
          The Company’s payment of any amounts to Mr. D’Arcy upon his termination without Cause, for Good Reason or upon a Change of Control is contingent upon Mr. D’Arcy executing the Company’s then standard form of release.
Potential Payments upon Termination or Change of Control
Thomas P. D’Arcy

		Involuntary
		Not for	Involuntary	Resignation
Executive Payments	Voluntary	Cause	for Cause	for Good	Change of	Death and
Upon Termination	Termination	Termination	Termination	Reason	Control	Disability
Severance Payments	$—	$1,300,000	$—	$1,300,000	$1,300,000	$—
Bonus Incentive Compensation	—	2,600,000	—	2,600,000	2,600,000	—
Long Term Incentive Plan	—	—	—	—	—	—
Stock Options (unvested and accelerated)	—	—	—	—	—	—
Restricted Stock (unvested and accelerated)	—	1,280,000	—	1,280,000	1,280,000	—
Performance Shares (unvested and accelerated)	—	1,280,000		1,280,000	1,280,000	—
Benefit Continuation	—	23,944	—	23,944	23,944	—
Tax Gross-Up	—	—	—	—	—	—

Total Value	$—	$6,483,944	$—	$6,483,944	$6,483,944	$—

Gary H. Hunt
          Mr. Hunt served as Interim Chief Executive Officer of the Company from July 2008 until November 16, 2009, when Thomas P. D’Arcy became the Company’s President and Chief Executive Officer. The following is a description of Mr. Hunt’s arrangement with the Company while he served as Interim Chief Executive Officer of the Company.
          In July 2008, Mr. Hunt became Interim Chief Executive Officer of the Company. Mr. Hunt served as a consultant and did not have an employment agreement with the Company. On August 28, 2008, the Compensation Committee of the Board of Directors determined that until the appointment of a permanent Chief Executive Officer and President, Mr. Hunt will be paid a monthly fee of $50,000. On January 6, 2009, the Board of Directors determined that commencing on January 1, 2009, and until the appointment of a permanent Chief Executive Officer, Mr. Hunt’s compensation was to be increased from $50,000 to $100,000 a month. On February 6, 2009, Mr. Hunt advised the Board of Directors that, effective immediately, he was voluntarily reducing his compensation as Interim Chief Executive Officer of the Company from $100,000 per month to $50,000 per month. Beginning April 1, 2009 Mr. Hunt’s compensation was reduced by 10.0% to $45,000 per month in connection with the reduction by 10.0% of NEO salaries. Mr. Hunt did not receive a bonus or any director’s fees for his service as a member of the Company’s Board of Directors while he served as Interim Chief Executive Officer.
Richard W. Pehlke
          Effective February 15, 2007, Mr. Pehlke and the Company entered into a three-year employment agreement pursuant to which Mr. Pehlke serves as the Company’s Executive Vice President and Chief Financial Officer at an annual base salary of $350,000. In addition, Mr. Pehlke is entitled to receive target bonus cash compensation of up to 50% of his base salary based upon annual performance goals to be established by the Compensation Committee of the Company. Mr. Pehlke is also eligible to receive a target annual performance based equity bonus of 65% of his base salary based upon annual performance goals to be established by the Compensation Committee. The equity bonus is payable in restricted shares that vest on the third anniversary of the date of the grant. Mr. Pehlke was also granted stock options to purchase 25,000 shares of the Company’s common stock which have a term of 10 years, are exercisable at $11.75 per share (equal to the market price of the Company’s common stock on the date immediately preceding the grant date) and vest ratably over three years.
          The term of Mr. Pehlke’s employment agreement expired on February 15, 2010. Mr. Pehlke is currently employed on an “at-will” basis.

          Mr. Pehlke’s annual base salary was increased from $350,000 to $375,000 on January 1, 2008. Similarly, Mr. Pehlke’s target bonus compensation was increased from 50% to 150% of his base salary on January 1, 2008. On March 10, 2010, Mr. Pehlke was awarded a $400,000 cash bonus for 2009 performance and retention through the first quarter of 2010 (and is inclusive of any other bonus otherwise payable with respect to Mr. Pehlke with respect to 2009) which is payable to Mr. Pehlke during 2010.
          Mr. Pehlke is also entitled to participate in the Company’s health and other benefit plans generally afforded to executive employees and is reimbursed for reasonable travel, entertainment and other reasonable expenses incurred in connection with his duties.
Andrea R. Biller
          In November 2006, Ms. Biller entered into an executive employment agreement with the Company pursuant to which Ms. Biller serves as the Company’s General Counsel, Executive Vice President and Corporate Secretary. The agreement provides for an annual base salary of $400,000 per annum. Ms. Biller is eligible to receive an annual discretionary bonus of up to 150% of her base salary. The executive employment agreement has an initial term of three (3) years, and on the final day of the original term, and on each anniversary thereafter, the term of the agreement is extended automatically for an additional year unless the Company or Ms. Biller provides at least one year’s written notice that the term will not be extended. On October 23, 2008, the Company provided a notice not to extend the term of the executive employment agreement beyond its initial term and the agreement expired on November 15, 2009. Ms. Biller is currently employed on an “at-will” basis. In connection with the entering into of her executive employment agreement in November 2006, Ms. Biller received 114,400 shares of restricted stock and 35,200 stock options at an exercise price of $11.36 per share, one-third of which options vested on the grant date, and the remaining options vest in equal installments on the first and second anniversary date of the option grant.
          Ms. Biller is also entitled to participate in the Company’s health and other benefit plans generally afforded to executive employees and is reimbursed for reasonable travel, entertainment and other reasonable expenses incurred in connection with her duties.
Jeffrey T. Hanson
          In November, 2006, Mr. Hanson entered into an executive employment agreement with the Company pursuant to which Mr. Hanson serves as the Company’s Chief Investment Officer. The agreement provides for an annual base salary of $350,000 per annum. Mr. Hanson is eligible to receive an annual discretionary bonus of up to 100% of his base salary. The executive employment agreement has an initial term of three (3) years, and on the final day of the original term, and on each anniversary thereafter, the term of the Agreement is extended automatically for an additional year unless the Company or Mr. Hanson provides at least one year’s written notice that the term will not be extended. On October 23, 2008, the Company provided a notice not to extend the term of the executive employment agreement beyond its initial term and the agreement expired on November 15, 2009. Mr. Hanson is currently employed on an “at-will” basis.
          In connection with the entering into of his executive employment agreement in November, 2006, Mr. Hanson received 44,000 shares of restricted stock and 22,000 stock options at an exercise price of $11.36 per share, one-third of which options vest on the grant date, and the remaining options vest in equal installments on the first and second anniversary date of the option grant. Mr. Hanson is entitled to receive a special bonus of $250,000 if, during the applicable fiscal year, (x) Mr. Hanson is the procuring cause of at least $25 million of equity from new sources, which equity is actually received by the Company during such fiscal year, for real estate investments sourced by the Company, and (y) Mr. Hanson is employed by the Company on the last day of such fiscal year.
          Mr. Hanson’s annual base salary was increased from $350,000 to $450,000 on August 1, 2008. Mr. Hanson’s target bonus compensation was increased from 100% to 150% of his base salary on August 1, 2008. On March 10, 2010, Mr. Hanson was awarded a $400,000 cash bonus for 2009 performance and retention through the first quarter of 2010 (and is inclusive of any other bonus otherwise payable with respect to Mr. Hanson with respect to 2009), which is payable to Mr. Hanson during 2010.
          On March 10, 2010, Mr. Hanson received a restricted stock award of 1,000,000 restricted shares of common stock, of which 500,000 restricted shares are subject to vesting over three years in equal annual installments of one-third each, commencing on the one year anniversary of March 10, 2010. The remaining 500,000 of such restricted shares are subject to vesting based upon the market price of the Company’s common stock during the three year period commencing March 10, 2010. Specifically, (i) in the event that for any 30 consecutive trading days during the three year period commencing March 10, 2010 the volume weighted average closing price per share of the Company’s common stock on the exchange or market on which the Company’s shares are publically listed or quoted for trading is at least $3.50, then 50% of such restricted shares shall vest, and (ii) in the event that for any 30 consecutive trading days during the three year period commencing March 10, 2010 the volume weighted average closing price per share of the Company’s common stock on the exchange or market on which the Company’s shares of common stock are publically listed or quoted for trading is at least $6.00, then the remaining 50% of such restricted shares shall vest. Vesting with respect to all of Mr. Hanson’s restricted shares is subject to Mr. Hanson’s continued employment by the Company, subject to the terms and conditions of the Restricted Stock Award Grant Notice and Restricted Stock Award Agreement dated March 10, 2010.
          Mr. Hanson is also entitled to participate in the Company’s health and other benefit plans generally afforded to executive employees and is reimbursed for reasonable travel, entertainment and other reasonable expenses incurred in connection with his duties.
Jacob Van Berkel
          Mr. Van Berkel was promoted to Chief Operating Officer and Executive Vice President on March 1, 2008 and his annual base salary was increased to $400,000 per annum. Mr. Van Berkel is eligible to receive an annual discretionary bonus of up to 100% of his base salary. On March 10, 2010, Mr. Van Berkel was awarded a $400,000 cash bonus for 2009 performance and retention through the first quarter of 2010 (and is inclusive of any other bonus otherwise payable with respect to Mr. Van Berkel with respect to 2009), which is payable to Mr. Van Berkel in 2010. On March 10, 2010, Mr. Van Berkel received a restricted stock award of 1,000,000 restricted shares of common stock, of which 500,000 restricted shares are subject to vesting over three years in equal annual installments of one-third each, commencing on the one year anniversary of March 10, 2010. The remaining 500,000 of such restricted shares are subject to vesting based upon the market price of the Company’s common stock during the three year period commencing March 10, 2010. Specifically, (i) in the event that for any 30 consecutive trading days during the three year period commencing March 10, 2010 the volume weighted average closing price per share of the Company’s common stock on the exchange or market on which the Company’s shares are publically listed or quoted for trading is at least $3.50, then 50% of such restricted shares shall vest, and (ii) in the event that for any 30 consecutive trading days during the three year period commencing March 10, 2010 the volume weighted average closing price per share of the Company’s common stock on the exchange or market on which the Company’s shares of common stock are publically listed or quoted for trading is at least $6.00, then the remaining 50% of such restricted shares shall vest. Vesting with respect to all of Mr. Van Berkel’s restricted shares is subject to Mr. Van Berkel’s continued employment by the Company, subject to the terms and conditions of the Restricted Stock Award Grant Notice and Restricted Stock Award Agreement dated March 10, 2010.
          Effective December 23, 2008, Mr. Van Berkel and the Company entered into a change of control agreement pursuant to which in the event that Mr. Van Berkel is terminated without Cause or resigns for Good Reason upon a Change of Control (as defined in the change of control agreement) or within six months thereafter or is terminated without Cause or resigns for Good Reason within three months prior to a Change of Control, in contemplation thereof, Mr. Van Berkel is entitled to receive two times his base salary payable in accordance with the Company’s customary payroll practices, over a twelve month period (subject to the provisions of Section 409A of the Code) plus an amount equal to one time his target annual cash bonus payable in cash on the next immediately following date when similar annual cash bonus compensation is paid to other executive officers of the Company (but in no event later than March 15th of the calendar year following the calendar year to which such bonus payment relates). In addition, upon a Change of Control, all then unvested restricted shares automatically vest. The Company’s payment of any amounts to Mr. Van Berkel upon his termination upon a Change of Control is contingent upon his executing the Company’s then standard form of release.
Potential Payments upon Termination or Change of Control
Jacob Van Berkel

Involuntary
		Not for	Involuntary	Resignation
Executive Payments	Voluntary	Cause	for Cause	for Good	Change of	Death and
Upon Termination	Termination	Termination	Termination	Reason	Control	Disability
Severance Payments	$—	$—	$—	$—	$1,200,000	$—
Bonus Incentive Compensation	—	—	—	—	—	—
Long Term Incentive Plan	—	—	—	—	—	—
Stock Options (unvested and accelerated)	—	—	—	—	—	—
Restricted Stock (unvested and accelerated)	—	—	—	—	178,176	—
Performance Shares (unvested and accelerated)	—	—	—	—	—	—
Benefit Continuation	—	—	—	—	—	—
Tax Gross-Up	—	—	—	—	—	—

Total Value	$—	$—	$—	$—	$1,378,176	$—

Compensation of Directors
          Only individuals who serve as non-management directors and are otherwise unaffiliated with the Company receive compensation for serving on the Board and on its committees. Non-management directors are compensated for serving on the Board with a combination of cash and equity based compensation which includes annual grants of restricted stock, an annual retainer fee, meeting fees and chairperson fees. Directors are also reimbursed for out-of-pocket travel and lodging expenses incurred in attending Board and committee meetings.
          Board compensation consists of the following: (i) an annual retainer fee of $50,000 per annum; (ii) a fee of $1,500 for each regular meeting of the Board of Directors attended in person or telephonically; (iii) a fee of $1,500 for each meeting of a standing committee of the Board of Directors attended in person or telephonically; and (iv) $60,000 worth of restricted shares of common stock issued at the then current market price of the common stock. Prior to the 2009 annual restricted stock grant, such restricted shares vested ratably in equal annual installments over three years, except in the event of a change of control, in which event vesting was accelerated. On March 10, 2010, the Compensation Committee amended the terms and conditions of the directors’ annual restricted stock awards to provide that all annual restricted share awards granted thereafter would vest, in full, immediately upon being granted, subject to forfeiture in the event a director was terminated for cause. In addition, the Compensation Committee also accelerated the vesting of the annual restricted stock award granted in December 2009, such that the December 2009 restricted stock award was fully vested as of March 10, 2010. Any stock grants awarded prior to 2009 remain subject to the three (3) year ratable vesting schedule. In addition, an annual retainer fee is paid to the Chair of each of the Board’s standing committees as follows: (i) Audit Committee Chair — $15,000; (ii) Compensation Committee Chair — $10,000; and (iii) Corporate Governance and Nominating Committee Chair — $7,500. If the Board forms any additional committees, it will determine the fees to be paid to the Chair and/or members of such committees.
Director Compensation Table

	Fees Earned
	or Paid in	Stock
Director	Cash(1)	Awards(2)(3)	Total
Glenn L. Carpenter	$78,500	$—	$78,500
Harold H. Greene	$95,000	$—	$95,000
Gary H. Hunt(4)	$—	$—	$—
C. Michael Kojaian(5)	$—	$60,000	$60,000
Robert J. McLaughlin	$119,000	$60,000	$179,000
Devin I. Murphy	$91,125	$60,000	$151,125
D. Fleet Wallace	$106,500	$60,000	$166,500
Rodger D. Young	$99,500	$60,000	$159,500

(1)	Represents annual retainers plus all meeting and committee attendance fees earned by non-employee directors in 2009.

(2)	The amounts shown are the aggregate grant date fair value related to the grants of restricted stock. Each of the current non-management directors (Messrs. Kojaian, McLaughlin, Murphy, Wallace and Young) received a grant of 45,113 shares on December 17, 2009 which vest in three equal increments on each of the next three annual anniversary dates of the grant. The grant date fair value of the 45,113 shares of restricted stock was $60,000, which is based upon the closing price of the Company’s common stock on the grant date of $1.33 per share. Those shares represent the Company’s annual grant to its non-management directors which, pursuant to the Company’s 2006 Omnibus Equity Plan, is set at $60,000 worth of restricted shares of the Company’s common stock based upon the closing price of such common stock on the date of the grant.

(3)	The following table shows the aggregate number of unvested stock awards and option awards granted to non-employee directors and outstanding as of December 31, 2009:

		Stock Awards
	Options Outstanding	Outstanding at
Director	at Fiscal Year End	Fiscal Year End
Glenn L. Carpenter	0	27,971
Harold H. Greene	0	19,999
Gary H. Hunt	0	6,666
C. Michael Kojaian	0	61,445
Robert J. McLaughlin	0	61,445
Devin I. Murphy	0	71,432
D. Fleet Wallace	0	65,112
Rodger D. Young	10,000	61,445

(4)	Mr. Hunt was not paid any annual retainers or committee attendance fees while he served as the Company’s Interim Chief Executive Officer from July 2008 to November 16, 2009.

(5)	Mr. Kojaian waived his right to payment of all annual retainers and committee attendance fees during the year ended December 31, 2009.
Stock Ownership Policy for Non-Management Directors
          Under the current stock ownership policy, non-management directors are required to accumulate an equity position in the Company over five years in an amount equal to $250,000 worth of common stock (the previous policy required an accumulation of $200,000 worth of common stock over a five year period). Shares of common stock acquired by non-management directors pursuant to the restricted stock grants can be applied toward this equity accumulation requirement.
Compensation Committee Interlocks and Insider Participation
          The members of the Compensation Committee as of December 31, 2009 are D. Fleet Wallace, Chair, Robert J. McLaughlin and Rodger D. Young. In addition, Messrs. Kojaian and Carpenter served on the Compensation Committee during 2009.
          During the year ended December 31, 2009, none of the current or former members of the Compensation Committee is or was a current or former officer or employee of the Company or any of its subsidiaries or had any relationship requiring disclosure by the Company under any paragraph of Item 404 of Regulation S-K of the SEC’s Rules and Regulations. During the year ended December 31, 2009, none of the executive officers of the Company served as a member of the board of directors or compensation committee of any other company that had one or more of its executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Related Party Transaction Review Policy
          The Company recognizes that transactions between the Company and any of its directors, officers or principal shareowners or an immediate family member of any director, executive officer or principal shareowner can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its shareowners. The Company also recognizes, however, that there may be situations in which such transactions may be in, or may not be inconsistent with, the best interests of the Company.
          The review and approval of related party transactions are governed by the Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics is a part of the Company’s Employee Handbook, a copy of which is distributed to each of the Company’s employees at the time that they begin working for the Company, and the Company’s Salespersons Manual, a copy of which is distributed to each of the Company’s brokerage professionals at the time that they begin working for the Company. The Code of Business Conduct and Ethics is also available on the Company’s website at www.grubb-ellis.com. In addition, within 60 days after he or she begins working for the Company and once per year thereafter, the Company requires that each employee and brokerage professional to complete an on-line “Business Ethics” training class and certify to the Company that he or she has read and understands the Code of Business Conduct and Ethics and is not aware of any violation of the Code of Business Conduct and Ethics that he or she has not reported to management.
          In order to ensure that related party transactions are fair to the Company and no worse than could have been obtained through “arms-length” negotiations with unrelated parties, such transactions are monitored by the Company’s management and regularly reviewed by the Audit Committee, which independently evaluates the benefit of such transactions to the Company’s shareowners. Pursuant to the Audit Committee’s charter, on a quarterly basis, management provides the Audit Committee with information regarding related party transactions for review and discussion by the Audit Committee and, if appropriate, the Board of Directors. The Audit Committee, in its discretion, may approve, ratify, rescind or take other action with respect to a related party transaction or, if necessary or appropriate, recommend that the Board of Directors approve, ratify, rescind or take other action with respect to a related party transaction.

          In addition, each director and executive officer annually delivers to the Company a questionnaire that includes, among other things, a request for information relating to any transactions in which both the director, executive officer, or their respective family members, and the Company participates, and in which the director, executive officer, or such family member, has a material interest.
Related Party Transactions
          The following are descriptions of certain transactions commencing in fiscal year 2007 through the date of this prospectus, in which the Company was a participant and in which any of the Company’s directors, executive officers, principal shareowners or any immediate family member of any director, executive officer or principal shareowner had or may have had direct or indirect material interest.
Grubb & Ellis Realty Advisors, Inc.
          On March 3, 2006, the registration statement with respect to an initial public offering for Grubb & Ellis Realty Advisors, Inc. (“GERA”), an affiliate of the Company, was declared effective. GERA was a special purpose acquisition company organized by the Company to acquire one or more United States commercial real estate properties and/or assets, principally industrial and office properties.
          On June 18, 2007, the Company entered into, along with its wholly owned subsidiary, GERA Property Acquisition, LLC, a Membership Interest Purchase Agreement (the “Purchase Agreement”) with GERA which contemplated the transfer of the three (3) commercial office properties from the Company to GERA and, if consummated, would have constituted GERA’s business combination. Pursuant to the Purchase Agreement, the Company was to sell the properties to GERA, on a “cost neutral basis,” and reimbursement for the actual costs and expenses paid by the Company with respect to the purchase of the properties and imputed interest on cash advanced by the Company with respect to the properties.
          Under the terms of the Purchase Agreement, the Purchase Agreement was subject to termination under certain circumstances, including but not limited to if GERA failed to obtain the requisite shareowner consents required under the laws of the State of Delaware and Realty Advisors’ charter to approve the transactions contemplated by the Purchase Agreement.
          Effective January 25, 2008, the Company entered into a letter agreement (the “Letter Agreement”) with GERA pursuant to which the Company agreed, subject to and simultaneously upon the closing of the Purchase Agreement, that GERA would have had the right to redeem an aggregate of 4,395,788 shares of common stock, par value $.0001 per share, of GERA stock currently owned by the Company (the “Redemption”). The per share purchase price of each share that would have been redeemed is the par value thereof, which would have resulted in an aggregate purchase price with respect to the Redemption of $439.58. As noted above, the Company owned approximately 19% of the issued and outstanding shares of GERA upon the completion of GERA’s initial public offering. Subsequent to the Redemption, the Company would have still owned 1,271,931 shares of common stock of GERA, which would have represented approximately 5% of the then issued and outstanding shares of GERA.
          On February 28, 2008, a special meeting of the shareowners of GERA was held to vote on, among other things, the proposed transaction with the Company, GERA failed to obtain the requisite consents of its shareowners to approve its proposed business combination (i.e. the transactions contemplated by the Purchase Agreement).
          As a result thereof, GERA, in accordance with Section 8.1(f) of the Purchase Agreement, advised the Company in a letter effective February 28, 2008, that it was terminating the Purchase Agreement in accordance with its terms.
          As a result of its failure to obtain the requisite shareowner approvals, GERA was unable to effect a business combination within the proscribed deadline of March 3, 2008 in accordance with its charter. Consequently, GERA filed a proxy statement with the SEC on March 11, 2008 with respect to a special meeting of its shareowners to vote on the dissolution and liquidation of GERA. The Company wrote-off in the first quarter of 2008 its investment in GERA of approximately $5.6 million, including its stock and warrant purchases, operating advances and third party costs. The Company also paid any third-party legal, accounting, printing and other costs (other than monies to be paid to shareowners of GERA on liquidation) associated with the dissolution and liquidation of GERA. In addition, the various exclusive service agreements that the Company had previously entered into with GERA for transaction services, property and facilities management, and project management, never took effect due to GERA’s failure to effect its business combination.
          Commencing on February 27, 2006 and continuing through the eventual liquidation by GERA, the Company made available to GERA office space, utilities and secretarial support for general and administrative purposes as GERA required from time to time.

GERA agreed to pay the Company $7,500 per month for these services.
Osbrink Transaction
          As of August 28, 2006, the Company entered into a written agreement with 1up Design Studios, Inc. (“1up”), of which Ryan Osbrink, the son of Robert H. Osbrink, Former Executive Vice President and President, Transaction Services of the Company, was a principal shareholder, to procure graphic design and consulting services on assignments provided by brokerage professionals and/or employees of the Company. The term of the agreement was for a period beginning September 1, 2006 ending on August 31, 2007 and was terminable by either party upon 60 days prior notice. The agreement provided that the Company would pay 1up a monthly retainer of $25,000, from which 1up would deduct the cost of its design services. The pricing for 1up’s design services was fixed pursuant to a price schedule attached as an exhibit to the agreement. In addition, at the inception of the agreement, the Company sold certain computer hardware and software to 1up for a price of $6,500 which was the approximate net book value of such items. The written agreement with 1up was terminated effective as of March 1, 2007 at the request of the Audit Committee which believed that, although the agreement did not violate the Company’s related party transaction policy, termination of the agreement was appropriate in order to avoid any appearance of impropriety that might result from the agreement to pay 1up a fixed monthly retainer. While the Company was no longer obligated to pay the monthly retainer to 1up, the Company continued to use 1up to provide design and consulting services on an ad hoc basis. During the 2007 fiscal year, 1up was paid approximately $239,000 in fees for its services. The Company believes that amounts paid to 1up for services are comparable to the amounts that the Company would have paid to unaffiliated third parties.
Certain Thompson Transactions
          The Company made advances totaling $1.0 million as of December 31, 2007 to Colony Canyon, a property 30.0% owned and solely managed by Mr. Thompson. The advances bore interest at 10.0% per annum and were required to be repaid within one year (although the repayments were extended from time to time). These amounts were repaid in full during the nine months ended September 30, 2008, and as of September 30, 2008 there were no outstanding advances with respect to Colony Canyon. However, as of September 30, 2008, an accounts receivable totaling $321,000 was due with respect to Colony Canyon. On November 4, 2008, the Company made a formal written demand to Mr. Thompson for these monies. As of December 31, 2009, the accounts receivable with respect to Colony Canyon totaled $310,000 and has been reserved for and included in the allowance for uncollectible accounts.
          As of December 31, 2009, advances to a program 40.0% owned and, as of April 1, 2008, managed by Mr. Thompson totaled $983,000, which included $61,000 in accrued interest. As of December 31, 2009, the total outstanding balance of $983,000 was past due. The total past due amount of $983,000 has been reserved for and is included in the allowance for uncollectible advances. On November 4, 2008 and April 3, 2009, the Company made a formal written demand to Mr. Thompson for these monies.
          In connection with the SEC investigation, referred to as “In the Matter of Triple Net Properties, LLC,” to the extent that the Company was obligated to pay the SEC an amount in excess of $1.0 million in connection with any settlement or other resolution of this matter, Mr. Thompson agreed to forfeit to the Company up to 1,064,800 shares of its common stock. In connection with this arrangement, NNN entered into an escrow agreement with Mr. Thompson and an independent escrow agent, pursuant to which the escrow agent held 1,064,800 shares of the Company’s common stock. On June 2, 2008, the SEC informed the Company that the SEC was closing the investigation without any enforcement action against Triple Net Properties, LLC (currently GERI) or NNN Capital Corp. (currently GBE Securities). Since no fine was assessed by the SEC, the 1,064,800 shares were released to Mr. Thompson during the second quarter of 2008.
          Mr. Thompson has routinely provided personal guarantees to various lending institutions that provided financing for the acquisition of many properties by the Company’s programs. These guarantees covered certain covenant payments, environmental and hazardous substance indemnification and indemnification for any liability arising from the SEC investigation of Triple Net Properties, LLC (currently GERI). In connection with the Formation Transactions, the Company indemnified Mr. Thompson for amounts he may have been required to pay under all of the guarantees to which Triple Net Properties, LLC (currently GERI), Realty or NNN Capital Corp. (currently GBE Securities) was an obligor to the extent such indemnification would not require the Company to book additional liabilities on the Company’s balance sheet. In September 2007, NNN acquired Cunningham Lending Group LLC (“Cunningham”), a company that was wholly-owned by Mr. Thompson, for $255,000 in cash. Prior to the acquisition, Cunningham made unsecured loans to some of the properties under management by Triple Net Properties, LLC (currently GERI). The loans, which bore interest at rates ranging from 8.0% to 12.0% per annum were reflected in advances to related parties on the Company’s balance sheet and were serviced by the cash flows from the programs. The Company consolidated Cunningham in its financial statements beginning in 2005.

Offering Costs and Other Expenses Related to Public Non-Traded REITs
          The Company, through its consolidated subsidiaries Grubb & Ellis Apartment REIT Advisor, LLC and Grubb & Ellis Healthcare REIT II Advisor, LLC, bears certain general and administrative expenses in its capacity as advisor of Apartment REIT and Healthcare REIT II, respectively, and is reimbursed for these expenses. However, Apartment REIT and Healthcare REIT II will not reimburse the Company for any operating expenses that, in any four consecutive fiscal quarters, exceed the greater of 2.0% of average invested assets (as defined in their respective advisory agreements) or 25.0% of the respective REIT’s net income for such year, unless the board of directors of the respective REITs approve such excess as justified based on unusual or nonrecurring factors. All unreimbursable amounts are expensed by the Company. The Company, through its consolidated subsidiaries Grubb & Ellis Healthcare REIT Advisor, LLC, until August 28, 2009, bore certain general and administrative expenses in its capacity as advisor of Healthcare REIT and was reimbursed for those expenses.
          In addition, the Company, through a former subsidiary, Grubb & Ellis Healthcare REIT Advisor, LLC, bore certain general and administrative expenses in its capacity as advisor of Healthcare REIT, and was reimbursed for these expenses. However, Healthcare REIT did not reimburse the Company for any operating expenses that, in any four consecutive fiscal quarters, exceeded the greater of 2.0% of average invested assets (as defined in their respective advisory agreements) or 25.0% of Healthcare REIT’s net income for such year, unless the board of directors of the Healthcare REIT approved such excess as justified based on unusual or nonrecurring factors. All unreimbursable amounts were expensed by the Company.
          The Company also paid for the organizational, offering and related expenses on behalf of Apartment REIT for its initial offering that ended July 17, 2009 and Healthcare REIT for its initial offering through August 28, 2009. These organizational, offering and related expenses include all expenses (other than selling commissions and the marketing support fee which generally represent 7.0% and 2.5% of the gross offering proceeds, respectively) to be paid by Apartment REIT and Healthcare REIT in connection with their initial offerings. These expenses only become the liability of Apartment REIT and Healthcare REIT to the extent other organizational and offering expenses do not exceed 1.5% of the gross proceeds of the initial offerings. As of December 31, 2009 and 2008, the Company has incurred expenses of $4.3 million and $3.8 million, respectively, in excess of 1.5% of the gross proceeds of the Apartment REIT offering. During the year ended December 31, 2009, the additional $0.5 million of expenses incurred in connection with the Apartment REIT offering were fully reserved for and as of December 31, 2009, the $4.3 million in total expenses incurred were written off. As of December 31, 2008, the Company had recorded an allowance for bad debt of approximately $3.6 million, related to the Apartment REIT offering costs incurred as the Company believed that such amounts would not be reimbursed.
          The Company also pays for the organizational, offering and related expenses on behalf of Apartment REIT’s follow-on offering and Healthcare REIT II’s initial offering. These organizational and offering expenses include all expenses (other than selling commissions and a dealer manager fee which represent 7.0% and 3.0% of the gross offering proceeds, respectively) to be paid by Apartment REIT and Healthcare REIT II in connection with these offerings. These expenses only become a liability of Apartment REIT and Healthcare REIT II to the extent other organizational and offering expenses do not exceed 1.0% of the gross proceeds of the offerings. As of December 31, 2009 and 2008, the Company has incurred expenses of $1.6 million and $0, respectively, in excess of 1.0% of the gross proceeds of the Apartment REIT follow-on offering. As of December 31, 2009 and 2008, the Company has incurred expenses of $2.0 million and $0.1 million, respectively, in excess of 1.0% of the gross proceeds of the Healthcare REIT II initial offering. The Company anticipates that such amount will be reimbursed in the future from the offering proceeds of Apartment REIT and Healthcare REIT II.
Management Fees
          The Company provides both transaction and management services to parties which are related to an affiliate of a principal shareowner and the Chairman of the Board of the Company (collectively, “Kojaian Companies”). In addition, the Company also pays asset management fees to the Kojaian Companies related to properties the Company manages on their behalf. Revenue, including reimbursable expenses related to salaries, wages and benefits, earned by the Company for services rendered to Kojaian Companies, including joint ventures, officers and directors and their affiliates, was $6.7 million for the year ended December 31, 2009. In August 2009, the Kojaian Management Corporation prepaid $0.6 million of property management fees to the company which was repaid in September 2009 upon collection of management fees from parties related to the Kojaian Companies to which the Company provides management services.
          During the 2009 calendar year, the Kojaian Companies paid the Company and its subsidiaries the following approximate amounts in connection with real estate services rendered: $8.6 million for management services, which include reimbursed salaries, wages and benefits of $3.7 million; $0.7 million in real estate sale and leasing commissions; and $0.2 million for other real estate and business services. The Company also paid the Kojaian Companies approximately $2.7 million, which reflected fees paid by the Kojaian Companies’ asset management clients for asset management services performed by the Kojaian Companies, but for which the Company billed the clients.
          During the 2008 calendar year, the Kojaian Companies paid the Company and its subsidiaries the following approximate amounts in connection with real estate services rendered: $9.3 million for management services, which include reimbursed salaries, wages and benefits of $4.0 million; $0.8 million in real estate sale and leasing commissions; and $0.1 million for other real estate and business services. The Company also paid the Kojaian Companies approximately $3.0 million, which reflected fees paid by the Kojaian Companies’ asset management clients for asset management services performed by the Kojaian Companies, but for which the Company billed the clients.
          During the 2007 calendar year, the Kojaian Companies paid the Company and its subsidiaries the following approximate amounts in connection with real estate services rendered: $9.4 million for management services, which include reimbursed salaries, wages and benefits of $4.0 million; $0.8 million in real estate sale and leasing commissions; and $0.1 million for other real estate and business services. The Company also paid the Kojaian Companies approximately $3.1 million, which reflected fees paid by the Kojaian Companies’ asset management clients for asset management services performed by the Kojaian Companies, but for which the Company billed the clients.
          The Company believes that the fees and commissions paid to and by the Company as described above were comparable to those that would have been paid to or received from unaffiliated third parties in connection with similar transactions.
          In August 2002, the Company entered into an office lease with a landlord related to the Kojaian Companies, providing for an annual average base rent of $365,400 over the ten-year term of the lease.
Other Related Party Transactions
          GERI, which is wholly owned by the Company, owns a 50.0% managing member interest in Grubb & Ellis Apartment REIT Advisor, LLC and each of Grubb & Ellis Apartment Management, LLC and ROC REIT Advisors, LLC own a 25.0% equity interest in Grubb & Ellis Apartment REIT Advisor, LLC. As of December 31, 2009 and 2008, Andrea R. Biller, the Company’s General Counsel, Executive Vice President and Secretary, owned an equity interest of 18.0% of Grubb & Ellis Apartment Management, LLC. On August 8, 2008, in accordance with the terms of the operating agreement of Grubb & Ellis Apartment Management, LLC, Grubb & Ellis Apartment Management LLC tendered settlement for the purchase of the 18.0% equity interest in Grubb & Ellis Apartment Management LLC that was previously owned by Mr. Scott D. Peters, former chief executive officer of the Company. As a consequence, through a wholly owned subsidiary, the Company’s equity interest in Grubb & Ellis Apartment Management, LLC increased from 64.0% to 82.0% after giving effect to this purchase from Mr. Peters. As of December 31, 2009, 2008 and 2007, Stanley J. Olander, the Company’s Executive Vice President—Multifamily, owned an equity interest of 33.3% of ROC REIT Advisors, LLC. As of December 31, 2009, 2008 and 2007, the remaining 82.0%, 82.0% and 64.0%, respectively, equity interest in Grubb & Ellis Apartment Management, LLC were owned by GERI. Any allocable earnings attributable to GERI’s ownership interests are paid to GERI on a quarterly basis.
          GERI owns a 75.0% managing member interest in Grubb & Ellis Healthcare REIT Advisor, LLC and, therefore, consolidates Grubb & Ellis Healthcare REIT Advisor, LLC. Grubb & Ellis Healthcare Management, LLC owns a 25.0% equity interest in Grubb & Ellis Healthcare REIT Advisor, LLC. As of December 31, 2009, 2008 and 2007, each of Ms. Biller and Mr. Hanson, the Company’s Chief Investment Officer and GERI’s President, owned an equity interest of 18.0% of Grubb & Ellis Healthcare Management, LLC. On August 8, 2008, in accordance with the terms of the operating agreement of Grubb & Ellis Healthcare Management, LLC, Grubb & Ellis Healthcare Management, LLC tendered settlement for the purchase of 18.0% equity interest in Grubb & Ellis Healthcare Management, LLC that was previously owned by Mr. Peters. As a consequence, through a wholly owned subsidiary, the Company’s equity interest in Grubb & Ellis Healthcare Management, LLC increased from 46.0% to 64.0% after giving effect to this purchase from Mr. Peters. As of December 31, 2009, 2008 and 2007, the remaining 64.0%, 64.0% and 46.0% equity interest in Grubb & Ellis Healthcare Management, LLC were owned by GERI. Any allocable earnings attributable to GERI’s ownership interests are paid to GERI on a quarterly basis.
          The grants of membership interests in Grubb & Ellis Apartment Management, LLC and Grubb & Ellis Healthcare Management, LLC to certain executives are being accounted for by the Company as a profit sharing arrangement. Compensation expense is recorded by the Company when the likelihood of payment is probable and the amount of such payment is estimable, which generally coincides with Grubb & Ellis Apartment REIT Advisor, LLC and Grubb & Ellis Healthcare REIT Advisor, LLC recording its revenue. There was no compensation expense related to the profit sharing arrangement with Grubb & Ellis Apartment Management, LLC, and therefore no distributions to any members, for the year ended December 31, 2009. Compensation expense related to this profit sharing arrangement associated with Grubb & Ellis Apartment Management, LLC includes distributions of $88,000 and $175,000, respectively, to Mr. Thompson, $85,000 and $159,000, respectively, to Scott D. Peters, the Company’s former President and Chief Executive Officer, and $122,000 and $159,000, respectively, to Ms. Biller for the years ended December 31, 2008 and 2007, respectively. Compensation expense related to this profit sharing arrangement associated with Grubb & Ellis Healthcare Management, LLC includes distributions of $44,000, $175,000 and $175,000 to Mr. Thompson, $0, $387,000 and $414,000 to Mr. Peters and $380,000, $548,000 and $414,000, to each of Ms. Biller and Mr. Hanson for the years ended December 31, 2009, 2008 and 2007, respectively.
          The Company’s directors and officers, as well as officers, managers and employees have purchased, and may continue to purchase, interests in offerings made by the Company’s programs at a discount. The purchase price for these interests reflects the fact that selling commissions and marketing allowances will not be paid in connection with these sales. The net proceeds to the Company from these sales made net of commissions will be substantially the same as the net proceeds received from other sales.
          G REIT, Inc., a public non-traded REIT sponsored by NNN, agreed to pay Mr. Peters and Ms. Biller, retention bonuses in connection with its stockholder approved liquidation, upon the filing of each of G REIT’s annual and quarterly reports with the SEC during the period of the liquidation process. These retention bonuses were agreed to by the independent directors of G REIT and approved by the stockholders of G REIT in connection with G REIT’s stockholder approved liquidation. As of December 31, 2007, Mr. Peters and Ms. Biller received retention bonuses of $200,000 from G REIT, respectively. On January 28, 2008, G REIT’s remaining assets and liabilities were transferred to G REIT Liquidating Trust. Effective January 30, 2008, and March 4, 2008, respectively, Mr. Peters and Ms. Biller irrevocably waived their rights to receive all future retention bonuses from G REIT Liquidating Trust. Additionally, Mr. Peters and Ms. Biller, each were entitled to a performance-based bonus of $100,000 upon the receipt by GERI of net commissions aggregating $5,000,000 or more from the sale of G REIT properties. As of December 31, 2007, Mr. Peters and Ms. Biller have received their performance-based bonuses of $100,000 each from GERI.
          On October 2, 2009, the Company sold $5.0 million of subordinated debt or equity securities of the Company (the “Permitted Placement”) to an affiliate of Mr. Kojaian, the Company’s largest shareowner and Chairman of the Board of Directors of the Company, and issued a $5.0 million senior subordinated convertible note (the “Note”) to Kojaian Management Corporation. The Note (i) bore interest at twelve percent (12%) per annum, (ii) was co-terminous with the term of the Credit Facility (including if the Credit Facility was terminated pursuant to the Discount Prepayment Option), (iii) was unsecured and fully subordinate to the Credit Facility, and (iv) in the event the Company issued or sold equity securities in connection with or pursuant to a transaction with a non-affiliate of the Company while the Note was outstanding, at the option of the holder of the Note, the principal amount of the Note then outstanding was convertible into those equity securities of the Company issued or sold in such non-affiliate transaction. In connection with the issuance of the Note, Kojaian Management Corporation, the lenders to the Credit Facility and the Company entered into a subordination agreement (the “Subordination Agreement”). The Permitted Placement was a transaction by the Company not involving a public offering in accordance with Section 4(2) of the Securities Act.
          In the fourth quarter of 2009, the Company effected the private placement of an aggregate of 965,700 shares of its 12% Preferred Stock, to qualified institutional buyers and other accredited investors in a transaction exempt from the registration requirements of the Securities Act. In conjunction with the offering, the entire $5.0 million principal balance of the Note was converted into the 12% Preferred Stock at the offering price and the holder of the Note, Kojaian Management Corporation, received accrued interest of approximately $57,000. In addition, the holder of the Note also purchased an additional $5.0 million of 12% Preferred Stock at the offering price. In addition to Kojaian Management Corporation’s acquisition of $10.0 million of 12% Preferred Stock (including conversion of the $5.0 million Note as described above), certain of the Company’s other directors, executive officers and employees also purchased 12% Preferred Stock in the private placement at the offering price as follows:
•	Thomas P. D’Arcy purchased $500,000 of 12% Preferred Stock

•	Devin I. Murphy purchased $100,000 of 12% Preferred Stock

•	Rodger D. Young purchased $50,000 of 12% Preferred Stock

•	Andrea R. Biller purchased $100,000 of 12% Preferred Stock

•	Jeffrey T. Hanson purchased $25,000 of 12% Preferred Stock

•	Richard W. Pehlke purchased $50,000 of 12% Preferred Stock

•	Jacob Van Berkel purchased $25,000 of 12% Preferred Stock

•	other employees who are not NEOs purchased an aggregate of $1,135,000 of 12% Preferred Stock

PRINCIPAL SHAREOWNERS
          The following table shows the share ownership as of March 19, 2010 by persons known by the Company to be beneficial holders of more than 5% of any class of the Company’s outstanding capital stock, directors, named executive officers, and all current directors and executive officers as a group. Unless otherwise noted, the persons listed have sole voting and disposition powers over the shares held in their names, subject to community property laws if applicable.

	Preferred Stock			Common Stock
Name and Address	Number of		Percentage	Number of		Percentage
of Beneficial Owner(1)	Shares		of Class	Shares(2)		of Class(3)
FMR LLC(4)	189,800		19.7%	11,503,018		16.6%
Persons affiliated with Kojaian Holdings LLC(5)	—		—	4,316,326		6.2%
Persons affiliated with Kojaian Ventures, L.L.C.(6)	—		—	11,700,000		16.9%
Persons affiliated with Kojaian Management Corporation(7)	100,000		10.4%	6,060,600		8.7%
Lions Gate Capital	55,500		5.7%	3,363,633		4.9%
Wellington Management Company, LLP(8)	125,000		12.9%	15,609,501		22.5%
Named Executive Officers and Directors
Thomas P. D’Arcy	5,000		*	2,303,030	(12)	3.3%
C. Michael Kojaian	100,000	(13)	10.4%	22,151,035	(10)(11)(13)	32.0%
Robert J. McLaughlin	—		—	259,664	(10)(11)(14)	*
Devin I. Murphy	1,000		*	165,200	(11)(15)	*
D. Fleet Wallace	—		—	93,909	(9)(10)(11)	*
Rodger D. Young	500		*	146,657	(10)(11)(16)	*
Andrea R. Biller	1,000		*	398,416	(17)	*
Jeffrey T. Hanson	250	(18)	*	1,731,335	(19)(23)	2.5%
Richard W. Pehlke	500		*	256,803	(20)	*
Jacob Van Berkel	250		*	1,232,752	(21)(23)	1.8%
All Current Directors and Executive Officers as a Group (10 persons)	108,500		11.2%	28,738,801	(22)	41.5%

*	Less than one percent.

(1)	Unless otherwise indicated, the address for each of the individuals listed below is c/o Grubb & Ellis Company, 1551 Tustin Avenue, Suite 300, Santa Ana, California 92705.

(2)	Each share of Preferred Stock currently converts into 60.606 shares of common stock, and all common stock share numbers include, where applicable, the number of shares of common stock into which any Preferred Stock held by the beneficial owner is convertible at such rate of conversion.

(3)	The percentage of shares of capital stock shown for each person in this column and in this footnote assumes that such person, and no one else, has exercised or converted any outstanding warrants, options or convertible securities held by him or her exercisable or convertible on March 19, 2010 or within 60 days thereafter.

(4)	Pursuant to a Schedule 13G filed with the SEC by FMR LLC on February 16, 2010, FMR is deemed to be the beneficial owner of 189,800 shares of Preferred Stock, or 11,503,018, shares of common stock.

(5)	Kojaian Holdings LLC is affiliated with each of C. Michael Kojaian, a director of the Company, Kojaian Ventures, L.L.C. and Kojaian Management Corporation (see footnote 13 below). The address for Kojaian Holdings LLC is 39400 Woodward Avenue, Suite 250, Bloomfield Hills, Michigan 48304.

(6)	Kojaian Ventures, L.L.C. is affiliated with each of C. Michael Kojaian, a director of the Company, Kojaian Holdings LLC and Kojaian Management Corporation (see footnote 13 below). The address of Kojaian Ventures, L.L.C. is 39400 Woodward Ave., Suite 250, Bloomfield Hills, Michigan 48304.

(7)	Kojaian Management Corporation is affiliated with each of C. Michael Kojaian, a director of the Company, Kojaian Holdings LLC and Kojaian Ventures, L.L.C. (see footnote 13 below). The address of Kojaian Management Corporation is 39400 Woodward Ave., Suite 250, Bloomfield Hills, Michigan 48304.

(8)	Wellington Management Company, LLP (“Wellington Management”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington Management, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts. Wellington’s address is 75 State Street, Boston, Massachusetts 02109.

(9)	Beneficially owned shares include 3,666 restricted shares of common stock which vest on June 27, 2010.

(10)	Beneficially owned shares include 2,999 restricted shares of common stock that vest on the first business day following December 10, 2010, such 2,999 shares granted pursuant to the Company’s 2006 Omnibus Equity Plan.

(11)	Beneficially owned shares include (i) 13,333 restricted shares of common stock which vest in 1/2 portions on each of the second and third anniversaries of December 10, 2008 and (ii) 45,113 restricted shares of common stock all of which vested on March 10, 2010; in each case, such shares granted pursuant to the Company’s 2006 Omnibus Equity Plan.

(12)	Beneficially owned shares include (i) 1,000,000 restricted shares of common stock which vest in equal 33 1/3 portions on each of the first, second, and third anniversaries of November 16, 2009, and (ii) 1,000,000 restricted shares of common stock which vest based upon the market price of the Company’s common stock during the initial three-year term of Mr. D’Arcy’s employment agreement. Specifically, (i) in the event that for any 30 consecutive trading days during the initial three year term of Mr. D’Arcy’s employment agreement the volume weighted average closing price per share of the common stock on the exchange or market on which the Company’s shares are publically listed or quoted for trading is at least $3.50, then 50% of such restricted shares shall vest, and (ii) in the event that for any 30 consecutive trading days during the initial three year term of Mr. D’Arcy’s employment agreement the volume weighted average closing price per share of the Company’s common stock on the exchange or market on which the Company’s shares of common stock are publically listed or quoted for trading is at least $6.00, then the remaining 50% percent of such restricted shares shall vest. Vesting with respect to all restricted shares is subject to Mr. D’Arcy’s continued employment by the Company, subject to the terms of a Restricted Share Agreement entered into by Mr. D’Arcy and the Company on November 16, 2009, and other terms and conditions set forth in Mr. D’Arcy’s employment agreement.

(13)	Beneficially owned shares include shares directly held by Kojaian Holdings LLC, Kojaian Ventures, L.L.C. and Kojaian Management Corporation. C. Michael Kojaian, a director of the Company, is affiliated with Kojaian Ventures, L.L.C., Kojaian Holdings LLC and Kojaian Management Corporation. Pursuant to rules established by the SEC, the foregoing parties may be deemed to be a “group,” as defined in Section 13(d) of the Exchange Act, and C. Michael Kojaian is deemed to have beneficial ownership of the shares directly held by each of Kojaian Ventures, L.L.C., Kojaian Holdings LLC and Kojaian Management Corporation.

(14)	Beneficially owned shares include 89,310 shares of common stock held directly by: (i) Katherine McLaughlin’s IRA (Mr. McLaughlin wife’s IRA of which Mr. McLaughlin disclaims beneficial ownership); (ii) Robert J. and Katherine McLaughlin Trust; and (iii) Louise H. McLaughlin Trust.

(15)	Beneficially owned shares include 12,986 restricted shares of common stock which vest in equal portions on each first business day following July 10, 2010 and 2011 granted pursuant to the Company’s 2006 Omnibus Equity Plan.

(16)	Beneficially owned shares include 10,000 shares of common stock issuable upon exercise of fully vested outstanding options.

(17)	Beneficially owned shares include 35,200 shares of common stock issuable upon exercise of fully vested outstanding options. Beneficially owned shares include 8,800 shares of restricted stock that vest on June 27, 2010.

(18)	Mr. Hanson’s beneficially owned shares include 250 shares of Preferred Stock which are indirectly held through Jeffrey T. Hanson and April L. Hanson, as Trustees of the Hanson Family Trust.

(19)	Beneficially owned shares include 22,000 shares of common stock issuable upon exercise of fully vested options. Beneficially owned shares include 5,867 restricted shares of common stock that vest on June 27, 2010.

(20)	Beneficially owned shares include 25,000 shares of common stock issuable upon exercise of fully vested options. Beneficially owned shares include 25,000 restricted shares of common stock that vest on the first business day after January 24, 2010 and 25,000 restricted shares of common stock that vest on the first business day after January 24, 2011, all of these 50,000 shares are subject to certain terms and conditions contained in that certain Restricted Stock Agreement between the Company and Mr. Pehlke dated January 24, 2008. In addition, beneficially owned shares include 79,333 restricted shares of common stock awarded to Mr. Pehlke pursuant to the Company’s 2006 Omnibus Equity Plan which will vest in 1/2 installments on each first business day after the second and third anniversaries of the grant date (December 3, 2008) and are subject to acceleration under certain conditions.

(21)	Beneficially owned shares include 120,000 restricted shares of common stock awarded to Mr. Van Berkel pursuant to the Company’s 2006 Omnibus Equity Plan which will vest in equal 33 1/3% installments on each first business day after the first, second and third anniversaries of the grant date (December 3, 2008) and are subject to acceleration under certain conditions. Beneficially owned shares also include 26,667 restricted shares of common stock which vest on the first business day following January 24, 2010 and 26,666 restricted shares of common stock which vest on the first business day following January 24, 2011. Furthermore, beneficially owned shares include 5,867 shares of restricted common stock which vest on the first business day after December 4, 2009 and 5,866 shares of restricted common stock which vest on the first business day after December 4, 2010.

(22)	Beneficially owned shares include the following shares of common stock issuable upon exercise of outstanding options which are exercisable on March 19, 2010 or within 60 days thereafter under the Company’s various stock option plans: Mr. Young — 10,000 shares, Ms. Biller — 35,200 shares, Mr. Hanson — 22,000 shares, Mr. Pehlke — 25,000 shares, and all current directors and executive officers as a group 92,200 shares.

(23)	Beneficially owned shares include restricted stock award of 1,000,000 shares of restricted stock received by each of Messrs. Hanson and Berkel on March 10, 2010, of which 500,000 restricted shares are subject to vesting over three years in equal annual installments of one-third each commencing on the one year anniversary of March 10, 2010. The remaining 500,000 of such restricted shares are subject to vesting based upon the market price of the Company’s common stock during the three year period commencing March 10, 2010. Specifically, (i) in the event that for any 30 consecutive trading days during the three year period commencing March 10, 2010 the volume weighted average closing price per share of the Company’s common stock on the exchange or market on which the Company’s shares are publically listed or quoted for trading is at least $3.50, then 50% of such restricted shares shall vest, and (ii) in the event that for any 30 consecutive trading days during the three year period commencing March 10, 2010 the volume weighted average closing price per share of the Company’s common stock on the exchange or market on which the Company’s shares of common stock are publically listed or quoted for trading is at least $6.00, then the remaining 50% of such restricted shares shall vest. Vesting with respect to all such restricted shares is subject to Messrs. Hanson’s and Van Berkel’s continued employment, respectively, by the Company, subject to the terms and conditions of the Restricted Stock Award Grant Notices and Restricted Stock Award Agreements dated March 10, 2010 for each of Mr. Van Berkel and Mr. Hanson.

DESCRIPTION OF CAPITAL STOCK
          As of the date of this prospectus, the authorized capital stock of our company consists of 220,000,000 shares of capital stock, 200,000,000 of such shares being common stock, par value $0.01 per share, and 20,000,000 of such shares being preferred stock, par value $0.01 per share, issuable in one or more series or classes.
          Selected provisions of our organizational documents are summarized below. In addition, you should be aware that the summary below does not describe or give full effect to the provisions of statutory or common law which may affect your rights as a shareowner.
Common Stock
          We have one existing class of common stock. As of March 19, 2010, there were 69,313,092 shares of our common stock outstanding. Holders of shares of our existing common stock are entitled to one vote per share on all matters to be voted upon by our shareowners and are not entitled to cumulative voting for the election of directors.
          The holders of shares of our existing common stock are entitled to receive ratably dividends as may be declared from time to time by our Board of Directors out of funds legally available for dividend payments, subject to any dividend preferences of any holders of any other series of common stock and preferred stock. In the event of our liquidation, dissolution or winding-up, after full payment of all debts and other liabilities and liquidation preferences of any other series of common stock and any preferred stock, the holders of shares of our existing common stock are entitled to share ratably in all remaining assets. Our existing common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the shares of our existing common stock.
          All issued and outstanding shares of common stock are fully paid and nonassessable.
          Our common stock is listed under the symbol “GBE” on the New York Stock Exchange. Computershare Investor Services, L.L.C. is the transfer agent and registrar for our common stock.
Preferred Stock
          The Board of Directors has the authority to issue up to 20,000,000 shares of our preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rates, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of that series, which may be superior to those of our common stock, without further vote or action by the shareowners. The Board of Directors has designated up to 1,000,000 shares of our preferred stock as 12% Preferred Stock. As of the date of this prospectus, the Company has issued an aggregate of 965,700 shares of 12% Preferred Stock.
          One of the effects of undesignated preferred stock may be to enable our Board of Directors to render it more difficult to or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and as a result to protect the continuity of our management. The issuance of shares of the preferred stock by our Board of Directors as described above may adversely affect the rights of the holders of common stock. For example, preferred stock issued by us may rank prior to our common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights, and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock.
          On November 6, 2009, we issued and sold of 900,000 shares of our 12% Preferred Stock in a private placement exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder. Each share of 12% Preferred Stock is convertible into shares of our common stock. JMP Securities, Inc. acted as initial purchaser and placement agent with this private placement. We also granted a 45-day over-allotment option to the initial purchaser and placement agent for the offering, and pursuant to such over-allotment option, we sold an additional 65,700 shares of Preferred Stock for gross proceeds of $6.6 million, all of which will be used for working capital purposes. The rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rates, voting rights, terms of redemption, redemption prices, liquidation preferences are described more fully in “Description of 12% Preferred Stock” below.

Possible Anti-Takeover Effects of Delaware Law and Relevant Provisions of our Certificate of Incorporation and Bylaws
          Provisions of Delaware law and our certificate of incorporation and bylaws may make it more difficult to acquire control of our company by tender offer, a proxy contest or otherwise or the removal of our officers and directors. For example:
•	As discussed above, our certificate of incorporation permits our Board of Directors to issue a new series of preferred stock with terms that may make an acquisition by a third party more difficult or less attractive (subject to the consent of holders representing at least a majority of the outstanding shares of the 12% Preferred Stock, in the case of preferred stock that ranks senior to or, to the extent that 225,000 shares of 12% Preferred Stock remains outstanding, on a parity with, the 12% Preferred Stock).

•	Our bylaws provide time limitations on shareowners that desire to present nominations for election to our Board of Directors or propose matters that can be acted upon at shareowners’ meetings.

•	Our certificate of incorporation and bylaws permit our Board to adopt, amend or repeal our bylaws.

•	Our bylaws provide that special meetings of shareowners can be called only by our Board of Directors or by holders of at least a majority of our outstanding capital stock.
          Copies of our certificate of incorporation and bylaws, as amended through the date of this prospectus, have been filed with and are publicly available at or from the SEC as described under the heading “Where You Can Find More Information.”

DESCRIPTION OF 12% PREFERRED STOCK
          The following is a summary of the material terms of the 12% Preferred Stock. You should refer to the actual terms of the 12% Preferred Stock contained in the Certificate of Designation filed with the Secretary of State of the State of Delaware and incorporated by reference as an exhibit to the registration statement in which this prospectus is a part. You may obtain a copy of the Certificate of Designation governing the 12% Preferred Stock from us at our website address set forth under “Where You Can Find More Information.” As used in this description, unless otherwise indicated or the context otherwise requires, the words “we,” “us,” “our” and “our company” do not include any current or future subsidiary of Grubb & Ellis Company. We also describe below the registration rights agreement that we entered into only with one of the lead investors.
General
          As of March 19, 2010, there were 965,700 shares of our 12% Preferred Stock outstanding. The rights, preferences, privileges, and restrictions on different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions, and purchase funds and other matters.
          Other than a lead investor’s right to purchase securities in a subsequent offering for the six-month period after November 6, 2009, investors will not have any preemptive rights if we issue other series of preferred stock. The 12% Preferred Stock is not subject to any sinking fund. We have no obligation to retire the 12% Preferred Stock. The 12% Preferred Stock has a perpetual maturity, subject to the holders’ right to convert the 12% Preferred Stock and our right to redeem the 12% Preferred Stock at our option on or after November 15, 2014. Any 12% Preferred Stock converted or redeemed or acquired by us will, upon cancellation, have the status of authorized but unissued shares of 12% Preferred Stock. We will be able to reissue these canceled shares of 12% Preferred Stock in any series of preferred stock.
          The 12% Preferred Stock is not listed on any securities exchange.
Dividends
          When and if declared by our Board of Directors out of legally available funds, holders of the 12% Preferred Stock are entitled to receive cash dividends at an annual rate of $12.00 per share of the 12% Preferred Stock, subject to adjustment as described below. Dividends are payable quarterly on each March 31, June 30, September 30 and December 31, beginning December 31, 2009, or, if such date is not a business day, the next succeeding business day. In the case of any accrued but unpaid dividends, we may pay dividends at additional times and for interim periods, if any, as determined by our Board of Directors. Dividends on the 12% Preferred Stock are payable in cash and will accumulate and be cumulative from the most recent date to which dividends have been paid, or if no dividends have been paid, from November 6, 2009. Upon conversion of the 12% Preferred Stock, accrued and unpaid dividends on those shares will be paid in cash or, at our election, exchanged for a number of shares of our common stock equal to the dollar value of such accrued and unpaid dividends divided by the conversion price then in effect at the time of conversion. Dividends will be payable to holders of record as they appear on our stock books at the close of business on the applicable record date not more than 30 days nor less than 10 days preceding the payment dates, as fixed by our Board of Directors. If the 12% Preferred Stock is called for redemption on a redemption date between the dividend record date and the dividend payment date and holders do not convert the 12% Preferred Stock (as described below), holders will receive the dividend payment together with all other accrued and unpaid dividends (at 110% of such dividends) on the redemption date instead of receiving the dividend on the dividend date. Dividends payable on the 12% Preferred Stock for any period greater or less than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Accrued but unpaid dividends will not bear interest.
          In addition, in the event of any cash distribution to all holders of common stock, holders of 12% Preferred Stock will be entitled to participate in such distribution as if such holders of 12% Preferred Stock had converted their shares of 12% Preferred Stock into common stock calculated on the record date for determination of holders entitled to receive such distribution.
          If we do not pay or set aside dividends in full on the 12% Preferred Stock and any other preferred stock ranking on the same basis as to dividends, all dividends declared upon shares of the 12% Preferred Stock and any other such preferred stock will be declared on a pro rata basis. For these purposes, “pro rata” means that the amount of dividends declared per share on the 12% Preferred Stock and any other preferred stock will bear the same ratio to each other that the accrued and unpaid dividends per share on the shares of the 12% Preferred Stock and such other preferred stock bear to each other.

          Unless we have paid or set aside full cumulative dividends, if any, accrued on all outstanding shares of 12% Preferred Stock and any other of our preferred stock ranking on the same basis as to dividends:
•	we may not declare or pay or set aside dividends on common stock or any other stock ranking junior to the 12% Preferred Stock as to dividends or liquidation preferences, excluding dividends or distributions of shares, options, warrants or rights to purchase common stock or other stock ranking junior to the 12% Preferred Stock as to dividends; and

•	we will not be able to redeem, purchase or otherwise acquire for consideration (or pay or make available any monies for a sinking fund for the redemption of any such stock) any of our other stock ranking junior to the 12% Preferred Stock as to dividends or liquidation preferences, except (A) by conversion of such junior stock into or exchange for our stock ranking junior to the 12% Preferred Stock as to dividends and upon liquidation, dissolution or winding up, (B) repurchases of unvested shares of our capital stock at cost upon termination of employment or consultancy of the holder thereof, provided such repurchases are approved by our Board of Directors in good faith, or (C) with respect to any withholding in connection with the payment of exercise prices or withholding taxes relating to employee equity awards.
          Under Delaware law, we may only make dividends or distributions to our shareowners from:
•	our surplus; or

•	the net profits for the fiscal year in which the dividend or distribution is declared and/or the preceding fiscal year.
          Dividends on the 12% Preferred Stock will accrue whether or not:
•	we have earnings;
•	there are funds legally available for the payment of those dividends; or

•	those dividends are authorized or declared.
          If our Board of Directors or an authorized committee of our Board does not declare a dividend in respect of any dividend payment date, the Board of Directors or an authorized committee of our Board may declare and pay the dividend on any other date, whether or not a dividend payment date. The persons entitled to receive the dividend will be the holders of our 12% Preferred Stock as they appear on our stock register on a record date selected by the Board of Directors or an authorized committee of our Board. That date must not (1) precede the date our Board of Directors or an authorized committee of our Board declares the dividend payable, and (2) be more than 30 days prior to the date the dividend is paid.
          So long as any shares of the 12% Preferred Stock are outstanding, no other stock of the Company ranking on a parity with the 12% Preferred Stock as to dividends or upon liquidation, dissolution or winding up shall be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund or otherwise for the purchase or redemption of any shares of any such stock) by the Company or any Subsidiary unless (i) the full cumulative dividends, if any, accrued on all outstanding shares of 12% Preferred Stock shall have been paid or set apart for payment for all past dividend periods and (ii) sufficient funds shall have been set apart for the payment of the dividend for the current dividend period with respect to the 12% Preferred Stock.
          We will not authorize or pay any distributions on the 12% Preferred Stock or set aside funds for the payment of distributions if restricted or prohibited by law, or if the terms of any of our agreements, including agreements relating to indebtedness or any future series of preferred stock, prohibit that authorization, payment or setting aside of funds or provide that the authorization, payment or setting aside of funds is a breach of or a default under that agreement. We may in the future become a party to agreements that restrict or prevent the payment of distributions on, or the purchase of, the 12% Preferred Stock. These restrictions may include indirect covenants which require us to maintain specified levels of net worth or assets.
          Our ability to pay dividends and make any other distributions in the future will depend upon our financial results, liquidity, and financial condition.

Dividend Rate Adjustment—Failure to Pay Dividends
          If we fail to pay the quarterly 12% Preferred Stock dividend in full for two (2) consecutive quarters, the dividend rate will automatically increase by 0.50% of the initial liquidation preference per share of the 12% Preferred Stock per quarter (up to a maximum aggregate increase of two percent (2%) of the initial liquidation preference per annum per share of the 12% Preferred Stock) until cumulative dividends have been paid in full.
Ranking
          The 12% Preferred Stock ranks, with respect to distribution rights and rights upon our liquidation, winding-up or dissolution:
•	junior to all of our existing and future debt obligations, including convertible or exchangeable debt securities;

•	senior to our common stock and to any other capital stock issued in the future that by its terms ranks junior to the 12% Preferred Stock with respect to dividend rights or payments upon our liquidation, winding-up or dissolution;

•	on a parity with any of our capital stock issued in the future that by its terms ranks on a parity with 12% Preferred Stock; and

•	junior to any equity securities issued in the future and that by their terms rank senior to the 12% Preferred Stock.
          While any shares of 12% Preferred Stock are outstanding, we may not authorize or issue any equity securities that rank senior to the 12% Preferred Stock without the affirmative vote of holders representing at least a majority of the outstanding 12% Preferred Stock. In addition, so long as 225,000 shares of 12% Preferred Stock are outstanding, we may not authorize or issue any equity securities that rank on a parity with the 12% Preferred Stock without the affirmative vote of holders representing at least a majority of the outstanding 12% Preferred Stock. See “—Voting Rights” below.
Maturity
          Our 12% Preferred Stock has no maturity date, and we are not required to redeem or repurchase our 12% Preferred Stock at any time, except if a holder of shares of our 12% Preferred Stock causes us to repurchase such shares in connection with certain change in control events. Accordingly, our 12% Preferred Stock will remain outstanding indefinitely unless a holder of shares of our 12% Preferred Stock decides to convert it or to cause us to repurchase it in connection with certain change of control events, or we decide to offer to repurchase it. See “—Conversion Rights,” “—Repurchase at Option of Holders upon a Fundamental Change” and “—Optional Redemption.”
Conversion Rights
General
          Holders may convert their shares of 12% Preferred Stock at any time at the conversion rate of 60.606 shares of common stock per share of 12% Preferred Stock. This conversion rate is equivalent to a conversion price of approximately $1.65 per share of common stock. We will not issue fractional shares of common stock upon conversion. However, we will instead pay cash for each fractional share based upon the market price of the common stock on the last business day prior to the conversion date.
          A holder of any shares of 12% Preferred Stock shall have the right, at such holder’s option (except that, with respect to any shares of 12% Preferred Stock which shall be called for redemption, such right shall terminate at the close of business on the trading day immediately preceding the date fixed for redemption of such shares of 12% Preferred Stock unless we default in payment due upon redemption thereof), to convert such shares at any time at the conversion rate of 60.606 fully paid and non-assessable shares of common stock (as such shares shall then be constituted) per share of 12% Preferred Stock, as adjusted in accordance with the terms hereof, by surrender of the certificate or certificates representing such share of 12% Preferred Stock so to be converted in accordance with the terms of the Certificate of Designations.
          In no event may we issue shares of common stock upon conversion of the 12% Preferred Stock if such issuance would cause the aggregate outstanding shares of our common stock to exceed the total authorized number of shares of our common stock.

          In order to convert shares of 12% Preferred Stock, the holder must either:
•	deliver the 12% Preferred Stock certificate at the transfer agent office together with a duly signed and completed notice of conversion, or

•	if the 12% Preferred Stock is held in global form, follow the procedures of The Depository Trust Company, or DTC.
          The conversion date will be the date the holder delivers the 12% Preferred Stock certificate and the duly signed and completed notice of conversion to the transfer agent or complies with the procedures of DTC.
          The holders of 12% Preferred Stock at the close of business on a record date will be entitled to receive the dividend payment, if declared and paid, on those shares on the corresponding dividend payment date notwithstanding the conversion of such shares following that record date. Upon conversion of shares of 12% Preferred Stock, accrued and unpaid dividends on those shares will be paid in cash or, at our election, exchanged for a number of shares of our common stock equal to the dollar value of such accrued and unpaid dividends divided by the conversion price in effect at the time of conversion.
Conversion Procedures
          If the shares of 12% Preferred Stock are held in global certificate form, holders must comply with the procedures of DTC to convert their beneficial interest in respect of the preferred stock evidenced by a global stock certificate of the 12% Preferred Stock.
          Holders may convert some or all of their shares of 12% Preferred Stock by surrendering to us at our principal office or at the office of the transfer agent, the certificate or certificates for the 12% Preferred Stock to be converted accompanied by a written notice stating that they elect to convert all or a specified whole number of those shares in accordance with the provisions described in this the Certificate of Designations and specifying the name or names in which they wish the certificate or certificates for the shares of common stock to be issued. In case the notice specifies a name or names other than the holder’s name, the notice must be accompanied by payment of all transfer taxes payable upon the issuance of shares of common stock in that name or names. Other than those taxes, we will pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of shares of common stock upon conversion of the 12% Preferred Stock. As promptly as practicable after the surrender of that certificate or certificates and the receipt of the notice relating to the conversion and payment of all required transfer taxes, if any, or the demonstration to our satisfaction that those taxes have been paid, we will deliver or cause to be delivered (a) certificates representing the number of validly issued, fully paid and non-assessable full shares of common stock to which the holder, or the holder’s transferee, will be entitled, and (b) if less than the full number of shares of 12% Preferred Stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by the surrendered certificate or certificates, less the number of shares being converted. This conversion will be deemed to have been made at the close of business on the date of giving the notice and of surrendering the certificate or certificates representing the shares of the 12% Preferred Stock to be converted, or the “conversion date,” so that the holder’s rights as to the shares being converted will cease except for the right to receive the conversion value, and, if applicable, the person entitled to receive common shares will be treated for all purposes as having become the record holder of those shares of common stock at that time.
          If more than one share of 12% Preferred Stock is surrendered for conversion at the same time, the number of shares of full common stock issuable on conversion of those shares of 12% Preferred Stock will be computed on the basis of the total number of shares of 12% Preferred Stock so surrendered.
          Before the delivery of any securities upon conversion of the 12% Preferred Stock, we will comply with all applicable federal and state laws and regulations. All common stock delivered upon conversion of the 12% Preferred Stock will upon delivery be duly authorized, validly issued, fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights.
Conversion Rate Adjustment—General
          We will adjust the conversion rate from time to time as follows:
          (1) If we issue shares of our common stock as a dividend or distribution on shares of our common stock to all holders of our common stock, or if we effect a share split or share combination, the conversion rate shall be adjusted based on the following formula:

          CR1 = CR 0 x OS1/0S0
          where
CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such dividend or distribution, or the effective date of such share split or share combination;
CR1 = the new conversion rate in effect immediately on and after the ex-dividend date for such dividend or distribution, or the effective date of such share split or share combination;
OS1 = the number of shares of our common stock outstanding immediately after such dividend or distribution, or the effective date of such share split or share combination; and
OS0 = the number of shares of our common stock outstanding immediately prior to such dividend or distribution, or the effective date of such share split or share combination.
          Any adjustment made pursuant to this paragraph (1) will become effective at the open of business on (x) the ex-dividend date for such dividend or other distribution or (y) the date on which such split or combination becomes effective, as applicable. If any dividend or distribution described in this paragraph (1) is declared but not so paid or made, the new conversion rate will be readjusted to the conversion rate that would then be in effect if such dividend or distribution had not been declared.
          (2) If we distribute to all holders of our common stock any rights, warrants or options entitling them, for a period expiring not more than 60 days after the date of issuance of such rights, warrants or options, to subscribe for or purchase shares of our common stock at a price per share that is less than the closing sale price per share of our common stock on the business day immediately preceding the time of announcement of such distribution, we will adjust the conversion rate based on the following formula:
          CR1 = CR0 x (OS0+X)/(0S0+Y)
          where
CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such distribution;
CR1 = the new conversion rate in effect immediately on and after the ex-dividend date for such distribution;
OS0 = the number of shares of our common stock outstanding immediately prior to the ex-dividend date for such distribution;
X = the aggregate number of shares of our common stock issuable pursuant to such rights, warrants or options; and
Y = the number of shares of our common stock equal to the quotient of (A) the aggregate price payable to exercise such rights, warrants or options and (B) the closing sale price per share of our common stock on the business day immediately preceding the time of announcement for the issuance of such rights, warrants or options.
          For purposes of this paragraph (2), in determining whether any rights, warrants or options entitle the holders of shares of our common stock to subscribe for or purchase shares of our common stock at less than the applicable closing sale price per share of our common stock, and in determining the aggregate exercise or conversion price payable for such shares of common stock, there shall be taken into account any consideration we receive for such rights, warrants or options and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined by our Board of Directors. If any right, warrant or option described in this paragraph (2) is not exercised or converted prior to the expiration of the exercisability or convertibility thereof, we will adjust the new conversion rate to the conversion rate that would then be in effect if such right, warrant or option had not been so issued.
          (3) If we distribute shares of our capital stock, evidence of indebtedness or assets or property to all holders of our common stock, excluding:

•	dividends, distributions, rights, warrants or options referred to in paragraph (1) or (2) above;

•	dividends or distributions paid exclusively in cash; and

•	spin-offs, as described below in this paragraph (3);
then we will adjust the conversion rate based on the following formula:
          CR1 = CR0 x SP0/(SP0 — FMV)
          where
CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such distribution;
CR1 = the new conversion rate in effect immediately on and after the ex-dividend date for such distribution;
SP0 = the average of the closing sale price per share of our common stock for the 10 consecutive trading days ending on the business day immediately preceding the ex-dividend date for such distribution; and
FMV = the fair market value (as determined in good faith by our Board of Directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the earlier of the record date or the ex-dividend date for such distribution.
          An adjustment to the conversion rate made pursuant to the immediately preceding paragraph will become effective on the ex-dividend date for such distribution; provided, however, that if “FMV” with respect to any distribution of shares of capital stock, evidences of indebtedness or other assets or property of ours is equal to or greater than “SP (0)” with respect to such distribution, then in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of 12% Preferred Stock shall have the right to receive on the date such shares of capital stock, evidences of indebtedness or other assets or property of ours are distributed to holders of our common stock, for each share of 12% Preferred Stock, the amount of shares of capital stock, evidences of indebtedness or other assets or property of ours such holder of 12% Preferred Stock would have received had such holder of 12% Preferred Stock owned a number of shares of common stock into which such 12% Preferred Stock is then convertible at the conversion rate in effect on the ex-dividend date for such distribution.
          If we distribute to all of our common shareowners capital stock of any class or series, or similar equity interest, of or relating to one of our subsidiaries or other business unit, which we refer to as a spin-off, the conversion rate in effect immediately before the 10th trading day from and including the effective date of the spin-off will be adjusted based on the following formula:
          CR1 = CR0 x (FMV0+MP 0)/MP0
          where
CR0 = the conversion rate in effect immediately prior to the 10th trading day immediately following, and including, the effective date of the spin-off;
CR1 = the new conversion rate in effect immediately on and after the 10th trading day immediately following, and including, the effective date of the spin-off;
FMV0 = the average of the closing sale prices per share of the capital stock or similar equity interest distributed to our common shareowners applicable to one share of our common stock over the first 10 consecutive trading days after the effective date of the spin-off; and
MP0 = the average of the closing sale prices per share of our common stock over the first 10 consecutive trading days after the effective date of the spin-off.

          An adjustment to the conversion rate made pursuant to the immediately preceding paragraph will occur on the 10th trading day from and including the effective date of the spin-off; provided that in respect of any conversion within the 10 trading days following the effective date of any spin-off, references within this paragraph (3) to 10 trading days will be deemed replaced with such lesser number of trading days as have elapsed between the effective date of such spin-off and the conversion date in determining the applicable conversion rate.
          If any such dividend or distribution described in this paragraph (3) is declared but not paid or made, the new conversion rate will be re-adjusted to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.
          (4) If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for shares of our common stock to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the closing sale price per share of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer, the conversion rate will be adjusted based on the following formula:
          CR1 = CR0 x (AC + (SP1 x OS1))/(SP’ x OS°)
          where
CR 0 = the conversion rate in effect on the day immediately following the date such tender or exchange offer expires;
CR1 = the conversion rate in effect on the second day immediately following the date such tender or exchange offer expires;
AC = the aggregate value of all cash and any other consideration (as determined by our Board of Directors) paid or payable for shares of our common stock purchased in such tender or exchange offer;
OS0 = the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires;
OS1 = the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer); and
SP1 = the closing sale price per share of our common stock for the trading day immediately following the date such tender or exchange offer expires.
          If the application of the foregoing formula would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made.
          Any adjustment to the conversion rate made pursuant to this paragraph (4) will become effective on the second day immediately following the date such tender offer or exchange offer expires. If we or one of our subsidiaries is obligated to purchase shares of our common stock pursuant to any such tender or exchange offer but is permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, we will re-adjust the new conversion rate to be the conversion rate that would be in effect if such tender or exchange offer had not been made.
          If we have in effect a rights plan while any shares of our 12% Preferred Stock remain outstanding, holders of shares of our 12% Preferred Stock will receive, upon a conversion of such shares, in addition to the shares of our common stock, rights under our shareowner rights agreement unless, prior to conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from our common stock. If the rights provided for in any rights plan that our Board of Directors may adopt have separated from the common stock in accordance with the provisions of the rights plan so that holders of shares of our 12% Preferred Stock would not be entitled to receive any rights in respect of our common stock that we elect to deliver upon conversion of shares of our 12% Preferred Stock, we will adjust the conversion rate at the time of separation as if we had distributed to all holders of our capital stock, evidences of indebtedness or other assets or property pursuant to paragraph (3) above, subject to readjustment upon the subsequent expiration, termination or redemption of the rights.
          In no event will the conversion price be reduced below $0.01, subject to adjustment for share splits and combinations and similar events.

          We will not make any adjustment to the conversion rate if holders of shares of our 12% Preferred Stock are permitted to participate, on an as-converted basis, in the transactions described above.
          Without limiting the foregoing or subsequent sections of this prospectus, the conversion rate will not be adjusted for:
•	the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	the issuance of any shares of our common stock or options or rights to purchase such shares pursuant to any of our present or future employee, director, trustee or consultant benefit plans, employee agreements or arrangements or programs;

•	the issuance of any shares of our common stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the date shares of our 12% Preferred Stock were first issued;

•	a change in the par value of our common stock;

•	accumulated and unpaid dividends or distributions on our 12% Preferred Stock, except as otherwise provided in the Certificate of Designations; or

•	the issuance of shares of our common stock or any securities convertible into or exchangeable or exercisable for shares of our common stock or the payment of cash upon the repurchase or redemption thereof, except as otherwise provided in the Certificate of Designations.
          No adjustment in the conversion rate will be required unless the adjustment would require an increase or decrease of at least 1% of the conversion rate. If the adjustment is not made because the adjustment does not change the conversion rate by at least 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment. In addition, we will make any carryforward adjustments not otherwise effected on each anniversary of the original issuance date of the 12% Preferred Stock, upon conversion of any shares of 12% Preferred Stock (but only with respect to such converted 12% Preferred Stock) and if the shares of our 12% Preferred Stock are called for redemption. All required calculations will be made to the nearest cent or 1/10,000th of a share, as the case may be.
          We may make a temporary reduction in the conversion price of the 12% Preferred Stock if our Board of Directors determines that this decrease would be in the best interests of our company. We may, at our option, reduce the conversion price if our Board of Directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any dividend or distribution of stock or rights to acquire stock or from any event treated as such for income tax purposes. See the section entitled “Certain U.S. Federal Income Tax Considerations” below for more information.
          To the extent permitted by law, we may, from time to time, increase the conversion rate for a period of at least 20 days if our Board of Directors determines that such an increase would be in our best interests. Any such determination by our Board of Directors will be conclusive. In addition, we may increase the conversion rate if our Board of Directors deems it advisable to avoid or diminish any income tax to common shareowners resulting from any distribution of common stock or similar event. We will give holders of shares of our 12% Preferred Stock at least 15 business days’ notice of any increase in the conversion rate.
          The “closing sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the New York Stock Exchange (or such other principal national securities exchange on which the common stock is then listed or authorized for quotation or, if not so listed or authorized for quotation, the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose).

Conversion Price Adjustment—Dilutive Issuances
          For six (6) months following November 6, 2009, if we issue any common stock at a price that is less than the then current conversion price of the 12% Preferred Stock, or any securities convertible into or exchangeable for, directly or indirectly, our common stock (we refer to such securities as “convertible securities”) or any rights, warrants or options to purchase any such common stock or convertible securities with a conversion price or exercise price that is less than the then current conversion price of the 12% Preferred Stock (we refer to all such issuances of securities as “dilutive issuances”), then the conversion price will be reduced concurrently with such issue or sale, according to the following formula:
          CP1 = CP0 × (A + B) ÷ (A + C)
          where
CP1 = the conversion price in effect immediately after such dilutive issuances;
CP0 = the conversion price in effect immediately prior to such dilutive issuances;
A = the number of shares of common stock outstanding immediately prior to such dilutive issuances, treating for this purpose as outstanding all shares of common stock issuable upon exercise of options outstanding immediately prior to such issue or upon conversion or exchange of convertible securities outstanding immediately prior to such issue;
B = the number of shares of common stock that would have been issued if such dilutive issuances had been at a price per share of common stock (or equivalent) equal to CP 0 ; and
C = the number of shares of common stock issued (or the number of shares of common stock issuable upon the exercise of rights, warrants or options to purchase common stock or convertible securities and/or upon the conversion or exchange of convertible securities, as the case may be) in such dilutive issuances.
          Notwithstanding anything to the contrary set forth above with respect to conversion price adjustments for dilutive issuances, no adjustment will be made to the conversion price of the 12% Preferred Stock with regard to:
•	securities issued (other than for cash) in connection with a strategic merger, alliance, joint venture, acquisition, consolidation, licensing or partnering agreement;

•	common stock issued in connection with any credit facility obtained by us; or

•	common stock issued and grants of options to purchase common stock pursuant to an employment agreement or arrangement or an equity compensation plan approved by our Board of Directors.
          If the conversion price is adjusted as described above, then the conversion rate shall be adjusted based on the following formula:
          CR1 = CR0 × CP0/CP1
          where
CR0 = the conversion rate in effect immediately prior to conversion price adjustment;
CR1 = the conversion rate in effect immediately following the conversion price adjustment;
CP0 = the conversion price in effect immediately prior to such adjustment; and
CP1 = the conversion price in effect immediately after such adjustment.

Conversion Rate Adjustment—Merger, Consolidation or Sale of Assets
          In the case of the following events, each of which we refer to as a business combination:
•	any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination);

•	a consolidation, merger or combination involving us into any other person, or any merger of another person into us, except for a merger that does not result in a reclassification, conversion, exchange or cancellation of common stock;

•	a sale, transfer, conveyance or lease to another person of all or substantially all of our property and assets (other than to one or more of our subsidiaries); or

•	a statutory share exchange;
in each case, as a result of which our common shareowners are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common stock, a holder of shares of our 12% Preferred Stock will be entitled thereafter to convert such shares of our 12% Preferred Stock into the kind and amount of stock, other securities or other property or assets (including cash or any combination thereof) that the holder of shares of our 12% Preferred Stock would have owned or been entitled to receive upon such business combination as if such holder of shares of our 12% Preferred Stock held a number of shares of our common stock equal to the conversion rate in effect on the effective date for such business combination, multiplied by the number of shares of our 12% Preferred Stock held by such holder of shares of our 12% Preferred Stock. If such business combination also constitutes a specified change in control, a holder of shares of our 12% Preferred Stock converting such shares will not receive additional shares if such holder does not convert its shares of our 12% Preferred Stock “in connection with” (as described in “—Adjustment to Conversion Rate upon Certain Change in Control Events”) the relevant change in control. In the event that our common shareowners have the opportunity to elect the form of consideration to be received in such business combination, we will make adequate provision whereby the holders of shares of our 12% Preferred Stock will have a reasonable opportunity to determine the form of consideration into which all of the shares of our 12% Preferred Stock, treated as a single class, will be convertible from and after the effective date of such business combination. Such determination will be based on the weighted average of elections made by the holders of shares of our 12% Preferred Stock that participate in such determination, will be subject to any limitations to which all of our common shareowners are subject, such as pro rata reductions applicable to any portion of the consideration payable in such business combination, and will be conducted in such a manner as to be completed by the date that is the earliest of (1) the deadline for elections to be made by our common shareowners and (2) two business days prior to the anticipated effective date of the business combination.
          We will provide notice of the opportunity to determine the form of such consideration, as well as notice of the determination made by the holders of shares of our 12% Preferred Stock (and the weighted average of elections), by posting such notice with DTC and providing a copy of such notice to the transfer agent. If the effective date of a business combination is delayed beyond the initially anticipated effective date, the holders of shares of our 12% Preferred Stock will be given the opportunity to make subsequent similar determinations in regard to such delayed effective date. We may not become a party to any such transaction unless its terms are consistent with the preceding. None of the foregoing provisions will affect the right of a holder of shares of our 12% Preferred Stock to convert such holder’s shares of our 12% Preferred Stock into shares of our common stock prior to the effective date.
Repurchase at Option of Holders upon a Fundamental Change
          Each holder of our 12% Preferred Stock will have the right to require us to repurchase for cash all, or a specified whole number, of such holder’s 12% Preferred Stock upon the occurrence of a fundamental change (i) prior to November 15, 2014, at a repurchase price equal to 110% of the sum of the initial liquidation preference plus accumulated but unpaid dividends to but excluding the fundamental change repurchase date and (ii) from November 15, 2014 until prior to November 15, 2019 at a repurchase price equal to 100% of the sum of the initial liquidation preference plus accumulated but unpaid dividends to but excluding the fundamental change repurchase date.

          We will give notice by mail or by publication (with subsequent prompt notice by mail) to holders of our 12% Preferred Stock and will post such notice with DTC and provide a copy of such notice to the transfer agent of the anticipated effective date of any proposed fundamental change that will occur prior to November 15, 2019. We must make this mailing or publication at least 15 days before the anticipated effective date of the fundamental change. In addition, no later than the third business day after the completion of such fundamental change, we must make an additional notice announcing such completion.
          A holder of 12% Preferred Stock that has elected to convert its shares of 12% Preferred Stock rather than require us to repurchase its shares of 12% Preferred Stock pursuant to the fundamental change repurchase right will not be able to exercise the fundamental change repurchase right.
          Within 15 days after the occurrence of a fundamental change, we will provide to the holders of our 12% Preferred Stock and the transfer agent a notice of the occurrence of the fundamental change and of the resulting conversion right. Such notice will state:
•	the events constituting the fundamental change;

•	the date of the fundamental change;

•	the last date on which the holders of our 12% Preferred Stock may exercise the fundamental change repurchase right;

•	the fundamental change repurchase date;

•	the name and address of the paying agent and the repurchase agent;

•	that 12% Preferred Stock as to which the fundamental change repurchase right has been exercised will be repurchased only if the notice of exercise of the fundamental change repurchase right has not been properly withdrawn; and

•	the procedures that the holders of 12% Preferred Stock must follow to exercise the fundamental change repurchase right.
          We will also issue a press release for publication on the Dow Jones & Company, Inc., Business Wire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on our website, in any event prior to the opening of business on the first trading day following any date on which we provide such notice to the holders of our 12% Preferred Stock.
          The fundamental change repurchase date will be a date not less than 20 days nor more than 35 days after the date on which we give the above notice. To exercise the fundamental change repurchase right, each holder of 12% Preferred Stock must deliver, on or before the close of business on the fundamental change repurchase date, the 12% Preferred Stock to be converted, duly endorsed for transfer, together with a completed written repurchase notice, to our transfer agent. The repurchase notice will state:
•	the relevant fundamental change repurchase date;

•	the number of shares of 12% Preferred Stock to be repurchased; and

•	that the 12% Preferred Stock is to be repurchased pursuant to the applicable provisions of the 12% Preferred Stock.
          If the 12% Preferred Stock is held in global form, the repurchase notice must comply with applicable DTC procedures.
          Holders of 12% Preferred Stock may withdraw any notice of exercise of their fundamental change repurchase right (in whole or in part) by a written notice of withdrawal delivered to our transfer agent prior to the close of business on the business day prior to the fundamental change repurchase date. The notice of withdrawal must state:
•	the number of withdrawn shares of our 12% Preferred Stock;

•	if certificated shares of our 12% Preferred Stock have been issued, the certificate numbers of the withdrawn shares of our 12% Preferred Stock; and

•	the number of shares of our 12% Preferred Stock, if any, which remain subject to the repurchase notice.
          If the 12% Preferred Stock is held in global form, the notice of withdrawal must comply with applicable DTC procedures.
          Preferred stock as to which the fundamental change repurchase right has been properly exercised and for which the repurchase notice has not been properly withdrawn will be repurchased in accordance with the fundamental change repurchase right on the fundamental change repurchase date. Payment of the fundamental change repurchase price is conditioned upon delivery of the certificate or certificates for the 12% Preferred Stock to be repurchased. If less than the full number of shares of 12% Preferred Stock evidenced by the surrendered certificate or certificates is being repurchased, a new certificate or certificates, of like tenor, for the number of shares evidenced by the surrendered certificate or certificates, less the number of shares being repurchased, will be issued promptly to the holder.
          In connection with any repurchase offer in the event of a fundamental change, we will comply with all applicable federal and state laws and regulations.
          A “fundamental change” will be deemed to occur upon a change in control or a termination of trading prior to November 15, 2019. A “change in control” will be deemed to have occurred when:
(1)	any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the total voting power of our Voting Stock (other than as a result of any merger, share exchange, transfer of assets or similar transaction solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity); or

(2)	(A) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of a majority of the total voting power of our Voting Stock (other than as a result of any merger, share exchange, transfer of assets or similar transaction solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity), and (B) a termination of trading shall have occurred; or

(3)	our consolidation or merger with or into any other person, any merger of another person into us, or any sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all our assets and the assets of our subsidiaries, considered as a whole (other than a disposition of such assets as an entirety or virtually as an entirety to a wholly-owned subsidiary) shall have occurred, other than:
A.	any transaction (a) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock, and (b) pursuant to which holders of our capital stock immediately prior to the transaction are entitled to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction; or

B.	any merger, share exchange, transfer of assets or similar transaction solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity; or
(4)	during any period of two consecutive years, individuals who at the beginning of such period constituted our Board of Directors (together with any new directors whose nomination, election or appointment by such Board or whose nomination for election by our shareowners was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election, nomination or appointment was previously so approved) cease for any reason to constitute 50% or more of our Board of Directors then in office; or

(5)	our shareowners shall have approved any plan of liquidation or dissolution.
          “Capital Stock” of any person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock or other equity participations, including partnership interests, whether general or limited, of such person and any rights (other than debt securities convertible and exchangeable into an equity interest), warrants or options to acquire an equity interest in such person.
          A “termination of trading” will be deemed to have occurred if our common stock is not listed for trading on a U.S. national securities exchange or market, including, but not limited to, the over-the-counter market or bulletin board.
          “Voting Stock” of any person means Capital Stock of such person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such person, whether at all times or only for so long as no senior class of securities has such voting power by reason of any contingency.
          The definition of change in control includes a phrase relating to the sale, assignment, lease, transfer or conveyance of “all or substantially all” of our assets or our assets and those of our subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of shares of our 12% Preferred Stock to require us to repurchase their shares of 12% Preferred Stock as a result of a sale, assignment, transfer, lease, or conveyance of less than all of our assets and those of our subsidiaries may be uncertain.
          This fundamental change repurchase feature may make more difficult or discourage a party from taking over our company and removing incumbent management. We are not aware, however, of any specific effort to accumulate our capital stock with the intent to obtain control of our company by means of a merger, tender offer, solicitation or otherwise. Instead, the fundamental change repurchase feature was a result of negotiations between us and the initial purchasers in the offering of the 12% Preferred Stock.
          We could, in the future, enter into certain transactions, including recapitalizations, which would not constitute a fundamental change but would increase the amount of debt outstanding or otherwise adversely affect the holders of 12% Preferred Stock. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt.
Adjustment to Conversion Rate upon Certain Change in Control Events
          If a change in control described in the clauses (2) or (3) of the definition of change in control set forth above under “—Repurchase at Option of Holders upon a Fundamental Change” occurs prior to November 15, 2014, we will increase the conversion rate, to the extent described below, by a number of additional shares if a holder elects to convert shares of our 12% Preferred Stock in connection with any such transaction by increasing the conversion rate applicable to such shares if and as required below; provided, however, that we will not adjust the conversion rate if a change in control described in clause (3) of the definition of change in control occurs and 90% of the consideration (excluding cash payments for fractional shares) in the transaction or transactions constituting the change in control consists of shares of common stock that are, or upon issuance will be, traded on the New York Stock Exchange or approved for trading on a Nasdaq market and, as a result of such transaction or transactions, the 12% Preferred Stock becomes convertible solely into such common stock and other consideration payable in such transaction or transactions.
          A conversion of shares of our 12% Preferred Stock by a holder will be deemed for these purposes to be “in connection with” a change in control if the holder’s written notice is received by us at our principal office or by the transfer agent on or subsequent to the date 10 trading days prior to the date announced by us as the anticipated effective date of the change in control but before the close of business on the business day immediately preceding the related change in control effective date. Any adjustment to the conversion rate will have the effect of increasing the amount of any cash, securities or other assets otherwise due to holders of shares of our 12% Preferred Stock upon conversion.
          Any increase in the applicable conversion rate will be determined by reference to the table below and is based on the date on which the change in control becomes effective (the “effective date”) and the price (the “stock price”) paid per share of our common stock in the transaction constituting the change in control. If holders of our common stock receive only cash in the transaction, the stock price shall be the cash amount paid per share of our common stock. Otherwise, the stock price shall be equal to the average closing sale price per share of our common stock over the five trading-day period ending on the trading day immediately preceding the effective date.

          The following table sets forth the additional number of shares, if any, of our common stock issuable upon conversion of each share of our 12% Preferred Stock in connection with such a change in control, as specified above.
Additional Shares Upon a Change in Control

	Effective Date
Stock Price on	November 1,	November 1,	November 1,	November 1,	November 1,	November 1,
Effective Date	2009	2010	2011	2012	2013	2014
$1.50	11.112	10.365	9.477	8.589	7.701	6.813
$2.00	7.284	6.768	5.686	4.604	3.522	2.440
$2.50	5.093	4.722	3.571	2.420	1.268	0.117
$3.00	3.700	3.426	2.570	1.713	0.857	0.000
$3.50	2.755	2.547	1.910	1.274	0.637	0.000
$4.00	2.083	1.923	1.442	0.962	0.481	0.000
$4.50	1.586	1.462	1.097	0.731	0.366	0.000
$5.00	1.213	1.118	0.839	0.559	0.280	0.000
          The actual stock price and effective date may not be set forth in the foregoing table, in which case:
•	if the actual stock price on the effective date is between two stock prices in the table or the actual effective date is between two effective dates in the table, the amount of the conversion rate adjustment will be determined by a straight-line interpolation between the adjustment amounts set forth for such two stock prices or such two effective dates on the table based on a 360-day year, as applicable.

•	if the stock price on the effective date equals or exceeds $5.00 per share (subject to adjustment as described below), no adjustment in the applicable conversion rate will be made.

•	if the stock price on the effective date is less than $1.50 per share (subject to adjustment as described below), no adjustment in the applicable conversion rate will be made.
          The stock prices set forth in the first column of the table above will be adjusted as of any date on which the conversion rate of our shares of 12% Preferred Stock is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The conversion rate adjustment amounts set forth in the table above will be adjusted in the same manner as the conversion rate other than by operation of an adjustment to the conversion rate by virtue of the adjustment to the conversion rate as described above.
          The additional shares, if any, or any cash delivered to satisfy our obligations to holders that convert their shares of our 12% Preferred Stock in connection with a change in control will be delivered upon the later of the settlement date for the conversion and promptly following the effective date of the change in control transaction.
          Our obligation to deliver the additional shares, or cash to satisfy our obligations, to holders that convert their shares of 12% Preferred Stock in connection with a change in control could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.
          Notwithstanding the foregoing, in no event will the conversion rate exceed 71.718 shares of common stock per share of our 12% Preferred Stock, which maximum amount is subject to adjustments in the same manner as the conversion rate as set forth under “Conversion Rights.”
Liquidation Rights
          In the event of our voluntary or involuntary liquidation, winding-up or dissolution, each holder of 12% Preferred Stock will be entitled to receive and to be paid out of our assets legally available for distribution to our shareowners, prior to any payment or distribution is made to holders of any securities ranking junior to the 12% Preferred Stock (including common stock), but after payment of or provision for our debts and other liabilities or securities ranking senior to the 12% Preferred Stock, and on a pro-rata basis with other preferred stock of equal ranking, a cash liquidation preference equal to the greater of (i) 110% of the sum of the initial liquidation preference per share plus accrued and unpaid dividends thereon, if any, from November 6, 2009 through the date of distribution of the assets, and (ii) an amount equal to the distribution amount such holder of 12% Preferred Stock would have received had all shares of 12% Preferred Stock been converted into common stock. Holders of any class or series of preferred stock ranking on parity with the 12% Preferred Stock as to liquidation, winding-up or dissolution must also be entitled to receive the full respective liquidation preferences and any accrued and unpaid dividends through the date of distribution of the assets. If upon liquidation we do not have enough assets to pay in full the amounts due on the 12% Preferred Stock and any other preferred stock ranking on parity with the holders’ 12% Preferred Stock as to liquidation, winding-up or dissolution, holders of the 12% Preferred Stock and the holders of such other preferred stock will share ratably in any such distributions of our assets in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.
          Only after the holders of 12% Preferred Stock have received their liquidation preference and any accrued and unpaid dividends will we distribute assets to holders of common stock or any of our other securities ranking junior to the shares of 12% Preferred Stock upon liquidation.
          Holders of shares of our 12% Preferred Stock will be entitled to written notice of any distribution in connection with any voluntary or involuntary liquidation, winding-up or dissolution of our affairs not less than 30 days and not more than 60 days prior to the distribution payment date. After payment of the full amount of the liquidating distributions to which they are entitled, holders of shares of our 12% Preferred Stock will have no right or claim to participate in any further distribution of our remaining assets.
          The following events will not be deemed to be a liquidation, winding-up or dissolution of our company:
(1)	the voluntary sale, lease, transfer, conveyance or other disposition of all or substantially all of our assets (other than in connection with our liquidation, winding-up or dissolution); or

(2)	our merger or consolidation with or into any other person, corporation, trust or other entity.
Optional Redemption
          On or after November 15, 2014, upon the affirmative vote of the disinterested members of the Board of Directors, we may redeem the 12% Preferred Stock, out of legally available funds, in whole or in part, at our option, at a per share redemption price equal to 110% of the sum of the initial liquidation preference per share plus all accrued and unpaid dividends to and including the redemption date, if the following conditions are satisfied as of the date of the redemption notice and on the redemption date:
(i)	the number of authorized, but unissued and otherwise unreserved, shares of our common stock are sufficient to allow for conversion of all of the 12% Preferred Stock outstanding as of such date;

(ii)	the shares of common stock issuable upon conversion of the 12% Preferred Stock outstanding as of such date are freely tradable for non-affiliates of our company;

(iii)	our common stock is listed on a national stock exchange;

(iv)	the issuance of common stock issuable upon conversion of all of the 12% Preferred Stock outstanding as of such date would be not be in violation of the rules and regulations of the NYSE; and

(v)	no pending or proposed fundamental change described under “—Conversion Rights—Adjustment to Conversion Rate upon a Fundamental Change” above has been publicly announced prior to such date that has not been consummated or terminated.
          We are required to give notice of redemption not more than 45 and not less than 15 days before the redemption date. We may only exercise this optional redemption right to the extent we are not prohibited by law or the terms of any agreement relating to our indebtedness or any future series of preferred stock from making the cash payment required to redeem such 12% Preferred Stock.
          If we redeem less than all of the shares of 12% Preferred Stock, we will select the shares to be redeemed by lot or pro rata or in some other equitable manner in our sole discretion.
          If the redemption date falls after a record date and on or prior to the corresponding dividend payment date, (a) we will pay 110% of the full amount of accrued and unpaid dividends payable on such dividend payment date only to the holder of record at the close of business on the corresponding record date and (b) the redemption price payable on the redemption date will include only 110% of the initial liquidation preference per share of the 12% Preferred Stock, excluding any amount in respect of dividends declared and payable on such corresponding dividend payment date. With respect to any shares of 12% Preferred Stock that are redeemed, on and after the applicable redemption date, dividends will cease to accumulate on such 12% Preferred Stock, all rights of holders of such 12% Preferred Stock will terminate (except the right to receive the cash payable upon such redemption) and such shares will no longer be deemed to be outstanding.
          Notice of redemption of the 12% Preferred Stock shall be mailed to each holder of record of the shares to be redeemed by first class mail, postage prepaid at such holder’s address as the same appears on our stock records. Any notice, which was mailed as described above, shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. In addition to any information required by law, each notice will state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of 12% Preferred Stock to be redeemed; (iv) the place or places where certificates for such shares of 12% Preferred Stock are to be surrendered for cash; (v) that unpaid dividends accrued to, but excluding, the redemption date will be paid as specified in the notice; (vi) that on and after such date, dividends thereon will cease to accrue; and (vii) the then current conversion rate and conversion price and the date on which the conversion right will expire.
Voting Rights
          Holders of shares of our 12% Preferred Stock have the voting rights set forth below.
          Holders of shares of our 12% Preferred Stock vote on an “as if” converted basis with the holders of common stock as a single class on all matters subject to a vote by the holders of common stock to the extent permitted by law. Certain actions, including amendment of our certificate of incorporation, require approval by holders of a majority of common stock voting as a separate class (excluding the 12% Preferred Stock on an “as if” converted basis).
          If dividends on our 12% Preferred Stock are in arrears for six or more quarters, whether or not consecutive (which we refer to as a preferred dividend default), holders representing a majority of shares of our 12% Preferred Stock (voting together as a class with the holders of all other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to nominate and vote for the election of two additional directors to serve on our Board of Directors (which we refer to as 12% Preferred Stock directors), until all unpaid dividends with respect to our 12% Preferred Stock and any other class or series of preferred stock upon which like voting rights have been conferred and are exercisable have been paid or declared and a sum sufficient for payment is set aside for such payment; provided that the election of any such directors will not cause us to violate the corporate governance requirements of the New York Stock Exchange (or any other exchange or automated quotation system on which our securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors; and provided further that our Board of Directors will, at no time, include more than two 12% Preferred Stock directors. In such a case, the number of directors serving on our Board of Directors will be increased by two. The 12% Preferred Stock directors will be elected by holders representing a majority of shares of our 12% Preferred Stock for a one-year term and each 12% Preferred Stock director will serve until his or her successor is duly elected and qualifies or until the director’s right to hold the office terminates, whichever occurs earlier. The election will take place at:
•	a special meeting called by holders of at least 15% of the outstanding shares of 12% Preferred Stock together with any other class or series of preferred stock upon which like voting rights have been conferred and are exercisable, if this request is received more than 75 days before the date fixed for our next annual or special meeting of shareowners or, if we receive the request for a special meeting within 75 days before the date fixed for our next annual or special meeting of shareowners, at our annual or special meeting of shareowners; and
•	each subsequent annual meeting (or special meeting held in its place) until all dividends accumulated on our 12% Preferred Stock and on any other class or series of preferred stock upon which like voting rights have been conferred and are exercisable have been paid in full for all past dividend periods.
          If and when all accumulated dividends on our 12% Preferred Stock and all other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable have been paid in full or a sum sufficient for such payment in full is set aside for payment, holders of shares of our 12% Preferred Stock will be divested of the voting rights set forth above (subject to re-vesting in the event of each and every preferred dividend default) and the term and office of such 12% Preferred Stock directors so elected will immediately terminate and the entire Board of Directors will be reduced accordingly.
          Any 12% Preferred Stock director elected by holders of shares of our 12% Preferred Stock and other holders of 12% Preferred Stock upon which like voting rights have been conferred and are exercisable may be removed at any time with or without cause by the vote of, and may not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of our

12% Preferred Stock and other parity preferred stock entitled to vote thereon when they have the voting rights described above (voting as a single class). So long as a preferred dividend default continues, any vacancy in the office of a 12% Preferred Stock director may be filled by written consent of the 12% Preferred Stock director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of our 12% Preferred Stock when they have the voting rights described above (voting as a single class with all other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable); provided that the filling of each vacancy will not cause us to violate the corporate governance requirements of the New York Stock Exchange (or any other exchange or automated quotation system on which our securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors. The 12% Preferred Stock directors will each be entitled to one vote on any matter.
          In addition, so long as any shares of the 12% Preferred Stock issued in the initial offering thereof remain outstanding, we will not, without the consent or the affirmative vote of holders representing at least a majority of the outstanding shares of our 12% Preferred Stock voting as a separate class:
•	authorize, create or issue, or increase the number of authorized or issued shares of, any class or series of stock ranking senior to such 12% Preferred Stock with respect to payment of dividends, or the distribution of assets upon the liquidation, winding-up or dissolution of our affairs, or reclassify any of our authorized capital stock into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or
•	amend, alter or repeal the provisions of our charter, including the terms of our 12% Preferred Stock, whether by merger, consolidation, transfer or conveyance of substantially all of our assets or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of our 12% Preferred Stock, except that with respect to the occurrence of any of the events described in the second bullet point immediately above, so long as our 12% Preferred Stock remains outstanding with the terms of our 12% Preferred Stock materially unchanged, taking into account that, upon the occurrence of an event described in the second bullet point above, we may not be the surviving entity, the occurrence of such event will not be deemed to materially and adversely affect the rights, preferences, privileges or voting power of our 12% Preferred Stock, and in such case such holders shall not have any voting rights with respect to the events described in the second bullet point immediately above. Furthermore, holders of shares of our 12% Preferred Stock will not have any voting rights with respect to the events described in the second bullet point immediately above if such holders receive the greater of (i) the full trading price of the 12% Preferred Stock on the date of an event described in the second bullet point immediately above, or (ii) 110% of the sum of the initial liquidation preference per share of 12% Preferred Stock plus accrued and unpaid dividends thereon pursuant to the occurrence of any of the events described in the second bullet point immediately above. So long as 225,000 of the shares of the 12% Preferred Stock remain outstanding, we will not, without the consent or the affirmative vote of holders representing at least a majority of the outstanding shares of our 12% Preferred Stock voting as a separate class, authorize, create or issue, or increase the number of authorized or issued shares of, any class or series of stock ranking on a parity with such 12% Preferred Stock with respect to payment of dividends, or the distribution of assets upon the liquidation, winding-up or dissolution of our affairs, or reclassify any of our authorized capital stock into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares.
          The voting provisions above will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required would occur, we have redeemed or called for redemption upon proper procedures all outstanding shares of our 12% Preferred Stock.
          In all cases in which only the holders of 12% Preferred Stock will be entitled to vote, each share of 12% Preferred Stock will be entitled to one vote. Where the holders of 12% Preferred Stock are entitled to vote as a class with holders of any other class or series of preferred stock having similar voting rights that are exercisable, each class or series will have the number of votes proportionate to the aggregate liquidation preference of its outstanding shares. Where the holders of 12% Preferred Stock are entitled to vote as a class with the holders of common stock, the holders of 12% Preferred Stock will have the number of votes proportionate with the number of common shares into which the 12% Preferred Stock is then convertible.
          Without the consent of the holders of 12% Preferred Stock, so long as such action does not adversely affect the special rights, preferences, privileges and voting powers of the 12% Preferred Stock, taken as a whole, we may amend, alter, supplement, or repeal any terms of the 12% Preferred Stock for the following purposes:
•	to cure any ambiguity, or to cure, correct, or supplement any provision contained in the Certificate of Designations for the 12% Preferred Stock that may be ambiguous, defective, or inconsistent, so long as such change does not adversely affect the rights of any holder of 12% Preferred Stock; or

•	to make any provision with respect to matters or questions relating to the 12% Preferred Stock that is not inconsistent with the provisions of the Certificate of Designations for the 12% Preferred Stock, so long as such change does not adversely affect the rights of any holder of 12% Preferred Stock.
Registration Rights
          Holders of the 12% Preferred Stock (other than one of the lead investors with whom we entered into a registration rights agreement as discussed below), will not have any right to require us to register the resale of the 12% Preferred Stock or the shares of our common stock issuable upon conversion of the 12% Preferred Stock.
          The following summary of the registration rights provided in the registration rights agreement, as amended, is not complete and is qualified in its entirety by reference to the registration rights agreement, as amended, filed as an Exhibit to the registration statement of which this prospectus is a part.
          In connection with the purchase of 12% Preferred Stock by certain lead investors, we entered into a registration rights agreement with respect to 125,000 shares of the 12% Preferred Stock purchased by such purchasers. Pursuant to that registration rights agreement, we are obligated to file a shelf registration statement on Form S-1 under the Securities Act not later than 30 days after the first date of original issuance of the 12% Preferred Stock to register the resale by the above-referenced purchaser or its affiliates of the maximum number of shares of 12% Preferred Stock purchased by such purchaser and shares of our common stock issuable upon conversion of those shares of 12% Preferred Stock purchased as permitted by the SEC. We sometimes refer to the shares 12% Preferred Stock and the underlying shares of common stock that are to be registered as described in the immediately preceding sentence as the “registrable securities.”
          We are obligated to keep the shelf registration statement of which this prospectus forms a part effective until the earliest of:
(1)	one year from the latest date of original issuance of the 12% Preferred Stock;
(2)	the date on which all registrable securities shall have been registered under the Securities Act and disposed of;
(3)	the date on which the registrable securities cease to be outstanding;
(4)	the date on which all registrable securities shall have been transferred in accordance with Rule 144; or
(5)	the date on which the lead investor and its affiliates cease to hold registrable securities.
          A holder of registrable securities that sells registrable securities pursuant to the shelf registration statement generally will be required to provide information about itself and the specifics of the sale, be named as a selling securityholder in the related prospectus, deliver a prospectus to purchasers, be subject to relevant civil liability provisions under the Securities Act in connection with such sales, and be bound by the provisions of the registration rights agreement that are applicable to such holder.
          If we notify the holders of registrable securities in accordance with the registration rights agreement to suspend the use of the prospectus upon the occurrence of certain events, then such holders will be obligated to suspend the use of the prospectus until the requisite changes have been made.
          If, after the shelf registration statement has become effective and while our obligation to maintain an effective shelf registration statement remains in effect, the aggregate duration of any periods during which the availability of the shelf registration statement and any related prospectus is suspended (as described above) exceeds 60 days in any 12-month period, then we are obligated to pay to holders of shares of 12% Preferred Stock then subject to the registration rights agreement, liquidated damages in cash in an amount that shall accrue at a rate of 0.50% of the initial liquidation preference per share of 12% Preferred Stock per month, from and including the date on which the resale registration default shall occur to but excluding the date on which all such resale registration defaults have been cured. If a beneficiary of the registration rights agreement has converted some or all of its shares of 12% Preferred Stock into shares of our common stock, that holder will not be entitled to receive any liquidated damages with respect to those shares of converted 12% Preferred Stock or common stock.

          We will pay all expenses incident to our performance of and compliance with the registration rights agreement, provide each holder that is selling registrable securities pursuant to the shelf registration statement copies of the related prospectus as reasonably requested, and take certain other actions as are required under the terms of the registration rights agreement to permit, subject to the foregoing, unrestricted resales of the registrable securities.
          Pursuant to the registration rights agreement, we will grant the holders of the registrable securities certain customary indemnification rights in connection with the shelf registration statement and each holder of registrable securities will indemnify us for certain losses in connection with the shelf registration statement.
          Our largest shareowner and an affiliate of Kojaian Management Corporation, along with its other affiliated persons and entities, have agreed not to exercise any registration rights to which they may be entitled in connection with the registration of their registrable securities under a registration rights agreement entered into in 2006.
Preemptive Rights
          For 180 days following November 6, 2009, if we issue for cash consideration any common stock or any securities convertible into or exchangeable for, directly or indirectly, our common stock or any rights, warrants or options to purchase any such common stock or convertible securities (which we refer to collectively as common equity, and the issuance of any such common equity during such 180 day period, we refer to as the common equity sale), then a lead investor in the offering holder of our 12% Preferred Stock that was granted registration rights and its affiliates shall also have the right, subsequent to the consummation of the common equity sale, to purchase up to an amount of common equity, on the identical terms and conditions as the common equity was issued in the common equity sale, so as to maintain such holder’s “as converted” pro rata ownership of 12% Preferred Stock prior to the common equity sale. Notwithstanding anything to the contrary set forth above, such purchase rights shall not apply to any (i) securities issued (other than for cash) in connection with a strategic merger, alliance, joint venture, acquisition, consolidation, licensing or partnering agreement; (ii) any common equity issued in connection with any credit facility obtained by the Company; or (iii) common equity issued pursuant to an employment agreement or arrangement or an equity compensation plan approved by our Board of Directors.
Reservation of Shares for Issuance
          We will at all times reserve and keep available out of our authorized and unissued common stock, solely for issuance upon the conversion of the 12% Preferred Stock, that number of shares of common stock as shall from time to time then be issuable upon the conversion of all the shares of the 12% Preferred Stock then outstanding. The 12% Preferred Stock converted into our common stock or otherwise reacquired by us will resume the status of authorized and unissued shares of our 12% Preferred Stock, undesignated as to series, and will be available for subsequent issuance.
Global Preferred Stock
          The 12% Preferred Stock issued to QIBs is evidenced by a global certificate that has been deposited with, or on behalf of, DTC and registered in the name of Cede & Co. as DTC’s nominee. Except as set forth below, the global certificate may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.
          Purchasers may hold their interests in the global certificate directly through DTC or indirectly through organizations that are participants in DTC. Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in the global certificate to such persons may be limited.
          Purchasers may beneficially own interests in the global certificate held by DTC only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship, with a participant, either directly or indirectly through indirect participants. So long as Cede & Co., as the nominee of DTC, is the registered owner of the global certificate, Cede & Co. for all purposes will be considered the sole holder of the global certificate. Except as provided below, owners of beneficial interests in the global certificate will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered the holders.

          Payment of dividends on and the redemption price of the global certificate will be made to Cede & Co. by wire transfer of immediately available funds. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global certificate or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.
          We have been informed by DTC that, with respect to any payment of dividends or of the redemption price of the global certificate, DTC’s practice is to credit participants’ accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the 12% Preferred Stock represented by the global certificate as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on such payment date. Payments by participants to owners of beneficial interests in 12% Preferred Stock represented by the global certificate held through such participants will be the responsibility of such participants, as is the case with securities held for the accounts of customers registered in “street name.”
          Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of a person having a beneficial interest in 12% Preferred Stock represented by the global certificate to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.
          Neither we, the transfer agent, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of 12% Preferred Stock only at the direction of one or more participants to whose account with DTC interests in the global certificate are credited and only in respect of the amount of shares of the 12% Preferred Stock represented by the global certificate as to which the participant has given this direction.
          DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Certain participants, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers, and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.
          If DTC is at any time unwilling or unable to continue as depository and a successor depository is not appointed by us within 90 days, we will cause 12% Preferred Stock to be issued in definitive form in exchange for the global certificate.
Certificated Preferred Stock
          The 12% Preferred Stock issued to accredited investors who are not QIBs were issued in certificated form.
Transfer Agent and Registrar
          The transfer agent and registrar for our common stock and the 12% Preferred Stock is Computershare Investor Services, L.L.C.
Liability and Indemnification of Officers and Directors
          Our certificate of incorporation contains certain provisions permitted under the Delaware General Corporation Law relating to the liability of our directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except that a director will be personally liable:
•	for any breach of the director’s duty of loyalty to us or our shareowners;
•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	under Section 174 of the Delaware General Corporation Law relating to unlawful stock repurchases or dividends; or
•	for any transaction from which the director derives an improper personal benefit.

          These provisions do not limit or eliminate our rights or those of any shareowner to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws.
          Our certificate of incorporation and bylaws also provide that we must indemnify our directors and officers to the fullest extent permitted by Delaware law and advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to very limited exceptions.
          We have entered into separate indemnification agreements with our directors and executive officers that will, in some cases, be broader than the specific indemnification provisions contained in our certificate of incorporation, bylaws or the Delaware General Corporation Law.
          The indemnification agreements require us, among other things, to indemnify executive officers and directors against certain liabilities, other than liabilities arising from willful misconduct that may arise by reason of their status or service as directors or officers. We are also be required to advance amounts to or on behalf of our officers and directors in the event of claims or actions against them. We believe that these indemnification arrangements are necessary to attract and retain qualified individuals to serve as our directors and executive officers.
Anti-Takeover Effects of Provisions of Delaware Law, Our Certificate of Incorporation and Bylaws
          Our certificate of incorporation, bylaws and the Delaware General Corporation Law contain certain provisions that could discourage potential takeover attempts and make it more difficult for our shareowners to change management or receive a premium for their shares.
Delaware Law
          We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover provision. In general, the provision prohibits a publicly-held Delaware corporation from engaging in a business combination with an “interested shareowner” for a period of three years after the date of the transaction in which the person became an interested shareowner. A “business combination” includes a merger, sale of 10.0% or more of our assets and certain other transactions resulting in a financial benefit to the shareowner. For purposes of Section 203, an “interested shareowner” is defined to include any person that is:
•	the owner of 15.0% or more of the outstanding voting stock of the corporation;
•	an affiliate or associate of the corporation and was the owner of 15.0% or more of the voting stock outstanding of the corporation, at any time within three years immediately prior to the relevant date; or
•	an affiliate or associate of the persons described in the foregoing bullet points.
          However, the above provisions of Section 203 do not apply if:
•	our Board of Directors approves the transaction that made the shareowner an interested shareowner prior to the date of that transaction;
•	after the completion of the transaction that resulted in the shareowner becoming an interested shareowner, that shareowner owned at least 85.0% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by our officers and directors; or
•	on or subsequent to the date of the transaction, the business combination is approved by our Board of Directors and authorized at a meeting of our shareowners by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested shareowner.
          Our shareowners may, by adopting an amendment to the corporation’s certificate of incorporation or bylaws, elect for us not to be governed by Section 203, effective 12 months after adoption. Currently, neither our certificate of incorporation nor our bylaws exempt us from the restrictions imposed under Section 203. It is anticipated that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our Board of Directors.

Charter and Bylaw Provisions
          Special meetings of our shareowners may be called at any time only (i) by the Board of Directors, or by a majority of the members of the Board of Directors or by a committee of the Board which has been duly designated by the Board, whose powers and authority, as provided in a resolution of the Board of Directors or in the bylaws of the Company, include the power to call such meetings or (ii) by the affirmative vote of the holders of at least a majority of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors (considered for this purpose as one class).
          Members of our Board of Directors may be removed with the approval of the holders of a majority of the shares then entitled to vote at an election of directors, with or without cause. Vacancies and newly-created directorships resulting from any increase in the number of directors, other than an increase in respect of the 12% Preferred Directors, may be filled by a majority of our directors then in office, though less than a quorum. If there are no directors in office, then an election of directors may be held in the manner provided by law.
SELLING SHAREOWNERS
          We are registering the shares of 12% Preferred Stock and shares of common stock issuable upon conversion of the 12% Preferred Stock in order to permit the selling shareowners to offer the shares for resale from time to time. Except for the ownership of the 12% Preferred Stock and shares of common stock issuable upon conversion of the 12% Preferred Stock, the selling shareowners have not had any material relationship with us within the past three years.
          The table below lists the selling shareowners and other information regarding the beneficial ownership of the shares of common stock by each of the selling shareowners. The second column lists the number of shares of 12% Preferred Stock beneficially owned by each selling shareowner as of March 19, 2010. The third column lists the number of shares of common stock beneficially owned by each selling shareowner, based on its ownership of the 12% Preferred Stock, as of March 19, 2010, assuming conversion of all shares of 12% Preferred Stock held by the selling shareowners on that date, without regard to any limitations on conversions or exercise.
          The fourth column lists the shares of 12% Preferred Stock being offered under this prospectus by each selling shareowner. The fifth column lists the shares of common stock being offered under this prospectus by each selling shareowner.
          Because the conversion price of the 12% Preferred Stock may be adjusted, we may issue a number of shares of common stock that may be more or less than the number of shares being offered under this prospectus. The sixth and seventh columns assume the sale of all of the shares offered by the selling shareowners under this prospectus.

			Maximum	Maximum
			Number of	Number of
			Shares of	Shares of
	Number of	Number of	12%	Common	Number of	Number of
	Shares of 12%	Shares of	Preferred	Stock	Shares of	Shares
	Preferred	Common	Stock to be	to be Sold	Preferred	of Common
	Stock Owned	Stock	Sold Pursuant	Pursuant to	Stock	Stock
Name of Selling	Prior to	Owned Prior	to this	this	Owned After	Owned After
Shareowner	Offering	to Offering	Prospectus	Prospectus(1)	Offering	Offering
The SEI U.S. Small Companies Fund (Nominee: SEI U.S. Small Companies Fund C/O BBH & Co.)	3,600	320,963	3,600	218,182	0	102,781
Radian Group Inc. (Nominee: Ell & Co.)	2,700	293,136	2,700	163,636	0	129,500
Wellington Trust Company, National Association Multiple Common Trust Funds Trust, Smaller Companies Portfolio (Nominee: Finwell & Co)	800	103,845	800	48,485	0	55,360
Wellington Trust Company, National Association Multiple Collective Investment Funds Trust, Emerging Companies Portfolio (Nominee: Finwell & Co)	19,200	2,287,635	19,200	1,163,635	0	1,124,000
Dow Employees’ Pension Plan (Nominee: Kane & Co.)	5,900	795,875	5,900	357,575	0	438,300
Wellington Trust Company, National Association Multiple Common Trust Funds Trust, Emerging Companies Portfolio (Nominee: Landwatch & Co)	4,300	673,815	4,300	260,606	0	413,209
Oregon Public Employees Retirement Fund (Nominee: Westcoast & Co)	13,100	1,481,339	13,100	793,939	0	687,400

			Maximum	Maximum
			Number of	Number of
			Shares of	Shares of
	Number of	Number of	12%	Common	Number of	Number of
	Shares of 12%	Shares of	Preferred	Stock	Shares of	Shares
	Preferred	Common	Stock to be	to be Sold	Preferred	of Common
	Stock Owned	Stock	Sold Pursuant	Pursuant to	Stock	Stock
Name of Selling	Prior to	Owned Prior	to this	this	Owned After	Owned After
Shareowner	Offering	to Offering	Prospectus	Prospectus(1)	Offering	Offering
New York State Nurses Association Pension Plan (Nominee: Ell & Co.)	3,400	379,595	3,400	206,060	0	173,535
Goldman Sachs JBWere Small Companies Pooled Fund (Nominee: Hare & Co)	4,600	502,436	4,600	278,788	0	223,648
Wellington Management Portfolios (Dublin) — Global Smaller Companies Equity Portfolio (Nominee: Squidlake & Co)	4,300	282,766	4,300	260,606	0	22,160
Retirement Plan for Employees of Union Carbide Corporation and its Participating Subsidiary Companies (Nominee: Kane & Co.)	1,000	290,753	1,000	60,606	0	230,147
TELUS Foreign Equity Active Alpha Pool (Nominee: Mac & Co)	1,600	131,250	1,600	96,970	0	34,280
TELUS Foreign Equity Active Beta Pool (Nominee: Mac & Co)	800	64,165	800	48,485	0	15,680
Telstra Superannuation Scheme (Nominee: Hare & Co)	2,600	213,376	2,600	157,576	0	55,800
SEI Institutional Investments Trust — Small Cap Fund (Nominee: Hare & Co)	6,600	974,460	6,600	400,000	0	574,460
Talvest Global Small Cap Fund (Nominee: Mac & Co)	400	43,622	400	24,242	0	19,380
Seligman Global Smaller Companies Fund (Nominee: Cudd & Co)	2,200	183,833	2,200	133,333	0	50,500
SEI Institutional Investments Trust — Small/Mid Cap Fund (Nominee: Hare & Co)	14,400	1,266,286	14,400	872,726	0	393,560
JBWere Global Small Companies Pooled Fund (Nominee: Gerlach & Co)	4,400	390,806	4,400	266,666	0	124,140
Fonds voor Gemene Rekening Beroepsvervoer (Nominee: Ell & Co.)	3,700	488,882	3,700	224,242	0	264,640
UBS Multi Manager Access — Global Smaller Companies (Nominee: UBS Luxembourg SA C/O BBH & Co.)	1,200	111,947	1,200	72,727	0	39,220
Vantagepoint Discovery Fund (Nominee: Cudd & Co)	3,500	550,321	3,500	212,121	0	338,200
WMP (Australia) Global Smaller Companies Equity Portfolio (Nominee: Cudd & Co)	1,200	100,427	1,200	72,727	0	27,700
Lockheed Martin Corporation Master Retirement Trust (Nominee: Ell & Co.)	13,700	1,355,953	13,700	830,302	0	525,651
SEI Institutional Managed Trust Small Cap Fund (Nominee: Hare & Co)	5,800	351,515	5,800	351,515	0	0

Totals	125,000	13,639,001	125,000	7,575,750	0	6,063,251

(1)	Estimated based on the total number of shares of common stock issuable upon conversion of the preferred stock. Each share of preferred stock is initially convertible into common stock, at the option of the holder, at a conversion rate of 60.606 shares of common stock per share of preferred stock.

(2)	Wellington Management Company, LLP (“Wellington Management”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington Management, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts.

PLAN OF DISTRIBUTION
          We are registering shares of 12% Preferred Stock and common stock issuable upon conversion of the shares of 12% Preferred Stock to permit the resale of such shares of 12% Preferred Stock and common stock by the selling shareowners, from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareowners of such shares of 12% Preferred Stock or common stock. We will bear all fees and expenses incident to our obligation to register such shares of 12% Preferred Stock and common stock.
          The selling shareowners may sell all or a portion of the shares of 12% Preferred Stock or common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of 12% Preferred Stock or common stock are sold through underwriters or broker-dealers, the selling shareowners will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of 12% Preferred Stock or common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, in any one or more of the following methods:
•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	through the writing of options, whether such options are listed on an options exchange or otherwise;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales;
•	sales pursuant to Rule 144;
•	broker-dealers which have agreed with the selling securityholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.
          If the selling shareowners effect such transactions by selling shares of 12% Preferred Stock or common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareowners or commissions from purchasers of the shares of 12% Preferred Stock or common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of 12% Preferred Stock, common stock or otherwise, the selling shareowners may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of 12% Preferred Stock or common stock in the course of hedging in positions they assume. The selling shareowners may also sell shares of 12% Preferred Stock or common stock short and deliver shares of 12% Preferred Stock or common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareowners may also loan or pledge shares of 12% Preferred Stock or common stock to broker-dealers that in turn may sell such shares.

          The selling shareowners may pledge or grant a security interest in some or all of the shares of 12% Preferred Stock or common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of 12% Preferred Stock or common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling shareowners to include the pledgee, transferee or other successors in interest as selling shareowners under this prospectus. The selling shareowners also may transfer and donate the shares of 12% Preferred Stock or common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
          The selling shareowners and any broker-dealer participating in the distribution of the shares of 12% Preferred Stock or common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of 12% Preferred Stock or common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of 12% Preferred Stock or common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareowners and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.
          Under the securities laws of some states, the shares of 12% Preferred Stock or common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of 12% Preferred Stock or common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.
          There can be no assurance that any selling shareowner will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.
          The selling shareowners and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of 12% Preferred Stock or the shares of common stock by the selling shareowners and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of 12% Preferred Stock or the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of 12% Preferred Stock or the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of 12% Preferred Stock or the shares of common stock.
          We will pay all expenses of the registration of the shares of 12% Preferred Stock or the shares of common stock pursuant to the registration rights agreement; provided, however, that a selling shareowner will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareowners against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling shareowners will be entitled to contribution. We may be indemnified by the selling shareowners against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareowners specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.
          The selling shareowners have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling shareowners. If we are notified by any one or more selling shareowners that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file, or cause to be filed, a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling shareowner and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction.

          Once sold under the registration statement, of which this prospectus forms a part, the shares of 12% Preferred Stock or the shares of common stock will be freely tradable in the hands of persons other than our affiliates.
          The selling shareowners are not restricted as to the price or prices at which they may sell their shares. Sales of the shares may have an adverse effect on the market price of the 12% Preferred Stock or the common stock. Moreover, the selling shareowners are not restricted as to the number of shares that may be sold at any time, and it is possible that a significant number of shares could be sold at the same time, which may have an adverse effect on the market price of the 12% Preferred Stock or the common stock.
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
General
          The following is a summary of certain U.S. federal income tax consequences relevant to the purchase, ownership, and disposition of our 12% Preferred Stock and common stock received upon conversion of the 12% Preferred Stock. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations thereunder, published rulings, and court decisions, all as currently in effect as of the date of this prospectus. These laws are subject to change, possibly on a retroactive basis. Other U.S. federal tax consequences (such as estate, gift and alternative minimum tax consequences) and state, local and non-U.S. tax consequences are not summarized, nor are tax consequences to persons subject to special rules, including, but not limited to, tax-exempt organizations, insurance companies, banks or other financial institutions, partnerships or other pass-through entities (and persons holding preferred or common stock through a partnership or other pass-through entity), dealers in securities, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons that will hold the 12% Preferred Stock or common stock as a position in a hedging, integrated, “straddle” or “conversion” or other risk reduction transaction, holders of our convertible notes who convert their convertible notes into our 12% Preferred Stock, U.S. Holders (as defined below) whose functional currency for tax purposes is not the U.S. dollar, passive foreign investment companies and controlled foreign corporations. Tax consequences may vary depending upon the particular circumstances of an investor. This discussion is limited to taxpayers who will hold the 12% Preferred Stock and the common stock received in respect thereof as “capital assets.”
          THE DISCUSSIONS OF U.S. FEDERAL INCOME TAX CONSEQUENCES HEREIN ARE NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY ANY TAXPAYER, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON A TAXPAYER. ALL TAXPAYERS SHOULD SEEK ADVICE FROM AN INDEPENDENT TAX ADVISOR BASED ON THEIR OWN PARTICULAR CIRCUMSTANCES.
          For purposes of this summary, a “U.S. Holder” is a beneficial owner of the 12% Preferred Stock and/or common stock received in respect thereof that is for U.S. federal income tax purposes (a) an individual citizen or resident of the United States, (b) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate whose income is subject to U.S. federal income tax regardless of its source, or (d) a trust if either (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or (b) it has a valid election in effect to be treated as a United States person. A “non-U.S. Holder” is a beneficial owner of the 12% Preferred Stock and/or common stock received in respect thereof, other than a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes), that is not a U.S. Holder.
          If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds the 12% Preferred Stock or common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership purchasing the 12% Preferred Stock, we urge you to consult your own tax advisor.
Prospective purchasers should consult their tax advisors to determine the U.S. federal, state, local, foreign, and other tax consequences that may be relevant to them in light of their particular circumstances.
Distributions
          U.S. Holders. If you are a U.S. Holder, distributions with respect to the 12% Preferred Stock and distributions with respect to our common stock (other than certain stock distributions) will be taxable as dividend income when actually or constructively received to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that the amount of a distribution with respect to 12% Preferred Stock or common stock exceeds both our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of your adjusted tax basis in such 12% Preferred Stock or common stock, as the case may be, and thereafter as capital gain. Distributions constituting dividends received by certain non-corporate U.S. Holders, including individuals, in respect of the 12% Preferred Stock and common stock in taxable years beginning before January 1, 2011 may be subject to reduced rates of taxation so long as certain holding period requirements are satisfied. Dividends received by corporate U.S. Holders may be eligible for a dividends-received deduction, subject to applicable limitations. You should consult your own tax advisor regarding the availability of the reduced dividend tax rate or the dividends received deduction in light of your particular circumstances.
          In certain circumstances, investors may receive a dividend with respect to the 12% Preferred Stock or our common stock that constitutes an “extraordinary dividend” (as defined in Section 1059 of the Code—generally a dividend extraordinarily large in relation to the taxpayer’s adjusted tax basis in the underlying stock where such stock has not been held for a required period of time). Corporate U.S. Holders that receive an “extraordinary dividend” paid in respect of the 12% Preferred Stock or our common stock are required to (i) reduce their applicable stock basis (but not below zero) by the portion of such a dividend that is not taxed because of the dividends received deduction and (ii) to the extent that the non-taxed portion of such dividend exceeds such corporate U.S. Holder’s adjusted tax basis in the applicable shares, treat the non-taxed portion of such dividend as gain from the sale or exchange of the 12% Preferred Stock or our common stock, as the case may be, for the taxable year in which such dividend is received. Non-corporate U.S. Holders who receive an “extraordinary dividend” would be required to treat any losses on the sale of the 12% Preferred Stock or our common stock, as the case may be, as long-term capital losses to the extent of dividends received by them that qualify for a reduced rate of taxation as discussed above.
          Non-U.S. Holders. Except as described below with respect to dividends that are “effectively connected” with the conduct of a trade or business within the United States, if you are a non-U.S. Holder, dividends paid to you on the 12% Preferred Stock or common stock, as applicable, will generally be subject to withholding of U.S. federal income tax at a 30% rate or at a lower (or zero) rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. For purposes of obtaining a reduced rate of withholding under an income tax treaty, you generally will be required to provide a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form, claiming the benefits of an applicable treaty.
          If dividends paid to you are “effectively connected” with your conduct of a trade or business within the United States (and, if an income tax treaty requires, are attributable to a U.S. permanent establishment or fixed base maintained by you), we generally are not required to withhold tax from the dividends, provided that you have timely furnished to us a valid Internal Revenue Service Form W-8ECI. Instead, you will be subject to U.S. federal income taxation on a net income basis in the same manner as if you were a U.S. Holder.
          In addition, if you are a corporate non-U.S. Holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. As discussed below, you may be treated as having received a constructive dividend, which will not give rise to any cash from which any applicable withholding tax could be satisfied. If we pay withholding taxes on your behalf, at our option, we may set-off any such payment against payments on our 12% Preferred Stock. You may, however, obtain a refund or credit against your U.S. federal income tax liability of any excess amounts withheld by timely providing the required information to the Internal Revenue Service.
Adjustment of conversion rate
          The conversion rate of the 12% Preferred Stock is subject to adjustment under certain circumstances. Treasury regulations promulgated under Section 305 of the Code treat a beneficial owner of 12% Preferred Stock as having received a constructive distribution includible in such beneficial owner’s U.S. income in the manner described under “—Distributions” above, if and to the extent that certain adjustments (or failures to make adjustments) in the conversion rate increase the beneficial owner’s proportionate interest in our earnings and profits. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution in the interests of the beneficial owners of the 12% Preferred Stock will generally not be considered to result in a constructive dividend distribution. However, certain of the possible conversion rate adjustments provided in the 12% Preferred Stock (including, without limitation, an increase in the conversion rate as a result of the failure to pay dividends and an increase in the conversion rate following a fundamental change) may give rise to a deemed taxable distribution to the beneficial owners of the 12% Preferred Stock to the extent of our current and accumulated earnings and profits. Thus, under certain circumstances in the event of a deemed distribution, you may recognize income even though you may not receive any cash or property. Non-U.S. beneficial owners of the 12% Preferred Stock may under such circumstances be deemed to have received a distribution subject to U.S. federal income tax withholding. A constructive dividend deemed received by a non-U.S. Holder would not result in a payment of any cash from which any applicable U.S. federal withholding tax could be satisfied. Accordingly, if we pay withholding taxes on behalf of a non-U.S. holder we may at our option set-off any such payment against subsequent payments under the 12% Preferred Stock, including cash distributions and common stock deliverable on conversion.
Sale or other Taxable Dispositions
          U.S. Holders. If you are a U.S. Holder and you sell or otherwise dispose of the 12% Preferred Stock or common stock in a taxable transaction, you will generally recognize capital gain or loss equal to the difference between the amount you realize and your adjusted tax basis in the stock. Such capital gain or loss will be long-term capital gain or loss if your holding period for the shares is more than one year. Long-term capital gain of a non-corporate U.S. Holder that is recognized in taxable years beginning before January 1, 2011, is generally taxed at a maximum rate of 15%. The deductibility of net capital losses is subject to limitations.
          Non-U.S. Holders. Non-U.S. Holders are generally only subject to U.S. federal income tax on the disposition of capital stock if:
•	the gain is “effectively connected” with your conduct of a trade or business in the United States, and if required by an applicable income tax treaty as a condition for subjecting you to U.S. federal income taxation on a net income basis, the gain is attributable to a permanent establishment or fixed base that you maintain in the United States,
•	you are an individual, are present in the United States for 183 or more days in the taxable year of the sale, and certain other conditions exist, or
•	we are or have been a U.S. real property holding corporation for federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or your holding period.
          If your situation is described in the first bullet point above, you generally will be subject to tax on the net gain derived from the sale, redemption or other taxable disposition at regular graduated U.S. federal income tax rates and in the same manner as if you were a U.S. Holder, and, if you are a corporate non-U.S. Holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. If you are described in the second bullet point above, you will be subject to a flat 30% tax on the gain derived from the sale or other taxable disposition, which may be offset by U.S. source capital losses, even though you are not considered a resident of the United States.
          It is unclear whether we are, or will be, a U.S. real property holding corporation during the relevant period described in the third bullet point above. Under U.S. federal income tax laws, we will be a United States real property holding corporation if at least 50% of the fair market value of our assets has consisted of “United States real property interests.” If we were treated as a U.S. real property holding corporation during the relevant period described in the third bullet point above, any gains recognized by a non-U.S. holder on the sale or other taxable disposition of our 12% Preferred Stock or common stock would be subject to tax as if the gain were effectively connected with the conduct of the non-U.S. holder’s trade or business in the United States. In addition, the transferee of the 12% Preferred Stock or common stock would be required to withhold tax under U.S. federal income tax laws in an amount equal to 10% of the amount realized by the non-U.S. holder on the sale or other taxable disposition of the 12% Preferred Stock or common stock, as applicable.
Conversion into common stock—U.S. Holders
          U.S. Holders generally will not recognize any gain or loss in respect of the receipt solely of common stock upon the conversion of the 12% Preferred Stock. The adjusted tax basis of shares of common stock received on conversion generally will equal the adjusted tax basis of the 12% Preferred Stock converted, and the holding period of such common stock received on conversion will generally include your holding period for the converted 12% Preferred Stock.
          Cash received in lieu of a fractional share of common stock generally will be treated as a payment in exchange for the fractional share, and you generally will recognize gain or loss on the receipt of such cash in an amount equal to the difference between the amount of cash received and the amount of adjusted tax basis allocable to the fractional shares.

Conversion into common stock—Non-U.S. Holders
          A non-U.S. Holder who converts 12% Preferred Stock solely for common stock generally will not recognize any gain or loss in respect of the conversion. To the extent, however, that you receive cash in lieu of a fractional share upon conversion, you would be subject to the rules described above regarding the sale or other taxable disposition of the common stock in respect of such fractional share.
Optional redemption and repurchase of option upon a fundamental change
          Subject to certain conditions, on or after November 15, 2014, upon the affirmative vote of the disinterested members of the Board of Directors, we may redeem the 12% Preferred Stock for cash. In addition, upon the occurrence of a fundamental change, certain holders of our preferred shares will have the right, subject to certain exceptions and conditions, to require us to repurchase all, or a specified whole number, of their 12% Preferred Stock. Treasury regulations promulgated under Section 305 of the Code treat a beneficial owner of 12% Preferred Stock as having received a constructive distribution includible in such beneficial owner’s U.S. income in the manner described under “—Distributions” above in respect of certain redemption premiums (of more than a de minimis amount) on 12% Preferred Stock if (a) the issuer has the right to redeem the 12% Preferred Stock, but only if, based on all the facts and circumstances as of the date of issuance, the redemption is more likely than not to occur, or (b) the holder has the right to put the 12% Preferred Stock to the company for repurchase and such right is not subject to remote contingencies. A redemption premium exists on 12% Preferred Stock to the extent that the redemption price on the 12% Preferred Stock is in excess of the issue price. We intend to take the position that the optional redemption is not more likely than not to occur and the likelihood of the occurrence of an event allowing a holder to exercise a put right is remote, and that therefore the existence of a redemption premium (if any) would not be treated as a constructive distribution. It is possible that the IRS and a court would disagree with this position. As mentioned above, a constructive dividend deemed received by a non-U.S. Holder would not result in a payment of any cash from which any applicable U.S. federal withholding tax could be satisfied. Accordingly, if we pay withholding taxes on behalf of a non-U.S. holder we may at our option set-off any such payment against subsequent payments under the 12% Preferred Stock, including cash distributions and common stock deliverable on conversion. The remainder of this discussion assumes that any redemption premium would not be treated as a constructive distribution to beneficial owners of the 12% Preferred Stock.
          U.S. Holders who exchange their 12% Preferred Stock for cash in connection with such redemption will recognize gain or loss on the redemption in the manner described above under "—Sale or other Taxable Dispositions—U.S. Holders” provided that at least one of the following requirements (as determined under U.S. federal income tax principles) is met: (a) the redemption is not essentially equivalent to a dividend, (b) the redemption results in a complete termination of the U.S. Holder’s interest in the preferred and common stock, or (c) the redemption is substantially disproportionate with respect to the U.S. Holder. In determining whether any of the above requirements applies, 12% Preferred Stock and common stock considered to be owned by you by reason of certain attribution rules must be taken into account. If the redemption does not satisfy any of the above requirements, the entire amount received (without offset for your tax basis in the 12% Preferred Stock redeemed) will be treated as a distribution as described under "—Distributions—U.S. Holders” above and your tax basis in the redeemed 12% Preferred Stock will be allocated to any remaining 12% Preferred Stock and common stock.
          Non-U.S. Holders who exchange their 12% Preferred Stock for cash in connection with the redemption will generally be treated in the manner described above under “—Sale or other Taxable Dispositions—Non-U.S. Holders” so long as at least one of the requirements described in the preceding paragraph is met. If the redemption does not satisfy any of the above requirements, the entire amount received (without offset for your tax basis in the 12% Preferred Stock redeemed) will be treated as a distribution as described under “—Distributions—Non-U.S. Holders” above and your tax basis in the redeemed 12% Preferred Stock will be allocated to any remaining 12% Preferred Stock and common stock.
Information reporting and backup withholding
          U.S. Holders. Information reporting requirements generally will apply to payments qualifying as dividends on the 12% Preferred Stock or common stock and, unless the U.S. Holder receiving such amounts is an exempt recipient such as a corporation, to the proceeds of a sale or redemption of shares. Additionally, backup withholding will apply to such amounts if a U.S. Holder subject to the backup withholding rules fails to provide an accurate taxpayer identification number, is notified by the Internal Revenue Service that it has failed to report all dividends required to be shown on its federal income tax returns, or in certain circumstances, fails to comply with applicable certification requirements.

          Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided the required information is properly furnished to the Internal Revenue Service.
          Non-U.S. Holders. Information reporting will generally apply to dividend payments. Copies of these information reports may be made available to tax authorities in the country in which the non-U.S. Holder resides. A non-U.S. Holder will be subject to backup withholding with respect to dividends paid to such non-U.S. Holder unless such non-U.S. Holder certifies under penalty of perjury that it is not a U.S. person (and the payor does not have actual knowledge or reason to know that such non-U.S. Holder is a United States person), or such non-U.S. Holder otherwise establishes an exemption. Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of 12% Preferred Stock or common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is not a U.S. person (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person) or such owner otherwise establishes an exemption.
          Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. Holder’s U.S. federal income tax liability provided the required information is properly furnished to the Internal Revenue Service.
LEGAL MATTERS
          The validity of the 12% Preferred Stock and common stock offered hereby will be passed upon for us by Zukerman, Gore, Brandeis & Crossman, LLP, New York, New York.
EXPERTS
          The consolidated financial statements and schedules of Grubb & Ellis Company as of December 31, 2009 and 2008, and for each of the three years in the period ended December 31, 2009, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing herein which, as to the years 2008 and 2007, are based in part on the reports of PKF Certified Public Accountants A Professional Corporation, independent registered public accounting firm. The financial statements and schedules referred to above are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
          We have filed with the Securities and Exchange Commission a registration statement on Form S-1 (including the exhibits, schedules and amendments thereto) under the Securities Act of 1933 with respect to the shares of 12% Preferred Stock and common stock to be sold pursuant to this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information regarding us and the shares of 12% Preferred Stock and common stock to be sold pursuant to this prospectus, please refer to the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.
          We are subject to the informational requirements of the Exchange Act and, in accordance with these requirements, we file reports, proxy statements and other information relating to our business, financial condition and other matters with the SEC. Reports, proxy statements, and other information filed by us can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549 and at the SEC’s regional offices. You may obtain information on the operation of the public reference rooms by calling 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy statements and other information regarding registrants, like us, that file electronically with the SEC. The address of that website is: http://www.sec.gov. You can also obtain access to our reports and proxy statements, free of charge, on our website at http://www.grubb-ellis.com as soon as reasonably practicable after such filings are electronically filed with the SEC. The information on our website is not part of this prospectus. Our common stock is listed on the NYSE under the symbol “GBE.”

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Shareholders of Grubb & Ellis Company
          We have audited the accompanying consolidated balance sheets of Grubb & Ellis Company as of December 31, 2009 and 2008, and the related consolidated statements of operations, shareowners’ equity, and cash flows for each of the three years in the period ended December 31, 2009. Our audits also included the financial statement schedules listed in the Index at Item 15(a). These financial statements and schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits. We did not audit the financial statements of Grubb & Ellis Securities, Inc. (f.k.a. NNN Capital Corp.), a wholly owned subsidiary as of December 31, 2008 and for the years ended December 31, 2008 and 2007, which statements reflect total assets of $6,264,000 as of December 31, 2008, and total revenues of $15,224,000 and $18,315,000 for the years ended December 31, 2008 and 2007, respectively. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Grubb & Ellis Securities, Inc. (f.k.a. NNN Capital Corp.), is based solely on the report of the other auditors.
          We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.
          In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Grubb & Ellis Company at December 31, 2009 and 2008, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.
/s/ Ernst & Young LLP
Irvine, California
March 16, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors
Grubb & Ellis Securities, Inc. (f.k.a. NNN Capital Corp.)
Santa Ana, California
          We have audited the statements of financial condition of Grubb & Ellis Securities, Inc. (f.k.a. NNN Capital Corp.) (the “Company”) (not separately included herein) as of December 31, 2008, and the related statements of operations, changes in stockholder’s equity, and cash flows for the years ended December 31, 2008 and 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
          We have conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal controls over financial reporting. Our audits included consideration of internal controls over financial reporting as a basis for designing audit procedures that are appropriate in the circumstance, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
          In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Grubb & Ellis Securities, Inc. (f.k.a. NNN Capital Corp.) as of December 31, 2008 and the results of its operations and its cash flows for the years ended December 31, 2008 and 2007, in conformity with accounting principles generally accepted in the United States of America.
/s/ PKF
PKF
Certified Public Accountants
A Professional Corporation
San Diego, California
November 19, 2009

GRUBB & ELLIS COMPANY
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$39,101	$32,985
Restricted cash	13,875	36,047
Investment in marketable equity securities	690	1,510
Accounts receivable from related parties — net	9,169	22,630
Notes and advances to related parties — net	1,019	12,082
Service fees receivable — net	30,293	26,987
Current portion of professional service contracts — net	3,626	4,326
Real estate deposits and pre-acquisition costs	1,321	5,961
Properties held for sale	—	78,708
Identified intangible assets and other assets held for sale — net	—	25,747
Prepaid expenses and other assets	16,497	23,620
Refundable income taxes	4,992	—

Total current assets	120,583	270,603
Accounts receivable from related parties — net	15,609	11,072
Advances to related parties — net	14,607	11,499
Professional service contracts — net	7,271	10,320
Investments in unconsolidated entities	3,783	8,733
Properties held for investment — net	82,189	88,699
Property, equipment and leasehold improvements — net	13,190	14,020
Identified intangible assets — net	94,952	100,631
Other assets — net	5,140	4,700

Total assets	$357,324	$520,277

LIABILITIES AND SHAREOWNERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$62,867	$70,222
Due to related parties	2,267	2,447
Line of credit	—	63,000
Current portion of capital lease obligations	939	333
Notes payable of properties held for sale	—	108,959
Liabilities of properties held for sale — net	—	9,257
Other liabilities	38,864	37,550
Deferred tax liabilities	—	2,080

Total current liabilities	104,937	293,848
Long-term liabilities:
Senior notes	16,277	16,277
Notes payable and capital lease obligations	107,755	107,203
Other long-term liabilities	11,622	11,875
Deferred tax liabilities	25,477	17,298

Total liabilities	266,068	446,501
Commitment and contingencies (Note 20)
Preferred stock: 12% cumulative participating perpetual convertible; $0.01 par value; 1,000,000 and 0 shares authorized as of December 31, 2009 and 2008, respectively; 965,700 and 0 shares issued and outstanding as of December 31, 2009 and 2008, respectively	90,080	—
Shareowners’ equity:
Preferred stock: $0.01 par value; 19,000,000 and 10,000,000, shares authorized as of December 31, 2009 and 2008, respectively; no shares issued and outstanding as of December 31, 2009 and 2008	—	—
Common stock: $0.01 par value; 200,000,000 and 100,000,000 shares authorized as of December 31, 2009 and 2008, respectively; 67,352,440 and 65,382,601 shares issued and outstanding as of December 31, 2009 and 2008, respectively	674	654
Additional paid-in capital	412,754	402,780
Accumulated deficit	(412,101)	(333,263)

Total Grubb & Ellis Company shareowners’ equity	1,327	70,171

Noncontrolling interests	(151)	3,605

Total equity	1,176	73,776

Total liabilities and shareowners’ equity	$357,324	$520,277

See accompanying notes to consolidated financial statements.

GRUBB & ELLIS COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Year Ended December 31,
	2009	2008	2007
REVENUE
Management services	$274,684	$253,664	$16,365
Transaction services	173,394	240,250	35,522
Investment management	57,282	101,581	149,651
Rental related	30,285	33,284	28,119

Total revenue	535,645	628,779	229,657

OPERATING EXPENSE
Compensation costs	469,538	503,004	104,109
General and administrative	80,078	99,829	42,860
Provision for doubtful accounts	24,768	19,831	1,391
Depreciation and amortization	12,324	16,028	9,321
Rental related	21,287	21,377	20,839
Interest	15,446	14,207	10,818
Merger related costs	—	14,732	6,385
Real estate related impairments	17,372	59,114	—
Goodwill and intangible asset impairment	738	181,285	—

Total operating expense	641,551	929,407	195,723

OPERATING (LOSS) INCOME	(105,906)	(300,628)	33,934

OTHER (EXPENSE) INCOME
Equity in (losses) earnings of unconsolidated entities	(1,148)	(13,311)	2,029
Interest income	555	902	2,996
Gain on extinguishment of debt	21,935	—	—
Other	404	(6,458)	(465)

Total other income (expense)	21,746	(18,867)	4,560

(Loss) income from continuing operations before income tax (provision) benefit	(84,160)	(319,495)	38,494
Income tax benefit (provision)	1,175	827	(14,753)

(Loss) income from continuing operations	(82,985)	(318,668)	23,741

DISCONTINUED OPERATIONS
Loss from discontinued operations — net of taxes	(4,956)	(24,278)	(960)
Gain on disposal of discontinued operations — net of taxes	7,442	357	252

Total income (loss) from discontinued operations	2,486	(23,921)	(708)

NET (LOSS) INCOME	(80,499)	(342,589)	23,033
Net (loss) income attributable to non-controlling interests	(1,661)	(11,719)	1,961

NET (LOSS) INCOME ATTRIBUTABLE TO GRUBB & ELLIS COMPANY	(78,838)	(330,870)	21,072
Preferred stock dividends	(1,770)	—	—

Net (loss) income attributable to Grubb & Ellis Company common shareowners	$(80,608)	$(330,870)	$21,072

Basic (loss) earnings per share
(Loss) income from continuing operations attributable to Grubb & Ellis Company common shareowners	$(1.31)	$(4.83)	$0.55
Income (loss) from discontinued operations attributable to Grubb & Ellis Company common shareowners	0.04	(0.38)	(0.02)

Net (loss) earnings per share attributable to Grubb & Ellis Company common shareowners	$(1.27)	$(5.21)	$0.53

Diluted (loss) earnings per share
(Loss) income from continuing operations attributable to Grubb & Ellis Company common shareowners	$(1.31)	$(4.83)	$0.55
Income (loss) from discontinued operations attributable to Grubb & Ellis Company common shareowners	0.04	(0.38)	(0.02)

Net (loss) earnings per share attributable to Grubb & Ellis Company common shareowners	$(1.27)	$(5.21)	$0.53

Basic weighted average shares outstanding	63,645	63,515	38,652

Diluted weighted average shares outstanding	63,645	63,515	38,653

See accompanying notes to consolidated financial statements.

GRUBB & ELLIS COMPANY
CONSOLIDATED STATEMENTS OF SHAREOWNERS’ EQUITY
(In thousands)

						Total Grubb &
			Additional	Accumulated Other	(Accumulated	Ellis Company
	Common Stock		Paid-In	Comprehensive	Deficit) Retained	Shareowners’	Non-Controlling	Total
	Shares	Amount	Capital	Loss	Earnings	Equity	Interests	Equity
Balance as of December 31, 2006	37,282	$373	$212,685	$(26)	$4,093	$217,125	$7,551	$224,676

Dividends declared	—	—	—	—	(14,373)	(14,373)	—	(14,373)
Vesting of share-based compensation	—	—	9,027	—	—	9,027	—	9,027
Common stock for merger transaction	26,196	262	171,953	—	—	172,215	—	172,215
Issuance of restricted shares to directors, officers and employees	1,450	14	—	—	—	14	—	14
Cancellation of non-vested restricted shares	(103)	(1)	—	—	—	(1)	—	(1)
Contributions from noncontrolling interests	—	—	—	—	—	—	42,061	42,061
Distributions to noncontrolling interests	—	—	—	—	—	—	(2,866)	(2,866)
Deconsolidation of sponsored programs	—	—	—	—	—	—	(19,419)	(19,419)
Compensation expense on profit sharing arrangements	—	—	—	—	—	—	1,999	1,999
Distribution to a noncontrolling interest in consolidated entity	—	—	—	—	—	—	(1,391)	(1,391)
Change in unrealized loss on marketable securities, net of taxes	—	—	—	(1,023)	—	(1,023)	—	(1,023)
Net income	—	—	—	—	21,072	21,072	1,961	23,033

Comprehensive income	—	—	—	—	—	20,049	1,961	22,010

Balance as of December 31, 2007	64,825	$648	$393,665	$(1,049)	$10,792	$404,056	$29,896	$433,952

Dividends declared	—	—	—	—	(13,395)	(13,395)	—	(13,395)
Vesting of share-based compensation	—	—	11,248	—	210	11,458	—	11,458
Repurchase of common stock	(532)	(5)	(1,835)	—	—	(1,840)	—	(1,840)
Issuance of restricted shares to directors, officers and employees	1,552	15	(15)	—	—	—	—	—
Issuance of stock to directors, officers and employees related to equity compensation awards	77	1	378	—	—	379	—	379
Cancellation of non-vested restricted shares	(539)	(5)	(75)	—	—	(80)	—	(80)
Contributions from noncontrolling interests	—	—	—	—	—	—	15,084	15,084
Distributions to noncontrolling interests	—	—	—	—	—	—	(4,093)	(4,093)
Deconsolidation of sponsored programs	—	—	—	—	—	—	(27,441)	(27,441)
Compensation expense on profit sharing arrangements	—	—	—	—	—	—	1,878	1,878
Change in unrealized loss on marketable securities, net of taxes	—	—	(586)	1,049	—	463	—	463
Net loss	—	—	—	—	(330,870)	(330,870)	(11,719)	(342,589)

Comprehensive loss	—	—	—	—	—	(330,407)	(11,719)	(342,126)

GRUBB & ELLIS COMPANY
CONSOLIDATED STATEMENTS OF SHAREOWNERS’ EQUITY — (Continued)
(In thousands)

						Total Grubb &
			Additional	Accumulated Other	(Accumulated	Ellis Company
	Common Stock		Paid-In	Comprehensive	Deficit) Retained	Shareowners’	Non-Controlling	Total
	Shares	Amount	Capital	Loss	Earnings	Equity	Interests	Equity
Balance as of December 31, 2008	65,383	$654	$402,780	—	$(333,263)	$70,171	$3,605	$73,776

Vesting of share-based compensation	—	—	10,878	—	—	10,878	—	10,878
Issuance of warrants	—	—	534	—	—	534	—	534
Preferred dividend declared	—	—	(1,770)	—	—	(1,770)	—	(1,770)
Issuance of restricted shares to directors, officers and employees	2,712	27	(27)	—	—	—	—	—
Cancellation of non-vested restricted shares	(743)	(7)	(191)	—	—	(198)	—	(198)
Contributions from noncontrolling interests	—	—	—	—	—	—	5,559	5,559
Distributions to noncontrolling interests	—	—	—	—	—	—	(1,689)	(1,689)
Deconsolidation of sponsored programs	—	—	—	—	—	—	(5,517)	(5,517)
Compensation expense on profit sharing arrangements	—	—	550	—	—	550	(448)	102
Net loss	—	—	—	—	(78,838)	(78,838)	(1,661)	(80,499)

Comprehensive loss	—	—	—	—	—	(78,838)	(1,661)	(80,499)

Balance as of December 31, 2009	67,352	$674	$412,754	$—	$(412,101)	$1,327	$(151)	$1,176

See accompanying notes to consolidated financial statements.

GRUBB & ELLIS COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2009	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(80,499)	$(342,589)	$23,033
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Gain on sale of real estate	(12,245)	—	—
Equity in (earnings) losses of unconsolidated entities	1,148	13,311	(2,029)
Depreciation and amortization (including amortization of signing bonuses)	17,999	28,961	8,652
Loss on disposal of property, equipment and leasehold improvements	80	494	861
Goodwill and intangible asset impairment	738	181,285	—
Impairment of real estate	23,984	90,351	—
Share-based compensation	10,878	11,705	9,041
Compensation expense on profit sharing arrangements	102	1,878	1,999
Amortization/write-off of intangible contractual rights	251	1,179	3,133
Amortization of deferred financing costs	2,213	1,006	1,713
Gain on extinguishment of debt	(32,111)	—	—
(Gain) loss on sale of marketable equity securities	(460)	7,215	(184)
Deferred income taxes	1,107	(3,784)	(7,109)
Allowance for uncollectible accounts	10,714	13,319	806
Loss on write-off of real estate deposits, pre-acquisition costs and advances to related parties	446	2,415	—
Other operating noncash gains (losses)	—	2,267	8
Changes in operating assets and liabilities:
Accounts receivable from related parties	7,596	6,481	6,018
Prepaid expenses and other assets	(1,603)	(28,945)	(36,295)
Accounts payable and accrued expenses	(5,479)	(19,915)	15,884
Other liabilities	(6,824)	(263)	8,012

Net cash (used in) provided by operating activities	(61,965)	(33,629)	33,543

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(2,881)	(4,407)	(3,331)
Tenant improvements and capital expenditures	(2,531)	—	—
Purchases of marketable equity securities	(3,860)	(997)	(30,732)
Proceeds from sale of marketable equity securities	—	2,653	22,870
Advances to related parties	(4,171)	(13,173)	(39,112)
Proceeds from repayment of advances to related parties	2,323	20,043	117,496
Payments to related parties	(180)	(882)	(2,704)
Origination of notes receivable from related parties	—	(15,100)	(39,300)
Proceeds from repayment of notes receivable from related parties	—	13,600	41,700
Investments in unconsolidated entities	(566)	(29,163)	(9,076)
Sale of tenant-in-common interests in unconsolidated entities	—	—	20,466
Distributions of capital from unconsolidated entities	752	914	1,256
Acquisition of businesses — net of cash acquired	—	—	339
Acquisition of properties	—	(122,163)	(605,126)
Proceeds from sale of properties	93,471	—	92,945
Real estate deposits and pre-acquisition costs	(199)	(59,780)	(50,202)
Proceeds from collection of real estate deposits and pre-acquisition costs	4,717	118,835	49,427
Change in restricted cash	10,339	13,290	(53,825)

Net cash provided by (used in) investing activities	97,214	(76,330)	(486,909)

GRUBB & ELLIS COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)
(In thousands)

	Year Ended December 31,
	2009	2008	2007
CASH FLOWS FROM FINANCING ACTIVITIES
Advances on line of credit	15,206	55,000	—
Repayment of advances on line of credit	(56,271)	—	(30,000)
Borrowings on notes payable and capital lease obligations	936	103,339	547,015
Repayments of notes payable and capital lease obligations	(79,394)	(56,386)	(143,848)
Financing costs	(1,801)	(2,412)	(1,460)
Proceeds from issuance of senior notes	5,000	—	6,015
Net proceeds from issuance of preferred stock	85,080	—	—
Net proceeds from issuance of common stock	—	52	—
Repurchase of common stock	—	(1,840)	—
Dividends paid to common shareowners	—	(15,128)	(16,449)
Dividends paid to preferred shareowners	(1,770)	—	—
Contributions from noncontrolling interests	5,959	15,084	42,061
Distributions to noncontrolling interests	(2,078)	(4,093)	(2,866)

Net cash (used in) provided by financing activities	(29,133)	93,616	400,468

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	6,116	(16,343)	(52,898)
Cash and cash equivalents — beginning of year	32,985	49,328	102,226

Cash and cash equivalents — end of year	$39,101	$32,985	$49,328

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$15,431	$21,089	$10,148

Income taxes	$1,298	$2,151	$22,622

SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES
Issuance of warrants	$534	$—	$—

Accrual for tenant improvements, lease commissions and capital expenditures	$236	$739	$814

Equipment acquired with capital lease obligations	$2,270	$52	$541

Dividends accrued	$—	$—	$1,733

Deconsolidation of assets related to properties or properties held by variable interest entities	$9,699	$301,656	$372,674

Deconsolidation of liabilities related to properties or properties held by variable interest entities	$23,017	$222,448	$269,732

Deconsolidation of sponsored mutual fund	$5,141	$—	$—

Assets acquired in acquisition	$—	$—	$462,730

Liabilities assumed in acquisition	$—	$—	$259,659

See accompanying notes to consolidated financial statements.

GRUBB & ELLIS COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007
1. ORGANIZATION
          Grubb & Ellis Company and its consolidated subsidiaries are referred to herein as “the Company,” “Grubb & Ellis,” “we,” “us,” and “our.” Grubb & Ellis, a Delaware corporation founded over 50 years ago, is a commercial real estate services and investment company. Our 6,000 professionals in 126 company-owned and affiliate offices draw from a unique platform of real estate services, practice groups and investment products to deliver comprehensive, integrated solutions to real estate owners, tenants and investors. The firm’s transaction, management, consulting and investment services are supported by proprietary market research and extensive local expertise.
          The Company offers property owners, corporate occupants and program investor’s comprehensive integrated real estate solutions, including management, transactions, consulting and investment advisory services supported by market research and local market expertise. Through its investment subsidiaries, the Company sponsors real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including public non-traded real estate investment trusts (REITs), tenant-in-common (“TIC”) investments suitable for tax-deferred 1031 exchanges, mutual funds and other real estate investment funds.
          In certain instances throughout these Financial Statements phrases such as “legacy Grubb & Ellis” or similar descriptions are used to reference, when appropriate, Grubb & Ellis prior to the Merger of Grubb & Ellis with NNN (see Note 10). Similarly, in certain instances throughout these Financial Statements the term NNN, “legacy NNN” or similar phrases are used to reference, when appropriate, NNN Realty Advisors, Inc. prior to the Merger.
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
          Basis of Presentation and Principles of Consolidation — The consolidated financial statements include the accounts of the Company and its wholly owned and majority-owned controlled subsidiaries’, variable interest entities (“VIEs”) in which the Company is the primary beneficiary, and partnerships/limited liability companies (“LLCs”) in which the Company is the managing member or general partner and the other partners/members lack substantive rights (hereinafter collectively referred to as the “Company”). All significant intercompany accounts and transactions have been eliminated in consolidation. For acquisitions of an interest in an entity or newly formed joint venture or limited liability company, the Company evaluates the entity to determine if the entity is deemed a VIE, and if the Company is deemed to be the primary beneficiary, in accordance with the requirements of the Consolidation Topic of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“Codification”).
          The Company consolidates entities that are VIEs when the Company is deemed to be the primary beneficiary of the VIE. For entities in which (i) the Company is not deemed to be the primary beneficiary, (ii) the Company’s ownership is 50.0% or less and (iii) the Company has the ability to exercise significant influence, the Company uses the equity accounting method (i.e. at cost, increased or decreased by the Company’s share of earnings or losses, plus contributions less distributions). The Company also uses the equity method of accounting for jointly controlled TIC interests. As reconsideration events occur, the Company will reconsider its determination of whether an entity is a VIE and who the primary beneficiary is to determine if there is a change in the original determinations and will report such changes on a quarterly basis.
          Use of Estimates — The financial statements have been prepared in conformity with accounting principles generally accepted in the United States (“GAAP”), which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities (including disclosure of contingent assets and liabilities) as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
          Reclassifications — Certain reclassifications have been made to prior year and prior interim period amounts in order to conform to the current period presentation. These reclassifications have no effect on reported net income.
          Cash and cash equivalents — Cash and cash equivalents consist of all highly liquid investments with a maturity of three months or less when purchased. Short-term investments with remaining maturities of three months or less when acquired are considered cash equivalents.

GRUBB & ELLIS COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
          Restricted Cash — Restricted cash is comprised primarily of cash and loan impound reserve accounts for property taxes, insurance, capital improvements, and tenant improvements related to consolidated properties as well as cash reserve accounts held for the benefit of various insurance providers. As of December 31, 2009 and 2008, the restricted cash was $13.9 million and $36.0 million, respectively.
          Marketable Securities — The Company accounts for investments in marketable debt and equity securities in accordance with the requirements of the Investments — Debt and Equity Securities Topic of the Codification “Topic”. The Company determines the appropriate classification of debt and equity securities at the time of purchase and re-evaluates such designation as of each balance sheet date. Marketable securities acquired are classified with the intent to generate a profit from short-term movements in market prices as trading securities. Debt securities are classified as held to maturity when there is a positive intent and ability to hold the securities to maturity. Marketable equity and debt securities not classified as trading or held to maturity are classified as available for sale.
          In accordance with the requirements of the Topic, trading securities are carried at their fair value with realized and unrealized gains and losses included in the statement of operations. The available for sale securities are carried at their fair market value and any difference between cost and market value is recorded as unrealized gain or loss, net of income taxes, and is reported as accumulated other comprehensive income in the consolidated statement of shareowners’ equity. Premiums and discounts are recognized in interest income using the effective interest method. Realized gains and losses and declines in value expected to be other-than-temporary on available for sale securities are included in other income. The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available for sale are included in interest income.
          Accounts Receivable from Related Parties — Accounts receivable from related parties consists of fees earned from syndicated entities and properties under management related to the Company’s sponsored programs, including property and asset management fees. Property and asset management fees are collected from the operations of the underlying real estate properties.
          Allowance for Uncollectible Receivables — Receivables are carried net of management’s estimate of uncollectible receivables. Management’s determination of the adequacy of these allowances is based upon evaluations of historical loss experience, operating performance of the underlying properties, current economic conditions, and other relevant factors.
          Real Estate Deposits and Pre-acquisition Costs — Real estate deposits and pre-acquisition costs are incurred when the Company evaluates properties for purchase and syndication. Pre-acquisition costs are capitalized as incurred. Real estate deposits may become nonrefundable under certain circumstances. The majority of the real estate deposits outstanding as of December 31, 2009 and 2008, were either refunded to the Company during the subsequent year or used to purchase property and subsequently reimbursed from the syndicated equity. Costs of abandoned projects represent pre-acquisition costs associated with properties no longer sought for acquisition by the Company and are included in general and administrative expense in the Company’s consolidated statement of operations.
          Payments to obtain an option to acquire real property are capitalized as incurred. All other costs related to a property that are incurred before the property is acquired, or before an option to acquire it is obtained, are capitalized if all of the following conditions are met and otherwise are charged to expense as incurred:
•	the costs are directly identifiable with the specific property;
•	the costs would be capitalized if the property were already acquired; and
•	acquisition of the property or an option to acquire the property is probable. This condition requires that the Company is actively seeking to acquire the property and have the ability to finance or obtain financing for the acquisition and that there is no indication that the property is not available for sale.
          Purchase Price Allocation — In accordance with the requirements of the Business Combinations Topic, the purchase price of acquired businesses or properties is allocated to tangible and identified intangible assets and liabilities based on their respective fair values. In the case of real estate acquisitions, the allocation to tangible assets (building and land) is based upon determination of the value of the property as if it were vacant using discounted cash flow models similar to those used by independent appraisers. Factors considered include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. Additionally, the purchase price of the applicable property is allocated to the above or below market value of in-place leases and the value of in-place leases and related tenant relationships.

GRUBB & ELLIS COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
          The value allocable to the above or below market component of the acquired in-place leases is determined based upon the present value (using a discount rate which reflects the risks associated with the acquired leases) of the difference between (i) the contractual amounts to be paid pursuant to the lease over its remaining term, and (ii) our estimate of the amounts that would be paid using fair market rates over the remaining term of the lease. The amounts allocated to above market leases are included in identified intangible assets, net in the accompanying consolidated balance sheets and are amortized to rental income over the remaining non-cancelable lease term of the acquired leases with each property. The amounts allocated to below market lease values are included in liabilities in the accompanying consolidated balance sheets and are amortized to rental income over the remaining non-cancelable lease term plus any below market renewal options of the acquired leases with each property.
          Identified Intangible Assets — The Company’s acquisitions require the application of purchase accounting in accordance with the requirements of the Business Combinations Topic. Identified intangible assets include a trade name, which is not being amortized and has an indefinite estimated useful life. Other identified intangible assets acquired includes in-place lease costs and the value of tenant relationships based on management’s evaluation of the specific characteristics of each tenant’s lease and our overall relationship with that respective tenant. Characteristics considered in allocating these values include the nature and extent of the credit quality and expectations of lease renewals, among other factors. These allocations are subject to change within one year of the date of purchase based on information related to one or more events identified at the date of purchase that confirm the value of an asset or liability of an acquired property. The remaining other intangible assets primarily include contract rights, affiliate agreements and internally developed software, which are all being amortized over estimated useful lives ranging from 1 to 20 years.
          Properties Held for Investment — Properties held for investment are carried at historical cost less accumulated depreciation, net of any impairments. The cost of these properties includes the cost of land, completed buildings, and related improvements. Expenditures that increase the service life of properties are capitalized; the cost of maintenance and repairs is charged to expense as incurred. The cost of buildings and improvements is depreciated on a straight-line basis over the estimated useful lives of the buildings and improvements, ranging primarily from 15 to 39 years, and the shorter of the lease term or useful life, ranging from one to ten years for tenant improvements.
          Properties Held for Sale — In accordance with the requirements of the Property, Plant, and Equipment Topic, at the time a property is held for sale, such property is carried at the lower of (i) its carrying amount or (ii) fair value less costs to sell. In addition, no depreciation or amortization of tenant origination cost is recorded for a property classified as held for sale. The Company classifies operating properties as properties held for sale in the period in which all of the required criteria are met.
          The Topic requires, in many instances, that the balance sheet and income statements for both current and prior periods report the assets, liabilities and results of operations of any component of an entity which has either been disposed of, or is classified as held for sale, as discontinued operations. In instances when a company expects to have significant continuing involvement in the component beyond the date of sale, the operations of the component instead continue to be fully recorded within the continuing operations of the Company through the date of sale. In accordance with this requirement, the Company records any results of operations related to its real estate held for sale as discontinued operations only when the Company expects not to have significant continuing involvement in the real estate after the date of sale.
          Property, Equipment and Leasehold Improvements — Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization expense is recorded on a straight-line basis over the estimated useful lives of the related assets, which range from three to seven years. Leasehold improvements are amortized on a straight-line basis over the life of the related lease or the estimated service life of the improvements, whichever is shorter. Maintenance and repairs are expensed as incurred, while betterments are capitalized. Upon the sale or retirement of depreciable assets, the related accounts are relieved, with any resulting gain or loss included in operations.
          Impairment of Long-Lived Assets — In accordance with the requirements of the Property, Plant, and Equipment Topic, long-lived assets are periodically evaluated for potential impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. In the event that periodic assessments reflect that the carrying amount of the asset exceeds the sum of the undiscounted cash flows (excluding interest) that are expected to result from the use and eventual disposition of the asset, the Company would recognize an impairment loss to the extent the carrying amount exceeded the fair value of the property. If an impairment indicator exists, the Company generally uses a discounted cash flow model to estimate the fair value of the property and measure the impairment. Management uses its best estimate in determining the key assumptions, including the expected holding period, future occupancy levels, capitalization rates, discount rates, rental rates, lease-up periods and capital expenditure requirements. As of December 31, 2009, capitalization rates used in these measurements generally fell within a range of 8.4% to 9.4%. The Company recorded real estate impairments related to property held for investment of $7.1 million and $41.2 million during the years ended December 31, 2009 and 2008, respectively. There were no real estate related impairments related to properties held for

GRUBB & ELLIS COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
investment recognized during the year ended December 31, 2007. The Company recorded real estate related impairments related to investments in unconsolidated entities and funding commitments for obligations related to certain of the Company’s sponsored real estate programs of $10.3 million and $18.0 million during the years ended December 31, 2009 and 2008, respectively. There were no real estate related impairments related to investments in unconsolidated entities recognized during the year ended December 31, 2007. The Company recorded real estate impairments related to two properties sold and two properties effectively abandoned under the accounting standards during the year ended December 31, 2009 of approximately $6.6 million and $31.2 million during the years ended December 31, 2009 and 2008, respectively, which are included in discontinued operations. There were no real estate related impairments related to properties held for sale recognized during the year ended December 31, 2007.
          The Company recognizes goodwill and other non-amortizing intangible assets in accordance with the requirements of the Intangibles — Goodwill and Other Topic. Under the Topic, goodwill is recorded at its carrying value and is tested for impairment at least annually or more frequently if impairment indicators exist, at a level of reporting referred to as a reporting unit. The Company recognizes goodwill in accordance with the requirements of the Topic and tests the carrying value for impairment during the fourth quarter of each year. The goodwill impairment analysis is a two-step process. The first step used to identify potential impairment involves comparing each reporting unit’s estimated fair value to its carrying value, including goodwill. To estimate the fair value of its reporting units, the Company used a discounted cash flow model and market comparable data. Significant judgment is required by management in developing the assumptions for the discounted cash flow model. These assumptions include cash flow projections utilizing revenue growth rates, profit margin percentages, discount rates, market/economic conditions, etc. If the estimated fair value of a reporting unit exceeds its carrying value, goodwill is considered to not be impaired. If the carrying value exceeds estimated fair value, there is an indication of potential impairment and the second step is performed to measure the amount of impairment. The second step of the process involves the calculation of an implied fair value of goodwill for each reporting unit for which step one indicated a potential impairment. The implied fair value of goodwill is determined by measuring the excess of the estimated fair value of the reporting unit as calculated in step one, over the estimated fair values of the individual assets, liabilities and identified intangibles. The Company also tests its trade name for impairment during the fourth quarter of each year. The Company estimates the fair value of its trade name by using a discounted cash flow model. Assumptions used in the discounted cash flow model include revenue projections, royalty rates and discount rates. If the estimated fair value of the trade name exceeds the carrying value, the trade name is considered to not be impaired. If the carrying value exceeds the estimated fair value, an impairment charge is recorded for the excess of the carrying value over the estimated fair value of the trade name. In addition to testing goodwill and its trade name for impairment, the Company tests the intangible contract rights for impairment during the fourth quarter of each year, or more frequently if events or circumstances indicate the asset might be impaired. The intangible contract rights represent the legal right to future disposition fees of a portfolio of real estate properties under contract. The Company analyzes the current and projected property values, condition of the properties and status of mortgage loans payable, to determine if there are certain properties for which receipt of disposition fees are improbable. If the Company determines that certain disposition fees are improbable, the Company records an impairment charge for such contract rights.
Revenue Recognition
Management Services
          Management fees are recognized at the time the related services have been performed by the Company, unless future contingencies exist. In addition, in regard to management and facility service contracts, the owner of the property will typically reimburse the Company for certain expenses that are incurred on behalf of the owner, which are comprised primarily of on-site employee salaries and related benefit costs. The amounts which are to be reimbursed per the terms of the services contract are recognized as revenue by the Company in the same period as the related expenses are incurred. In certain instances, the Company subcontracts its property management services to independent property managers, in which case the Company passes a portion of their property management fee on to the subcontractor, and the Company retains the balance. Accordingly, the Company records these fees net of the amounts paid to its subcontractors.
Transaction Services
          Real estate commissions are recognized when earned, which is typically the close of escrow. Receipt of payment occurs at the point at which all Company services have been performed, and title to real property has passed from seller to buyer, if applicable. Real estate leasing commissions are recognized upon execution of appropriate lease and commission agreements and receipt of full or partial payment, and, when payable upon certain events such as tenant occupancy or rent commencement, upon occurrence of such events. All other commissions and fees are recognized at the time the related services have been performed and delivered by the Company to the client, unless future contingencies exist.

GRUBB & ELLIS COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Investment Management
          The Company earns fees associated with its transactions by structuring, negotiating and closing acquisitions of real estate properties to third-party investors. Such fees include acquisition fees for locating and acquiring the property and selling it to various TIC investors, REITs and the Company’s various sponsored real estate funds. The Company accounts for acquisition and loan fees in accordance with the requirements of the Real Estate — General Topic, and the Real Estate — Sales Topic. In general, the Company records the acquisition and loan fees upon the close of sale to the buyer if the buyer is independent of the seller, collection of the sales price, including the acquisition fees and loan fees, is reasonably assured, and the Company is not responsible for supporting operations of the property. Organizational marketing expense allowance (“OMEA”) fees are earned and recognized from gross proceeds of equity raised in connection with TIC offerings and are used to pay formation costs, as well as organizational and marketing costs. When the Company does not meet the criteria for revenue recognition under Real Estate — Sales Topic and the Real Estate — General Topic, revenue is deferred until revenue can be reasonably estimated or until the Company defers revenue up to its maximum exposure to loss. The Company earns disposition fees for disposing of the property on behalf of the REIT, investment fund or TIC. The Company recognizes the disposition fee when the sale of the property closes. The Company is entitled to loan advisory fees for arranging financing related to properties under management.
          The Company earns asset and property management fees primarily for managing the operations of real estate properties owned by the real estate programs, REITs and LLCs the Company sponsors. Such fees are based on pre-established formulas and contractual arrangements and are earned as such services are performed. The Company is entitled to receive reimbursement for expenses associated with managing the properties; these expenses include salaries for property managers and other personnel providing services to the property. The Company is also entitled to leasing commissions when a new tenant is secured and upon tenant renewals. Leasing commissions are recognized upon execution of leases.
          Through its dealer-manager, the Company facilitates capital raising transactions for its programs. The Company’s wholesale dealer-manager services are comprised of raising capital for its programs through its selling broker-dealer relationships. Most of the commissions, fees and allowances earned for its dealer-manager services are passed on to the selling broker-dealers as commissions and to cover offering expenses, and the Company retains the balance. Accordingly, the Company records these fees net of the amounts paid to its selling broker-dealer relationships.
          Professional Service Contracts — The Company holds multi-year service contracts with certain key transaction professionals for which cash payments were made to the professionals upon signing, the costs of which are being amortized over the lives of the respective contracts, which are generally two to five years. Amortization expense relating to these contracts of approximately $7.9 million, $9.2 million and $0.4 million was recorded for the years ended December 31, 2009, 2008 and 2007, respectively, and is included in compensation costs in the Company’s consolidated statement of operations.
          Fair Value of Financial Instruments — The Financial Instruments Topic, requires disclosure of fair value of financial instruments, whether or not recognized on the face of the balance sheet, for which it is practical to estimate that value. The Topic defines fair value as the quoted market prices for those instruments that are actively traded in financial markets. In cases where quoted market prices are not available, fair values are estimated using present value or other valuation techniques. The fair value estimates are made at the end of each reporting period based on available market information and judgments about the financial instrument, such as estimates of timing and amount of expected future cash flows. Such estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument, nor do they consider the tax impact of the realization of unrealized gains or losses. In many cases, the fair value estimates cannot be substantiated by comparison to independent markets, nor can the disclosed value be realized in immediate settlement of the instrument.
          As of December 31, 2009, the fair values of the Company’s notes payable and senior notes were approximately $94.5 million, $15.8 million, respectively, compared to the carrying values of $107.0 million and $16.3 million, respectively. As of December 31, 2008, the fair values of the Company’s notes payable, senior notes and lines of credit were approximately $202.5 million, $15.5 million and $60.0 million, respectively, compared to the carrying values of $216.0 million, $16.3 million and $63.0 million, respectively. The amounts recorded for accounts receivable, notes receivable, advances and accounts payable and accrued liabilities approximate fair value due to their short-term nature.
          Fair Value Measurements — Effective January 1, 2008, the Company adopted the requirements of the Fair Value Measurements and Disclosures Topic. The Topic defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The Topic applies to reported balances that are required or permitted to be measured at fair value under existing accounting pronouncements; accordingly, the standard does not require any new fair value measurements of reported balances.

GRUBB & ELLIS COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
          The Fair Value Measurements and Disclosures Topic emphasizes that fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, the Topic establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).
          Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that we have the ability to access. Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates, foreign exchange rates, and yield curves that are observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liability, which is typically based on an entity’s own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.
          The following table presents changes in financial and nonfinancial assets measured at fair value on either a recurring or nonrecurring basis for the year ended December 31, 2009:

		Quoted Prices in
		Active Markets	Significant Other	Significant
		for Identical	Observable	Unobservable	Total
	December 31,	Assets	Inputs	Inputs	Impairment
(In thousands)	2009	Level 1	Level 2	Level 3	Losses
Assets
Investments in marketable equity securities	$690	$690	$—	$—	$—
Properties held for investment	$82,189	$—	$—	$82,189	$(7,050)
Investments in unconsolidated entities	$3,783	$—	$—	$3,783	$(3,201)
Life insurance contracts	$1,044	$—	$1,044	$—	$—
          The following table presents changes in financial and nonfinancial assets measured at fair value on either a recurring or nonrecurring basis for the year ended December 31, 2008:

		Quoted Prices in
		Active Markets	Significant Other	Significant
		for Identical	Observable	Unobservable	Total
	December 31,	Assets	Inputs	Inputs	Impairment
(In thousands)	2008	Level 1	Level 2	Level 3	Losses
Assets
Investments in marketable equity securities	$1,510	$1,510	$—	$—	$—
Properties held for investment	$88,699	$—	$—	$88,699	$(41,160)
Investments in unconsolidated entities	$8,733	$—	$—	$8,733	$(982)
Life insurance contracts	$1,085	$—	$1,085	$—	$—
          Share-based Compensation — Effective January 1, 2006, the Company adopted the requirements of the Compensation — Stock Compensation Topic under the modified prospective transition method. The Topic requires the measurement of compensation cost at the grant date, based upon the estimated fair value of the award, and requires amortization of the related expense over the employee’s requisite service period.
          (Loss) earnings per share — The Company applies the two-class method when computing its earnings per share as required by the Earnings Per Share Topic, which requires the net income per share for each class of stock (common stock and convertible preferred stock) to be calculated assuming 100% of the Company’s net income is distributed as dividends to each class of stock based on their contractual rights. To the extent the Company has undistributed earnings in any calendar quarter, the Company will follow the two-class method of computing earnings per share. Basic (loss) earnings per share is computed by dividing net (loss) income attributable to common shareowners by the weighted average number of common shares outstanding during each period. The computation of diluted (loss) earnings per share further assumes the dilutive effect of stock options, stock warrants and contingently issuable shares.

GRUBB & ELLIS COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Contingently issuable shares represent non-vested stock awards and unvested stock fund units in the deferred compensation plan. In accordance with the requirements of the Earnings Per Share Topic, these shares are included in the dilutive earnings per share calculation under the treasury stock method, unless the effect of inclusion would be anti-dilutive. Unless otherwise indicated, all pre-merger NNN share data have been adjusted to reflect the conversion as a result of the Merger (see Note 10 for additional information).
          Concentration of Credit Risk — Financial instruments that potentially subject the Company to a concentration of credit risk are primarily cash investments and accounts receivable. The Company currently maintains substantially all of its cash with several major financial institutions. The Company has cash in financial institutions which are insured by the Federal Deposit Insurance Corporation, or FDIC, up to $250,000 per depositor per insured bank. As of December 31, 2009, the Company had cash accounts in excess of FDIC insured limits. The Company believes this risk is not significant.
          Accrued Claims and Settlements — The Company has maintained partially self-insured and deductible programs for errors and omissions, general liability, workers’ compensation and certain employee health care costs. Reserves for all such programs are included in accrued claims and settlements and compensation and employee benefits payable, as appropriate. Reserves are based on the aggregate of the liability for reported claims and an actuarially-based estimate of incurred but not reported claims.
          Guarantees — The Company accounts for its guarantees in accordance with the requirements of the Guarantees Topic. The Topic elaborates on the disclosures to be made by the guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. Management evaluates these guarantees to determine if the guarantee meets the criteria required to record a liability.
          Income Taxes — Income taxes are accounted for under the asset and liability method in accordance with the requirements of the Income Taxes Topic. Deferred tax assets and liabilities are determined based on temporary differences between the financial reporting and the tax basis of assets and liabilities and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured by applying enacted tax rates and laws and are released in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are provided against deferred tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized. During the years ended December 31, 2009 and 2008, the Company recorded a valuation allowance of $30.5 million and $49.7 million, respectively. The Topic further requires a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.
          Accounting for tax positions requires judgments, including estimating reserves for potential uncertainties. The Company also assesses its ability to utilize tax attributes, including those in the form of carryforwards, for which the benefits have already been reflected in the financial statements. The Company does not record valuation allowances for deferred tax assets that it believes will be realized in future periods. While the Company believe the resulting tax balances as of December 31, 2009 and 2008 are appropriately accounted for in accordance with the Income Taxes Topic, as applicable, the ultimate outcome of such matters could result in favorable or unfavorable adjustments to the Company’s consolidated financial statements and such adjustments could be material. See Note 24 for further information regarding income taxes.
          Comprehensive Income (Loss) — Pursuant to the requirements of the Comprehensive Income Topic, the Company has included a calculation of comprehensive (loss) income in its accompanying consolidated statements of shareowners’ equity for the years ended December 31, 2009, 2008 and 2007. Comprehensive (loss) income includes net (loss) income adjusted for certain revenues, expenses, gains and losses that are excluded from net (loss) income.
          Segment Disclosure — In accordance with the requirements of the Segment Reporting Topic, the Company divides its services into three primary business segments: management services, transaction services and investment management.
          Derivative Instruments and Hedging Activities — The Company applies the requirements of the Derivatives and Hedging Topic. The Topic requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value, while changes in that fair value may increase or decrease reported net (loss) income or shareowners’ equity, depending on interest rate levels and computed “effectiveness” of the derivatives, as that term is defined by the requirements of the Topic, but will have no effect on cash flows. The Company does not have any derivative instruments as of December 31, 2009. As of December 31, 2008, the Company’s derivatives consisted solely of four interest rate cap agreements with third parties, which were executed in relation to its credit agreement or notes payable obligations. These cap agreements were accounted for as ineffective cash flow hedges as of December 31, 2008.

GRUBB & ELLIS COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Recently Issued Accounting Pronouncements
     On January 1, 2009, the Company adopted an amendment to the requirements of the Consolidation Topic which require noncontrolling interests to be reported within the equity section of the consolidated balance sheets, and amounts attributable to controlling and noncontrolling interests to be reported separately in the consolidated income statements and consolidated statement of shareowners’ equity. The adoption of these provisions did not impact earnings (loss) per share attributable to the Company’s common shareowners.
     On January 1, 2009, the Company adopted an amendment to the Earnings Per Share Topic which requires that the two-class method of computing basic earnings per share be applied when there are unvested share-based payment awards that contain rights to nonforfeitable dividends outstanding during a reporting period. These participating securities share in undistributed earnings with common shareowners for purposes of calculating basic earnings per share. Upon adoption, the presentation of all prior period EPS data was adjusted retrospectively with no material impact.
     In June 2009, the FASB issued an amendment to the requirements of the Consolidation Topic, which amends the consolidation guidance applicable to VIEs. The amendments to the overall consolidation guidance affect all entities currently defined as VIEs, as well as qualifying special-purpose entities that are currently excluded from the definition of VIEs by the Consolidation Topic. Specifically, an enterprise will need to reconsider its conclusion regarding whether an entity is a VIE, whether the enterprise is the VIE’s primary beneficiary and what type of financial statement disclosures are required. The requirements of the amended Topic are effective as of the beginning of the first fiscal year that begins after November 15, 2009. Early adoption is prohibited. The Company is reviewing any impact this may have on the consolidated financial statements.
     The Company has adopted the requirements of the Subsequent Events Topic effective beginning with the year ended December 31, 2009 and has evaluated for disclosure subsequent events that have occurred up through the date of issuance of these financial statements.
3. MARKETABLE SECURITIES
     The Company applies the provisions of the Fair Value Measurements and Disclosures Topic to its financial assets recorded at fair value, which consists of available-for-sale marketable securities. Level 1 inputs, the highest priority, are quoted prices in active markets for identical assets are used by the Company to estimate the fair value of its available-for-sale marketable securities.
     The historical cost and estimated fair value of the available-for-sale marketable securities held by the Company are as follows:

	As of December 31, 2009
		Gross Unrealized
(In thousands)	Historical Cost	Gains	Losses	Market Value
Marketable equity securities	$543	$—	$—	$543

     There were no sales of equity securities, or other than temporary impairments recorded, for the year ended December 31, 2009. Sales of marketable equity securities resulted in realized losses of approximately $1.8 million during 2008, of which the Company recognized $1.6 million of these losses during the second quarter, prior to the sale of all the securities, as the Company believed that the decline in the value of these securities was other than temporary. Sales of equity securities resulted in realized gains of $1.2 million and realized losses of $1.0 million for the year ended December 31, 2007.
Investments in Limited Partnerships
     The Company serves as general partner and investment advisor to one limited partnership and as investment advisor to three mutual funds as of December 31, 2009. The limited partnership, Grubb & Ellis AGA Real Estate Investment Fund LP, is required to be consolidated in accordance with the Consolidation Topic. As of December 31, 2008, Alesco served as general partner and investment advisor to five limited partnerships and as investment advisor to one mutual fund. During the year ended December 31, 2009, Alesco added two mutual funds to its portfolio and now serves as investment advisor to three mutual funds, and four of the five limited partnerships were liquidated.

GRUBB & ELLIS COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     During the years ended December 31, 2009, 2008 and 2007 Alesco recorded investment income (loss) of approximately $0.6 million, ($4.6) million and $(0.7) million, respectively, related to the limited partnerships which is reflected in other income (expense) and offset in non-controlling interest in income (loss) of consolidated entities on the statement of operations. As of December 31, 2009 and 2008, these limited partnerships had assets of approximately $0.1 million and $1.5 million, respectively, primarily consisting of exchange traded marketable securities, including equity securities and foreign currencies.
     The following table reflects trading securities. The original cost, estimated market value and gross unrealized gains and losses of equity securities are presented in the tables below:

	As of December 31, 2009				As of December 31, 2008
		Gross		Fair				Fair
	Historical	Unrealized		Market	Historical	Gross Unrealized		Market
(In thousands)	Cost	Gains	Losses	Value	Cost	Gains	Losses	Value
Equity securities	$170	$—	$(23)	$147	$1,933	$12	$(435)	$1,510

	For The Year Ended				For The Year Ended
	December 31, 2009				December 31, 2008
		Realized	Unrealized			Realized	Unrealized
	Investment	Gains	Gains		Investment	Gains	Gains
(In thousands)	Income	(Losses)	(Losses)	Total	Income	(Losses)	(Losses)	Total
Equity securities	$206	$(191)	$651	$666	$307	$(5,454)	$841	$(4,306)
Less investment expenses	(26)	—	—	(26)	(283)	—	—	(283)

	$180	$(191)	$651	$640	$24	$(5,454)	$841	$(4,589)

	For The Year Ended
	December 31, 2007
		Realized	Unrealized
	Investment	Gains	Gains
(In thousands)	Income	(Losses)	(Losses)	Total
Equity securities	$163	$(185)	$(618)	$(640)
Less investment expenses	(40)	—	—	(40)

	$123	$(185)	$(618)	$(680)

4. RELATED PARTIES
          Related party transactions as of December 31, 2009 and 2008 are summarized below:
Accounts Receivable
          Accounts receivable from related parties consisted of the following:

	December 31,
(In thousands)	2009	2008
Accrued property and asset management fees	$21,564	$25,023
Accrued lease commissions	7,449	7,720
Other accrued fees	2,200	3,372
Accounts receivable from sponsored REITs	3,696	4,768
Accrued real estate acquisition fees	697	1,834
Other receivables	162	647

Total	35,768	43,364
Allowance for uncollectible receivables	(10,990)	(9,662)

Accounts receivable from related parties — net	24,778	33,702
Less portion classified as current	(9,169)	(22,630)

Non-current portion	$15,609	$11,072

Advances to Related Parties
          The Company makes advances to affiliated real estate entities under management in the normal course of business. Such advances are uncollateralized, generally have payment terms of one year or less and bear interest at 6.0% to 12.0% per annum. The advances consisted of the following:

GRUBB & ELLIS COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31,
(In thousands)	2009	2008
Advances to properties of related parties	$16,022	$14,714
Advances to related parties	12,280	12,037

Total	28,302	26,751
Allowance for uncollectible advances	(12,676)	(3,170)

Advances to related parties — net	15,626	23,581
Less portion classified as current	(1,019)	(12,082)

Non-current portion	$14,607	$11,499

          As of December 31, 2009 and 2008, accounts receivable totaling $310,000 is due from a program 30.0% owned and managed by Anthony W. Thompson, the Company’s former Chairman who subsequently resigned in February 2008. The receivable of $310,000 has been reserved for and is included in the allowance for uncollectible advances as of December 31, 2009. On November 4, 2008, the Company made a formal written demand to Mr. Thompson for these monies.
          As of December 31, 2009, advances to a program 40.0% owned and, as of April 1, 2008, managed by Mr. Thompson, totaled $983,000, which includes $61,000 in accrued interest, were past due. The total amount of $983,000 has been reserved for and is included in the allowance for uncollectible advances. As of December 31, 2008, the total outstanding balance was $963,000, inclusive of $61,000 in accrued interest. On November 4, 2008 and April 3, 2009, the Company made a formal written demand to Mr. Thompson for these monies.
          In December 2007, the Company advanced $10.0 million to Grubb & Ellis Apartment REIT, Inc. (“Apartment REIT”) on an unsecured basis. The unsecured note required monthly interest-only payments which began on January 1, 2008. The balance owed to the Company as of December 31, 2007 which consisted of $7.6 million in principal was repaid in full in the first quarter of 2008.
          In June 2008, the Company advanced $6.0 million to Grubb & Ellis Healthcare REIT, Inc. (“Healthcare REIT”) on an unsecured basis. The unsecured note had a maturity date of December 30, 2008 and bore interest at a fixed rate of 4.96% per annum, however, Healthcare REIT repaid in full the $6.0 million note in the third quarter of 2008. The note required monthly interest-only payments beginning on August 1, 2008 and provided for a default interest rate in an event of default equal to 2.00% per annum in excess of the stated interest rate.
          In June 2008, the Company advanced $3.7 million to Apartment REIT on an unsecured basis. The unsecured note originally had an original maturity date of December 27, 2008 and bore interest at a fixed rate of 4.95% per annum. On November 10, 2008, the Company extended the maturity date to May 10, 2009 and adjusted the interest rate to a fixed rate of 5.26% per annum. The note required monthly interest-only payments beginning on August 1, 2008 and provided for a default interest rate in an event of default equal to 2.00% per annum in excess of the stated interest rate. Effective May 10, 2009 the Company entered into a second extension agreement with Apartment REIT, extending the maturity date to November 10, 2009. The new terms of the extension continued to require monthly interest-only payments beginning May 1, 2009, bore interest at a fixed rate of 8.43% and provided for a default interest rate in an event of default equal to 2.00% per annum in excess of the stated interest rate.
          In September 2008, the Company advanced an additional $5.4 million to Apartment REIT on an unsecured basis. The unsecured note originally had a maturity date of March 15, 2009 and bore interest at a fixed rate of 4.99% per annum. Effective March 9, 2009, the Company extended the maturity date to September 15, 2009 and adjusted the interest rate to a fixed rate of 5.00% per annum. The note required monthly interest-only payments beginning on October 1, 2008 and provided for a default interest rate in an event of default equal to 2.00% per annum in excess of the stated interest rate.
          On November 10, 2009, the Company consolidated the aforementioned $3.7 million and $5.4 million unsecured notes with Apartment REIT into a consolidated note (“the Consolidated Promissory Note”) whereby the two unsecured promissory notes receivable were cancelled and consolidated the promissory notes into the Consolidated Promissory Note. The Consolidated Promissory Note has an outstanding principal amount of $9.1 million, an interest rate of 4.5% per annum, a default interest rate of 2.0% in excess of the interest rate then in effect, and a maturity date of January 1, 2011. The interest rate payable under the Consolidated Promissory Note is subject to a one-time adjustment to a maximum rate of 6.0% per annum, which will be evaluated and may be adjusted by the Company, in its sole discretion, on July 1, 2010.

GRUBB & ELLIS COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
          There were no advances to or repayments made by Apartment REIT during the year ended December 31, 2009. As of December 31, 2009, the balance owed by Apartment REIT to the Company on the Consolidated Promissory Note was $9.1 million in principal with no interest outstanding.
5. SERVICE FEES RECEIVABLE, NET
          Service fees receivable consisted of the following:

	December 31,
(In thousands)	2009	2008
Management services fees receivable	$14,729	$12,794
Transaction services fees receivable	11,436	15,239
Investment management fees receivable	5,275	—
Allowance for uncollectible accounts	(751)	(871)

Total	30,689	27,162
Less portion classified as current	(30,293)	(26,987)

Non-current portion (included in other assets)	$396	$175

6. PROFESSIONAL SERVICE CONTRACTS
          As part of the transaction services business, the Company has entered into service contracts with various employee real estate brokers. These service contracts generally have terms ranging from 12 to 60 months. The Company recorded assets, net of amortization, of approximately $10.9 million and $14.6 million related to these contracts as of December 31, 2009 and 2008, respectively. In addition, the Company has approximately $2.9 million of additional commitments and expects to incur amortization expense of approximately $6.6 million, $4.6 million, $1.7 million, $0.8 million and $0.1 million related to these contracts in the years ended 2010, 2011, 2012, 2013 and 2014, respectively.
7. VARIABLE INTEREST ENTITIES
          The determination of the appropriate accounting method with respect to the Company’s variable interest entities (“VIEs”), including joint ventures, is based on the requirements of the Consolidation Topic. The Company consolidates any VIE for which it is the primary beneficiary.
          The Company determines if an entity is a VIE under the Topic based on several factors, including whether the entity’s total equity investment at risk upon inception is sufficient to finance the entity’s activities without additional subordinated financial support. The Company makes judgments regarding the sufficiency of the equity at risk based first on a qualitative analysis, then a quantitative analysis, if necessary. In a quantitative analysis, the Company incorporates various estimates, including estimated future cash flows, asset hold periods and discount rates, as well as estimates of the probabilities of various scenarios occurring. If the entity is a VIE, the Company then determines whether to consolidate the entity as the primary beneficiary. The Company is deemed to be the primary beneficiary of the VIE and consolidates the entity if the Company will absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected residual returns or both. As reconsideration events occur, the Company will reconsider its determination of whether an entity is a VIE and who the primary beneficiary is to determine if there is a change in the original determinations and will report such changes on a quarterly basis.
          The Company’s Investment Management segment is a sponsor of TIC programs and related formation LLCs. As of December 31, 2009 and 2008, the Company had investments in seven LLCs that are VIEs in which the Company is the primary beneficiary. These seven LLCs hold interests in the Company’s TIC investments. The carrying value of the assets and liabilities for these consolidated VIEs as of December 31, 2009 was $2.3 million and $25,000, respectively. The carrying value of the assets and liabilities for these consolidated VIEs as of December 31, 2008 was $3.7 million and $0.3 million, respectively. In addition, these consolidated VIEs are joint and severally liable on the non-recourse mortgage debt related to the interests in the Company’s TIC investments totaling $277.0 million and $277.8 million as of December 31, 2009 and 2008, respectively. This mortgage debt is not consolidated as the LLCs account for the interests in the Company’s TIC investments under the equity method and the non-recourse mortgage debt does not meet the criteria under the requirements of the Transfers and Servicing Topic for recognizing the share of the debt assumed by the other TIC interest holders for consolidation. The Company considers the third party TIC holders’ ability and intent to repay their share of the joint and several liability in evaluating the recovery of its investments. Six LLCs were deconsolidated during the year ended December 31, 2008 as a result of the Company selling interests in certain real estate properties that it held through these consolidated LLCs which resulted in the Company no longer being the primary beneficiary of these LLCs.

GRUBB & ELLIS COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
          If the interest in the entity is determined to not be a VIE under the requirements of the Consolidation Topic, then the entity is evaluated for consolidation under the requirements of the Real Estate — General Topic, as amended by the requirements of the Consolidation Topic.
          As of December 31, 2009 and 2008, the Company had a number of entities that were determined to be VIEs that did not meet the consolidation requirements of the Consolidation Topic. The unconsolidated VIEs are accounted for under the equity method. The aggregate investment carrying value of the unconsolidated VIEs was $0.9 million and $1.3 million as of December 31, 2009 and 2008, respectively, and was classified under Investments in Unconsolidated Entities in the consolidated balance sheet. The Company’s maximum exposure to loss as a result of its interests in unconsolidated VIEs is typically limited to the aggregate of the carrying value of the investment or the outstanding deposits and advances to the unconsolidated VIE and future funding commitments. There were no future funding commitments as of December 31, 2009 and 2008 related to these unconsolidated VIEs. In addition, as of December 31, 2009 and 2008, these unconsolidated VIEs are joint and severally liable on non-recourse mortgage debt totaling $154.8 million and $190.5 million, respectively. This mortgage debt is not consolidated as the LLCs account for the interests in the Company’s TIC investments under the equity method and the non-recourse mortgage debt does not meet the criteria under the Transfers and Servicing Topic for recognizing the share of the debt assumed by the other TIC interest holders for consolidation. The Company considers the third party TIC holders’ ability and intent to repay their share of the joint and several liability in evaluating the recovery of its investment or outstanding deposits and advances. In evaluating the recovery of the TIC investment, the Company evaluated the likelihood that the lender would foreclose on the VIEs interest in the TIC to satisfy the obligation.
8. INVESTMENTS IN UNCONSOLIDATED ENTITIES
          As of December 31, 2009 and 2008, the Company held investments in five joint ventures totaling $0.4 million and $3.8 million, respectively, which represent a range of 5.0% to 10.0% ownership interest in each property. In addition, pursuant to the requirements of the Consolidation Topic, the Company has consolidated seven LLCs with investments in unconsolidated entities totaling $2.2 million and $3.7 million as of December 31, 2009 and 2008, respectively. The remaining amounts within investments in unconsolidated entities are related to various LLCs, which represent ownership interests of less than 1.0%.
          As of December 31, 2007, the Company had a $4.1 million investment in GERA. On April 14, 2008, the shareowners of GERA approved the dissolution and plan of liquidation of GERA. As a consequence, the Company wrote off its investment in GERA and other advances to that entity in the first quarter of 2008 and recognized a loss of approximately $5.8 million which is recorded in equity in losses on the consolidated statement of operations and is comprised of $4.5 million related to stock and warrant purchases and $1.3 million related to operating advances and third party costs, which included an unrealized loss previously reflected in accumulated other comprehensive loss.
9. PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS
          Property and equipment consisted of the following:

		December 31,
(In thousands)	Useful Life	2009	2008
Computer equipment	3-5 years	$30,161	$31,115
Capital leases	1-5 years	3,836	1,566
Furniture and fixtures	7 years	26,060	25,094
Leasehold improvements	1-5 years	8,921	7,834

Total		68,978	65,609
Accumulated depreciation and amortization		(55,788)	(51,589)

Property and equipment — net		$13,190	$14,020

          The Company recognized $5.9 million, $6.8 million and $1.8 million of depreciation expense for the years ended December 31, 2009, 2008 and 2007, respectively.

GRUBB & ELLIS COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
10. BUSINESS COMBINATIONS AND GOODWILL
     Merger of Grubb & Ellis Company with NNN
     On December 7, 2007, the Company effected the Merger with NNN, a real estate asset management company and sponsor of TIC programs as well as a sponsor of non-traded REITs and other investment programs.
     On December 7, 2007, pursuant to the Merger Agreement (i) each issued and outstanding share of common stock of NNN was automatically converted into 0.88 of a share of common stock of the Company, and (ii) each issued and outstanding stock option of NNN, exercisable for common stock of NNN, was automatically converted into the right to receive stock options exercisable for common stock of the Company based on the same 0.88 share conversion ratio. Therefore, 43,779,740 shares of common stock of NNN that were issued and outstanding immediately prior to the Merger were automatically converted into 38,526,171 shares of common stock of the Company, and the 739,850 NNN stock options that were issued and outstanding immediately prior to the Merger were automatically converted into 651,068 stock options of the Company.
     Under the purchase method of accounting, NNN was the accounting acquirer. The Merger consideration of $172.2 million was determined based on the closing price of the Company’s common stock of $6.43 per share on the date the merger closed, applied to the 26,195,655 shares of the Company’s common stock outstanding plus the fair value of vested options outstanding of approximately $3.8 million. The fair value of these vested options was calculated using the Black-Scholes option-pricing model which incorporated the following assumptions: weighted average exercise price of $7.02 per option, volatility of 105.11%, a 5-year expected life of the awards, risk-free interest rate of 3.51% and no expected dividend yield.
     The results of operations of legacy Grubb & Ellis have been included in the consolidated results of operations since December 8, 2007 and the results of operations of NNN have been included in the consolidated results of operations for the full year ended December 31, 2007.
     The purchase price was allocated to the assets acquired and liabilities assumed based on the estimated fair value of net assets as of the acquisition date as follows (in thousands):

Current assets	$189,214
Other assets	29,797
Identified intangible assets acquired	86,600
Goodwill	107,507

Total assets	413,118

Current liabilities	233,894
Other liabilities	7,022

Total liabilities	240,916

Total purchase price	$172,202

     As a result of the merger, the Company incurred $14.7 million and $6.4 million in merger related expenses during 2008 and 2007, respectively, as reflected on the Company’s consolidated statement of operations. Additionally, as a result of the Merger, the Company recorded $1.6 million and $3.6 million as a purchase accounting liability for severance for certain executives in 2008 and 2007, respectively, as part of a change in control provision in the related employment agreements.
     As part of its Merger transition, the Company completed its personnel reorganization plan, and recorded additional severance liabilities totaling approximately $2.3 million during the year ended December 31, 2008, which increased the goodwill recorded from the acquisition. These liabilities related primarily to severance and other benefits paid to involuntarily terminated employees of the acquired company. Such liabilities, totaling approximately $7.4 million, have been recorded related to the personnel reorganization plan, of which approximately $6.7 million has been paid to terminated employees as of December 31, 2008. As a result of the Merger, approximately $110.9 million has been recorded to goodwill as of December 31, 2008, which was subsequently written off as an impairment charge during the year ended December 31, 2008.

GRUBB & ELLIS COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Acquisition of NNN/ROC Apartment Holdings, LLC
     On July 1, 2007, the Company completed the acquisition of the remaining 50.0% membership interest in NNN/ROC Apartment Holdings, LLC (“ROC”). ROC holds contract rights associated with a fee sharing agreement between ROC Realty Advisors and NNN with respect to certain fee streams (including an interest in net cash flows associated with subtenant leases (as Landlord) in excess of expenses from the Master Lease Agreement (as tenant) and related multi family property acquisitions where ROC Realty Advisors, LLC sourced the deals for placement into the TIC investment programs. The aggregate purchase price for the acquisition of 50.0% membership interest of ROC was approximately $1.7 million in cash.
Acquisition of Alesco Global Advisors, LLC
     On November 16, 2007, the Company completed the acquisition of the 51.0% membership interest in Alesco. Alesco is a registered investment advisor focused on real estate securities and manages private investment funds exclusively for qualified investors. Alesco holds several investment advisory contract rights and is the general partner of several domestic mutual fund investment limited partnerships. The Company’s purpose of acquiring Alesco was to create a global leader in real estate securities management within open and closed end mutual funds. The aggregate purchase price was approximately $3.0 million in cash. Additionally, upon achievement of certain earn-out targets, the Company would be required to purchase up to an additional 27% interest in Alesco for $15.0 million.
Supplemental information (unaudited)
     Unaudited pro forma results, assuming the above mentioned 2007 acquisitions had occurred as of January 1, 2007, are presented below. The unaudited pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what operating results would have been had all acquisitions occurred on January 1, 2007, and may not be indicative of future operating results.

Unaudited Pro Forma Results
For The Year Ended
(In thousands, except per share data)	December 31, 2007
Revenue	$733,095
Loss from continuing operations	$(790)
Net income	$18,930
Basic earnings per share	$0.29
Weighted average shares outstanding for basic earnings per share	63,393
Diluted earnings per share	$0.29
Weighted average shares outstanding for diluted earnings per share	64,785
     Goodwill

	Transaction	Management	Investment	Goodwill
(In thousands)	Services	Services	Management	Unassigned	Total
Balance as of December 31, 2006	$—	$—	$60,183	$—	$60,183

Goodwill acquired			1,627	—	1,627
Goodwill acquired — unassigned(1)	—	—	—	107,507	107,507

Balance as of December 31, 2007	—	—	61,810	107,507	169,317

Goodwill assigned	41,098	6,902	59,507	(107,507)	—
Goodwill acquired	1,533	98	1,724	—	3,355
Impairment charge off	(42,631)	(7,000)	(123,041)	—	(172,672)

Balance as of December 31, 2008	$—	$—	$—	$—	$—

(1)	The fair values of the assets and liabilities recorded on the date of acquisition related to the Merger were preliminary and subject to refinement as additional valuation information was received. The goodwill recorded in connection with the acquisition was assigned to the individual reporting units pursuant to the requirements of the Intangibles — Goodwill and Other Topic during the year ended December 31, 2008. As of December 31, 2009, approximately $6.9 million of goodwill is expected to be deductible for tax purposes.

GRUBB & ELLIS COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
          During the fourth quarter of 2008, the Company identified the uncertainty surrounding the global economy and the volatility of the Company’s market capitalization as goodwill impairment indicators. The Company’s goodwill impairment analysis resulted in the recognition of an impairment charge of approximately $172.7 million during the year ended December 31, 2008.
11. PROPERTY ACQUISITIONS
Acquisition of Properties for TIC Sponsored Programs
          During the year ended December 31, 2008, the Company completed the acquisition of two office properties and two multifamily residential properties on behalf of TIC sponsored programs, all of which were sold to the respective programs during the same period. The aggregate purchase price including the closing costs of these four properties was $111.7 million, of which $69.0 million was financed with mortgage debt. During the year ended December 31, 2009, the Company did not complete any acquisitions on behalf of TIC sponsored programs.
12. IDENTIFIED INTANGIBLE ASSETS
          Identified intangible assets consisted of the following:

		December 31,
(In thousands)	Useful Life	2009	2008
Non-amortizing intangible assets:
Trade name	Indefinite	$64,100	$64,100
Amortizing intangible assets:
Contract rights
Contract rights, established for the legal right to future disposition fees of a portfolio of real estate properties under contract	Amortize per disposition transactions	11,186	11,924
Accumulated amortization — contract rights		(4,701)	(4,700)

Contract rights, net		6,485	7,224
Other identified intangible assets
Affiliate agreements	20 years	10,600	10,600
Customer relationships	5 to 7 years	5,400	5,436
Internally developed software	4 years	6,200	6,200
Customer backlog	1 year	—	300
Other contract rights	5 to 7 years	1,164	1,418
Non-compete and employment agreements	3 to 4 years	97	97

		23,461	24,051
Accumulated amortization		(6,686)	(3,848)

Other identified intangible assets, net		16,775	20,203

Identified intangible assets of properties held for investment:
In place leases and tenant relationships	1 to 104 months	11,510	11,807
Above market leases	1 to 92 months	2,364	2,364

		13,874	14,171
Accumulated amortization		(6,282)	(5,067)

Identified intangible assets of properties held for investment, net		7,592	9,104

Total identified intangible assets, net		$94,952	$100,631

          Amortization expense recorded for the contract rights was $0.3 million, $1.2 million and $3.1 million for the years ended December 31, 2009, 2008 and 2007, respectively. Amortization expense was charged as a reduction to investment management revenue in each respective period. The amortization of the contract rights for intangible assets will be applied based on the net relative value of disposition fees realized when the properties are sold. The Company tested the intangible contract rights for impairment during 2009 and 2008. The intangible contract rights represent the legal right to future disposition fees of a portfolio of real estate properties under contract. As a result of the current economic environment, a portion of these disposition fees may not be recoverable. Based on our analysis for the current and projected property values, condition of the properties and status of mortgage loans payable associated with these contract rights, the Company determined that there are certain properties for which receipt of disposition fees was improbable. As a result, the Company recorded an impairment charge of approximately $0.7 million and $8.6 million related to the impaired intangible contract rights during 2009 and 2008, respectively. The Company also analyzed its trade name for impairment pursuant to the requirements of the Intangibles — Goodwill and Other Topic and determined that the trade name was not impaired as of December 31, 2009 and 2008. Accordingly, no impairment charge was recorded related to the trade name during the years ended December 31, 2009 and 2008.

GRUBB & ELLIS COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
          Amortization expense recorded for the other identified intangible assets was $4.2 million, $3.5 million and $0.3 million for the years ended December 31, 2009, 2008 and 2007, respectively. Amortization expense was included as part of operating expense in the accompanying consolidated statements of operations.
          Amortization expense for the other identified intangible assets, which excludes non-amortizing trade name asset and non date-certain amortizing contract rights, for each of the next five years ended December 31 is as follows:

(In thousands)
2010	$4,982
2011	4,458
2012	2,520
2013	2,014
2014	1,611
Thereafter	8,782

$24,367

13. ACCOUNTS PAYABLE AND ACCRUED EXPENSES
          Accounts payable and accrued expenses consisted of the following:

	December 31,
(In thousands)	2009	2008
Accrued liabilities	$11,744	$11,502
Salaries and related costs	14,592	13,643
Accounts payable	17,864	14,323
Broker commissions	8,807	14,002
Bonuses	7,797	9,741
Property management fees and commissions due to third parties	2,063	2,940
Severance	—	2,957
Interest	—	651
Other	—	463

Total	$62,867	$70,222

14. NOTES PAYABLE AND CAPITAL LEASE OBLIGATIONS
          Notes payable and capital lease obligations consisted of the following:

	December 31,
(In thousands)	2009	2008
Mortgage debt payable to a financial institution collateralized by real estate held for investment. Fixed interest rate of 6.29% per annum as of December 31, 2009. The note is non-recourse up to $60 million with a $10 million recourse guarantee and matures in February 2017. As of December 31, 2009, note requires monthly interest-only payments	$70,000	$70,000
Mortgage debt payable to financial institution collateralized by real estate held for investment. Fixed interest rate of 6.32% per annum as of December 31, 2009. The non-recourse note matures in August 2014. As of December 31, 2009, note requires monthly interest-only payments	37,000	37,000
Capital lease obligations	1,694	536

Total	108,694	107,536
Less portion classified as current	(939)	(333)

Non-current portion	$107,755	$107,203

GRUBB & ELLIS COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
          The future minimum payments due related to notes payable and capital lease obligations for each of the next five years ending December 31 and thereafter are summarized as follows:

(In thousands)
2010	$1,043
2011	751
2012	63
2013	—
2014	37,000
Thereafter	70,000

Less imputed interest attributed to capital lease obligations	(163)

$108,694

          On December 10, 2009, the loan agreement for the $37.0 million in principal outstanding was modified to reduce the interest pay rate from 6.32% to 4.25% for the first 24 months following the modification and provide for a 6.32% interest rate on the accrued but unpaid interest which will begin to fully amortize beginning in the 25th month following the modification. The August 1, 2014 maturity date of the loan and the 6.32% interest accrual rate on the outstanding principal balance of the loan were not changed.
15. NOTES PAYABLE OF PROPERTIES HELD FOR SALE
          Notes payable of properties held for sale consisted of the following:

	December 31,
(In thousands)	2009	2008
Mortgage debt payable to a financial institution collateralized by real estate held for sale. The non-recourse mortgage note charged variable interest rate based on the higher of LIBOR plus 3.00% or 6.00%. The notes required monthly interest-only payments and matured on July 9, 2009. On December 21, 2009 the Company entered into a loan modification agreement regarding these notes pursuant to which the notes were deconsolidated from these financial statements as further described in Note 18	$—	$108,677
Unsecured notes payable to third-party investors with fixed interest at 6.00% per annum and matured in December 2011. Principal and interest payments were due quarterly. The notes were repaid in April 2009	—	282

Total	$—	$108,959

          The Company historically had entered into several interest rate lock agreements with commercial banks. All rate locks were cancelled and all deposits in connection with these agreements were refunded to the Company in April 2008.
16. LINE OF CREDIT
          On December 7, 2007, the Company entered into a $75.0 million credit agreement by and among the Company, the guarantors named therein, and the financial institutions defined therein as lender parties, with Deutsche Bank Trust Company Americas, as lender and administrative agent (the “Credit Facility”). The Company was restricted to solely use the line of credit for investments, acquisitions, working capital, equity interest repurchase or exchange, and other general corporate purposes. The line bore interest at either the prime rate or LIBOR based rates, as the Company may choose on each of its borrowings, plus an applicable margin ranging from 1.50% to 2.50% based on the Company’s Debt/Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) ratio as defined in the credit agreement.
          The Company entered into four amendments to its Credit Facility on August 5, 2008, November 4, 2008, May 20, 2009 and September 30, 2009. In conjunction with the third amendment, the Company issued warrants to the lenders giving them the right, commencing October 1, 2009, to purchase common stock of the Company equal to 15% of the common stock of the Company on a fully diluted basis as of such date. The Company calculated the fair value of the warrants to be $534,000 and recorded such amount in shareowners’ equity with a corresponding debt discount to the line of credit balance. Such debt discount amount was fully amortized into interest expense as of December 31, 2009 as a result of the repayment of the Credit Facility as discussed below. The final amendment, among other things, extended the time to effect a recapitalization under its Credit Facility from September 30, 2009 to November 30, 2009. Pursuant to the final amendment, the Company also received the right to prepay its Credit Facility in full at any time on or prior to November 30, 2009 at a discounted amount equal to 65% of the aggregate principal amount outstanding. On November 6, 2009, concurrently with the closing of the private placement of 12% Preferred Stock (see Note 19), the Company repaid its Credit Facility in full at the discounted amount equal to $43.4 million and the Credit Facility was terminated in accordance with its terms. As a result of the early repayment of the Credit Facility, the Company recorded a gain on early extinguishment of debt of $21.9 million, or $0.35 per common share, net of expenses.

GRUBB & ELLIS COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
17. SENIOR NOTES
          From August 2006 to January 2007, NNN Collateralized Senior Notes, LLC (the “Senior Notes Program”), a wholly owned subsidiary of the Company, issued $16.3 million of notes which mature in 2011 and bear interest at a rate of 8.75% per annum. Interest on the notes is payable monthly in arrears on the first day of each month, commencing on the first day of the month occurring after issuance. The notes mature five years from the date of first issuance of any of such notes, with two one-year options to extend the maturity date of the notes at the Senior Notes Program’s option. The interest rate will increase to 9.25% per annum during any extension. The Senior Notes Program has the right to redeem the notes, in whole or in part, at: (1) 102.0% of their principal amount plus accrued interest any time after January 1, 2008; (2) 101.0% of their principal amount plus accrued interest any time after July 1, 2008; and (3) par value after January 1, 2009. The notes are the Senior Notes Program’s senior obligations, ranking pari passu in right of payment with all other senior debt incurred and ranking senior to any subordinated debt it may incur. The notes are effectively subordinated to all present or future debt secured by real or personal property to the extent of the value of the collateral securing such debt. The notes are secured by a pledge of the Senior Notes Program’s membership interest in NNN Series A Holdings, LLC, which is the Senior Notes Program’s wholly owned subsidiary for the sole purpose of making the investments. Each note is guaranteed by Grubb & Ellis Realty Investors, LLC (“GERI”). The guarantee is secured by a pledge of GERI membership interest in the Senior Notes Program.
          As of December 31, 2009 and 2008, the Senior Notes Program’s balance is reflected in the table below:

				December 31,
Ownership	Subsidiary	Date Issued	Maturity Date	2009	2009	Current Rate	Call Date
				(In thousands)
100%	Senior Notes Program	08/01/2006	08/01/2011	$16,277	$16,277	8.75%	N/A
18. PROPERTIES HELD FOR SALE AND DISCONTINUED OPERATIONS
          A summary of the balance sheet information for properties held for sale is as follows:

	December 31,	December 31,
(In thousands)	2009	2008
Restricted cash	$—	$23,459
Properties held for sale including investments in unconsolidated entities	—	78,708
Identified intangible assets and other assets	—	25,747

Total assets	$—	$127,914

Notes payable of properties held for sale including investments in unconsolidated entities	$—	$108,959
Liabilities of properties held for sale	—	9,257

Total liabilities	$—	$118,216

          Pursuant to the requirements of the Property, Plant, and Equipment Topic, the Company assessed the value of the properties held for sale. The Company generally uses a discounted cash flow model to estimate the fair value of its properties held for sale unless better market comparable data is available. Management uses its best estimate in determining the key assumptions, including the expected holding period, future occupancy levels, capitalization rates, discount rates, rental rates, lease-up periods and capital expenditure requirements. The estimated fair value is further adjusted for anticipated selling expenses. This valuation review resulted in the Company recognizing real estate related impairments of approximately $28.9 million during the year ended December 31, 2008 which is included in discontinued operations as of December 31, 2008. There were no real estate related impairments related to properties held for sale recognized during the years ended December 31, 2009 or December 31, 2007.
          On June 3, 2009, the Company completed the sale of Danbury Corporate Center for $72.4 million. The Company recognized a loss on sale of $1.1 million.
          On December 29, 2009, GERA Abrams Centre LLC (“Abrams”) and GERA 6400 Shafer LLC (“Shafer”) modified the terms of its $42.5 million loan initially due on July 9, 2009. The amendment to the loan provided, among other things, for an extension of the term of the loan until March 31, 2010. In addition, the principal balance of the Loan was reduced from $42.5 million to $11.0 million in connection with the transfer of the Shafer Property to an affiliate of the lender for nominal consideration pursuant to a special warranty deed that was recorded on December 29, 2009.

GRUBB & ELLIS COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
          Pursuant to the amendment, the lender remains obligated under the loan, in its reasonable discretion, to fund any shortfalls relating to tenant improvements and leasing commission expenses and to fund any operational shortfalls and debt service, provided that there is no event of default existing with respect to the Loan. The Amendment also grants the lender a call option, and the borrower a put option, with respect to the Abrams Property through the Loan Extension Date. Each of the Lender’s call option and the Borrower’s put option requires 10 business days prior written notice and provides for the transfer of the Abrams Property pursuant to a deed identical in all material respects to the Special Warranty Deed that was executed with respect to the Shafer Property. If neither the put option nor the call option is exercised by March 30, 2010, the Borrower has the right to file a deed conveying the Abrams Property to the Lender or its designee on March 31, 2010. The Amendment also released the borrower and the guarantor under the Loan, from and against any claims, obligations and/or liabilities that the Lender or any of party related to or affiliated with the Lender, whether known or unknown, that such party had, has or may have in the future, arising from or related to the Loan.
          In connection with the completion of the deed in lieu of foreclosure on the Shafer property prior to December 31, 2009, the Company deconsolidated the property and related assets and liabilities. Additionally, the Abrams property and related assets and liabilities were deconsolidated pursuant to the Consolidation Topic due to the loss of control over this property, of which the fair value of the assets and liabilities totaled $6.7 million as of December 31, 2009. The Company recognized a gain on extinguishment of debt of $13.3 million, or $0.21 per common share, during the year ended December 31, 2009 related to the deconsolidation of the Shafer and Abrams properties. As the Shafer and Abrams properties were effectively abandoned under the accounting standards, the results of operations were reclassified to discontinued operations.
          The investments in unconsolidated entities held for sale represent the Company’s interest in certain real estate properties that it holds through various limited liability companies. In accordance with the requirements of the Real Estate — Sales Topic, and the Property, Plant and Equipment Topic, the Company treats the disposition of these interests similar to the disposition of real estate it holds directly. In addition, pursuant to the requirements of the Consolidation Topic, when the Company is no longer the primary beneficiary of the LLC, the Company deconsolidates the LLC.
          During the year ended December 31, 2008, the Company sold interests in certain real estate properties that it holds through various consolidated LLCs resulting in the deconsolidation of the LLCs and a decrease of approximately $198.0 million in properties held for sale including investments in unconsolidated entities. These non-cash transactions concurrently resulted in a decrease in restricted cash of approximately $20.7 million, a decrease in other assets, identified intangible assets and other assets held for sale of approximately $48.4 million, a decrease in investments in unconsolidated entities of approximately $34.6 million, a decrease in accounts payable and accrued expenses of approximately $13.5 million, a decrease in notes payable of properties held for sale including investments in unconsolidated entities of approximately $180.2 million, a decrease in noncontrolling interest liability of approximately $27.6 million, a decrease in other liabilities of approximately $1.3 million and an increase in proceeds from related parties of approximately $79.1 million.
          During the year ended December 31, 2007, the Company sold interests in certain real estate properties that it holds through various consolidated LLCs resulting in the deconsolidation of the LLCs and a decrease of approximately $290.3 million in properties held for sale including investments in unconsolidated entities. These non-cash transactions concurrently resulted in a decrease in restricted cash of approximately $33.5 million, a decrease in other assets, identified intangible assets and other assets held for sale of approximately $48.9 million, a decrease in accounts payable and accrued expenses of approximately $8.6 million, a decrease in notes payable of properties held for sale including investments in unconsolidated entities of approximately $238.1 million, a decrease in noncontrolling interest liability of approximately $19.4 million, a decrease in other liabilities of approximately $3.7 million and an increase in proceeds from related parties of approximately $102.9 million.
          In instances when the Company expects to have significant ongoing cash flows or significant continuing involvement in the component beyond the date of sale, the income (loss) from certain properties held for sale continue to be fully recorded within the continuing operations of the Company through the date of sale. The net results of discontinued operations and the net gain on dispositions of properties sold or classified as held for sale as of December 31, 2009, in which the Company has no significant ongoing cash flows or significant continuing involvement, are reflected in the consolidated statements of operations as discontinued operations. The Company will receive certain fee income from these properties on an ongoing basis that is not considered significant when compared to the operating results of such properties.

GRUBB & ELLIS COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
          The following table summarizes the income (loss) and expense components — net of taxes that comprised discontinued operations for the years ended December 31, 2009, 2008 and 2007:

	Year Ended December 31,
(In thousands)	2009	2008	2007
Rental income	$10,103	$23,325	$10,471
Rental expense	(8,779)	(16,182)	(5,210)
Depreciation and amortization	—	(8,030)	(417)
Interest expense (including amortization of deferred financing costs)	(2,867)	(7,522)	(6,442)
Real estate related impairments	(6,612)	(31,237)	—
Tax benefit	3,199	15,368	638

Loss from discontinued operations — net of taxes	(4,956)	(24,278)	(960)
Gain on disposal of discontinued operations — net of taxes ($4.8 million, $0.2 million and $0.2 million for the years ended December 31, 2009, 2008 and 2007, respectively)	7,442	357	252

Total income (loss) from discontinued operations	$2,486	$(23,921)	$(708)

19. PREFERRED STOCK
          On October 2, 2009, the Company issued a $5.0 million senior subordinated convertible note (the “Note”) to Kojaian Management Corporation. Kojaian Management Corporation is an affiliate of a director of the Company. The Note (i) bore interest at twelve percent (12%) per annum, (ii) was co-terminus with the term of the Credit Facility (including if the Credit Facility was terminated pursuant to the Discount Prepayment Option), (iii) was unsecured and fully subordinate to the Credit Facility, and (iv) in the event the Company issues or sells equity securities in connection with or pursuant to a transaction with a non-affiliate of the Company while the Note was outstanding, at the option of the holder of the Note, the principal amount of the Note then outstanding was convertible into those equity securities of the Company issued or sold in such non-affiliate transaction. In connection with the issuance of the Note, Kojaian Management Corporation, the lenders to the Credit Facility and the Company entered into a subordination agreement.
          During the fourth quarter of 2009, the Company completed a private placement of 965,700 shares of 12% cumulative participating perpetual convertible preferred stock, par value $0.01 per share (“Preferred Stock”), to qualified institutional buyers and other accredited investors, including directors, executive officers and employees of the Company. In conjunction with the offering, the entire $5.0 million principal balance of the Note was converted into Preferred Stock at the offering price and the holder of the Note received accrued interest of approximately $57,000. In addition, the holder of the Note also purchased an additional $5.0 million of Preferred Stock at the offering price.
          Each share of Preferred Stock is convertible, at the holder’s option, into the Company’s common stock, par value $.01 per share at a conversion rate of 60.606 shares of common stock for each share of Preferred Stock, which represents a conversion price of approximately $1.65 per share of common stock, a 10.0% premium to the closing price of the common stock on October 22, 2009.
          Upon the closing of the sale of the Preferred Stock, the Company received net cash proceeds of approximately $90.1 million after deducting the initial purchaser’s discounts and certain offering expenses and after giving effect to the conversion of the $5.0 million subordinated note. A portion of proceeds were used to pay in full borrowings under the Credit Facility then outstanding of $66.8 million for a reduced amount equal to $43.4 million, with the balance of the proceeds to be used for general corporate purposes.
          The terms of the Preferred Stock provide for cumulative dividends from and including the date of original issuance in the amount of $12.00 per share each year. Dividends on the Preferred Stock will be payable when, as and if declared, quarterly in arrears, on March 31, June 30, September 30 and December 31, beginning on December 31, 2009. In addition, in the event of any cash distribution to holders of the Common Stock, holders of Preferred Stock will be entitled to participate in such distribution as if such holders had converted their shares of Preferred Stock into Common Stock.
          If the Company fails to pay the quarterly Preferred Stock dividend in full for two consecutive quarters, the dividend rate will automatically be increased by .50% of the initial liquidation preference per share per quarter (up to a maximum amount of increase of 2% of the initial liquidation preference per share) until cumulative dividends have been paid in full. In addition, subject to certain limitations, in the event the dividends on the Preferred Stock are in arrears for six or more quarters, whether or not consecutive, holders representing a majority of the shares of Preferred Stock voting together as a class with holders of any other class or series of preferred stock upon which like voting rights have been conferred and are exercisable will be entitled to nominate and vote for the election of two additional directors to serve on the board of directors until all unpaid dividends with respect to the Preferred Stock and any other class or series of preferred stock upon which like voting rights have been conferred or are exercisable have been paid or declared and a sum sufficient for payment has been set aside therefore.

GRUBB & ELLIS COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
          During the six-month period following November 6, 2009, if the Company issues any securities, other than certain permitted issuances, and the price per share of the Common Stock (or the equivalent for securities convertible into or exchangeable for Common Stock) is less than the then current conversion price of the Preferred Stock, the conversion price will be reduced pursuant to a weighted average anti-dilution formula.
          Holders of Preferred Stock may require the Company to repurchase all, or a specified whole number, of their Preferred Stock upon the occurrence of a “Fundamental Change” (as defined in the Certificate of Designations) with respect to any Fundamental Change that occurs (i) prior to November 15, 2014, at a repurchase price equal to 110% of the sum of the initial liquidation preference plus accumulated but unpaid dividends, and (ii) from November 15, 2014 until prior to November 15, 2019, at a repurchase price equal to 100% of the sum of the initial liquidation preference plus accumulated but unpaid dividends. On or after November 15, 2014, the Company may, at its option, redeem the Preferred Stock, in whole or in part, by paying an amount equal to 110% of the sum of the initial liquidation preference per share plus any accrued and unpaid dividends to and including the date of redemption.
          In the event of certain events that constitute a “Change in Control” (as defined in the Certificate of Designations) prior to November 15, 2014, the conversion rate of the Preferred Stock will be subject to increase. The amount of the increase in the applicable conversion rate, if any, will be based on the date in which the Change in Control becomes effective, the price to be paid per share with respect to the Common Stock and the transaction constituting the Change in Control.
          The Company entered into a registration rights agreement with one of the lead investors (and its affiliates) with respect to 125,000 of such shares of Preferred Stock, and the Common Stock issuable upon the conversion of such Preferred Stock, that was acquired by such lead investor (and affiliates) in the Offering. The registration of the shares became effective on December 29, 2009. No other purchasers of the Preferred Stock in the Offering have the right to have their shares of Preferred Stock, or shares of Common Stock issuable upon conversion of such Preferred Stock, registered. In addition, subject to certain limitations, the lead investor who acquired the registration rights also has certain preemptive rights in the event the Company issues for cash consideration any Common Stock or any securities convertible into or exchangeable for Common Stock (or any rights, warrants or options to purchase any such Common Stock) during the six-month period subsequent to the closing of the Offering. Such preemptive right is intended to permit such lead investor to maintain its pro rata ownership of the Preferred Stock acquired in the Offering.
          Except as otherwise provided by law, the holders of the Preferred Stock vote together with the holders of common stock as one class on all matters on which holders of common stock vote. Holders of the Preferred Stock when voting as a single class with holders of common stock are entitled to voting rights equal to the number of shares of Common Stock into which the Preferred Stock is convertible, on an “as if” converted basis. Holders of Preferred Stock vote as a separate class with respect to certain matters.
          Upon any liquidation, dissolution or winding up of the Company, holders of the Preferred Stock will be entitled, prior to any distribution to holders of any securities ranking junior to the Preferred Stock, including but not limited to the Common Stock, and on a pro rata basis with other preferred stock of equal ranking, a cash liquidation preference equal to the greater of (i) 110% of the sum of the initial liquidation preference per share plus accrued and unpaid dividends thereon, if any, from November 6, 2009, the date of the closing of the Offering, and (ii) an amount equal to the distribution amount each holder of Preferred Stock would have received had all shares of Preferred Stock been converted to Common Stock.
          On December 11, 2009, the Board of Directors declared a dividend of $1.8333 per share on the Company’s 12% Cumulative Participating Perpetual Convertible Preferred Stock to shareowners of record as of December 21, 2009, which was paid on December 31, 2009.
          Management accounted for the Preferred Stock transaction in accordance with the requirements of the Derivatives and Hedging Topic and Distinguishing Liabilities and Equity Topic. Pursuant to those topics, Management determined that the Preferred Stock should be accounted for as a single instrument as the terms of the Preferred Stock do not include any embedded derivatives that would require bifurcation from the host instrument. Pursuant to the Distinguishing Liabilities and Equity Topic, Management determined that the Preferred Stock should not be classified as a liability as the characteristics of the Preferred Stock are more closely related to equity as there is no mandatory redemption date. According to the terms of the Preferred Stock, the Preferred Stock will only become redeemable at the option of the holder upon (i) a fundamental change or (ii) the Company’s failure to amend its Certificate of Incorporation within 120 days of the date of issuance of the Preferred Stock, which was not considered probable. The Company amended its Certificate of Incorporation as required by the Preferred Stock articles. In addition, Management determined that there are various events and circumstances that would allow for redemption of the Preferred Stock at the option of the holders, however, several of these redemption events are not within the Company’s control and, therefore, the Preferred Stock should be classified outside of permanent equity in accordance with the Distinguishing Liabilities and Equity Topic as these events were assessed as not probable of becoming redeemable.

GRUBB & ELLIS COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
20. COMMITMENTS AND CONTINGENCIES
          Operating Leases — The Company has non-cancelable operating lease obligations for office space and certain equipment ranging from one to ten years, and sublease agreements under which the Company acts as a sublessor. The office space leases often times provide for annual rent increases, and typically require payment of property taxes, insurance and maintenance costs.
          Rent expense under these operating leases was approximately $24.1 million, $23.2 million and $4.3 million for the years ended December 31, 2009, 2008 and 2007, respectively. Rent expense is included in general and administrative expense in the accompanying consolidated statements of operations.
          As of December 31, 2009, future minimum amounts payable under non-cancelable operating leases are as follows for the years ending December 31:

(In thousands)
2010	$24,580
2011	21,829
2012	19,494
2013	13,899
2014	8,898
Thereafter	15,510

$104,210

          The Company subleases certain office spaces to third parties. The total future minimum rental income to be received under these non-cancellable subleases is $8.6 million as of December 31, 2009.
          Operating Leases — Other — The Company is a master lessee of seven multi-family residential properties in various locations under non-cancelable leases. The leases, which commenced in various months and expire from June 2015 through March 2016, require minimum monthly payments averaging $795,000 over the 10-year period. Rent expense under these operating leases was approximately $9.2 million, $9.4 million and $8.6 million, for the years ended December 31, 2009, 2008 and 2007, respectively. As of December 31, 2009, rental related expense, based on contractual amounts due, is as follows for the years ending December 31:

Rental
Related
(In thousands)	Expense
2010	$10,766
2011	10,942
2012	10,942
2013	10,942
2014	10,942
Thereafter	8,852

$63,386

          The Company subleases these multifamily spaces to third parties for no more than one year. Rental income from these subleases was approximately $15.1 million, $16.4 million and $16.4 million for the years ended December 31, 2009, 2008 and 2007, respectively.
          The Company is also a 50% joint venture partner of four multi family residential properties in various locations under non-cancelable leases. The leases, which commenced in various months and expire from November 2014 through January 2015, require minimum monthly payments averaging $372,000 over the 10-year period. Rent expense under these operating leases was approximately $4.5 million, $4.5 million and $4.3 million, for the years ended December 31, 2009, 2008 and 2007, respectively. As of December 31, 2009, rental related expense, based on contractual amounts due, is as follows for the years ending December 31:

GRUBB & ELLIS COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(In thousands)
2010	$4,474
2011	4,474
2012	4,474
2013	4,474
2014	4,405
Thereafter	113

$22,414

          The Company subleases these multifamily spaces to third parties for no more than one year. Rental income from these subleases was approximately $8.9 million, $9.0 million and $8.4 million for the years ended December 31, 2009, 2008 and 2007, respectively.
          As of December 31, 2009, the Company had recorded liabilities totaling $9.1 million related to such master lease arrangements, consisting of $5.2 million of cumulative deferred revenues relating to acquisition fees and loan fees received from 2004 through 2006 and $3.9 million of additional loss reserves which were recorded in 2008 and 2009.
          TIC Program Exchange Provision — Prior to the Merger, NNN entered into agreements in which NNN agreed to provide certain investors with a right to exchange their investment in certain TIC programs for an investment in a different TIC program. NNN also entered into an agreement with another investor that provided the investor with certain repurchase rights under certain circumstances with respect to their investment. The agreements containing such rights of exchange and repurchase rights pertain to initial investments in TIC programs totaling $31.6 million. In July 2009 the Company received notice from an investor of their intent to exercise such rights of exchange and repurchase with respect to an initial investment totaling $4.5 million. The Company is currently evaluating such notice to determine the nature and extent of the right of such exchange and repurchase, if any.
          The Company deferred revenues relating to these agreements of $0.3 million, $1.0 million and $0.4 million for the years ended December 31, 2009, 2008 and 2007, respectively. Additional losses of $4.7 million and $14.3 million related to these agreements were incurred during the years ended December 31, 2009 and 2008, respectively, to reflect the impairment in value of properties underlying the agreements with investors. As of December 31, 2009 the Company had recorded liabilities totaling $22.8 million related to such agreements, which is included in other current liabilities, consisting of $3.8 million of cumulative deferred revenues and $19.0 million of additional losses related to these agreements. In addition, the Company is joint and severally liable on the non-recourse mortgage debt related to these TIC programs totaling $277.0 million and $277.8 million as of December 31, 2009 and 2008, respectively. This mortgage debt is not consolidated as the LLCs account for the interests in the Company’s TIC investments under the equity method and the non-recourse mortgage debt does not meet the criteria under the Transfers and Servicing Topic for recognizing the share of the debt assumed by the other TIC interest holders for consolidation. The Company considers the third-party TIC holders’ ability and intent to repay their share of the joint and several liability in evaluating the recoverability of the Company’s investment in the TIC program.
          Capital Lease Obligations — The Company leases computers, copiers, and postage equipment that are accounted for as capital leases (See Note 14 of for additional information).
          General — The Company is involved in various claims and lawsuits arising out of the ordinary conduct of its business, as well as in connection with its participation in various joint ventures and partnerships, many of which may not be covered by the Company’s insurance policies. In the opinion of management, the eventual outcome of such claims and lawsuits is not expected to have a material adverse effect on the Company’s financial position or results of operations.
          Guarantees — From time to time the Company provides guarantees of loans for properties under management. As of December 31, 2009, there were 146 properties under management with loan guarantees of approximately $3.5 billion in total principal outstanding with terms ranging from one to 10 years, secured by properties with a total aggregate purchase price of approximately $4.8 billion. As of December 31, 2008, there were 151 properties under management with loan guarantees of approximately $3.5 billion in total principal outstanding with terms ranging from one to 10 years, secured by properties with a total aggregate purchase price of approximately $4.8 billion. In addition, the consolidated VIEs and unconsolidated VIEs are jointly and severally liable on the non-recourse mortgage debt related to the interests in the Company’s TIC investments totaling $277.0 million and $154.8 million as of December 31, 2009, respectively.

GRUBB & ELLIS COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
          The Company’s guarantees consisted of the following as of December 31, 2009 and 2008:

	December 31,
(In thousands)	2009	2008
Non-recourse/carve-out guarantees of debt of properties under management(1)	$3,416,849	$3,372,007
Non-recourse/carve-out guarantees of the Company’s debt(1)	$97,000	$97,000
Recourse guarantees of debt of properties under management	$33,898	$42,426
Recourse guarantees of the Company’s debt(2)	$10,000	$10,000

(1)	A “non-recourse/carve-out” guarantee imposes personal liability on the guarantor in the event the borrower engages in certain acts prohibited by the loan documents. Each non-recourse carve-out guarantee is an individual document entered into with the mortgage lender in connection with the purchase or refinance of an individual property. While there is not a standard document evidencing these guarantees, liability under the non-recourse carve-out guarantees generally may be triggered by, among other things, any or all of the following:
•	a voluntary bankruptcy or similar insolvency proceeding of any borrower;
•	a “transfer” of the property or any interest therein in violation of the loan documents;
•	a violation by any borrower of the special purpose entity requirements set forth in the loan documents;
•	any fraud or material misrepresentation by any borrower or any guarantor in connection with the loan;
•	the gross negligence or willful misconduct by any borrower in connection with the property, the loan or any obligation under the loan documents;
•	the misapplication, misappropriation or conversion of (i) any rents, security deposits, proceeds or other funds, (ii) any insurance proceeds paid by reason of any loss, damage or destruction to the property, and (iii) any awards or other amounts received in connection with the condemnation of all or a portion of the property;
•	any waste of the property caused by acts or omissions of borrower of the removal or disposal of any portion of the property after an event of default under the loan documents; and
•	the breach of any obligations set forth in an environmental or hazardous substances indemnification agreement from borrower.
          Certain violations (typically the first three listed above) render the entire debt balance recourse to the guarantor regardless of the actual damage incurred by lender, while the liability for other violations is limited to the damages incurred by the lender. Notice and cure provisions vary between guarantees. Generally the guarantor irrevocably and unconditionally guarantees to the lender the payment and performance of the guaranteed obligations as and when the same shall be due and payable, whether by lapse of time, by acceleration or maturity or otherwise, and the guarantor covenants and agrees that it is liable for the guaranteed obligations as a primary obligor. As of December 31, 2009, to the best of the Company’s knowledge, there is no amount of debt owed by the Company as a result of the borrowers engaging in prohibited acts.

(2)	In addition to the $10.0 million principal guarantee, the Company has guaranteed any shortfall in the payment of interest on the unpaid principal amount of the mortgage debt on one owned property.
          Management initially evaluates these guarantees to determine if the guarantee meets the criteria required to record a liability in accordance with the requirements of the Guarantees Topic. Any such liabilities were insignificant as of December 31, 2009 and 2008. In addition, on an ongoing basis, the Company evaluates the need to record additional liability in accordance with the requirements of the Contingencies Topic. As of December 31, 2009 and 2008, the Company had recourse guarantees of $33.9 million and $42.4 million, respectively, relating to debt of properties under management. As of December 31, 2009, approximately $9.8 million of these recourse guarantees relate to debt that has matured or is not currently in compliance with certain loan covenants. In evaluating the potential liability relating to such guarantees, the Company considers factors such as the value of the properties secured by the debt, the likelihood that the lender will call the guarantee in light of the current debt service and other factors. As of December 31, 2009 and 2008, the Company recorded a liability of $3.8 million and $9.1 million, respectively, which is included in other current liabilities, related to its estimate of probable loss related to recourse guarantees of debt of properties under management which matured in January and April 2009.

GRUBB & ELLIS COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
          Investment Program Commitments — During June and July 2009, the Company revised the offering terms related to certain investment programs which it sponsors, including the commitment to fund additional property reserves and the waiver or reduction of future management fees and disposition fees. The Company recorded a liability for future funding commitments as of December 31, 2009 for these investment programs totaling $1.3 million to fund TIC program reserves.
          Environmental Obligations — In the Company’s role as property manager, it could incur liabilities for the investigation or remediation of hazardous or toxic substances or wastes at properties the Company currently or formerly managed or at off-site locations where wastes were disposed. Similarly, under debt financing arrangements on properties owned by sponsored programs, the Company has agreed to indemnify the lenders for environmental liabilities and to remediate any environmental problems that may arise. The Company is not aware of any environmental liability or unasserted claim or assessment relating to an environmental liability that the Company believes would require disclosure or the recording of a loss contingency as of December 31, 2009 and 2008.
          Real Estate Licensing — In connection with NNN’s 144A financing transaction in November 2006, Mr. Thompson, Louis J. Rogers, former President of GERI, and Jeffrey T. Hanson, the Company’s Chief Investment Officer, agreed to forfeit to the Company up to an aggregate of 4,124,120 escrowed shares of the Company’s common stock in the event of any claims or liabilities during the period November 16, 2006 through November 16, 2009 related to the failure of NNN’s subsidiaries to comply with real estate broker licensing requirements in all states where they conducted business. In addition, Mr. Thompson agreed to indemnify the Company for an additional $9.4 million in cash to the extent such claims or liabilities exceeded the deemed $46.9 million value of these shares. As of November 16, 2009, no claims or liabilities occurred, these obligations terminated and the shares were released. As of December 31, 2009, there have been no claims, and the Company cannot assess or estimate whether it will incur any losses as a result of the foregoing.
          Alesco Seed Capital — On November 16, 2007, the Company completed the acquisition of a 51% membership interest in Grubb & Ellis Alesco Global Advisors, LLC (“Alesco”). Pursuant to the Intercompany Agreement between the Company and Alesco, dated as of November 16, 2007, the Company committed to invest $20.0 million in seed capital into the open and closed end real estate funds that Alesco expects to launch. Additionally, upon achievement of certain earn-out targets, the Company would be required to purchase up to an additional 27% interest in Alesco for $15.0 million. The Company is allowed to use $15.0 million of seed capital to fund the earn-out payments. As of December 31, 2009, the Company has invested $0.5 million in seed capital into the open and closed end real estate funds that Alesco launched during 2008. In January 2010, the Company invested an additional $1.0 million in seed capital.
          Deferred Compensation Plan — During 2008, the Company implemented a deferred compensation plan that permits employees and independent contractors to defer portions of their compensation, subject to annual deferral limits, and have it credited to one or more investment options in the plan. As of December 31, 2009 and December 31, 2008, $3.3 million and $1.7 million, respectively, reflecting the non-stock liability under this plan were included in accounts payable and accrued expenses. The Company has purchased whole-life insurance contracts on certain employee participants to recover distributions made or to be made under this plan and as of December 31, 2009 and 2008 have recorded the cash surrender value of the policies of $1.0 million and $1.1 million, respectively, in prepaid expenses and other assets.
          In addition, the Company awards “phantom” shares of Company stock to participants under the deferred compensation plan. As of December 31, 2009 and 2008, the Company awarded an aggregate of 6.0 million and 5.4 million phantom shares, respectively, to certain employees with an aggregate value on the various grant dates of $23.0 million and $22.5 million, respectively. As of December 31, 2009, an aggregate of 5.6 million phantom share grants were outstanding. Generally, upon vesting, recipients of the grants are entitled to receive the number of phantom shares granted, regardless of the value of the shares upon the date of vesting; provided, however, grants with respect to 900,000 phantom shares had a guaranteed minimum share price ($3.1 million in the aggregate) that will result in the Company paying additional compensation to the participants should the value of the shares upon vesting be less than the grant date value of the shares. The Company accounts for additional compensation relating to the “guarantee’ portion of the awards by measuring at each reporting date the additional payment that would be due to the participant based on the difference between the then current value of the shares awarded and the guaranteed value. This award is then amortized on a straight-line basis as compensation expense over the requisite service (vesting) period, with an offset to deferred compensation liability.
21. EARNINGS (LOSS) PER SHARE
          The Company computes earnings per share in accordance with the requirements of the Earnings Per Share Topic. Under the Topic, basic earnings (loss) per share is computed using the weighted-average number of common shares outstanding during the period. Diluted earnings (loss) per share is computed using the weighted-average number of common and common equivalent shares of stock outstanding during the periods utilizing the treasury stock method for stock options and unvested restricted stock.

GRUBB & ELLIS COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
          On December 7, 2007, pursuant to the Merger Agreement (i) each issued and outstanding share of common stock of NNN was automatically converted into 0.88 of a share of common stock of the Company, and (ii) each issued and outstanding stock option of NNN, exercisable for common stock of NNN, was automatically converted into the right to receive stock option exercisable for common stock of the Company based on the same 0.88 share conversion ratio.
          Unless otherwise indicated, all pre-merger NNN share data have been adjusted to reflect the 0.88 conversion as a result of the Merger.
          The following is a reconciliation between weighted-average shares used in the basic and diluted earnings (loss) per share calculations:

	Year Ended December 31,
(In thousands, except per share amounts)	2009	2008	2007
Numerator for earnings per share — basic:
(Loss) income from continuing operations	$(82,985)	$(318,668)	$23,741
Less: Net loss (income) attributable to noncontrolling interests	1,661	11,719	(1,961)
Less: Preferred dividends	(1,770)	—	—
Less: Income allocated to participating shareowners	—	—	(465)

(Loss) income from continuing operations attributable to Grubb & Ellis Company common shareowners	$(83,094)	$(306,949)	$21,315

Income (loss) from discontinued operations	$2,486	$(23,921)	$(708)
Less: Income allocated to participating security holders	—	—	—

Income (loss) from discontinued operations attributable to Grubb & Ellis Company common shareowners	$2,486	$(23,921)	$(708)

Income (loss) attributable to Grubb & Ellis Company	$(78,838)	$(330,870)	$21,072
Less: Preferred dividends	(1,770)	—	—
Less: Income allocated to participating security holders	—	—	(465)

Net income (loss) attributable to Grubb & Ellis Company common shareowners	$(80,608)	$(330,870)	$20,607

Denominator for earnings per share — basic:
Weighted-average number of common shares outstanding	63,645	63,515	38,652

Earnings per share — basic:
(Loss) income from continuing operations attributable to Grubb & Ellis Company common shareowners	$(1.31)	$(4.83)	$0.55

(Loss) income from discontinued operations attributable to Grubb & Ellis Company common shareowners	$0.04	$(0.38)	$(0.02)

(Loss) income per share attributable to Grubb & Ellis Company common shareowners	$(1.27)	$(5.21)	$0.53

Earnings per share — diluted(1):
(Loss) income from continuing operations attributable to Grubb & Ellis Company common shareowners	$(1.31)	$(4.83)	$0.55

(Loss) income from discontinued operations attributable to Grubb & Ellis Company common shareowners	$0.04	$(0.38)	$(0.02)

(Loss) income per share attributable to Grubb & Ellis Company common shareowners	$(1.27)	$(5.21)	$0.53

Total participating shareowners:
(as of the end of the period used to allocate earnings)
Preferred shares (as if converted to common shares)	58,527	—	—
Unvested restricted stock	3,601	2,014	1,432
Unvested phantom stock	5,523	5,337	—

Total participating shares	67,651	7,351	1,432

Total common shares outstanding	63,784	63,369	63,393

(1)	Outstanding non-vested restricted stock and options to purchase shares of common stock and restricted stock, the effect of which would be anti-dilutive, were approximately 4.1 million, 3.1 million and 2.0 million shares as of December 31, 2009, 2008 and 2007, respectively. These shares were not included in the computation of diluted earnings per share because an operating loss was reported or the option exercise price was greater than the average market price of the common shares for the respective periods. In addition, excluded from the calculation of diluted weighted-average common shares as of December 31, 2009 and 2008 were approximately 5.6 million and 5.2 million phantom shares, respectively, that may be awarded to employees related to the deferred compensation plan.

GRUBB & ELLIS COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
22. OTHER RELATED PARTY TRANSACTIONS
          Offering Costs and Other Expenses Related to Public Non-traded REITs — The Company, through its consolidated subsidiaries Grubb & Ellis Apartment REIT Advisor, LLC, Grubb & Ellis Healthcare REIT Advisor, LLC, and Grubb & Ellis Healthcare REIT II Advisor, LLC, bears certain general and administrative expenses in its capacity as advisor of Apartment REIT, Healthcare REIT (through September 20, 2009 when its advisory agreement terminated) and Healthcare REIT II, respectively, and is reimbursed for these expenses. However, Apartment REIT, Healthcare REIT and Healthcare REIT II will not reimburse the Company for any operating expenses that, in any four consecutive fiscal quarters, exceed the greater of 2.0% of average invested assets (as defined in their respective advisory agreements) or 25.0% of the respective REIT’s net income for such year, unless the board of directors of the respective REITs approve such excess as justified based on unusual or nonrecurring factors. All unreimbursable amounts are expensed by the Company.
          The Company also paid for the organizational, offering and related expenses on behalf of Apartment REIT for its initial offering that ended July 17, 2009 and Healthcare REIT for its initial offering (through August 28, 2009 when its dealer manager agreement terminated). These organizational, offering and related expenses include all expenses (other than selling commissions and the marketing support fee which generally represent 7.0% and 2.5% of the gross offering proceeds, respectively) to be paid by Apartment REIT and Healthcare REIT in connection with their initial offerings. These expenses only become the liability of Apartment REIT and Healthcare REIT to the extent other organizational and offering expenses do not exceed 1.5% of the gross proceeds of the initial offerings. As of December 31, 2009, 2008 and 2007, the Company had incurred expenses of $4.3 million, $3.8 million and $2.7 million, respectively, in excess of 1.5% of the gross proceeds of the Apartment REIT offering. During the year ended December 31, 2009, the additional $0.5 million of expenses incurred in connection with the Apartment REIT offering were fully reserved for and as of December 31, 2009, the $4.3 million in total expenses incurred were written off. As of December 31, 2008, the Company had recorded an allowance for bad debt of approximately $3.6 million, related to the Apartment REIT offering costs incurred as the Company believed that such amounts would not be reimbursed. As of December 31, 2009 and 2008, the Company did not incur expenses in excess of 1.5% of the gross proceeds of the Healthcare REIT offering. As of December 31, 2007, the Company had incurred expenses of $1.1 million in excess of 1.5% of the gross proceeds of the Healthcare REIT offering.
          The Company also pays for the organizational, offering and related expenses on behalf of Apartment REIT’s follow-on offering and Healthcare REIT II’s initial offering. These organizational and offering expenses include all expenses (other than selling commissions and a dealer manager fee which represent 7.0% and 3.0% of the gross offering proceeds, respectively) to be paid by Apartment REIT and Healthcare REIT II in connection with these offerings. These expenses only become a liability of Apartment REIT and Healthcare REIT II to the extent other organizational and offering expenses do not exceed 1.0% of the gross proceeds of the offerings. As of December 31, 2009 and 2008, the Company has incurred expenses of $1.6 million and $0, respectively, in excess of 1.0% of the gross proceeds of the Apartment REIT follow-on offering. As of December 31, 2009 and 2008, the Company has incurred expenses of $2.0 million and $0.1 million, respectively, in excess of 1.0% of the gross proceeds of the Healthcare REIT II initial offering. The Company anticipates that such amount will be reimbursed in the future from the offering proceeds of Apartment REIT and Healthcare REIT II.
          Management Fees — The Company provides both transaction and management services to parties, which are related to a principal shareowner and director of the Company (collectively, “Kojaian Companies”). In addition, the Company also pays asset management fees to the Kojaian Companies related to properties the Company manages on their behalf. Revenue, including reimbursable expenses related to salaries, wages and benefits, earned by the Company for services rendered to these affiliates, including joint ventures, officers and directors and their affiliates, was $6.7 million, $7.3 million and $0.5 million, respectively for the years ended December 31, 2009, 2008 and 2007.
          Other Related Party — GERI, which is wholly owned by the Company, owns a 50.0% managing member interest in Grubb & Ellis Apartment REIT Advisor, LLC and each of Grubb & Ellis Apartment Management, LLC and ROC REIT Advisors, LLC own a 25.0% equity interest in Grubb & Ellis Apartment REIT Advisor, LLC. As of December 31, 2009 and 2008, Andrea R. Biller, the Company’s General Counsel, Executive Vice President and Secretary, owned an equity interest of 18.0% of Grubb & Ellis Apartment Management, LLC and GERI owned an 82.0% interest. As of December 31, 2009 and 2008, Stanley J. Olander, the Company’s Executive Vice President — Multifamily, owned an equity interest of 33.3% of ROC REIT Advisors, LLC.
          GERI owns a 75.0% managing member interest in Grubb & Ellis Healthcare REIT Advisor, LLC and, therefore, consolidates Grubb & Ellis Healthcare REIT Advisor, LLC. Grubb & Ellis Healthcare Management, LLC owns a 25.0% equity interest in Grubb & Ellis Healthcare REIT Advisor, LLC. As of December 31, 2009 and 2008, each of Ms. Biller and Mr. Hanson, the Company’s Chief Investment Officer and GERI’s President, owned an equity interest of 18.0% of Grubb & Ellis Healthcare Management, LLC and GERI owned a 64.0% interest in Grubb & Ellis Healthcare Management, LLC.

GRUBB & ELLIS COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
          The grants of membership interests in Grubb & Ellis Apartment Management, LLC and Grubb & Ellis Healthcare Management, LLC to certain executives are being accounted for by the Company as a profit sharing arrangement. Compensation expense is recorded by the Company when the likelihood of payment is probable and the amount of such payment is estimable, which generally coincides with Grubb & Ellis Apartment REIT Advisor, LLC and Grubb & Ellis Healthcare REIT Advisor, LLC recording its revenue. There was no compensation expense related to the profit sharing arrangement with Grubb & Ellis Apartment Management, LLC, and therefore no distributions to any members, for the year ended December 31, 2009. Compensation expense related to this profit sharing arrangement associated with Grubb & Ellis Apartment Management, LLC includes distributions of $88,000 and $175,000, respectively, to Mr. Thompson, $85,000 and $159,000, respectively, to Scott D. Peters, the Company’s former President and Chief Executive Officer, and $122,000 and $159,000, respectively, to Ms. Biller for the years ended December 31, 2008 and 2007, respectively. Compensation expense related to this profit sharing arrangement associated with Grubb & Ellis Healthcare Management, LLC includes distributions of $44,000, $175,000 and $175,000 to Mr. Thompson, $0, $387,000 and $414,000 to Mr. Peters and $380,000, $548,000 and $414,000, to each of Ms. Biller and Mr. Hanson for the years ended December 31, 2009, 2008 and 2007, respectively.
          As of December 31, 2009 and 2008, respectively, the remaining 82.0% equity interest in Grubb & Ellis Apartment Management, LLC and the remaining 64.0% equity interest in Grubb & Ellis Healthcare Management, LLC were owned by GERI. Any allocable earnings attributable to GERI’s ownership interests are paid to GERI on a quarterly basis.
          The Company’s directors and officers, as well as officers, managers and employees have purchased, and may continue to purchase, interests in offerings made by the Company’s programs at a discount. The purchase price for these interests reflects the fact that selling commissions and marketing allowances will not be paid in connection with these sales. The net proceeds to the Company from these sales made net of commissions will be substantially the same as the net proceeds received from other sales.
          In September 2007, NNN acquired Cunningham Lending Group LLC (“Cunningham”), a company that was wholly owned by Mr. Thompson, for $255,000 in cash. Prior to the acquisition, Cunningham made unsecured loans to some of the properties under management by GERI. The loans, which bear interest at rates ranging from 8.0% to 12.0% per annum are reflected in advances to related parties on the Company’s balance sheet and are serviced by the cash flows from the programs. In accordance with the Consolidation Topic, the Company consolidates Cunningham in its financial statements.
          On November 6, 2009, the Company effected the private placement of 900,000 shares of its 12% Preferred Stock, to qualified institutional buyers and other accredited investors. In conjunction with the offering, the entire $5.0 million principal balance of the Note was converted into the 12% Preferred Stock at the offering price and the holder of the Note received accrued interest of approximately $57,000. In addition, certain of the Company’s directors, executive officers and employees also purchased 12% Preferred Stock in the private placement at the offering price as follows:
•	Kojaian Management Corporation, an affiliate of C. Michael Kojaian, purchased $10 million of 12% Preferred Stock (effected by the conversion of the $5.0 million principal balance of the Note with the Company into 12% Preferred Stock and the purchase of an additional $5.0 million of 12% Preferred Stock)
•	Thomas P. D’Arcy purchased $500,000 of 12% Preferred Stock
•	Devin I. Murphy purchased $100,000 of 12% Preferred Stock
•	Rodger D. Young purchased $50,000 of 12% Preferred Stock
•	Andrea R. Biller purchased $100,000 of 12% Preferred Stock
•	Jeffrey T. Hanson purchased $25,000 of 12% Preferred Stock
•	Richard W. Pehlke purchased $50,000 of 12% Preferred Stock
•	Jacob Van Berkel purchased $25,000 of 12% Preferred Stock
•	other employees who are not NEOs purchased an aggregate of $1,135,000 of 12% Preferred Stock

GRUBB & ELLIS COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
23. EMPLOYEE BENEFIT PLANS
Share-Based Incentive Plans
          Unless otherwise indicated, all pre-merger NNN share data have been adjusted to reflect the conversion as a result of the Merger (see Note 10).
          2006 Omnibus Equity Plan — In September 2006, NNN’s board of directors and then sole shareowner approved and adopted the 2006 Long-Term Incentive Plan (the “2006 Plan”). As a result of the merger of Grubb & Ellis and NNN, all issued and outstanding stock option awards under the 2006 Plan were merged into and are subject to the general provisions of the 2006 Omnibus Equity Plan (the “Omnibus Plan”). Awards previously issued pursuant to the 2006 Plan maintain all of the specific rights and characteristics as they held when originally issued, except for the number of shares represented within each award. The numbers of shares contained in awards issued under the 2006 Plan have been multiplied by a conversion factor of 0.88 to calculate a post-merger equivalent share amount for each award. In addition, the exercise price of any option award originally granted under the 2006 Plan has been divided by the same conversion factor of 0.88 to achieve a post-merger equivalent exercise price. All tables contained within this Note 23 of Notes to Consolidated Financial Statements have been retroactively restated to reflect the above conversion factors, effective as if the conversion had been calculated as of January 1, 2007, the earliest date presented.
          A total of 2,539,910 shares of common stock (plus restricted shares issuable to non-management directors pursuant to a formula contained in the plan) remained eligible for future grant under the Omnibus Plan as of December 31, 2009.
          Non-Qualified Stock Options. Non-qualified stock options, or NQSOs, provide for the right to purchase shares of common stock at a specified price not less than its fair market value on the date of grant, and usually will become exercisable (in the discretion of the administrator) in one or more installments after the grant date, subject to the completion of the applicable vesting service period or the attainment of pre-established performance goals.
          In terms of vesting periods, 1,105,219 stock options were granted and vested at the date of merger. Other stock options granted during the year ended December 31, 2007 vest in equal annual increments over the three years following the date of grant.
          These NQSOs are subject to a maximum term of ten years from the date of grant and are subject to earlier termination under certain conditions. Because these stock option awards were granted to the Company’s senior executive officers, no forfeiture rate has been assumed.
          The following table provides a summary of the Company’s stock option activity:

			Weighted-Average
			Remaining	Weighted-Average
		Weighted-Average	Contractual Term	Grant Date
	Number of Shares	Exercise Price per Share	(In Years)	Fair Value per Share
Options outstanding as of December 31, 2006	180,400	$11.36	9.87	$4.16

Options granted	610,940	$11.36		$3.61
Options forfeited or expired	(140,800)	$11.36		$3.78
Options converted and vested related to acquired company	1,105,219	$7.06		$3.60

Options outstanding as of December 31, 2007	1,755,759	$8.65	6.14	$3.65
Options exercised	(76,666)	$6.53		$4.23
Options forfeited or expired	(601,918)	$10.74		$2.12

Options outstanding as of December 31, 2008	1,077,175	$7.76	6.79	$4.51

Options forfeited or expired	(607,429)	$5.67		$3.31

Options outstanding as of December 31, 2009	469,746	$10.46	6.55	$3.78

Options vested and exercisable as of December 31, 2009	364,470	$10.20	6.40	$3.83

Options expected to vest as of December 31, 2009	105,276	$11.36	7.06	$3.61

Options vested and expected to vest as of December 31, 2009	469,746	$10.46	6.55	$3.78

          As of December 31, 2009, the strike price for all of the stock options is greater than the stock price, resulting in an intrinsic value of zero.

GRUBB & ELLIS COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
          The Compensation — Stock Compensation Topic requires companies to estimate the fair value of its stock option equity awards on the date of grant using an option-pricing model. The Company uses the Black-Scholes option-pricing model. The determination of the fair value of option-based awards using the Black-Scholes model incorporates various assumptions including exercise price, fair value at date of grant, volatility, and expected life of awards, risk-free interest rates and expected dividend yield. The expected volatility is based on the historical volatility of comparable publicly traded companies in the real estate sector over the most recent period commensurate with the estimated expected life of the Company’s stock options. The expected life of the Company’s stock options represents the average between the vesting and contractual term, pursuant to the requirements of the Compensation — Stock Compensation Topic. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants during the year ended December 31, 2007. (The Company did not grant any options during the years ended December 31, 2009 and 2008):

Year Ended
December 31,
2007
Exercise price	$8.59
Expected term (in years)	5.0
Risk-free interest rate	3.97%
Expected volatility	81.79%
Expected dividend yield	4.1%
Fair value at date of grant	$3.61
          Option valuation models require the input of subjective assumptions including the expected stock price volatility and expected life. For the years ended December 31, 2009, 2008 and 2007, the Company recognized share-based compensation related to stock option awards of $0.4 million, $0.6 million and $0.6 million, respectively. The related income tax benefit for the years ended December 31, 2009, 2008 and 2007 was $0.1 million, $0.2 million and $0.2 million, respectively. The total fair value of stock options that vested for the years ended December 31, 2009, 2008 and 2007 was $0.5 million, $0.8 million and $0.2 million, respectively. As of December 31, 2009, there was $24,000 in unrecognized compensation expense related to stock option awards that the Company expects to recognize over a weighted average period of one month.
          Restricted Stock. Restricted stock may be issued at such price, if any, and may be made subject to such restrictions (including time vesting or satisfaction of performance goals), as may be determined by the administrator. Restricted stock typically may be repurchased by the Company at the original purchase price, if any, or forfeited, if the vesting conditions and other restrictions are not met.
          The following table provides a summary of the Company’s restricted stock activity:

		Weighted-Average
		Grant Date
	Number of	Fair Value
	Shares	per Share
Non vested shares outstanding as of December 31, 2006	541,200	$10.83
Shares issued upon merger	40,000	$12.49
Shares issued	1,409,372	$10.31
Shares vested	(456,133)	$10.78
Shares forfeited	(102,667)	$10.89

Non vested shares outstanding as of December 31, 2007	1,431,772	$10.37
Shares issued	1,552,227	$3.06
Shares vested	(455,195)	$10.65
Shares forfeited	(514,792)	$9.79

Non vested shares outstanding as of December 31, 2008	2,014,012	$4.95
Shares issued(1)	2,711,565	$1.26
Shares vested	(612,077)	$6.61
Shares forfeited	(512,598)	$2.10

Non vested shares outstanding as of December 31, 2009	3,600,902	$2.29

(1)	Amount includes 2,000,000 restricted shares of the Company’s common stock that were awarded on November 16, 2009 to Thomas P. D’Arcy, the Company’s President and Chief Executive Officer. 1,000,000 of the restricted shares awarded to Mr. D’Arcy are subject to vesting over 3 years in equal annual increments of 1/3 each, commencing on the day immediately preceding the 1 year anniversary of the grant date (November 16, 2009). The other 1,000,000 restricted shares are subject to vesting based upon the market price of the Company’s common stock during the 3 year period beginning November 16, 2009. Specifically, (i) in the event that for any 30 consecutive trading days during the 3 year period commencing November 16, 2009 the volume weighted average closing price per share of the Company’s common stock is at least $3.50, then 50% of such restricted shares shall vest, and (ii) in the event that for any 30 consecutive trading days during the 3 year period commencing November 16, 2009 the volume weighted average closing price per share of the Company’s common stock is at least $6.00, then the remaining 50% of such restricted shares shall vest.

GRUBB & ELLIS COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
          The Company valued the restricted shares subject to market-based vesting criteria issued in 2009 with the following assumptions:

Term	Up to 3 years
Risk free rate	1.34%
Volatility	117%
Dividend yield	0.0%
Stock price on date of grant	$1.52
          The Company determined that the fair value of the restricted shares subject to vesting based upon the market price of the Company’s stock was approximately $1.2 million upon grant date and is amortizing the components of this award over the derived service period of approximately 245 and 341 days, for the two tranches with market-based vesting criteria.
          Total compensation expense recognized for restricted stock awards was $3.8 million, $7.8 million and $5.5 million for the years ended December 31, 2009, 2008 and 2007, respectively. The related income tax benefit for the years ended December 31, 2009, 2008 and 2007 was $1.4 million, $2.9 million and $2.2 million, respectively. As of December 31, 2009, there was $2.9 million of unrecognized compensation expense related to unvested restricted stock awards that the Company expects to recognize over a weighted average period of 18 months.
          Other Equity Awards — In accordance with the requirements of the Compensation — Stock Compensation Topic, share-based payments awarded to an employee of the reporting entity by a related party, or other holder of an economic interest in the entity, as compensation for services provided to the entity are share-based payment transactions to be accounted for under this Topic unless the transfer is clearly for a purpose other than compensation for services to the reporting entity. The economic interest holder is one who either owns 10.0% or more of an entity’s common stock or has the ability, directly or indirectly, to control or significantly influence the entity. The substance of such a transaction is that the economic interest holder makes a capital contribution to the reporting entity, and that entity makes a share-based payment to its employee in exchange for services rendered. The Topic also requires that the fair value of unvested stock options or awards granted by an acquirer in exchange for stock options or awards held by employees of the acquiree shall be determined at the consummation date of the acquisition. The incremental compensation cost shall be (1) the portion of the grant-date fair value of the original award for which the requisite service is expected to be rendered (or has already been rendered) at that date plus (2) the incremental cost resulting from the acquisition (the fair market value at the consummation date of the acquisition over the fair value of the original grant).
          On July 29, 2006, Mr. Thompson and Mr. Rogers agreed to transfer up to 15.0% of the outstanding common stock of Realty to Mr. Hanson, assuming he remained employed by the Company, in equal increments on July 29, 2007, 2008 and 2009. Due to the acquisition of Realty, the transfers were settled with 743,160 shares of the Company’s common stock (557,370 shares from Mr. Thompson and 185,790 shares from Mr. Rogers). Since Mr. Thompson and Mr. Rogers were affiliates who owned more than 10.0% of Realty’s common stock and had the ability, directly or indirectly, to control or significantly influence the entity, and the award was granted to Mr. Hanson in exchange for services provided to Realty which are vested upon completion of the respective service period, the fair value of the award was accounted for as share-based compensation in accordance with the Compensation — Stock Compensation Topic. These shares included rights to dividends or other distributions declared on or prior to July 29, 2009. As a result, the Company recognized $1.6 million, $2.8 million and $2.7 million in share-based compensation and a related income tax benefit (deferred tax asset) of $0.6 million, $1.1 million and $1.1 million for the years ended December 31, 2009, 2008 and 2007 respectively.
          On December 7, 2007, Mr. Thompson transferred 528,000 shares of his own Company common stock to Mr. Peters, which were to vest in equal annual increments over the five years following the date of grant. Since Mr. Thompson was an affiliate who owned more than 10.0% of the Company’s common stock and had the ability, directly or indirectly, to control or significantly influence the entity, and the award was granted to Mr. Peters in exchange for services provided to the Company which would vest upon completion of the respective service period, the fair value of the award was accounted for as share-based compensation in accordance with the Compensation — Stock Compensation Topic. These shares included rights to dividends or other distributions declared. As a result, the Company recognized $48,000 in share-based compensation and a related income tax benefit (deferred tax asset) of $19,000 for the year ended December 31, 2007.
          On July 10, 2008, Scott D. Peters resigned as the Company’s Chief Executive Officer and President, and as a consequence, the employment agreement between the Company and Mr. Peters was terminated in accordance with its terms. As such, previously recognized share-based compensation expense related to the transfer of shares, including accrued dividends or distributions declared, was reversed, along with forfeiture of all rights and interests. Additionally, there will be no further recognition of share-based compensation related to the unvested portion of the award.

GRUBB & ELLIS COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
          401k Plan — The Company adopted a 401(k) plan (the “Plan”) for the benefit of its employees. The Plan covers employees of the Company and eligibility begins the first of the month following the hire date. For the years ended December 31, 2009, 2008 and 2007, the Company contributed $0.8 million, $3.3 million and $0.8 million to the Plan, respectively.
Deferred Compensation Plan
          During 2008, the Company implemented a deferred compensation plan that permits employees and independent contractors to defer portions of their compensation, subject to annual deferral limits, and have it credited to one or more investment options in the plan. Deferrals made by employees and independent contractors and earnings thereon are fully accrued and held in a rabbi trust. In addition, the Company may make discretionary contributions to the plan which vest over one to five years. Contributions made by the Company and earnings thereon are accrued over the vesting period and have not been funded to date. Benefits are paid according to elections made by the participants. As of December 31, 2009 and 2008, $3.3 million and $1.7 million, respectively, reflecting the non-stock liability under this plan were included in accounts payable and accrued expenses. The Company has purchased whole-life insurance contracts on certain employee participants to recover distributions made or to be made under this plan and as of December 31, 2009 and 2008 have recorded the cash surrender value of the policies of $1.0 million and $1.1 million, respectively, in prepaid expenses and other assets.
          In addition, the Company awards “phantom” shares of Company stock to participants under the deferred compensation plan. These awards vest over three to five years. Vested phantom stock awards are also unfunded and paid according to distribution elections made by the participants at the time of vesting and will be settled by the Company purchasing shares of Company common stock in the open market from time to time and delivering such shares to the participant. As of December 31, 2009 and 2008, the Company awarded an aggregate of 6.0 million and 5.4 million phantom shares, respectively, to certain employees with an aggregate value on the various grant dates of $23.0 million and $22.5 million, respectively. As of December 31, 2009, an aggregate of 5.6 million phantom share grants were outstanding. The Company recorded share-based compensation expense of $4.9 million and $3.1 million during the years ended December 31, 2009 and 2008, respectively, related to phantom stock awards. Generally, upon vesting, recipients of the grants are entitled to receive the number of phantom shares granted, regardless of the value of the shares upon the date of vesting; provided, however, grants with respect to 900,000 phantom shares had a guaranteed minimum share price ($3.1 million in the aggregate) that will result in the Company paying additional compensation to the participants should the value of the shares upon vesting be less than the grant date value of the shares. The Company accounts for additional compensation relating to the “guarantee” portion of the awards by measuring at each reporting date the additional payment that would be due to the participant based on the difference between the then current value of the shares awarded and the guaranteed value. This award is then amortized on a straight-line basis as compensation expense over the requisite service (vesting) period, with an offset to deferred compensation liability. The Company recorded compensation expense of $0.5 million and $0.2 million during the years ended December 31, 2009 and 2008, respectively, related to certain of these grants which provided for a minimum guaranteed value upon vesting.
          Grants of phantom shares are accounted for as equity awards in accordance with the requirements of the Compensation — Stock Compensation Topic, with the award value of the shares on the grant date being amortized on a straight-line basis over the requisite service period.
24. INCOME TAXES
          The components of income tax (benefit) provision from continuing operations for the years ended December 31, 2009, 2008 and 2007 consisted of the following:

	Year Ended December 31,
(In thousands)	2009	2008	2007
Current:
Federal	$(1,431)	$(10,981)	$16,991
State	163	(1,891)	3,195

	(1,268)	(12,872)	20,186

Deferred:
Federal	96	17,367	(4,886)
State	(3)	(5,322)	(547)

	93	12,045	(5,433)

	$(1,175)	$(827)	$14,753

GRUBB & ELLIS COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
          The Company recorded prepaid taxes totaling approximately $1.2 million and $1.2 million as of December 31, 2009 and 2008, respectively, comprised primarily of state tax refunds receivable and state prepaid taxes net of state tax liabilities of approximately $370,000. The Company also received federal and state tax refunds of approximately $12.0 million and $6.2 million during 2009 and 2008, respectively, comprised primarily of federal net operating loss carryback claims resulting in refunds of taxes paid in previous years and refunds of state estimated tax overpayments.
          The Company generated a federal net operating loss (“NOL”) of approximately $9.5 million for the taxable period of the acquired entity ending on the Merger date December 7, 2007. The Company carried back $6.6 million of this NOL to 2006 and claimed a refund of taxes paid of $1.7 million. As of December 31, 2008 the Company generated an ordinary loss of approximately $32.3 million. The Company carried back the total loss generated in 2008 to 2006 and 2007 and claimed a refund of taxes paid of $11.5 million in 2009. After the issuance of this Annual Report, the Company intends to file its 2009 federal income tax return reporting a net operating loss of approximately $72.5 million. The Company intends to file a Form 1139 to carry back approximately $14.3 million of this NOL to 2007 to claim a refund of taxes paid of $4.9 million. As of December 31, 2009, federal net operating loss carryforwards in the amount of approximately $60.5 million are available to the Company, translating to a deferred tax asset before valuation allowance of $21.2 million. These NOLs will expire between 2027 and 2030. The current year increase in deferred tax assets related to the federal net operating loss has been offset by an increase in the valuation allowance of $25.3 million as the future utilization of the NOL is uncertain.
          The Company also has state net operating loss carryforwards from December 31, 2009 and previous periods totaling $185.2 million, translating to a deferred tax asset of $13.1 million before valuation allowances, which will begin to expire in 2017. The current year increase in deferred tax assets related to state net operating losses has been offset by an increase in the valuation allowances of $5.2 million as the future utilization of these state NOLs is uncertain.
          The Company regularly reviews its deferred tax assets for recoverability and establishes a valuation allowance based upon historical taxable income, projected future taxable income and the expected timing of the reversals of existing temporary differences to reduce its deferred tax assets to the amount that it believes is more likely than not to be realized. Due to the cumulative pre-tax book loss in the past three years and the inherent volatility of the business in recent years, the Company believes that this negative evidence supports the position that a valuation allowance is required pursuant to the Income Taxes Topic. As of December 31, 2009 and 2008, there is approximately $14.3 million and $32.3 million respectively, of taxable income available in carryback years that could be used to offset deductible temporary differences. Management determined that as of December 31, 2009, $85.7 million of deferred tax assets do not satisfy the recognition criteria set forth in the Income Taxes Topic. Accordingly, a valuation allowance has been recorded for this amount. If released, the entire amount would result in a benefit to continuing operations. During the year ended December 31, 2009, our valuation allowances increased by approximately $30.5 million.
          The differences between the total income tax (benefit) provision of the Company from continuing operations for financial statement purposes and the income taxes computed using the applicable federal income tax rate of 35.0% for 2009, 2008 and 2007 were as follows:

	Year Ended December 31,
(In thousands)	2009	2008	2007
Federal income taxes at the statutory rate	$(28,875)	$(107,721)	$12,792
State income taxes, net of federal benefit	(3,182)	(5,433)	1,923
Credits	(189)	(236)	(250)
Other	7	(235)	(251)
Non-deductible expenses	528	63,121	460
Change in valuation allowance	30,536	49,677	79

Provision (benefit) for income taxes	$(1,175)	$(827)	$14,753

          Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes. The significant components of deferred tax assets and liabilities as of December 31, 2009 and 2008 from continuing and discontinued operations consisted of the following:

(In thousands)	December 31, 2009	December 31, 2008
Share-based compensation	$9,914	$5,673
Allowance for bad debts	9,990	3,764
Intangible assets	(40,233)	(41,039)
Prepaid service contracts	(1,020)	(1,055)

GRUBB & ELLIS COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31, 2009	December 31, 2008
Property and equipment	3,042	3,523
Insurance and legal reserve	1,984	1,449
Real estate impairments	32,049	40,139
Put option guarantee	6,038	5,002
Other	1,479	6,642
Capital losses	2,528	2,528
Net operating losses	34,492	9,200

Net deferred tax assets before valuation allowance	60,263	35,826

Valuation allowance	(85,740)	(55,204)

Net deferred tax liabilities:	$(25,477)	$(19,378)

          The Company classifies estimated interest and penalties related to unrecognized tax benefits in our provision for income taxes. As of December 31, 2009, the Company remains subject to examination by certain tax jurisdictions for the tax years ended December 31, 2005 through 2009. The Company has evaluated its uncertain tax positions in accordance with the Income Taxes Topic and has concluded that there are no material uncertain tax positions that would disallow the recognition of a current tax benefit or the derecognition of a previously recognized tax benefit as of December 31, 2009.
25. SEGMENT DISCLOSURE
          In conjunction with the Merger, management re-evaluated its reportable segments and determined that the Company’s reportable segments remain unchanged from the prior year and consist of Management Services, Transaction Services and Investment Management. The Company’s Investment Management segment includes all of NNN’s historical business units and, therefore, all historical data have been conformed to reflect the reportable segments as a combined company.
          Management Services — Management services provide property management and related services for owners of investment properties and facilities management services for corporate owners and occupiers.
          Transaction Services — Transaction services advises buyers, sellers, landlords and tenants on the sale, leasing and valuation of commercial property and includes the Company’s national accounts group and national affiliate program operations.
          Investment Management — Investment Management includes services for acquisition, financing and disposition with respect to the Company’s investment programs, asset management services related to the Company’s programs, and dealer-manager services by its securities broker-dealer, which facilitates capital raising transactions for its investment programs.
          The Company also has certain corporate-level activities including interest income from notes and advances, property rental related operations, legal administration, accounting, finance, and management information systems which are not considered separate operating segments.
          The Company evaluates the performance of its segments based upon operating (loss) income. Operating (loss) income is defined as operating revenue less compensation and general and administrative costs and excludes other rental related, rental expense, interest expense, depreciation and amortization and certain other operating and non-operating expenses. The accounting policies of the reportable segments are the same as those described in the Company’s summary of significant accounting policies (See Note 2). Beginning in 2009, allocations of corporate compensation and corporate general and administrative costs have been excluded from the evaluation of segment performance.

	Year Ended December 31,
(In thousands)	2009	2008	2007
Management Services
Revenue	$274,684	$253,664	$16,365
Compensation costs	243,006	225,764	14,574
General and administrative	9,397	8,796	869
Provision for doubtful accounts	1,472	81	(47)

Segment operating income	20,809	19,023	969

Transaction Services
Revenue	173,394	240,250	35,522
Compensation costs	156,672	205,940	27,081
General and administrative	33,339	34,727	3,791
Provision for doubtful accounts	598	846	103

GRUBB & ELLIS COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31,
(In thousands)	2009	2008	2007
Segment operating (loss) income	(17,215)	(1,263)	4,547

Investment Management
Revenue	57,282	101,581	149,651
Compensation costs	35,789	36,730	62,454
General and administrative	14,605	22,982	38,797
Provision for doubtful accounts	22,545	14,392	738

Segment operating (loss) income	(15,657)	27,477	47,662

Reconciliation to net loss attributable to Grubb & Ellis Company:
Total segment operating (loss) income	(12,063)	45,237	53,178
Non-segment:
Rental operations, net of rental related expenses	8,245	11,964	28,119
Corporate overhead (compensation, general and administrative costs)	(56,208)	(72,463)	(47,363)
Other operating expenses	(45,880)	(285,366)	—
Other income (expense)	21,746	(18,867)	4,560

(Loss) income from continuing operations before income tax benefit (provision)	(84,160)	(319,495)	38,494
Income tax benefit (provision)	1,175	827	(14,753)

(Loss) income from continuing operations	(82,985)	(318,668)	23,741
Income (loss) from discontinued operations, net of taxes	2,486	(23,921)	(708)

Net (loss) income	$(80,499)	$(342,589)	$23,033
Less: Net (loss) income attributable to noncontrolling interests	(1,661)	(11,719)	1,961

Net (loss) income attributable to Grubb & Ellis Company	$(78,838)	$(330,870)	$21,072

Segment assets and reconciliation to consolidated balance sheets:
Management Services	$45,723	$50,232	$14,469
Transaction Services	100,662	100,606	141,348
Investment Management	60,037	90,047	480,155

Total segment assets	206,422	240,885	635,972
Corporate assets	150,902	279,392	352,570

Total assets	$357,324	$520,277	$988,542

26. SELECTED QUARTERLY FINANCIAL DATA (unaudited)

	Fiscal Year 2009
	Quarter Ended
(In thousands, except per share amounts)	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009
Total revenue	$122,153	$126,838	$136,104	$150,550

Operating loss	$(42,279)	$(31,833)	$(20,881)	$(10,913)

Net (loss) income	$(43,280)	$(32,618)	$(21,457)	$16,856

Net (loss) income attributable to Grubb & Ellis Company	$(41,502)	$(32,808)	$(21,359)	$16,831

Net (loss) income attributable to Grubb & Ellis Company common shareowners	$(41,502)	$(32,808)	$(21,359)	$7,308

(Loss) income per share attributable to Grubb & Ellis Company common shareowners:
Basic —	$(0.65)	$(0.52)	$(0.34)	$0.11

Weighted average common shares outstanding	63,525	63,587	63,628	63,676

Diluted —	$(0.65)	$(0.52)	$(0.34)	$0.11

Weighted average common shares outstanding	63,525	63,587	63,628	63,676

GRUBB & ELLIS COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Fiscal Year 2008
	Quarter Ended
(In thousands, except per share amounts)	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008
Total revenue	$154,427	$161,183	$153,191	$159,978

Operating loss	$(5,014)	$(2,622)	$(57,410)	$(235,582)

Net (loss) income	$(6,294)	$(5,238)	$(62,726)	$(268,331)

Net loss attributable to Grubb & Ellis Company	$(6,298)	$(5,380)	$(56,282)	$(262,910)

Net loss attributable to Grubb & Ellis Company common shareowners	$(6,298)	$(5,380)	$(56,282)	$(262,910)

Loss per share attributable to Grubb & Ellis Company common shareowners:
Basic —	$(0.10)	$(0.08)	$(0.88)	$(4.15)

Weighted average common shares outstanding	63,521	63,600	63,601	63,388

Diluted —	$(0.10)	$(0.08)	$(0.88)	$(4.15)

Weighted average common shares outstanding	63,521	63,600	63,601	63,388

          (Loss) income attributable to Grubb & Ellis Company and (loss) income per share attributable to Grubb & Ellis Company common shareowners is computed independently for each of the quarters presented and therefore may not sum to the annual amount for the year. Previously reported revenues and operating loss have been adjusted to account for current discontinued operations in accordance with the Property, Plant and Equipment Topic.
27. SUBSEQUENT EVENTS
          On March 4, 2010, the Board of Directors declared a dividend of $3.00 per share on the Company’s 12% Cumulative Participating Perpetual Convertible Preferred Stock to shareowners of record as of March 19, 2010, to be paid on March 31, 2010.

You should rely only on the information contained in this prospectus and any prospectus supplement that may be provided to you in connection with this offering. We have not authorized anyone to provide you with information that is different. Neither we nor the selling shareowners are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus.
_____________________________
Grubb & Ellis Company
7,575,750 Shares of Common Stock
125,000 Shares of 12% Cumulative Participating Perpetual
Convertible Preferred Stock
The date of this prospectus is
March 24, 2010

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
          The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts are estimated except the SEC registration fee. All of the expenses below will be paid by us.

Item
SEC registration fee	$695.50
Blue sky fees and expenses	0
Printing and engraving expenses	15,000
Legal fees and expenses	75,000
Accounting fees and expenses	50,000
Transfer Agent and Registrar fees	5,000
Miscellaneous	5,004.50	*

Total	$150,700

*	Estimated
ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS
          Under Section 145 of the Delaware General Corporation Law, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our bylaws, as amended (Exhibits 3.12—3.17 to this registration statement), provide that we shall indemnify our directors and officers to the fullest extent permitted by law and allow us to advance litigation expenses upon our receipt of an undertaking by the director or officer to repay such advances if it is ultimately determined that the director or officer is not entitled to indemnification. Our bylaws further provide that rights conferred under such bylaws do not exclude any other right such persons may have or acquire under any bylaw, agreement, vote of shareowners or disinterested directors or otherwise.
          Our certificate of incorporation, as amended (Exhibits 3.1—3.11 to this registration statement), provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our shareowners. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our shareowners, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.
          Our certificate of incorporation further provides that we are authorized to indemnify our directors and officers to the fullest extent permitted by law through the bylaws, agreement, vote of shareowners or disinterested directors, or otherwise. We have obtained directors’ and officers’ liability prior to this offering.
          We have entered into agreements to indemnify our directors and certain of our officers in addition to the indemnification provided for in the certificate of incorporation and bylaws. These agreements will, among other things, indemnify our directors and some of our officers for certain expenses (including attorneys fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in our right, on account of services by that person as a director or officer of Grubb & Ellis or as a director or officer of any of our subsidiaries, or as a director or officer of any other company or enterprise that the person provides services to at our request.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES
          The following is a summary of transactions which occurred within the last three years, involving sales of our securities that were not registered under the Securities Act:
(1)	November 2006, we issued 16 million shares of common stock to various investors in our 144A private equity offering at an offering price of $10 per share. Friedman, Billings, Ramsey & Co., Inc. acted as initial purchaser placement agent in connection with respect to such offering.

(2)	From November 2006 to January 2006, we granted options to purchase an aggregate of 903,000 shares of common stock to our employees (including our executive officers) under our 2006 Long-Term Incentive Plan at an exercise price of $10 per share. In November 2006, we also granted 615,000 shares of restricted stock to our executive officers and non-employee directors.

(3)	In November 2006 we acquired Triple Net Properties, LLC and Triple Net Properties Realty, Inc. and in December 2006 we acquired NNN Capital Corp., each through contribution agreements that we entered into with the holders of outstanding stock or membership units of each of these entities. Pursuant to the contribution agreements, we issued shares of our common stock in exchange for shares of common stock or membership units held by the existing holders, except that, with respect to Triple Net Properties, LLC, we cashed out the unaccredited investor members in lieu of issuing shares of our common stock and with respect to one executive officer, we issued cash in lieu of shares for a portion of his ownership. In connection with these transactions, we issued an aggregate of 25,751,407 shares of our common stock. The issuances by the Company and NNN of restricted shares in the transactions described above were exempt from the registration requirements of Section 5 of the Securities Act, as such transactions did not involve a public offering by the Company.

(4)	On November 15, 2006, as an inducement for an employee to extend his employment with the Company and pursuant to a Second Amendment to an Employment Agreement dated November 15, 2006 and a related Second Restricted Share Agreement dated November 15, 2006, the Company granted to an employee 31,964 restricted shares of the Company’s common stock which vest on December 29, 2009 and had a fair value of $350,000 on the trading day immediately preceding the date of grant. On February 15, 2007, as an inducement for an employee to accept employment with the Company and pursuant to an Employment Agreement dated February 9, 2007 and a related Restricted Share Agreement dated February 15, 2007, the Company granted to an employee restricted shares of the Company’s common stock which vest on February 14, 2011 and had a fair market value of $227,500 on the trading day immediately preceding the date of grant. On March 8, 2007, pursuant to an Employment Agreement dated March 8, 2005 and a Restricted Share Agreement dated March 8, 2005, the Company granted to its CEO 71,158 restricted shares of the Company’s common stock which vest in equal, annual installments of thirty-three and one-third percent (331/3%) on each of the first, second and third anniversaries of March 8, 2007 and had a fair market value of $750,000 on the trading day immediately preceding the date of grant. The issuances by the Company of restricted shares in the transactions described in this paragraph were exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended, as such transactions did not involve a public offering by the Company.

(5)	On March 8, 2007, pursuant to an Employment Agreement dated March 8, 2005 and a Restricted Share Agreement dated March 8, 2005, the Company granted to its former Chief Executive Officer, Mark E. Rose, 71,158 restricted shares of the Company’s common stock which vest in equal, annual installments of thirty-three and one-third percent (331/3%) on each of the first, second and third anniversaries of March 8, 2007 and had a fair market value of $750,000 on the trading day immediately preceding the date of grant. On September 20, 2007, pursuant to the Company’s 2006 Omnibus Equity Plan, the Company granted to its then outside directors an aggregate of 21,164 restricted shares of the Company’s common stock which were scheduled to vest one-third on each of the first, second and third anniversaries of the date of grant and had an aggregate fair market value of $200,000 on the trading day immediately preceding the date of grant. These shares, as well as any unvested restricted shares held by Mr. Rose, fully vested on December 7, 2007, as a result of a change in control provisions contained in the awards. Additionally after consummation of the Merger, on December 10, 2007, pursuant to the Company’s 2006 Omnibus Equity Plan, the Company granted to its outside directors an aggregate of 62,972 restricted shares of the Company’s common stock which vest one-third on each of the first, second and third anniversaries of the date of grant and had an aggregate fair market value of $420,000 on the date of grant. The issuances by the Company and NNN of restricted shares in the transactions described above were exempt from the registration requirements of Section 5 of the Securities Act, as such transactions did not involve a public offering by the Company.

(6)	On June 27, 2007, pursuant to its 2006 Long-Term Incentive Plan, NNN granted an aggregate of 576,400 restricted shares of its common stock to NNN’s independent directors and executive officers which are scheduled to vest one-third on each of the first, second and third anniversaries of the date of grant and had an aggregate fair market value of $6,547,904 on the date of grant.

(7)	During 2008, the Company implemented a deferred compensation plan that permits employees and independent contractors to defer portions of their compensation, subject to annual deferral limits, and have it credited to one or more investment options in the plan. As of March 31, 2009 and December 31, 2008, $2.1 million and $1.7 million, respectively, reflecting the non-stock liability under this plan were included in Other Long Term Liabilities. The Company has purchased whole-life insurance contracts on certain employee participants to recover distributions made or to be made under this plan and as of March 31, 2009 and December 31, 2008 have recorded the cash surrender value of the policies of $1.2 million and $1.1 million, respectively, in Other Noncurrent Assets.

(8)	During 2008, we implemented a deferred compensation plan that allows for the granting of “phantom” shares of company stock to participants under a deferred compensation plan arrangement. These awards vest over three to five years. Vested phantom stock awards are paid according to distribution elections made by the participants at the time of vesting and are expected to be settled by the Company purchasing shares of our common stock in the open market from time to time and delivering such shares to the participant. As of September 30, 2009, $2.6 million reflecting the non-stock liability under this plan were included in Accounts payable and accrued expenses. The Company has purchased whole-life insurance contracts on certain employee participants to recover distributions made or to be made under this plan and as of September 30, 2009 have recorded the cash surrender value of the policies of $1.0 million in Prepaid expenses and other assets.

(9)	The Company awards “phantom” shares of Company stock to participants under the deferred compensation plan. As of September 30, 2009, the Company awarded an aggregate of 6.0 million phantom shares to certain employees with an aggregate value on the various grant dates of $23.3 million and $22.5 million, respectively. On September 30, 2009, an aggregate of 5.7 million phantom share grants were outstanding. Generally, upon vesting, recipients of the grants are entitled to receive the number of phantom shares granted, regardless of the value of the shares upon the date of vesting; provided, however, grants with respect to 900,000 phantom shares had a guaranteed minimum share price ($3.1 million in the aggregate) that will result in the Company paying additional compensation to the participants should the value of the shares upon vesting be less than the grant date value of the shares.

(10)	On June 3, 2009, pursuant to the our 2006 Omnibus Equity Plan, we granted to certain of its executive officers an aggregate of 150,000 restricted shares of our common stock which vest in equal one-third installments on each of the next three anniversaries of the date of grant and had an aggregate fair market value of $104,000 on the date of grant

(11)	On November 6, 2009, we completed a $90 million offering of 900,000 shares of our 12% Preferred Stock to various qualified institutional buyers and accredited investors. In connection with the initial 12% Preferred Stock offering, we also granted to JMP Securities, Inc., the initial purchaser and placement agent, a 45-day option to purchase up to an additional 100,000 shares of 12% Preferred Stock. The 12% Preferred Stock was offered in reliance on exemptions from the registration requirements of the Securities Act that apply to offers and sales of securities that do not involve a public offering. Pursuant to the overallotment option, the Company effected (i) the sale on November 13, 2009 of an aggregate of 14,350 shares of 12% Preferred Stock for gross proceeds of approximately $1.4 million, (ii) the sale on November 25, 2009 of an aggregate of 40,800 shares of 12% Preferred Stock for gross proceeds of approximately $4.1 million, and (iii) the sale on December 9, 2009 of an aggregate of 10,550 shares of 12% Preferred Stock for gross proceeds of approximately $1.1 million.

(12)	On November 16, 2009, Mr. D’Arcy received a restricted stock award of 2,000,000 restricted shares of Common Stock, of which 1,000,000 of such restricted shares are subject to vesting over three years in equal annual increments of one-third each, commencing on the day immediately preceding the one-year anniversary of November 16, 2009. The remaining 1,000,000 such restricted shares are subject to the vesting based upon the market price of the Company’s Common Stock during the initial three-year term of the employment agreement. Specifically, (i) in the event that for any 30 consecutive trading days the volume weighted average closing price per share of the Company’s Common Stock on the exchange or market on which the Company’s shares are publically listed or quoted for trading is at least $3.50, then 50% of such restricted shares shall vest, and (ii) in the event that for any thirty (30) consecutive trading days the volume weighted average closing price per share of the Company’s Common Stock on the exchange or market on which the Company’s shares of Common Stock are publically listed or quoted for trading is at least $6.00, then the remaining 50% percent of such restricted shares shall vest. Vesting with respect to all Mr. D’Arcy’s restricted shares is subject to Mr. D’Arcy’s continued employment by the Company, subject to the terms of a Restricted Share Agreement to be entered into by Mr. D’Arcy and the Company on November 16, 2009, and other terms and conditions set forth in the employment agreement.

(13)	On December 17, 2009, each of the C. Michael Kojaian, Robert J. McLaughlin, Devin I. Murphy, D. Fleet Wallace and Rodger D. Young were granted 45,113 restricted shares of the Company’s common stock pursuant to the Company’s Omnibus Equity Plan and fully vested as of March 10, 2010.

(14)	On March 10, 2010, each of Messrs. Hanson and Van Berkel were awarded 1,000,000 shares of restricted stock. 500,000 of the restricted shares awarded to each of Mr. Hanson and Mr. Van Berkel are subject to vesting over 3 years in equal annual increments of one-third each, commencing on the one year anniversary of the March 10, 2010 grant date. The other 500,000 restricted shares are subject to vesting based on the market price of the Company’s common stock during the 3 year period beginning March 10, 2010. Specifically, (i) in the event that for any 30 consecutive trading days during the 3 year period following the March 10, 2010 grant date the volume weighted average closing price per share of the Company’s common stock is at least $3.50, then 50% of such restricted shares shall vest, and (ii) in the event that for any 30 consecutive trading days during the 3 year period following the March 10, 2010 grant date the volume weighted average closing price per share of the Company’s common stock is at least $6.00, then the remaining 50% of such restricted shares shall vest.
          The issuances of securities in the transactions described in paragraph 1 above were effected without registration under the Securities Act in reliance on Section 4(2) thereof or Rule 506 of Regulation D thereunder based on the status of each investor as an accredited investor as defined under the Securities Act. The issuances of securities in the transactions described in paragraph 2 above were effected without registration under the Securities Act in reliance on Section 4(2) thereof or Rule 701 thereunder as transactions pursuant to compensatory benefit plans and contracts relating to compensation. The issuances of securities in the transactions described in paragraph 3 above were effected without registration under the Securities Act in reliance on Section 3(a)(9) or Section 4(2) thereof as transactions based on the status of each investor as an accredited investor as defined under the Securities Act and the fact that the shares were issued in exchange for existing equity. None of the foregoing transactions was effected using any form of general advertising or general solicitation as such terms are used in Regulation D under the Securities Act. The recipients of securities in each such transaction either received adequate information about us or had access, through their relationships with us, to such information. The issuances by the Company of the “phantom” share awards in the transactions described above were exempt from the registration requirements of Section 5 of the Securities Act pursuant to Section 4(2) of the Securities Act, as amended, as such transactions did not involve a public offering by the Company.
ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
The following documents are filed as part of this report:
(a) Exhibits
          The following exhibits are filed herewith pursuant to the requirements of Item 601 of Regulation S-K:
          See exhibit index.
(b) Financial Statements Schedules
          The following schedules are filed herewith pursuant to the requirements of Regulation S-X:

GRUBB & ELLIS COMPANY
SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

	Balance at	Charged to
	Beginning of	Costs and	Charged to		Balance at End of
(In thousands)	Period	Expenses	Other Accounts(1)	Deductions(2)	Period
Allowance for accounts receivable
Year Ended December 31, 2009	$10,533	$13,632		$(12,424)	$11,741
Year Ended December 31, 2008	$1,376	$12,446		$(3,289)	$10,533
Year Ended December 31, 2007	$723	$709		$(56)	$1,376

Allowance for advances and notes receivable
Year Ended December 31, 2009	$3,170	$9,521		$(15)	$12,676
Year Ended December 31, 2008	$1,839	$1,331		$—	$3,170
Year Ended December 31, 2007	$1,400	$451		$(12)	$1,839

Valuation allowance for deferred tax assets
Year Ended December 31, 2009	$55,204	$30,536		$—	$85,740
Year Ended December 31, 2008	$3,103	$49,677	2,424	$—	$55,204
Year Ended December 31, 2007	$3,024	$79		$—	$3,103

(1)	2007 Pre-merger Grubb & Ellis Company state return true-up charged against goodwill.

(2)	Uncollectible accounts written off, net of recoveries

GRUBB & ELLIS COMPANY
Schedule III — REAL ESTATE AND ACCUMULATED DEPRECIATION

				Costs							Maximum Life on
				Capitalized	Gross Amount at Which Carried as of						Which Depreciation in
	Initial Costs to Company			Subsequent	December 31, 2009						Latest Income
			Buildings and	to		Buildings and		Accumulated	Date	Date	Statement is
(In thousands)	Encumbrance	Land	Improvements	Acquisition	Land	Improvements	Total(a)	Depreciation(b)	Constructed	Acquired	Computed
Commercial Office Properties
200 Galleria Atlanta, GA	$70,000	$7,440	$64,591	$571	$4,982	$46,406	$51,388	$5,616	1984	1/31/2007	39 years
The Avallon Complex Austin, TX	37,000	7,748	54,771	—	4,498	34,261	38,759	2,342	1986-2001	7/10/2007	39 years

	$107,000	$15,188	$119,362	$571	$9,480	$80,667	$90,147	$7,958

(a) The changes in real estate for the years ended December 31, 2009, 2008 and 2007 are as follows:

(In thousands)
Balance as of December 31, 2006	$44,325
Acquisitions	671,985
Additions	266
Disposals and deconsolidations	(380,619)

Balance as of December 31, 2007	335,957
Acquisitions	144,162
Additions	12,813
Real estate related impairments	(71,488)
Disposals and deconsolidations	(242,644)

Balance as of December 31, 2008	178,800
Additions	2,970
Real estate related impairments	(6,752)
Disposals and deconsolidations	(84,871)

Balance as of December 31, 2009	$90,147

(b) The changes in accumulated depreciation for the years ended December 31, 2009, 2008 and 2007 are as follows:

(In thousands)
Balance as of December 31, 2006	$230
Additions	3,845
Disposals and deconsolidations	(294)

Balance as of December 31, 2007	3,781
Additions	7,760
Disposals and deconsolidations	(149)

Balance as of December 31, 2008	11,392
Additions	1,534
Disposals and deconsolidations	(4,968)

Balance as of December 31, 2009	$7,958

ITEM 17. UNDERTAKINGS
          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
          The undersigned registrant hereby undertakes that:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the calculation of Registration Fee table in the effective registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (4) For the purpose of determining liability under the Securities Act of 1933 to any purchaser:
     (i) If the registrant is relying on Rule 430B:
     A. Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
     B. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

     (ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
          (5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser to the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchasers and will be considered to offer or sell such securities to such purchaser:
     (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
     (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
          (6) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424 (b)(1) or (4) or 497(h) under the Securities Act of 1933, shall be deemed to be part of this registration statement as of the time it was declared effective.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Santa Ana, State of California, on this 24th day of March, 2010.

GRUBB & ELLIS COMPANY
By:	/s/ Thomas D’Arcy
	Name:	Thomas D’Arcy
	Title:	Chief Executive Officer, President and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated:

Signature	Title	Date
/s/ Thomas D’Arcy Thomas D’Arcy	Chief Executive Officer, President and Director (Principal Executive Officer)	March 24, 2010

/s/ Richard W. Pehlke Richard W. Pehlke	Chief Financial Officer and Executive Vice President (Principal Financial and Accounting Officer)	March 24, 2010

/s/ C. Michael Kojaian C. Michael Kojaian	Director	March 24, 2010

/s/ Robert J. McLaughlin Robert J. McLaughlin	Director	March 24, 2010

/s/ Devin I. Murphy Devin I. Murphy	Director	March 24, 2010

/s/ D. Fleet Wallace D. Fleet Wallace	Director	March 24, 2010

Rodger D. Young	Director	March 24, 2010

EXHIBIT INDEX

Exhibit
No.	Description
(2) Plan of Acquisition, Reorganization, Arrangement, Liquidation or Succession

2.1	Agreement and Plan of Merger, dated as of May 22, 2007, among NNN Realty Advisors, Inc., B/C Corporate Holdings, Inc. and the Registrant, incorporated herein by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed on May 23, 2007.

2.2	Merger Agreement, dated as of January 22, 2009, by and among the Registrant, GERA Danbury LLC, GERA Property Acquisition, LLC, Matrix Connecticut, LLC and Matrix Danbury, LLC, incorporated herein by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed on January 29, 2009.

2.3	First Amendment to Merger Agreement, dated as of January 22, 2009, by and among the Registrant, GERA Danbury LLC, GERA Property Acquisition, LLC, Matrix Connecticut, LLC and Matrix Danbury, LLC, incorporated herein by reference to Exhibit 2.2 to the Registrant’s Current Report on Form 8-K filed on January 29, 2009.

2.4	Second Amendment to Merger Agreement, dated as of May 19, 2009, by and among the Registrant, GERA Danbury LLC, GERA Property Acquisition, LLC, Matrix Connecticut, LLC and Matrix Danbury, LLC, incorporated herein by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed on May 26, 2009.

(3) Articles of Incorporation and Bylaws

3.1	Restated Certificate of Incorporation of the Registrant, incorporated herein by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K filed on March 31, 1995.

3.2	Certificate of Retirement with Respect to 130,233 Shares of Junior Convertible Preferred Stock of Grubb & Ellis Company, filed with the Delaware Secretary of State on January 22, 1997, incorporated herein by reference to Exhibit 3.3 to the Registrant’s Quarterly Report on Form 10-Q filed on February 13, 1997.

3.3	Certificate of Retirement with Respect to 8,894 Shares of Series A Senior Convertible Preferred Stock, 128,266 Shares of Series B Senior Convertible Preferred Stock, and 19,767 Shares of Junior Convertible Preferred Stock of Grubb & Ellis Company, filed with the Delaware Secretary State on January 22, 1997, incorporated herein by reference to Exhibit 3.4 to the Registrant’s Quarterly Report on Form 10-Q filed on February 13, 1997.

3.4	Amendment to the Restated Certificate of Incorporation of the Registrant as filed with the Delaware Secretary of State on December 9, 1997, incorporated herein by reference to Exhibit 4.4 to the Registrant’s Statement on Form S-8 filed on December 19, 1997 (File No. 333-42741).

3.5	Amended and Restated Certificate of Designations, Number, Voting Powers, Preferences and Rights of Series A Preferred Stock of Grubb & Ellis Company, as filed with the Secretary of State of Delaware on September 13, 2002, incorporated herein by reference to Exhibit 3.8 to the Registrant’s Annual Report on Form 10-K filed on October 15, 2002.

3.6	Certificate of Designations, Number, Voting Powers, Preferences and Rights of Series A-1 Preferred Stock of Grubb & Ellis Company, as filed with the Secretary of State of Delaware on January 4, 2005, incorporated herein by reference to Exhibit 2 to the Registrant’s Current Report on Form 8-K filed on January 6, 2005.

3.7	Preferred Stock Exchange Agreement, dated as of December 30, 2004, between the Registrant and Kojaian Ventures, LLC, incorporated herein by reference to Exhibit 1 to the Registrant’s Current Report on Form 8-K filed on January 6, 2005.

3.8	Certificate of Designations, Number, Voting Powers, Preferences and Rights of Series A-1 Preferred Stock of Grubb & Ellis Company, as filed with the Secretary of State of Delaware on January 4, 2005, incorporated herein by reference to Exhibit 2 to the Registrant’s Current Report on Form 8-K filed on January 6, 2005.

Exhibit
No.	Description
3.9	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Grubb & Ellis Company as filed with the Delaware Secretary of State on December 7, 2007, incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on December 13, 2007.

3.10	Certificate of the Powers, Designations, Preferences and Rights of the 12% Cumulative Participating Perpetual Convertible Preferred Stock, as filed with the Secretary of State of Delaware on November 4, 2009, incorporated herein by reference to Annex A to the Registrant’s Schedule 14A filed on November 6, 2009.

3.11	Amendment to the Restated Certificate of Incorporation of the Registrant as filed with the Delaware Secretary of State on December 17, 2009, incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on December 23, 2009.

3.12	Bylaws of the Registrant, as amended and restated effective May 31, 2000, incorporated herein by reference to Exhibit 3.5 to the Registrant’s Annual Report on Form 10-K filed on September 28, 2000.

3.13	Amendment to the Amended and Restated By-laws of the Registrant, effective as of December 7, 2007, incorporated herein by reference to Exhibit 3.2 to Registrant’s Current Report on Form 8-K filed on December 13, 2007.

3.14	Amendment to the Amended and Restated By-laws of the Registrant, effective as of January 25, 2008, incorporated herein by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed on January 31, 2008.

3.15	Amendment to the Amended and Restated By-laws of the Registrant, effective as of October 26, 2008, incorporated herein by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed on October 29, 2008.

3.16	Amendment to the Amended and Restated By-laws of the Registrant, effective as of February 5, 2009, incorporated herein by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed on February 9, 2009.

3.17	Amendment to the Amended and Restated Bylaws of the Registrant, effective December 17, 2009, incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on December 23, 2009.

(4) Instruments Defining the Rights of Security Holders, including Indentures.

4.1	Registration Rights Agreement, dated as of April 28, 2006, between the Registrant, Kojaian Ventures, LLC and Kojaian Holdings, LLC, incorporated herein by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 8-K filed on April 28, 2006.

4.2	Warrant Agreement, dated as of May 18, 2009, by and between the Registrant, Deutsche Bank Trust Company Americas, Fifth Third Bank, JPMorgan Chase, N.A. and KeyBank, National Association, incorporated herein by reference to Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K filed on May 27, 2009.

4.3	Registration Rights Agreement, dated as of October 27, 2009, by and among the Registrant and each of the persons listed on the Schedule of Initial Holders attached thereto as Schedule A, incorporated herein by reference to Exhibit 4.3 to the Registrant’s Amendment No. 1 to Registration Statement on Form S-1 Annual Report on Form 10-K filed on December 28, 2009.

4.4	Amendment No. 1 to Registration Rights Agreement, dated as of November 4, 2009, by and among the Registrant and each of the persons listed on the Schedule of Initial Holders attached thereto as Schedule A, incorporated herein by reference to Exhibit 4.3 to the Registrant’s Amendment No. 1 to Registration Statement on Form S-1 Annual Report on Form 10-K filed on December 28, 2009.

Exhibit
No.	Description
On an individual basis, instruments other than Exhibits listed above under Exhibit 4 defining the rights of holders of long-term debt of the Registrant and its consolidated subsidiaries and partnerships do not exceed ten percent of total consolidated assets and are, therefore, omitted; however, the Company will furnish supplementally to the Commission any such omitted instrument upon request.

(5) Opinion regarding legality

5.1†	Opinion of Zukerman Gore Brandeis & Crossman LLP

(10) Material Contracts

10.1*	Employment Agreement entered into on November 9, 2004, between Robert H. Osbrink and the Registrant, effective January 1, 2004, incorporated herein by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed on November 15, 2004.

10.2*	Employment Agreement entered into on March 8, 2005, between Mark E. Rose and the Registrant, incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on March 11, 2005.

10.3*	Employment Agreement, dated as of January 1, 2005, between Maureen A. Ehrenberg and the Registrant, incorporated herein by reference to Exhibit 1 to the Registrant’s Current Report on Form 8-K filed on June 10, 2005.

10.4*	First Amendment to Employment Agreement entered into between Robert Osbrink and the Registrant, dated as of September 7, 2005, incorporated herein by reference to Exhibit 10.6 to the Registrant’s Report on Form 10-K filed on September 28, 2005.

10.5*	Form of Restricted Stock Agreement between the Registrant and each of the Registrant’s Outside Directors, dated as of September 22, 2005, incorporated herein by reference to Exhibit 10.15 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed on June 19, 2006 (File No. 333-133659).

10.6*	Employment Agreement entered into on April 1, 2006, between Frances P. Lewis and the Registrant, incorporated herein by reference to Exhibit 10.17 to the Registrant’s Current Report on Form 10-K filed on September 28, 2006.

10.7*	Grubb & Ellis Company 2006 Omnibus Equity Plan effective as of November 9, 2006, incorporated herein by reference to Appendix A to the Registrant’s Proxy Statement for the 2006 Annual Meeting of Stockholders filed on October 10, 2006.

10.8	Purchase and Sale Agreement between Abrams Office Center Ltd and GERA Property Acquisition LLC, a wholly-owned subsidiary of the Registrant, dated as of October 24, 2006, incorporated herein by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on October 30, 2006.

10.9*	Second Amendment to Employment Agreement entered into between Robert H. Osbrink and the Registrant, dated as of November 15, 2006, incorporated herein by reference to Exhibit 1 to the Registrant’s Current Report on Form 8-K filed on November 21, 2006.

10.10	Letter Agreement between Abrams Office Centre and GERA Property Acquisition LLC, a wholly owned subsidiary of the Registrant, dated December 8, 2006, incorporated herein by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on December 14, 2006.

10.11	Second Amendment to the Purchase and Sale Agreement between Abrams Office Centre, Ltd. and GERA Property Acquisition LLC, a wholly owned subsidiary of the Registrant, dated December 15, 2006, incorporated herein by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on December 21, 2006.

10.12	Letter Agreement between Abrams Office Centre, Ltd. and GERA Property Acquisition LLC, a wholly owned subsidiary of the Registrant, dated December 29, 2006, incorporated herein by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on January 5, 2007.

Exhibit
No.	Description
10.13	Letter Agreement between Abrams Office Centre, Ltd. and GERA Property Acquisition LLC, a wholly owned subsidiary of the Registrant, dated December 29, 2006, incorporated herein by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 8-K filed on January 5, 2007.

10.14	Letter Agreement between Abrams Office Centre, Ltd. and GERA Property Acquisition LLC, a wholly owned subsidiary of the Registrant, dated January 4, 2007, incorporated herein by reference to Exhibit 99.3 to the Registrant’s Current Report on Form 8-K filed on January 5, 2007.

10.15	Letter Agreement between Abrams Office Centre, Ltd. and GERA Property Acquisition LLC, a wholly owned subsidiary of the Registrant, dated January 19, 2007, incorporated herein by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on January 25, 2007.

10.16	Purchase and Sale Agreement between F/B 6400 Shafer Ct. (Rosemont), LLC and GERA Property Acquisition LLC, a wholly owned subsidiary of the Registrant, dated as of February 9, 2007, incorporated herein by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on February 9, 2007.

10.17*	Employment Agreement between Richard W. Pehlke and the Registrant, dated as of February 9, 2007, incorporated herein by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on February 15, 2007.

10.18*	Amendment No. 1 Employment Agreement between Richard W. Pehlke and the Registrant, dated as of December 23, 2008, incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on December 23, 2008.

10.19	Purchase and Sale Agreement between Danbury Buildings Co., L.P., Danbury Buildings, Inc. and GERA Property Acquisition LLC, a wholly owned subsidiary of the Registrant, dated February 20, 2007, incorporated herein by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 8-K filed on February 22, 2007.

10.20	Letter Agreement between Danbury Buildings Co., L.P., Danbury Buildings, Inc. and GERA Property Acquisition LLC, a wholly owned subsidiary of the Registrant, dated March 16, 2007, incorporated herein by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on March 21, 2007.

10.21	Amendment to Purchase and Sale Agreement between Danbury Buildings, Inc. and Danbury Buildings Co., L.P. and GERA Property Acquisition LLC, a wholly owned subsidiary of the Registrant, dated February 20, 2007, incorporated herein by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on May 3, 2007.

10.22	Letter Amendment to Purchase and Sale Agreement between Danbury Buildings, Inc. and Danbury Buildings Co., L.P. and GERA Property Acquisition LLC, a wholly owned subsidiary of the Registrant, dated as of April 30, 2007, incorporated herein by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 8-K filed on May 3, 2007.

10.23	Form of Voting Agreement between Registrant and certain stockholders or NNN Realty Advisors, Inc., incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 23, 2007.

10.24	Form of Voting Agreement between NNN Realty Advisors, Inc. and certain stockholders of the Registrant, incorporated herein by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on May 23, 2007.

10.25	Form of Escrow Agreement between NNN Realty Advisors, Inc., Wilmington Trust Company and the Registrant, incorporated herein by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on May 23, 2007.

10.26	Deed of Trust, Security Agreement, Assignment of Rents and Fixture Filing by and among GERA Abrams Centre LLC, Rebecca S. Conrad, as Trustee for the benefit of Wachovia Bank, National Association, dated as of June 15, 2007 incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on June 19, 2007.

10.27	Commercial Offer to purchase by and between Aurora Health Care, Inc. and Triple Net Properties, LLC, dated

Exhibit
No.	Description
November 21, 2007, incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on December 28, 2007.

10.28	First Amendment to Offer to Purchase by and between Aurora Medical Group, Inc. and Triple Net Properties, LLC, dated November 29, 2007, incorporated herein by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on December 28, 2007.

10.29	Form of Lease among NNN Eastern Wisconsin Medical Portfolio, LLC and Aurora Medical Group, Inc., dated as of December 21, 2007, incorporated herein by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on December 28, 2007.

10.30	Form of Subordination, Non-Disturbance and Attornment Agreement, between Aurora Medical Group, Inc. and PNC Bank, National Association dated as of December 21, 2007, incorporated herein by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed on December 28, 2007.

10.31	Form of Estoppel Certificate from Aurora Medical Group, Inc. to PNC Bank, National Association, dated as of December 21, 2007 incorporated herein by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed on December 28, 2007.

10.32	Form of Guaranty executed by Aurora Health Care, Inc. in favor of NNN Eastern Wisconsin Medical Portfolio, LLC dated December 21, 2007, incorporated herein by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K filed on December 28, 2007.

10.33	Promissory Note for $32,300,000 senior loan of NNN Eastern Wisconsin Medical Portfolio, LLC to the order of PNC Bank, National Association, dated December 21, 2007, incorporated herein by reference to Exhibit 10.7 to the Registrant’s Current Report on Form 8-K filed on December 28, 2007.

10.34	Promissory Note for $3,400,000 mezzanine loan by NNN Eastern Wisconsin Medical Portfolio, LLC to the order of PNC Bank, National Association, dated December 21, 2007, incorporated herein by reference to Exhibit 10.8 to the Registrant’s Current Report on Form 8-K filed on December 28, 2007.

10.35	Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing by NNN Eastern Wisconsin Medical Portfolio, LLC in favor of PNC Bank, National Association, dated December 21, 2007, incorporated herein by reference to Exhibit 10.9 to the Registrant’s Current Report on Form 8-K filed on December 28, 2007.

10.36	Agreement for Purchase and Sale of Real Property and Escrow Instructions, dated as of October 31, 2008, by and between GERA Danbury LLC and Matrix Connecticut, LLC, incorporated herein by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on November 5, 2008.

10.37*	Employment Agreement between NNN Realty Advisors, Inc. and Scott D. Peters incorporated herein by reference to Exhibit 10.26 to the Registrant’s Annual Report on Form 10-K filed on March 17, 2008.

10.38*	Employment Agreement between NNN Realty Advisors, Inc. and Andrea R. Biller incorporated herein by reference to Exhibit 10.27 to the Registrant’s Annual Report on Form 10-K filed on March 17, 2008.

10.39*	Employment Agreement between NNN Realty Advisors, Inc. and Francene LaPoint incorporated herein by reference to Exhibit 10.28 to the Registrant’s Annual Report on Form 10-K filed on March 17, 2008.

10.40	Employment Agreement between NNN Realty Advisors, Inc. and Jeffrey T. Hanson incorporated herein by reference to Exhibit 10.29 to the Registrant’s Annual Report on Form 10-K filed on March 17, 2008.

10.41	Indemnification Agreement dated as of October 23, 2006 between Anthony W. Thompson and NNN Realty Advisors, Inc., incorporated herein by reference to Exhibit 10.30 to the Registrant’s Annual Report on Form 10-K filed on March 17, 2008.

10.42	Indemnification and Escrow Agreement by and among Escrow Agent, NNN Realty Advisors, Inc., Anthony W. Thompson, Louis J. Rogers and Jeffrey T. Hanson, together with Certificate as to Authorized Signatures incorporated herein by reference to Exhibit 10.31 to the Registrant’s Annual Report on Form 10-K filed on March 17, 2008.

Exhibit
No.	Description
10.43*	Form of Indemnification Agreement executed by Andrea R. Biller, Glenn C. Carpenter, Howard H. Greene, Jeffrey T. Hanson, Gary H. Hunt, C. Michael Kojaian, Francene LaPoint, Robert J. McLaughlin, Devin I. Murphy, Robert H. Osbrink, Richard W. Pehlke, Scott D. Peters, Dylan Taylor, Jacob Van Berkel, D. Fleet Wallace and Rodger D. Young. incorporated herein by reference to Exhibit 10.41 to the Registrant’s Annual Report on Form 10-K filed on March 17, 2008.

10.44*	Change of Control Agreement dated December 23, 2008 by and between Dylan Taylor and the Registrant, incorporated herein by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on December 24, 2008.

10.45*	Change of Control Agreement dated December 23, 2008 by and between Jacob Van Berkel and the Company, incorporated herein by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on December 24, 2008.

10.46	First Amendment to Agreement for Purchase and Sale of Real Property and Escrow Instructions, dated as of January 8, 2009, by and between GERA Danbury LLC and Matrix Connecticut, LLC, incorporated herein by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on January 14, 2009.

10.47	Second Amendment to Agreement for Purchase and Sale of Real Property and Escrow Instructions, dated as of January 12, 2009, by and between GERA Danbury LLC and Matrix Connecticut, LLC, incorporated herein by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 8-K filed on January 14, 2009.

10.48	Third Amendment to Agreement for Purchase and Sale of Real Property and Escrow Instructions, dated as of January 14, 2009, by and between GERA Danbury LLC and Matrix Connecticut, LLC, incorporated herein by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on January 21, 2009.

10.49	Fourth Amendment to Agreement for Purchase and Sale of Real Property and Escrow Instructions, dated as of January 16, 2009, by and between GERA Danbury LLC and Matrix Connecticut, LLC, incorporated herein by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 8-K filed on January 21, 2009.

10.50	Fifth Amendment to Agreement for Purchase and Sale of Real Property and Escrow Instructions, dated as of January 20, 2009, by and between GERA Danbury LLC and Matrix Connecticut, LLC, incorporated herein by reference to Exhibit 99.3 to the Registrant’s Current Report on Form 8-K filed on January 21, 2009.

10.51	Sixth Amendment to Agreement for Purchase and Sale of Real Property and Escrow Instructions, dated as of January 21, 2009, by and between GERA Danbury LLC and Matrix Connecticut, LLC, incorporated herein by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 8-K filed on January 27, 2009.

10.52	Escrow Agreement, dated as of January 22, 2009, by and among Grubb & Ellis Company, Matrix Connecticut, LLC and First American Title Insurance Company, incorporated herein by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K/A filed on January 29, 2009.

10.53	Mortgage, Security Agreement, Assignment of Rents and Fixture Filing between GERA 6400 Shafer LLC to Wachovia Bank, National Association dated as of June 15, 2007, incorporated herein by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on June 19, 2007.

10.54	Open-end Mortgage, Security Agreement, Assignment of Rents and Fixture Filing between GERA Danbury LLC to Wachovia Bank, National Association dated as of June 15, 2007, incorporated herein by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on June 19, 2007.

10.55	Letter Agreement by and among Wachovia Bank, National Association, GERA Abrams Centre LLC and GERA 6400 Shafer LLC, dated September 28, 2007, incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on October 4, 2007.

10.56	Letter Agreement by and between Wachovia Bank, National Association and GERA Danbury, LLC, dated September 28, 2007, incorporated herein by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on October 4, 2007.

10.57	Second Amended and Restated Credit Agreement, dated as of December 7, 2007, among the Registrant, certain

Exhibit
No.	Description
of its subsidiaries (the “Guarantors”), the “Lender” (as defined therein), Deutsche Bank Securities, Inc., as syndication agent, sole book-running manager and sole lead arranger, and Deutsche Bank Trust Company Americas, as initial issuing bank, swing line bank and administrative agent, incorporated herein by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed on December 13, 2007.

10.58	Second Amended and Restated Security Agreement, dated as of December 7, 2007, among the Registrant, certain of its subsidiaries and Deutsche Bank Trust Company Americas, as administrative agent, for the “Secured Parties” (as defined therein), incorporated herein by reference to Exhibit 10.2 to Registrant’s Current Report on Form 8-K filed on December 13, 2007.

10.59	First Letter Amendment, dated as of August 4, 2008, by and among the Registrant, the guarantors named therein, Deutsche Bank Trust Company Americas, as administrative agent, the financial institutions identified therein as lender parties, Deutsche Bank Trust Company Americas, as syndication agent, and Deutsche Bank Securities Inc., as sole book running manager and sole lead arranger, incorporated herein by reference to Exhibit 99.1 to Registrant’s Current Report on Form 8-K filed on August 6, 2008.

10.60	Second Letter Amendment to the Registrant’s senior secured revolving credit facility executed on November 4, 2008, and dated as of September 30, 2008, incorporated herein by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q filed on November 10, 2008.

10.61	Third Amended and Restated Credit Agreement, dated as of May 18, 2009, among the Registrant, certain of its subsidiaries (the “Guarantors”), the “Lender” (as defined therein), Deutsche Bank Securities, Inc., as syndication agent, sole book-running manager and sole lead arranger, and Deutsche Bank Trust Company Americas, as initial issuing bank, swing line bank and administrative agent, incorporated herein by reference to Exhibit 10.61 to the Registrant’s Annual Report on Form 10-K filed on May 27, 2009.

10.62	Third Amended and Restated Security Agreement, dated as of May 18, 2009, among the Registrant, certain of its subsidiaries and Deutsche Bank Trust Company Americas, as administrative agent, for the “Secured Parties” (as defined therein), incorporated herein by reference to Exhibit 10.62 to the Registrant’s Annual Report on Form 10-K filed on May 27, 2009.

10.63*	Employment Agreement between Thomas D’Arcy and the Registrant, dated as of November 16, 2009, incorporated herein by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q/A filed on November 19, 2009.

10.64	First Letter Amendment to Third Amended and Restated Credit Agreement, dated as of September 30, 2009, by and among Grubb & Ellis Company, the guarantors named therein, Deutsche Bank Trust Company Americas, as administrative agent, the financial institutions identified therein as lender parties, Deutsche Bank Trust Company Americas, as syndication agent, and Deutsche Bank Securities Inc., as sole book running manager and sole lead arranger, incorporated herein by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on October 2, 2009.

10.65	First Letter Amendment to Warrant Agreement, dated as of September 30, 2009, by and between Grubb & Ellis Company and the holders identified in Exhibit B thereto, incorporated herein by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 8-K filed on October 2, 2009.

10.66	First Letter Amendment to the Third Amended and Restated Security Agreement, dated as of September 30, 2009, made by the grantors referred to therein in favor of Deutsche Bank Trust Company Americas, as administrative agent for the secured parties referred to therein, incorporated herein by reference to Exhibit 99.3 to the Registrant’s Current Report on Form 8-K filed on October 2, 2009.

10.67	Senior Subordinated Convertible Note dated October 2, 2009 issued by Grubb & Ellis Company to Kojaian Management Corporation, incorporated herein by reference to Exhibit 99.4 to the Registrant’s Current Report on Form 8-K filed on October 2, 2009.

10.68	Subordination Agreement dated September 30, 2009 by and among Kojaian Management Corporation, Grubb & Ellis Company and Deutsche Bank Trust Company Americas, incorporated herein by reference to Exhibit 99.5 to the Registrant’s Current Report on Form 8-K filed on October 2, 2009.

10.69	Form of Purchase Agreement by and between Grubb & Ellis Company and the accredited investors set forth on

Exhibit
No.	Description
Schedule A attached thereto, incorporated herein by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on October 26, 2009.

10.70	Agreement regarding Tremont Net Funding II, LLC Loan Arrangement with GERA 6400 Shafer LLC and GERA Abrams Centre LLC, dated as of December 29, 2009, by and among GERA Abrams Centre LLC and GERA 6400 Shafer LLC, collectively as Borrower, Grubb & Ellis Company, as Guarantor, Grubb & Ellis Management Services, Inc., as both Abrams Manager and Shafer Manager, incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on January 6, 2010

10.71	Form of Assignment of Personal Property, Name, Service Contracts, Warranties and Leases for GERA Abrams Centre LLC, incorporated herein by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on January 6, 2010.

10.72	Form of Assignment of Personal Property, Name, Service Contracts, Warranties and Leases for GERA 6400 Shafer LLC, incorporated herein by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on January 6, 2010.

10.73	Form of Special Warranty Deed for GERA Abrams Centre LLC, incorporated herein by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed on January 6, 2010.

10.74	Form of Special Warranty Deed for GERA 6400 Shafer LLC, incorporated herein by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed on January 6, 2010.

10.75	Form of Restricted Stock Award Grant Notice and Restricted Stock Award Agreement by and between the Company and Jeffrey T. Hanson dated March 10, 2010, incorporated herein by reference to Exhibit 10.75 to the Registrant’s Annual Report on Form 10-K filed on March 16, 2010.

10.76	Form of Restricted Stock Award Grant Notice and Restricted Stock Award Agreement by and between the Company and Jacob Van Berkel dated March 10, 2010, incorporated herein by reference to Exhibit 10.76 to the Registrant’s Annual Report on Form 10-K filed on March 16, 2010.

10.77	Form of Amended and Restated Restricted Stock Award Grant Notice for Annual Restricted Stock Award to Non-Management Directors, incorporated herein by reference to Exhibit 10.77 to the Registrant’s Annual Report on Form 10-K filed on March 16, 2010.

(14) Code of Ethics

14.1	Amendment to Code of Business Conduct and Ethics of the Registrant, incorporated herein by reference to Exhibit 14.1 to the Registrant’s Current Report on Form 8-K filed on January 31, 2008.

(21) Subsidiaries of the Registrant, incorporated herein by reference to Exhibit 21 to the Registrant’s Annual Report on Form 10-K filed on March 16, 2010.

(23) Consent of Independent Registered Public Accounting Firm

23.1†	Consent of Ernst & Young LLP

23.2†	Consent of PKF Certified Public Accountants A Professional Corporation

(99) Additional Exhibits

99.1	Letter of termination from Grubb & Ellis Realty Advisors, Inc. to the Registrant dated as of February 28, 2008, incorporated herein by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on February 29, 2008.

†	Filed herewith.

*	Management contract or compensatory plan arrangement.